                                               Filed Pursuant to Rule 424(b)(3)

PROSPECTUS AND SOLICITATION STATEMENT


                          SIRIUS SATELLITE RADIO INC.
[SIRIUS LOGO]
                               OFFER TO EXCHANGE
                       596,669,765 SHARES OF COMMON STOCK
                                      FOR
                     $150,000,000 LEHMAN SENIOR TERM LOANS,
                      $50,000,000 LORAL SENIOR TERM LOANS,
            $280,430,000 15% SENIOR SECURED DISCOUNT NOTES DUE 2007,
             $200,000,000 14 1/2% SENIOR SECURED NOTES DUE 2009 AND
          $16,461,000 8 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2009,
                    INCLUDING IN EACH CASE ACCRUED INTEREST

                              CONSENT SOLICITATION
                                      AND
       SOLICITATION OF ACCEPTANCES TO PREPACKAGED PLAN OF REORGANIZATION


    Sirius Satellite Radio Inc. has proposed a financial restructuring through one of the following two alternatives:

     an out-of-court restructuring, or 'recapitalization plan,' which consists of:

      -- an offer to exchange all of our outstanding debt securities for common stock;

      -- a consent solicitation to remove all the restrictive covenants in our outstanding debt;

      -- the concurrent exchange of our outstanding preferred stock for common stock; and

      -- the purchase of our common stock by certain investors for $200 million cash;

                                       or

     an in-court restructuring, or 'prepackaged plan,' which will attempt to accomplish the restructuring on substantially the same terms as the recapitalization plan, through the solicitation of acceptances under Chapter 11 of the Bankruptcy Code. Our ability to complete the in-court restructuring is subject to the prior confirmation by the investors of their willingness to purchase $200 million of our common stock.

    Each holder of our debt securities will receive 779.5 shares of our common stock for each $1,000 of principal and accrued interest exchanged. The completion of the recapitalization is conditioned upon, among other conditions, our receipt of valid tenders from not less than (1) 97% in aggregate principal amount of our outstanding debt securities and (2) 90% in aggregate principal amount of our convertible subordinated notes, subject to certain exceptions described in this prospectus.

    The exchange offer, consent solicitation and the solicitation period for acceptance of the prepackaged plan will expire at 5:00 p.m., New York City time, on Tuesday, March 4, 2003, unless extended.

    Our common stock is listed on the Nasdaq National Market under the symbol 'SIRI.' The closing bid price of our common stock on January 30, 2003 was $1.11 per share.

    SEE 'RISK FACTORS' ON PAGE 13 FOR FACTORS THAT YOU SHOULD CONSIDER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF
THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS AND
SOLICITATION STATEMENT IS ACCURATE OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


  THE DATE OF THIS PROSPECTUS AND SOLICITATION STATEMENT IS JANUARY 30, 2003.

                                 DEALER MANAGER
                                  UBS WARBURG

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................   13
Forward-Looking Statements..................................   28
Use Of Proceeds.............................................   28
Selected Consolidated Historical Financial Data.............   29
Capitalization..............................................   31
Unaudited Pro Forma Consolidated Financial Data.............   33
Accounting Treatment of the Restructuring...................   39
The Restructuring...........................................   40
The Recapitalization Plan...................................   55
The Exchange Offer And Consent Solicitation.................   57
The Prepackaged Plan........................................   69
Unaudited Projected Consolidated Financial Information......  104
Description Of Capital Stock And Warrants...................  108
Management..................................................  115
Security Ownership Of Certain Beneficial Owners And
  Management................................................  124
Material United States Federal Income Tax Consequences......  127
Legal Matters...............................................  132
Experts.....................................................  132
Where You May Find Additional Available Information About
  Us........................................................  133
Exhibit A -- Lockup Agreement...............................  A-1
Exhibit B -- Opinion of Miller Buckfire Lewis & Co., LLC....  B-1
Exhibit C -- The Prepackaged Plan...........................  C-1

                           INCORPORATION BY REFERENCE

    The SEC allows us to 'incorporate by reference' in this prospectus and solicitation statement other information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus and solicitation statement incorporates important business and financial information about us that is not included in or delivered with this prospectus and solicitation statement. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus and solicitation statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until expiration of the exchange offer, consent solicitation and solicitation period for acceptance of the prepackaged plan.

        1. Our Annual Report on Form 10-K for the year ended December 31, 2001, as amended by a Form 10-K/A dated April 30, 2002.

        2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

        3. Our Current Reports on Form 8-K dated January 3, 2002, April 11, 2002 and October 22, 2002.

        4. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act.

    We have filed each of these documents with the SEC and they are available from the SEC's internet site and public reference rooms described under 'Where You May Find Additional Available Information About Us.' You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                              Patrick L. Donnelly
            Executive Vice President, General Counsel and Secretary
                          Sirius Satellite Radio Inc.
                    1221 Avenue of the Americas, 36th floor
                            New York, New York 10020
                                 (212) 584-5100

    You should rely only on the information incorporated by reference or provided in this prospectus and solicitation statement. We have not authorized anyone else to provide you with different information.

               QUESTIONS AND ANSWERS REGARDING PROCEDURAL ASPECTS
                     OF THE EXCHANGE OFFER AND SOLICITATION

Q: HOW DO I TENDER MY DEBT SECURITIES IN THE EXCHANGE OFFER, AND WHO DO I SEND MY DEBT SECURITIES TO?

A: If you hold your debt securities through a broker, dealer, bank, trust company or other nominee, you should instruct your nominee to tender your debt securities for you.

If you hold your debt securities in your own name, you should complete the letter of transmittal included with this prospectus and deliver the completed letter of transmittal with the debt securities to the exchange agent, The Bank of New York. The address and telephone number for The Bank of New York is on the back cover of this prospectus.

Q: HOW LONG IS THE EXCHANGE OFFER OPEN FOR?

A: The exchange offer will expire at 5:00 p.m., New York City time, on Tuesday, March 4, 2003, unless extended by us.

Q: IF I TENDER MY DEBT SECURITIES, WHEN WILL I RECEIVE MY SHARES OF COMMON
STOCK?

A: Holders of debt securities that tender in the exchange offer will receive shares of common stock promptly after the closing of the exchange offer.

Q: HOW DO I CONSENT TO THE AMENDMENTS TO THE INDENTURES AND WAIVE THE DEFAULTS UNDER THE INDENTURES?

A: By tendering your debt securities you also consent to the amendments to the indentures and agree to waive the defaults under the indentures. You cannot tender your debt securities without also consenting to the amendments to the indentures and agreeing to waive the defaults under the indentures.

Q: WHEN IS THE DEADLINE FOR CONSENTING TO THE AMENDMENTS TO THE INDENTURES AND AGREEING TO WAIVE THE DEFAULTS UNDER THE INDENTURES?

A: The consent solicitation will expire at the same time as the exchange offer, 5:00 p.m., New York City time, on Tuesday, March 4, 2003, unless extended by us.

Q: HOW DO I VOTE ON THE PREPACKAGED PLAN?

A: You should complete the ballot included with this prospectus and deliver the completed ballot to your broker, dealer, bank, trust company or other nominee.

Q: CAN I REVOKE MY TENDER OF DEBT SECURITIES, OR MY VOTE, ON THE PREPACKAGED PLAN AT ANY TIME?

A: You can revoke the tender of your debt securities prior to the expiration of the exchange offer by contacting the exchange agent, The Bank of New York, at its address on the back cover of this prospectus.

You can revoke your vote on the prepackaged plan prior to the solicitation expiration date by contacting your broker, bank, trust company or other nominee.

Q: WHO DO I CALL IF I HAVE QUESTIONS OR NEED ADDITIONAL COPIES OF THIS PROSPECTUS, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS?

A: Additional copies of this prospectus, the letter of transmittal and other documents can be obtained from the information agent, MacKenzie Partners, Inc. The address and telephone number for MacKenzie Partners is on the back cover of this prospectus.

See 'The Exchange Offer and Consent Solicitation -- Procedures for Tendering Debt Securities and Delivering Consents' and 'The Prepackaged Plan -- The Prepackaged Plan Solicitation.'

                                    SUMMARY

                               ABOUT OUR COMPANY

    From our three orbiting satellites, we directly broadcast digital-quality radio to motorists throughout the continental United States for a monthly subscription fee of $12.95. We deliver 60 original channels of 100% commercial-free music in virtually every genre, and 40 channels of news, sports, weather and entertainment programming. Our broad and deep range of almost every music format as well as our news, sports and entertainment programming is not available on conventional radio in any market in the United States. We hold one of only two licenses issued by the Federal Communications Commission to operate a national satellite radio system.

    On February 14, 2002, we launched our service in select markets and on July 1, 2002, we launched our service nationwide. As of December 31, 2002, we had 29,947 subscribers. Our financial results from our inception on May 17, 1990 through September 30, 2002 were as follows:

     revenues of $120,000;

     net losses of approximately $805 million;

     net losses from operations of approximately $645 million;

     net losses applicable to common stockholders of approximately $1,057 million; and

     negative cash flow of approximately $1,590 million.

    We believe that the completion of the restructuring is critical to our continuing viability. At December 31, 2002, we had approximately $180 million of available cash, cash equivalents, marketable securities and restricted investments. This amount will cover our estimated funding needs only through the second quarter of 2003, without giving effect to the restructuring. If the restructuring is not completed, we may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain additional financing on a timely basis, we will not have sufficient liquidity to continue to operate our business and we could default on our commitments to our distribution partners, creditors or others, and may have to seek a purchaser for our business or assets.

    We have substantial indebtedness which adversely affects our financial condition. As of September 30, 2002, the book value of our debt was $683.6 million and we had stockholders' equity of $170.4 million. We have significant principal payments under our indebtedness coming due in the next several years. Unless the restructuring occurs, we will be required to make the following principal payments on our long-term debt: $49.8 million in the remainder of 2003 (which includes $15.0 million due but not paid in 2002); $38.5 million in 2004; $111.7 million in 2005; $280.4 million in 2007; and
$216.5 million in the aggregate thereafter.

    The restructuring will eliminate all or substantially all of our outstanding debt and all of our preferred stock and provide us with sufficient cash to cover our estimated funding needs into the second quarter of 2004. After giving effect to the restructuring, we anticipate that we will need further additional funding of approximately $75 million before we achieve 'cash flow breakeven,' the point at which our revenues are sufficient to fund expected operating expenses, capital expenditures, interest and principal payments and taxes. We expect to raise this $75 million through the issuance of debt, equity or a combination thereof. This amount is an estimate and may change, and we may need additional funding to remain in business and continue to develop and market our satellite radio service. Our estimates are based upon many significant assumptions, including the assumption that we will have approximately two million subscribers at year-end 2005. These assumptions are described under the caption 'Unaudited Projected Consolidated Financial Information.' We are continuing to evaluate initiatives that could enable us to achieve cash flow breakeven without raising additional funds.

    Our principal executive offices are located at 1221 Avenue of the Americas, New York, New York 10020. Our telephone number is (212) 584-5100. Our internet address is sirius.com. Sirius.com is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

                               THE RESTRUCTURING

    We propose to effect a financial restructuring through one of the following two alternatives:

     an out-of-court restructuring, or 'recapitalization plan,' which consists of:

         an offer to exchange all of our outstanding debt securities for common stock;

         a consent solicitation to remove substantially all the restrictive covenants in our outstanding debt and obtain waivers of defaults;

         the concurrent exchange of our outstanding preferred stock for common stock; and

         the purchase of common stock by certain investors for $200 million cash;

                                       or

     an in-court restructuring, or 'prepackaged plan,' which will attempt to accomplish the restructuring on substantially the same terms as the recapitalization plan, through the solicitation of acceptances of a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code. Our ability to complete the in-court restructuring is subject to the prior confirmation by the investors of their willingness to purchase $200 million of our common stock.

    Under the prepackaged plan, the holders of our debt and equity securities (as well as the holders of all other claims) will receive the same consideration in exchange for their claims and interests as they would receive in the recapitalization plan.

    To complete the recapitalization plan, we must receive:

         the valid tender of 97% in aggregate principal amount of our outstanding debt securities and 90% in aggregate principal amount of our convertible subordinated notes (subject to certain exceptions described in this prospectus);

         the consents of holders of a majority in aggregate principal amount of our senior secured discount notes, senior secured notes and convertible subordinated notes; and

         the approval of our stockholders to the recapitalization transactions.

    To seek confirmation of the prepackaged plan from the bankruptcy court, we must receive:

         for each impaired 'class of claims' (such as each class of our outstanding debt), the affirmative votes to accept the prepackaged plan from holders of at least two-thirds in dollar amount and more than one-half in number of the holders of claims in such class who actually cast ballots; and

         for each impaired 'class of interests' (such as our common stock), the affirmative votes to accept the prepackaged plan from holders of at least two-thirds of the number of shares in such class who actually cast ballots, unless we seek confirmation of the prepackaged plan under the 'cram down' provisions of Section 1129 of the Bankruptcy Code. See 'Prepackaged
Plan -- Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims and Interests.'

    If we are not able to complete the recapitalization plan for any reason, including if the minimum tender condition is not met, but we receive the required votes from each impaired class of claims or interests to accept the prepackaged plan and so long as Oppenheimer, Apollo and Blackstone agree to proceed with the new equity purchase, we will seek confirmation of the prepackaged plan in the bankruptcy court. If the prepackaged plan is confirmed by the bankruptcy court, it will bind all of our security holders.

                           THE RECAPITALIZATION PLAN

THE RECAPITALIZATION PLAN

    The exchange offer and consent solicitation are a part of, and are being conducted pursuant to, the recapitalization plan for achieving our financial restructuring goals. Consummation of the recapitalization plan will result in the elimination of all or substantially all of our outstanding debt, the elimination of all of our outstanding preferred stock and the investment of $200 million of new equity capital. The recapitalization plan consists of the several concurrent transactions described below, each of which is conditioned upon the successful consummation of the others.

    We have entered into a lockup agreement with Lehman Commercial Paper Inc., Space Systems/Loral, Inc., the holders of all of our outstanding preferred stock and holders of approximately 71% in aggregate principal amount at maturity of our outstanding senior secured discount notes, approximately 70% in aggregate principal amount of our outstanding senior secured notes and approximately 64% in aggregate principal amount of our outstanding convertible subordinated notes, which agreement sets forth the terms and conditions of the restructuring and the obligations and commitments of the parties with respect to the restructuring. Additional holders of our notes may become parties to the lockup agreement. A copy of the lockup agreement is attached to this prospectus as Exhibit A. For a description of the lockup agreement, see 'The Restructuring -- Lockup Agreement.'

EXCHANGE OFFER AND CONSENT SOLICITATION

    Pursuant to and upon the terms and conditions set forth in this prospectus, we are offering to exchange an aggregate of 596,669,765 shares of our common stock, representing approximately 62% of our outstanding common stock after giving effect to the restructuring, for all of our outstanding debt securities (or 779.5 shares of common stock for each $1,000 of principal and accrued interest).

    In connection with the exchange offer, we are soliciting the consent of each holder of our notes to the adoption of certain amendments to the indentures under which the notes were issued and the waiver of any defaults and events of default under such indentures now in existence (whether or not related to the restructuring) or caused by the recapitalization plan. Pursuant to the lockup agreement, holders of approximately:

     71% in aggregate principal amount at maturity of our outstanding senior secured discount notes;

     70% in aggregate principal amount of our outstanding senior secured notes; and

     64% in aggregate principal amount of our outstanding convertible subordinated notes,

have agreed to tender their notes in the exchange offer and consent to the proposed amendments and waivers, thereby assuring that the proposed amendments and waivers will become effective in the event the exchange offer is completed.

PREFERRED STOCK EXCHANGE

    Pursuant to the lockup agreement, affiliates of Apollo Management, L.P., or Apollo, and The Blackstone Group L.P., or Blackstone, have agreed to exchange all of our outstanding preferred stock for:

     an aggregate of 76,992,865 newly issued shares of our common stock (or approximately 140 shares of common stock for each $1,000 in liquidation preference and accrued dividends), as of March 15, 2003 representing approximately 8% of our outstanding common stock after giving effect to the restructuring; and

     warrants to purchase an aggregate of 87,577,114 shares of our common stock, representing approximately 9.1% of our outstanding common stock after giving effect to the restructuring.

     52,546,268 of these warrants will have an exercise price of $1.04 per share of common stock, and 35,030,846 of these warrants will have an exercise price of $0.92 per share of common stock. The warrants will expire two years after the effective date of the restructuring.

NEW EQUITY INVESTMENT

    Pursuant to the lockup agreement, Apollo, Blackstone and certain affiliates of OppenheimerFunds, Inc., or Oppenheimer, have agreed to purchase an aggregate of 211,730,379 newly issued shares of our common stock, representing approximately 22% of our outstanding common stock after giving effect to the restructuring, for a total purchase price of $200 million cash.

    The obligation of each of Apollo, Blackstone and Oppenheimer to purchase this common stock is conditioned upon each of the other purchasers (or a replacement purchaser) fulfilling its obligation to purchase common stock on the closing date of the restructuring and may be terminated by Apollo, Blackstone or Oppenheimer upon the occurrence of specified events which constitute a material adverse change, in the event the minimum tender condition of the exchange offer is not satisfied or upon the commencement of a case under the Bankruptcy Code by or against us. For a description of the terms and conditions of the new equity investment, see 'The Restructuring -- Lockup Agreement' and 'The Recapitalization -- The New Equity Investment.'

PROXY SOLICITATION

    Concurrently with the exchange offer and consent solicitation, we are soliciting proxies from our existing stockholders to:

     approve the issuance of shares of our common stock in the exchange offer, the preferred stock exchange and the new equity investment; and

     approve an amendment and restatement of our certificate of incorporation to increase the authorized number of shares of our common stock.

    The consummation of the transactions contemplated by the recapitalization plan is conditioned upon our receiving the required stockholder approval. We are also soliciting acceptances of the prepackaged plan from our stockholders pursuant to the proxy solicitation.

    To obtain stockholder approval for the recapitalization plan, we need to receive the affirmative vote of holders of a majority of the total shares entitled to vote on such matters and attributable to our outstanding common stock and preferred stock, voting together as a single class. Pursuant to the lockup agreement, Apollo and Blackstone (the holders of all of our outstanding preferred stock and one million shares of our common stock) and Oppenheimer (the holder of 13,258,200 shares of our common stock) have agreed to vote in favor of these items in the proxy solicitation, which together represent approximately 33% of the total votes entitled to participate in the proxy solicitation. Holders of the notes that are party to the lockup agreement have also agreed to vote any shares of common stock owned by them in favor of the recapitalization plan.

BOARD OF DIRECTORS

    Upon consummation of the restructuring, two members of our board of directors will resign and two new board members, to be selected by the informal committee of creditors, will fill those vacancies. See 'Management.'

                  THE EXCHANGE OFFER AND CONSENT SOLICITATION

THE EXCHANGE OFFER

    Subject to the terms and conditions set forth in this prospectus, we are offering to exchange an aggregate of 596,669,765 shares of our common stock, par value $0.001 per share, representing approximately 62% of the outstanding shares of our common stock after giving effect to the restructuring, in exchange for all of our outstanding debt securities.

    The following table sets forth the number of shares of our common stock we are offering to exchange for each $1,000 of principal amount and accrued and unpaid interest through March 15, 2003:

                                                                                                                  NUMBER OF
                                   AGGREGATE                                                                      SHARES OF
                                   PRINCIPAL       ACCRUED                       TOTAL             % OF             COMMON
                                     AMOUNT       INTEREST                     SHARES OF       COMMON STOCK      STOCK TO BE
                                  OUTSTANDING      THROUGH                    COMMON STOCK     OUTSTANDING        ISSUED PER
                                  AT MARCH 15,    MARCH 15,       TOTAL          TO BE            AFTER          $1,000 TOTAL
       TITLE OF SECURITY              2003         2003(1)      OBLIGATION       ISSUED      RESTRUCTURING(2)   OBLIGATION(3)
       -----------------              ----         -------      ----------       ------      ----------------   -------------
SENIOR SECURED DISCOUNT NOTES... $280,430,000    $12,151,967   $292,581,967   228,067,643         23.7%             779.5
SENIOR SECURED NOTES............  200,000,000     24,166,667    224,166,667   174,737,917         18.2%             779.5
LEHMAN SENIOR TERM LOANS........  150,000,000      5,213,333    155,213,333   120,988,793         12.6%             779.5
LORAL SENIOR TERM LOANS.........   50,000,000     25,644,620     75,644,620    58,964,982          6.1%             779.5
CONVERTIBLE SUBORDINATED
 NOTES..........................   16,461,000      1,384,324     17,845,324    13,910,430          1.4%             779.5
                                  ------------   -----------   ------------   -----------         -----
   TOTAL........................ $696,891,000    $68,560,911   $765,451,911   596,669,765         62.0%

---------

(1) Per $1,000 principal amount of debt, accrued interest through March 15, 2003 will be: $43.33 for the senior secured discount notes; $120.83 for the senior secured notes; $34.76 for the Lehman senior term loans; $512.89 for the Loral senior term loans; and $84.10 for the convertible subordinated notes. Consideration in the exchange offer will be based on the 'total obligation' calculated above (assuming accrued interest through March 15, 2003) notwithstanding the actual closing date. By participating in the exchange offer, each holder agrees to treat the common stock as received in exchange for principal of the debt securities. See 'Material Federal Income Tax Consequences -- Consequences of the Exchange of Common Stock for Notes.'

(2) Does not give effect to the exercise of warrants that will be outstanding after the restructuring. See 'Description of Capital Stock and Warrants.'

(3) Based on the closing bid price of our common stock on January 30, 2003,
    779.5 shares of our common stock would have a market value of $865.25.

MINIMUM TENDER CONDITION

    The completion of the exchange offer is conditioned upon, among other conditions, our receipt of valid tenders from not less than (1) 97% in aggregate principal amount of our outstanding debt securities and (2) 90% in aggregate principal amount of our convertible subordinated notes; provided that the holders of a majority of our debt securities may reduce the minimum tender condition to not less than 90% in aggregate principal amount of our debt securities and may lower or eliminate the minimum condition applicable to our convertible subordinated notes. We reserve the right to waive the minimum tender condition, which we will be able to do only with the prior written consent of our board of directors, the holders of a majority of our debt securities, Apollo and Blackstone.

    Pursuant to the lockup agreement:

     Lehman and Loral agreed to tender all of their outstanding term loans in the exchange offer; and

     the holders of approximately:

         -- 71% in aggregate principal amount at maturity of our senior secured discount notes;

         -- 70% in aggregate principal amount of our senior secured notes; and

         -- 64% in aggregate principal amount of our convertible subordinated notes,

agreed to tender their notes in the exchange offer and to consent to the proposed amendments and waivers, for an aggregate of approximately 79% of total outstanding debt securities. Under certain circumstances, certain parties to the lockup agreement will be able to retain a small portion of their debt securities as more fully described in 'The Exchange Offer and Consent Solicitation -- Terms of the Exchange Offer and Consent Solicitation.'

OTHER CONDITIONS

    The completion of the exchange offer is also conditioned upon:

     the approval by our existing stockholders of the restructuring,

     receipt of any required consents or approvals from governmental authorities, including the approval of the Federal Communications Commission, if required,

     approvals under the Hart-Scott-Rodino Antitrust Improvements Act, if required, and there being no action or proceeding which enjoins, restricts or prohibits the consummation of the exchange offer.

TENDER EXPIRATION DATE

    The exchange offer and consent solicitation will expire at 5:00 p.m., New York City time, on Tuesday, March 4, 2003, unless extended by us; provided that we may not extend the tender expiration date to any date later than March 15, 2003 without the prior approval of the holders of a majority of our debt securities, Apollo and Blackstone. See 'The Exchange Offer and Consent Solicitation -- Tender Expiration Date; Extension; Amendment and Termination.'

THE CONSENT SOLICITATION

    Concurrently with the exchange offer, we are soliciting the consent of each holder of our notes to:

     the adoption of certain amendments to the indentures under which the notes were issued to eliminate substantially all of the restrictive covenants contained in the indentures; and

     the waiver of any defaults and events of default under the indentures now in existence (whether or not related to the restructuring) or caused by the recapitalization plan.

    IF THE RECAPITALIZATION PLAN IS COMPLETED AND SUPPLEMENTAL INDENTURES ARE EXECUTED, THE PROPOSED AMENDMENTS AND WAIVERS WILL BE BINDING UPON NON-TENDERING HOLDERS OF NOTES, REGARDLESS OF WHETHER SUCH HOLDERS CONSENTED TO THE PROPOSED AMENDMENTS AND WAIVERS.

    Delivery of a properly completed and validly executed letter of transmittal will constitute delivery of a consent. HOLDERS CANNOT TENDER NOTES IN THE EXCHANGE OFFER UNLESS THEY ALSO CONSENT TO THE PROPOSED AMENDMENTS AND WAIVERS. HOLDERS WHO TENDER NOTES IN THE EXCHANGE OFFER IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THIS PROSPECTUS WILL BE DEEMED TO HAVE DELIVERED CONSENTS TO THE PROPOSED AMENDMENTS AND WAIVERS.

PROPOSED AMENDMENTS

    If the proposed amendments become operative, they will eliminate substantially all of the restrictive covenants contained in the indentures.

    The proposed amendments to the senior secured discount notes indenture and senior secured notes indenture:

     delete the provisions of the indentures which limit indebtedness, restricted payments, permitted investments, issuance and sale of capital stock of subsidiaries, transactions with affiliates, liens, dividends, the business activities of our subsidiary and other payment restrictions affecting subsidiaries; and

     delete the provisions of the indentures requiring us to pay taxes and other claims, maintain in-orbit satellite insurance, and provide a statement by officers as to default.

    The proposed amendments to the convertible subordinated notes indenture will eliminate certain events of default.

REQUISITE CONSENTS

    Consents from holders of a majority in aggregate principal amount at maturity of the senior secured discount notes, a majority in aggregate principal amount of the senior secured notes and a majority in aggregate principal amount of the convertible subordinated notes, in each case held by holders that are not our 'affiliates' within the meaning of the indentures, are necessary to effect the proposed amendments and waivers. Pursuant to the lockup agreement, our receipt of requisite consents is assured.

FEDERAL INCOME TAX CONSEQUENCES

    We have received an opinion from Simpson Thacher & Bartlett, our outside counsel, that the exchange of our common stock for debt securities will constitute a tax-free recapitalization for United States federal income tax purposes. Due to the absence of authority, Simpson Thacher & Bartlett cannot opine on the tax consequences for holders of the notes that do not participate in the exchange offer. Although we intend to take the position that non-participating holders will not recognize gain or loss as a result of the amendments to the indentures, it is possible that such amendments will result in non-participating holders recognizing gain or loss. For a further description of United States federal income tax consequences of the restructuring, see 'Material Federal Income Tax Consequences.'

DEALER MANAGER, INFORMATION AGENT AND EXCHANGE AGENT

    UBS Warburg LLC is the dealer manager, MacKenzie Partners, Inc. is the information agent and The Bank of New York is the exchange agent. Their addresses and telephone numbers are set forth on the back cover of this prospectus.

                              THE PREPACKAGED PLAN

    We have prepared the prepackaged plan as an alternative to the recapitalization plan for effecting the restructuring if the conditions to the completion of the exchange offer, including the minimum tender condition, are not met or waived but we do receive the required acceptances to seek confirmation of the prepackaged plan. We are therefore soliciting the vote of each holder of our debt securities in favor of the prepackaged plan by soliciting ballots with this prospectus. We are also soliciting acceptances of the prepackaged plan from our stockholders pursuant to the proxy solicitation.

    The prepackaged plan consists of a plan of reorganization under Chapter 11 of the Bankruptcy Code that would effect the same transactions contemplated by the recapitalization plan, including the issuance of common stock in exchange for our debt securities and our preferred stock and the new equity investment. Under the prepackaged plan, the holders of our debt and equity securities (as well as the holders of all other claims) will receive the same consideration in exchange for their claims and interests as they would receive in the recapitalization plan.

    However, in the event that we determine to file the prepackaged plan with the bankruptcy court, Apollo, Blackstone and Oppenheimer may elect to terminate their obligations to purchase $200 million of common stock in the new equity investment. In that event, and provided that no suitable alternative new equity investment is located, the prepackaged plan will not be filed, and your vote in favor of the prepackaged plan will be disregarded. We have not yet identified any suitable alternative equity investment.

VOTING ON THE PREPACKAGED PLAN

    Under the prepackaged plan, creditors and stockholders who hold substantially similar legal claims or interests with respect to the distribution of the value of our assets are divided into separate 'classes' of claims or interests. Under the Bankruptcy Code, the separate classes of claims and interests must be designated either as 'impaired' (affected by the plan) or 'unimpaired' (unaffected by the plan). For the prepackaged plan to be confirmed by the bankruptcy court without invoking the 'cram down' provisions, each class of claims or interests that is impaired must vote to accept the prepackaged plan. An impaired class of claims (such as each class of our debt) is deemed to accept a plan of reorganization under the provisions of the Bankruptcy Code if holders of at least two-thirds in dollar amount and more than one-half in number of the holders of claims who actually cast ballots vote to accept the prepackaged plan. An impaired class of interests (such as our preferred stock and common stock) is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount of the interests in such class who actually cast ballots vote to accept the prepackaged plan.

    Under the prepackaged plan, the following constitute impaired classes:

         the claims held by holders of the Lehman senior term loans, senior secured discount notes and senior secured notes (Class 2);

         the claims held by holders of the Loral senior term loans (Class 3);

         the claims held by the holders of our convertible subordinated notes (Class 5);

         the interests held by holders of our preferred stock (Class 8); and

         the interests held by holders of our common stock (Class 9).

    Pursuant to the lockup agreement, approximately 78% in aggregate principal amount of Class 2, 100% in aggregate principal amount of Class 3, approximately 64% in aggregate principal amount of Class 5 and Apollo and Blackstone, the holders of our preferred stock and 100% of the interests in Class 8, have agreed to vote to accept the prepackaged plan, thereby assuring acceptance of the prepackaged plan by Classes 3 and 8.

    If all classes of impaired claims and interests, other than the interests held by our common stockholders (Class 9), accept the prepackaged plan, and Apollo, Blackstone and Oppenheimer (or any replacement purchaser) agree to proceed with the new equity investment, we intend to pursue confirmation of the prepackaged plan under the 'cram down' provisions of the Bankruptcy Code. If the prepackaged plan is confirmed under the 'cram down' provisions of the Bankruptcy Code, all classes of claims and interests will be bound by the terms of the plan regardless of whether such class voted to accept the prepackaged plan. See 'The Prepackaged Plan -- Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims and Interests.'

VOTING RECORD DATE

    The 'voting record date' for determining the holders of claims or interests for purposes of voting on the prepackaged plan is the close of business on Tuesday, January 21, 2003.

SOLICITATION EXPIRATION DATE

    The ballots must be received by the voting agent by 5:00 p.m., New York City time, on Tuesday, March 4, 2003 (unless the prepackaged plan solicitation period is extended, in which case ballots must be received by the voting agent by the last date to which the prepackaged plan solicitation period is extended). We will notify the voting agent of any extension by oral or written notice and will make a public announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled solicitation expiration date.

VOTING AGENT AND INFORMATION AGENT

    MacKenzie Partners, Inc. is the voting agent and the information agent. Its address and telephone number is set forth on the back cover of this prospectus.

    Questions and requests for assistance or for additional copies of this prospectus, the letter of transmittal, the ballots or any other required documents may be directed to the information agent at the address and telephone number set forth on the back cover of this prospectus.

                        DESCRIPTION OF OUR COMMON STOCK

TO BE ISSUED TO HOLDERS OF DEBT SECURITIES

    An aggregate of up to 596,669,765 newly issued shares of common stock, par value $0.001 per share, will be issued in exchange for our outstanding debt. After giving effect to the restructuring and assuming that 100% of the debt securities are exchanged in the exchange offer, we estimate that there will be 962,385,874 shares of our common stock issued and outstanding and approximately 260,106,813 shares reserved for issuance under warrants and stock options.

DIVIDENDS

    We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future.

VOTING RIGHTS

    The holders of our common stock will be entitled to one vote per share on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law.

STOCK OPTIONS

    In connection with the restructuring, we will implement our new stock option plan, through which options for approximately 15% of our outstanding common stock after giving effect to the recapitalization will be available for grant.

TRADING MARKET

    Our common stock trades on the Nasdaq National Market under the symbol
'SIRI'.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data shown below as of and for the years ended December 31, 1999, 2000 and 2001 is derived from our respective audited consolidated financial statements. The summary consolidated financial data as of and for the nine months ended September 30, 2001 and 2002 is derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, that are necessary for a fair presentation of our consolidated financial position and results of operations for these periods. The summary consolidated financial data includes certain reclassifications to conform to our current presentation. The summary consolidated financial data should be read together with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the consolidated financial statements and related notes from our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended September 30, 2002, both incorporated by reference in this prospectus.

                                                                                                     NINE MONTHS ENDED
                                                            FOR THE YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                          ------------------------------------   -------------------------
                                                             1999         2000         2001         2001          2002
                                                             ----         ----         ----         ----          ----
                                                                                                        (UNAUDITED)
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues(1)...................................  $   --       $   --       $   --       $   --        $      120
Operating expenses(2)...................................     (63,518)    (125,634)    (168,456)    (116,618)     (222,451)
Operating loss..........................................     (63,518)    (125,634)    (168,456)    (116,618)     (222,331)
Net loss................................................     (62,822)    (134,744)    (235,763)    (163,057)     (300,395)
Preferred stock dividends...............................     (30,321)     (39,811)     (41,476)     (30,724)      (33,494)
Preferred stock deemed dividends(3).....................      (3,535)      (8,260)        (680)        (509)         (513)
Accretion of dividends in connection with the issuance
 of warrants on preferred stock.........................        (303)        (900)      --           --            --
Net loss applicable to common stockholders..............     (96,981)    (183,715)    (277,919)    (194,290)     (334,402)
Net loss per share applicable to common stockholders
 (basic and diluted)....................................  $    (3.96)  $    (4.72)  $    (5.30)  $    (3.77)   $    (4.41)
Weighted average common shares outstanding (basic and
 diluted)...............................................      24,470       38,889       52,427       51,575        75,820

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...............................  $   81,809   $   14,397   $    4,726   $   27,790    $   63,966
Marketable securities(4)................................     317,810      121,862      304,218      335,310       184,732
Restricted investments(5)...............................      67,454       48,801       21,998       28,419         7,200
Working capital.........................................     303,865      143,981      275,732      363,850       171,911
Total assets............................................   1,206,612    1,323,582    1,527,605    1,570,674     1,433,545
Short-term notes payable................................     114,075       --           --           --            --
Current portion of long-term debt.......................      --           --           15,000       --            41,500
Deferred satellite payments and accrued interest........      55,140       60,881       67,201       65,548        72,354
Long-term debt..........................................     488,690      472,602      589,990      642,885       569,768
10 1/2% Series C Preferred Stock........................     149,285       --           --           --            --
9.2% Series A Junior Cumulative Convertible Preferred
 Stock..................................................     148,894      162,380      177,120      173,277       189,030
9.2% Series B Junior Cumulative Convertible Preferred
 Stock..................................................      64,238       70,507       77,338       75,559        82,843
9.2% Series D Junior Cumulative Convertible Preferred
 Stock..................................................      --          210,125      230,710      225,408       247,302
Accumulated deficit.....................................    (134,491)    (269,235)    (504,998)    (432,292)     (805,393)
Stockholders' equity....................................     134,179      290,483      322,649      344,047       170,404

---------

(1) We were a development stage company until we entered commercial operations on February 14, 2002.

(2) Operating expenses include non-cash stock compensation expense of $1,206, $7,176, $14,044, $3,374 and a non-cash stock compensation benefit of $7,995 for the years ended December 31, 1999, 2000 and 2001, and for the nine months ended September 30, 2001 and 2002, respectively.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(3) Preferred stock deemed dividends for the years ended December 31, 1999 and 2000 relate primarily to the conversions of our 10 1/2% Series C Convertible Preferred Stock for shares of our common stock.

(4) Marketable securities are stated at market value and consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(5) Restricted investments are stated at amortized cost and consist of securities held by the trustee for the senior secured notes to pay interest on those notes through May 15, 2002 and certificates of deposit pledged to secure our reimbursement obligations under letters of credit required by lessors and other creditors.

            UNAUDITED PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA

    The following pro forma summary consolidated financial data for the year ended December 31, 2001, and as of and for the nine months ended September 30, 2002 has been derived by the application of pro forma adjustments to our historical consolidated financial statements. The historical consolidated financial data includes certain reclassifications to conform to our current presentation. The pro forma summary consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the restructuring occurred at the beginning of the periods presented, nor is it indicative of our future financial position or results of operations. The pro forma summary consolidated balance sheet data as of September 30, 2002 gives effect to the recapitalization plan and the payment of related fees and expenses as if each had occurred on the date of the consolidated balance sheet. The unaudited pro forma consolidated statements of operations data for the year ended December 31, 2001, and the nine months ended September 30, 2002, give effect to the restructuring as if it had occurred on January 1, 2001. The pro forma summary consolidated financial data assumes that 100% of our outstanding debt securities and preferred stock are exchanged for common stock.

    The pro forma summary consolidated financial data is unaudited and based on assumptions that we believe are reasonable and should be read in conjunction with 'Capitalization' on page 31, and the consolidated financial statements and related notes from our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended
September 30, 2002, both incorporated by reference in this prospectus.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          PRO FORMA
                                                            --------------------------------------
                                                               YEAR ENDED       NINE MONTHS ENDED
                                                            DECEMBER 31, 2001   SEPTEMBER 30, 2002
                                                            -----------------   ------------------
                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating revenues........................................      $--                 $     120
Operating expenses........................................       (168,456)           (222,451)
Operating loss............................................       (168,456)           (222,331)
Net loss..................................................       (159,645)           (229,994)
Net loss per share (basic and diluted)....................      $   (0.17)          $   (0.24)
Weighted average common shares outstanding (basic and
  diluted)................................................        937,820             961,213

                                                             PRO FORMA AS OF
                                                            SEPTEMBER 30, 2002
                                                            ------------------
                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................................      $  249,266
Marketable securities, at market..........................         184,732
Restricted investments....................................           7,200
Working capital...........................................         409,366
Total assets..............................................       1,603,485
Deferred satellite payments and accrued interest..........        --
Long-term debt............................................        --
Preferred stock...........................................        --
Accumulated deficit.......................................        (530,943)(1)
Stockholders' equity......................................       1,555,391

---------

(1) The accumulated deficit has been adjusted due to an estimated gain on the exchange of debt for common stock. We have estimated the gain on the exchange of debt to be $274,450, based on the assumption that the market value of our common stock on the closing date of the restructuring will be $0.64, the closing bid price on December 31, 2002. See 'Accounting Treatment of the Restructuring -- Exchange of Debt Securities for Common Stock' for further discussion regarding the calculation of the gain on the exchange of debt for common stock.

                                  RISK FACTORS

    You should carefully consider the following risk factors before you decide to tender your debt securities in the exchange offer, deliver a consent in the consent solicitation and vote to accept or reject the prepackaged plan.

RISKS RELATED TO THE RESTRUCTURING

IF THE RESTRUCTURING IS NOT COMPLETED, WE MAY NOT BE ABLE TO OBTAIN THE SUBSTANTIAL ADDITIONAL FINANCING WE NEED BY EARLY 2003 TO CONTINUE TO PROVIDE SERVICE AND TO FURTHER DEVELOP AND MARKET OUR SATELLITE RADIO SERVICE.

    At December 31, 2002, we had approximately $180 million of available cash, cash equivalents, marketable securities and restricted investments. This amount is sufficient to cover our estimated funding needs only through the second quarter of 2003, without giving effect to the restructuring.

    We have substantial indebtedness which adversely affects our financial condition. We have significant principal payments under our indebtedness coming due in the next several years. Unless the restructuring occurs, we will be required to make the following principal payments on our long-term debt: $49.8 million in the remainder of 2003 (which includes $15.0 million due but not paid in 2002); $38.5 million in 2004; $111.7 million in 2005; $280.4 million in 2007;
and $216.5 million in the aggregate thereafter.

    If we are not able to complete the restructuring or obtain additional financing on a timely basis, we may be forced to declare bankruptcy.

WE WILL STILL NEED ADDITIONAL FINANCING FOLLOWING THE RESTRUCTURING, WHICH MAY NOT BE AVAILABLE.

    The restructuring will eliminate all or substantially all of our outstanding debt and provide us with sufficient cash to cover our estimated funding needs into the second quarter of 2004. After giving effect to the restructuring, we anticipate that we will need further additional funding of approximately
$75 million dollars before we achieve cash flow breakeven, the point at which our revenues are sufficient to fund expected operating expenses, capital expenditures, interest and principal payments and taxes. This amount is an estimate and may change, and we may need additional financing in excess of this estimate. Our actual funding requirements could vary materially from our current estimates. We may have to raise more funds than expected to remain in business and continue to develop and market our satellite radio service.

    Even if we complete the restructuring, we may continue to struggle to stay in business. Our financial projections are based on assumptions which we believe are reasonable but contain significant uncertainties, including, most importantly, the length of time and level of costs necessary to obtain the number of subscribers required to sustain our operations.

AN ALTERNATIVE TO THE RESTRUCTURING MAY NOT BE AVAILABLE TO US AND, IF AVAILABLE AND COMPLETED, MAY BE LESS FINANCIALLY ATTRACTIVE TO OUR CREDITORS THAN THE RESTRUCTURING.

    We believe that the completion of the restructuring is critical to our continuing viability. If the restructuring is not completed, we may be forced to seek an alternative restructuring of our capitalization and our obligations to our creditors and equity holders and obtain their consent to any such restructuring plan with or without a pre-approved plan of reorganization or otherwise. An alternative restructuring arrangement or plan may not be available, or if available, may not result in a successful reorganization or be on terms as favorable to our creditors and equity holders as the terms of the restructuring. In addition, there is a risk that distributions to our creditors under a liquidation or under a protracted and non-orderly reorganization would be substantially delayed and diminished.

WE WILL NOT BE ABLE TO COMPLETE THE RECAPITALIZATION PLAN IF WE DO NOT OBTAIN STOCKHOLDER APPROVAL OF THE RESTRUCTURING TRANSACTIONS.

    The consummation of the transactions contemplated by the recapitalization plan is conditioned upon our receiving the approval of our existing stockholders to the issuance of our common stock in the exchange offer, the preferred stock exchange and the new equity investment and an amendment and restatement of our certificate of incorporation to increase the authorized number of shares of our common stock. Therefore, even if the minimum tender condition and each of the other conditions to the exchange offer are met or waived, the failure to obtain such stockholder approval will prevent us from consummating the recapitalization plan and require us to seek to implement the restructuring through the prepackaged plan.

    Pursuant to the lockup agreement, Apollo and Blackstone (the holders of all of our outstanding preferred stock and one million shares of our common stock) and Oppenheimer (the holder of 13,258,200 shares of our common stock), which together represent approximately 33% of the total votes entitled to participate in the proxy solicitation, have agreed to vote in favor of these items. We therefore need the affirmative vote of another 18% of our stockholders to obtain approval for the restructuring.

IF THE MINIMUM TENDER CONDITION IS NOT MET FOR THE EXCHANGE OFFER, THERE MAY BE SUFFICIENT VOTES TO ACCEPT THE PREPACKAGED PLAN.

    The consummation of the exchange offer is conditioned upon, among other things, our receipt of valid tenders from not less than (1) 97% in aggregate principal amount of our outstanding debt securities and (2) 90% in aggregate principal amount of our convertible subordinated notes; provided that the holders of a majority of our debt securities may reduce the minimum tender condition to not less than 90% in aggregate principal amount of our debt securities and may lower or eliminate the minimum tender condition applicable to our convertible subordinated notes.

    To obtain approval of the prepackaged plan, however, we need to receive from each impaired class of claims (such as each class of our debt) the affirmative votes of holders of only two-thirds in dollar amount and one-half in number of the holders of such class who actually cast ballots.

    If we are not able to complete the recapitalization plan for any reason, including if the minimum tender condition is not met, but we receive the required votes from each impaired class of claims or interests to accept the prepackaged plan, we will seek confirmation of the prepackaged plan in the bankruptcy court. If the prepackaged plan is confirmed by the bankruptcy court, it will bind all of our security holders. Therefore, assuming the prepackaged plan satisfies the other requirements of the bankruptcy court, a significantly smaller number of security holders can bind other security holders to the terms of the prepackaged plan.

    Furthermore, if all classes of impaired claims and interests, other than the interests held by our common stockholders (Class 9), accept the prepackaged plan, and Apollo, Blackstone and Oppenheimer (or any replacement purchaser) agree to proceed with the new equity investment, we intend to pursue confirmation of the prepackaged plan under the 'cram down' provisions of the Bankruptcy Code. If the prepackaged plan is confirmed under the 'cram down' provisions of the Bankruptcy Code, all classes of claims and interests will be bound by the terms of the plan regardless of whether such class voted to accept the prepackaged plan. See 'The Prepackaged Plan -- Confirmation of the Prepackaged Plan Without Acceptance by All Classes of Impaired Claims and Interests.'

WE MAY INCUR INCOME TAX LIABILITY OR LOSE TAX ATTRIBUTES AS A RESULT OF THE RESTRUCTURING.

    We will realize cancellation of indebtedness, or COD, income as a result of the exchange to the extent that the value of the common stock issued in exchange for the debt securities is less than the 'adjusted issue price' of the debt securities. Thus, the precise amount of COD income cannot be determined until the closing date of the restructuring.

    We will not recognize COD income to the extent we are considered insolvent from a tax perspective immediately prior to the completion of the restructuring. If and to the extent COD income is excluded from taxable income due to insolvency, we will generally be required to reduce certain of our tax attributes, including, but not limited to, net operating losses and loss carryforwards. This may result in a significant reduction in, and possible elimination of, our tax attributes. Taxable income will result to the extent COD income exceeds the amount by which we are considered to be insolvent immediately prior to the completion of the restructuring.

    To the extent that we are considered solvent from a tax perspective immediately prior to the completion of the restructuring and realize COD income, our available losses may offset all or a portion of the COD income. COD income realized in excess of available losses will result in a tax liability. In addition, the issuance of our common stock in the exchange will result in an ownership change in our company that will significantly limit the use of our remaining tax attributes, including net operating losses.

    Alternatively, if the discharge of the debt securities occurs in a Chapter 11 bankruptcy case pursuant to the prepackaged plan, we will not recognize any COD income as a result of such discharge although certain of our tax attributes will be reduced.

RISKS RELATED TO THE EXCHANGE OFFER

THE PROPOSED AMENDMENTS TO THE INDENTURES WILL SIGNIFICANTLY REDUCE THE PROTECTIONS AFFORDED NON-TENDERING HOLDERS OF THE NOTES.

    If the minimum tender condition and each of the other conditions to the exchange offer are met or waived and the exchange offer and the recapitalization plan are completed, we and the trustees under the indentures will execute supplemental indentures effecting the proposed amendments. Upon execution of the supplemental indentures, the proposed amendments will apply to all of the notes that remain outstanding and each holder of such notes not tendered in the exchange offer will be bound by the supplemental indentures, regardless of whether such holder consented to the proposed amendments. The proposed amendments will, among other things, eliminate substantially all of the restrictive covenants contained in the indentures.

    The proposed amendments to the senior secured discount notes indenture and senior secured notes indenture:

     delete the provisions of the indentures which limit indebtedness, restricted payments, permitted investments, issuance and sale of capital stock of subsidiaries, transactions with affiliates, liens, dividends, the business activities of our subsidiary and other payment restrictions affecting subsidiaries; and

     delete the provisions of the indentures requiring us to pay taxes and other claims, maintain in-orbit satellite insurance, and provide a statement by officers as to default.

    The proposed amendments to the convertible subordinated notes indenture eliminate certain events of default. For a description of the proposed amendments, see 'The Exchange Offer and Consent Solicitation -- Proposed Amendments and Waivers.'

    Pursuant to the lockup agreement, holders of approximately 71% of our senior secured discount notes, approximately 70% of our senior secured notes and approximately 64% of our convertible subordinated notes have agreed to consent to the proposed amendments and waivers, thereby assuring they will become effective if the recapitalization plan is consummated.

THE EXCHANGE OFFER WILL REDUCE THE LIQUIDITY OF THE NOTES THAT ARE NOT TENDERED.

    There is currently a limited trading market for the notes, and no reliable public pricing information for the notes is generally available. The notes are not traded on any national securities exchange or automated quotation system. We understand that from time to time a small number of brokers and dealers have made a market in the notes as a service for their clients. The trading market for unexchanged notes could become even more limited or nonexistent due to the reduction in the amount of such notes outstanding upon completion of the recapitalization plan, which might adversely affect the liquidity, market price and price volatility of any unexchanged notes. If a market for unexchanged notes exists or develops, those notes will likely trade at a discount to the price at which the notes would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors.

HOLDERS OF THE DEBT SECURITIES WHO RECEIVE COMMON STOCK IN THE EXCHANGE OFFER WILL LOSE THEIR CONTRACTUAL RIGHTS AS CREDITORS.

    Upon tendering debt securities in the exchange offer for our common stock, holders of debt securities will lose the contractual rights they currently have as our creditors and will have different rights as our common stockholders. For example, in a liquidation, a holder of common stock will be paid, if at all, only after claims of holders of debt are satisfied. Consequently, as stockholders, the holders of debt securities may suffer more from future adverse developments relating to our financial condition, results of operations or prospects than they would as holders of our debt.

ARTHUR ANDERSEN LLP, THE INDEPENDENT PUBLIC ACCOUNTANT THAT AUDITED OUR ANNUAL CONSOLIDATED FINANCIAL STATEMENTS, HAS NOT CONSENTED TO OUR USE OR INCORPORATION BY REFERENCE OF ITS AUDIT OPINION AND HAS BEEN CONVICTED OF OBSTRUCTION OF JUSTICE, WHICH MAY ADVERSELY AFFECT THE ABILITY OF ARTHUR ANDERSEN TO SATISFY ANY CLAIMS THAT MAY ARISE OUT OF ITS AUDITS OF OUR CONSOLIDATED FINANCIAL STATEMENTS.

    Arthur Andersen LLP is the independent public accountant that audited our consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001. Arthur Andersen was recently convicted of obstruction of justice in connection with the U.S. government's investigation of Enron Corp. Events arising out of this conviction may adversely affect the ability of Arthur Andersen to satisfy any claims that may arise out of Arthur Andersen's audits of our consolidated financial statements. Additionally, because the personnel responsible for the audits of our consolidated financial statements are no longer employed by Arthur Andersen, we have not received Arthur Andersen's consent with respect to the incorporation by reference of those consolidated financial statements and the related audit report; accordingly, if those consolidated financial statements are inaccurate, your ability to make a claim against Arthur Andersen may be limited or prohibited.

HOLDERS OF THE DEBT SECURITIES WHO DO NOT PARTICIPATE IN THE EXCHANGE OFFER MAY INCUR TAX CONSEQUENCES.

    Holders of the debt securities who choose not to participate in the exchange offer may be deemed to have exchanged their notes for new notes in an exchange, which could result in the recognition of gain or loss for tax purposes. In addition, under certain circumstances, the new notes may be deemed to be issued with original issue discount, which holders would have to accrue into income on a constant yield basis. For a more detailed description of the tax consequences to holders who do not participate in the exchange offer, see 'Material United States Federal Income Tax Consequences -- Consequences of Not Participating in the Exchange Offer.'

RISKS RELATED TO THE PREPACKAGED PLAN

THE PREPACKAGED PLAN MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

    We believe that the solicitation of votes to approve the prepackaged plan, and the potential subsequent commencement of a prepackaged Chapter 11 case by us in connection with the prepackaged plan, would not materially adversely affect our relationships with customers, employees, partners and others, provided that we can demonstrate sufficient liquidity to continue to operate our business and a likelihood of success for the prepackaged plan in a reasonably short time frame. However, the prepackaged plan solicitation or any subsequent commencement of a prepackaged Chapter 11 case could adversely affect the relationships between us and our

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customers, employees, partners and others. There is a risk, due to uncertainty about our future, that:

     customers could seek alternative sources of service from our competitors, including XM Radio;

     employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

     radio, retail, content or automaker partners could terminate their relationship with us or require financial assurances or enhanced performance.

    These factors could adversely affect our ability to obtain confirmation of the prepackaged plan.

EVEN IF ALL CLASSES OF CLAIMS AND INTERESTS THAT ARE ENTITLED TO VOTE ACCEPT THE PREPACKAGED PLAN, THE PREPACKAGED PLAN MAY NOT BECOME EFFECTIVE.

    The confirmation and effectiveness of the prepackaged plan is subject to certain conditions and requirements that may not be satisfied, and the bankruptcy court may conclude that the requirements for confirmation and effectiveness of the prepackaged plan have not been satisfied. See 'The Prepackaged Plan -- Conditions to Confirmation' and ' -- Conditions to Effective Date of the Prepackaged Plan.'

    Furthermore, in the event that we determine to file the prepackaged plan with the bankruptcy court, Apollo, Blackstone and Oppenheimer may elect to terminate their obligations to purchase common stock in the new equity investment. Without the new equity investment or a suitable alternative new equity investment, we do not believe the prepackaged plan would meet the confirmation requirement of Section 1129 of the Bankruptcy Code that the plan be 'feasible.' See 'The Prepackaged Plan -- Conditions to Confirmation.' In that event, we will not seek confirmation of the prepackaged plan and your vote in favor of the prepackaged plan will be disregarded.

THE BANKRUPTCY COURT MAY CONCLUDE THAT THE PREPACKAGED PLAN DOES NOT MEET THE REQUIREMENTS FOR CONFIRMATION AND MAY REQUIRE MODIFICATION TO THE PLAN.

    If all of the conditions to the exchange offer cannot be satisfied or waived by March 15, 2003, but we receive required acceptances to seek confirmation of the prepackaged plan and, provided that Apollo, Blackstone and Oppenheimer agree to proceed with the new equity investment, then on March 15, 2003 (or such earlier or later date as we and the other parties to the lockup agreement may agree), we expect to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and seek confirmation of the prepackaged plan as promptly as practicable thereafter.

    However, the prepackaged plan may not be confirmed by the bankruptcy court.
Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the bankruptcy court that the plan is 'feasible,' that all claims and interests have been classified in compliance with the provisions of
Section 1122 of the Bankruptcy Code, and that, under the plan, each holder of a claim or interest within each impaired class either accepts the plan or receives or retains cash or property of a value, as of the date the plan becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code. A bankruptcy court may conclude that the feasibility test and other requirements of Section 1129 of the Bankruptcy Code have not been met with respect to the prepackaged plan.

    If the prepackaged plan is filed, modifications thereto may be required for confirmation, and such modifications may require a resolicitation of votes on the prepackaged plan. We believe that, if the prepackaged plan is confirmed, it would not be followed by a liquidation or an immediate need for further financial reorganization and that holders of claims and interests in any impaired class would receive or retain value that is not less than the value such holders would receive or retain if we were liquidated under Chapter 7 of the Bankruptcy Code.

                                       17



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IF THE PREPACKAGED PLAN CANNOT BE CONFIRMED, OUR REORGANIZATION CASE MAY BE
CONVERTED TO A CASE UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

    If no plan can be confirmed, our reorganization case may be converted to a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate our assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of claims and interests and our liquidation analysis are set forth under 'The Prepackaged Plan -- Liquidation Analysis.' We believe that liquidation under Chapter 7 would result in:

     smaller distributions being made to creditors than those provided for in the prepackaged plan because of:

       -- the likelihood that our assets would have to be sold or otherwise disposed of in a less orderly fashion over a short period of time;

       -- additional administrative expenses involved in the appointment of a trustee; and

       -- additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of our operations; and

     no distributions being made to holders of our preferred stock and common stock.

THE BANKRUPTCY COURT MAY DISAGREE WITH OUR CLASSIFICATION OF CLAIMS AND
INTERESTS.

    Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. We believe that the classification of claims and interests under the prepackaged plan complies with the requirements set forth in the Bankruptcy Code; however, once a Chapter 11 case has been commenced a claim or interest holder could challenge the classification. In such event, the cost of the prepackaged plan and the time needed to confirm the prepackaged plan would increase and the bankruptcy court may not agree with our classification of claims and interests.

    If the bankruptcy court concludes that the classification of claims and interests under the prepackaged plan does not comply with the requirements of the Bankruptcy Code, we may need to modify the prepackaged plan. Such modification could require a resolicitation of votes on the prepackaged plan. If the bankruptcy court determined that our classification of claims and interests was not appropriate, the prepackaged plan may not be confirmed.

THE BANKRUPTCY COURT MAY FIND THE SOLICITATION OF ACCEPTANCES INADEQUATE.

    Usually, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a petition commencing a Chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a Chapter 11 case in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

     the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote;

     the time prescribed for voting is not unreasonably short; and

     the solicitation of votes is in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

    Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan. With regard to solicitation of votes prior to the commencement of a bankruptcy case, if the bankruptcy court concludes that the requirements of Bankruptcy Rule 3018(b) have not been met, then the bankruptcy court could deem such votes invalid, whereupon the prepackaged plan could not be confirmed without a resolicitation of votes to accept or reject the prepackaged plan. While we believe that the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018 will be met, the bankruptcy court may not reach the same conclusion.

THE DISTRIBUTION OF PROCEEDS IN THE PREPACKAGED PLAN WILL BE DELAYED UNTIL AFTER CONFIRMATION.

    If we file a Chapter 11 case and the prepackaged plan can be confirmed, the date of the distributions to be made pursuant to the prepackaged plan will be delayed until after confirmation of the prepackaged plan by the bankruptcy court. We estimate that the process of obtaining confirmation of the prepackaged plan will last a minimum of 30 days from the date of the commencement of our Chapter 11 case and could last considerably longer. The distribution will be delayed for a minimum of 10 days thereafter and may be delayed for a substantially longer period.

OUR FUTURE OPERATIONAL AND FINANCIAL PERFORMANCE MAY VARY MATERIALLY FROM THE FINANCIAL PROJECTIONS.

    We have prepared the financial projections contained in this prospectus as required by the 'feasability test' of Section 1129 of the Bankruptcy Code. See 'The Prepackaged Plan -- Confirmation of the Prepackaged Plan -- Feasibility of the Prepackaged Plan.' These projections are based upon a number of assumptions and estimates, including that the restructuring will be implemented in accordance with its current terms.

    Financial projections are necessarily speculative in nature and one or more of the assumptions and estimates underlying these projections may prove not to be valid. The assumptions and estimates underlying these projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties, many of which are beyond our control. See 'Risk Factors -- Risks Related to Our Business.' For example, as of December 31, 2002, we had 29,947 subscribers. Our projections assume that our gross additional subscribers will be 300,000 in 2003, 1.0 million in 2004, 1.7 million in 2005 and 2.3 million in 2006. Accordingly, our financial condition and results of operations following the exchange offer may vary significantly from those set forth in the financial projections. Consequently, the financial projections should not be regarded as a representation by us, our advisors or any other person that the projections will be achieved. Holders are cautioned not to place undue reliance on the financial projections. See 'Unaudited Projected Consolidated Financial Information.'

RISKS RELATED TO OUR COMMON STOCK

OUR COMMON STOCK MAY BE DELISTED BY NASDAQ.

    Our common stock is currently listed on the Nasdaq National Market. We may fail to comply with the continued listing requirements of Nasdaq, and the failure to do so may result in the delisting of our common stock. Nasdaq rules require, among other things, that the minimum bid price of our common stock be at least $1.00. If the minimum bid price of our common stock closes below $1.00 for more than 30 consecutive trading days and we are unable to cure such defect within the 90-day cure period, Nasdaq may delist our common stock from the Nasdaq National Market. On December 23, 2002, Nasdaq notified us that the minimum bid price of our common stock had closed below $1.00 for more than 30 consecutive days and that we had until March 24, 2003 to cure such defect. If our common stock fails to close above $1.00 for ten consecutive days prior to March 24, 2003, we have the right to request a hearing prior to delisting by Nasdaq. Such delisting will have an adverse impact on the liquidity of our common stock and, as a result, the market price for our common stock may become more volatile. Such delisting could make it more difficult for us to raise additional capital.

    While we hope that the restructuring will have the effect of increasing the minimum bid price of our common stock, the minimum bid price may not increase, at all or for any period of time,

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

and we may not be successful in maintaining the listing of our common stock on the Nasdaq National Market.

IF OUR COMMON STOCK IS DEEMED A 'PENNY STOCK,' ITS LIQUIDITY WILL BE ADVERSELY AFFECTED.

    If the market price for our common stock falls below $1.00 per share, our common stock may be deemed to be penny stock. If our common stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Also, a disclosure schedule must be delivered to each purchaser of a penny stock, disclosing sales commissions and current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because of these additional conditions, some brokers may choose to not effect transactions in penny stocks. This could have an adverse effect on the liquidity of our common stock.

WE CANNOT PREDICT THE PRICE AT WHICH OUR COMMON STOCK WILL TRADE FOLLOWING THE RESTRUCTURING.

    We expect to issue approximately 885 million shares of our common stock to the holders of our debt securities, preferred stock and providers of new equity capital in connection with the restructuring. There are currently approximately 77 million shares of our common stock issued and outstanding. After giving effect to the restructuring, we estimate that there will be approximately 962 million shares of our common stock issued and outstanding, which means that our existing common stockholders will hold only approximately 8% of our common stock following the restructuring.

    This issuance of common stock could materially depress the price of our common stock if holders of a large number of shares of common stock attempt to sell all or a substantial portion of their holdings following the restructuring. We cannot predict what the demand for our stock will be following the restructuring; how many shares of our common stock will be offered for sale or be sold following the restructuring; or the price at which our common stock will trade following the restructuring. There are no agreements or other restrictions that prevent the sale of a large number of our shares of common stock immediately following the restructuring. The issuance of the shares of common stock offered pursuant to this prospectus in exchange for our debt securities has been registered with the SEC. As a consequence, those shares will, in general, be freely tradeable. We have also agreed to file a shelf registration statement covering resales of the shares of common stock to be purchased by Oppenheimer, Apollo and Blackstone in the new equity investment and the shares to be issued to Apollo and Blackstone upon exchange of their preferred stock and exercise of their warrants. Upon effectiveness of this shelf registration statement, such shares will also be freely tradeable.

RISKS RELATED TO OUR BUSINESS

OUR BUSINESS MIGHT FAIL EVEN AFTER THE RESTRUCTURING.

    We were a development stage company until early 2002. We began generating revenues on February 14, 2002, although, to date, these revenues have not been significant. Our ability to generate significant revenues and ultimately to become profitable will depend upon several factors, including whether we can attract and retain a sufficient number of subscribers and advertisers to our satellite radio service and whether we compete successfully. As of December 31, 2002, we had 29,947 subscribers.

    We cannot estimate with any certainty the consumer demand for our service or the degree to which we will meet that demand. Among other things, consumer acceptance will depend upon whether we obtain, produce and market high quality programming consistent with consumers' tastes; the willingness of consumers to pay subscription fees to obtain satellite radio; the cost and availability of our radios; our marketing and pricing strategy; and the marketing and pricing strategy of our direct competitor, XM Radio. If demand for our service does not develop as expected, we may not be able to generate enough revenues to become profitable or to generate positive cash flow.

WE WILL NEED ADDITIONAL FINANCING AFTER THE RESTRUCTURING TO OPERATE OUR SERVICE AND ADDITIONAL FINANCING MIGHT NOT BE AVAILABLE.

    Following consummation of the restructuring, we expect to have sufficient cash to cover our funding needs only into the second quarter of 2004. After giving effect to the restructuring, we anticipate that we can achieve cash flow breakeven with further additional funding of approximately $75 million. This amount is an estimate and may change. However, if the number of actual subscribers, or the cost to acquire each new subscriber, differs substantially from our expectations, we may need substantial additional funding.

    We plan to raise future funds by selling debt or equity securities, or both, publicly and/or privately, and by obtaining loans or other credit lines from banks or other institutions. We may not be able to raise sufficient funds on favorable terms or at all. If we fail to obtain any necessary financing on a timely basis, then our business would be materially impacted and we could default on commitments to our distribution partners, creditors or others, and may have to discontinue operations or seek a purchaser for our business or assets.

OUR SUBSTANTIAL INDEBTEDNESS WILL ADVERSELY AFFECT OUR FINANCIAL CONDITION IF WE FAIL TO COMPLETE THE RESTRUCTURING.

    As of September 30, 2002, the book value of our debt was $683.6 million and we had stockholders' equity of $170.4 million. We have significant principal payments under our indebtedness coming due in the next several years. Unless we complete the restructuring, we will be required to make the following principal payments on our long-term debt: $49.8 million in the remainder of 2003 (which includes $15.0 million due but not paid in 2002); $38.5 million in 2004; $111.7 million in 2005; $280.4 million in 2007; and $216.5 million in the aggregate thereafter. Our substantial indebtedness has important consequences. For example, it:

     increases our vulnerability to general adverse economic and industry conditions;

     requires us to dedicate a substantial portion of our cash to payments of principal and interest on our indebtedness, thereby reducing the cash available to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     limits our flexibility in planning for, or reacting to, changes in our business and industry; and

     limits our ability to raise additional capital.

    At December 31, 2002, we had approximately $180 million of available cash, cash equivalents, marketable securities and restricted investments. However, with the consent of the parties to the lockup agreement, we chose not to make any payments in respect of our debt in order to conserve our cash to allow us to continue to develop our business and attempt to complete the restructuring.

OUR EXPENDITURES AND LOSSES HAVE BEEN SIGNIFICANT AND ARE EXPECTED TO GROW.

    We had incurred capital expenditures, excluding capitalized interest, of $970.1 million and aggregate net losses of approximately $805.4 million from our inception, May 17, 1990, through September 30, 2002. We expect our cumulative net losses and negative cash flow to grow as we make payments under our various contracts, incur marketing and subscriber acquisition costs and make principal and interest payments on our outstanding indebtedness. If we are unable ultimately to generate sufficient revenues to become profitable and have positive cash flow we could default on commitments to our distribution partners, creditors or others, and may have to discontinue operations or seek a purchaser for our business or assets.

FAILURE OF THIRD PARTIES TO PERFORM COULD AFFECT OUR REVENUES.

    We need to assure continued proper manufacturing and distribution of our radios and development and provision of programming in connection with our service. Many of these tasks depend on the efforts of third parties, including Agere Systems, Inc., which has designed, developed and is manufacturing our chip set and is designing, developing and manufacturing the next generation of our chip set; consumer electronics manufacturers, which are manufacturing, distributing and marketing our radios; retailers, which are marketing and selling our radios and promoting subscriptions to our service; automakers, which have entered into agreements which contemplate manufacturing, marketing and selling vehicles capable of receiving our service, but have limited or no obligations to do so; and other third party vendors, who have designed or operate important elements of our system, such as our call center or subscriber management system. If one or more of these third parties do not perform in a sufficient manner, our business may be adversely affected.

HIGHER THAN EXPECTED SUBSCRIBER ACQUISITION COSTS OR SUBSCRIBER TURNOVER COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

    We are spending substantial funds on advertising and marketing and in transactions with car and radio manufacturers, retailers and others to obtain and attract subscribers. If the costs of attracting subscribers or incentivizing other parties are greater than expected, our financial performance and results of operations will be adversely affected.

    We expect to experience some subscriber turnover, or churn. We cannot predict the amount of churn we will experience or how successful we will be at retaining customers who purchase or lease vehicles that include a subscription to our service. High subscriber turnover or our inability to attract customers who purchase or lease new vehicles with our service would adversely affect our financial performance and results of operations.

COMPETITION FROM XM RADIO AND TRADITIONAL AND EMERGING AUDIO ENTERTAINMENT PROVIDERS COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUES.

    We compete for both listeners and advertising revenues from many sources, including XM Radio, the other satellite radio licensee; traditional AM/FM radio and digital AM/FM radio when it becomes available; internet based audio providers; direct broadcast satellite television audio services; and cable systems that carry audio services. XM Radio began commercial operations in September 2001, offers its service for a monthly charge of $9.99, features 100 channels, and has acquired a significant number of subscribers. If consumers perceive that XM Radio offers a more attractive service or enhanced features, superior equipment alternatives, or has stronger marketing or distribution channels, it may gain a long-term competitive advantage over us. As of December 31, 2002, we had a total of 29,947 subscribers. As of September 30, 2002, XM Radio had reported a total of 201,500 subscribers.

    Unlike Sirius, traditional AM/FM radio has a well established and dominant market presence for its services and generally offers free broadcast reception supported by commercial advertising rather than by a subscription fee. Further, the incumbent terrestrial broadcasters have announced intentions to enhance their existing broadcasts with digital quality services utilizing new technology in the near future. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which we do not offer as effectively as local radio. To the extent that consumers place a high value on these features of traditional AM/FM radio, we are at a competitive disadvantage.

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PREMATURE DEGRADATION OR FAILURE OF OUR SATELLITES COULD DAMAGE OUR BUSINESS.

    We expect that our satellites will function effectively for approximately
15 years, and that after this period their performance in delivering our satellite radio service will deteriorate. However, the useful life of any particular satellite may vary from this estimate. Our operating results would be adversely affected if the useful life of our satellites is significantly shorter than 15 years.

    The useful lives of our satellites will vary and depend on a number of factors, including:

     degradation and durability of solar panels;

     quality of construction;

     amount of fuel our satellites consume;

     durability of component parts;

     random failure of satellite components, which could result in damage to or loss of a satellite; and

     in rare cases, damage or destruction by electrostatic storms or collisions with other objects in space.

    Loral, the manufacturer of our satellites, has identified circuit failures in solar arrays on satellites launched since 1997, including our satellites. The circuit failures our satellites have experienced to date are not expected to limit the power of our broadcast signal, reduce the expected useful life of our satellites or otherwise affect our operations. However, if a substantial number of additional circuit failures were to occur, the estimated useful life of our satellites could be reduced.

    If one of our three satellites fails in orbit and we are required to launch our spare satellite, our operations could be suspended for up to six months. If two or more of our satellites fail in orbit, our operations could be suspended for at least 16 months. In either event, our business would be materially impacted and we could default on our commitments to our distribution partners, creditors or others and may have to permanently discontinue operations or seek a purchaser for our business or assets.

LOSSES FROM SATELLITE DEGRADATION MAY NOT BE COVERED BY INSURANCE, AND THE COVENANTS REQUIRING US TO MAINTAIN IN-ORBIT INSURANCE ON OUR SATELLITES WILL BE ELIMINATED AS PART OF THE CONSENT SOLICITATION.

    We maintain in-orbit insurance policies from global space insurance underwriters. Our current policies cover in-orbit losses totaling $110 million per satellite through March 31, 2003, an amount sufficient to launch our replacement satellite but not purchase an additional replacement satellite. This amount decreases to approximately $49 million per satellite from April 1, 2003 until August 1, 2003.

    Our indentures currently require us to maintain insurance covering our in-orbit satellites. Concurrently with the exchange offer, we are soliciting the consent of each holder of the notes to amend the indentures under which the notes were issued to eliminate all of the restrictive covenants contained in the indentures, including the covenants that require us to maintain insurance covering our in-orbit satellites.

    We intend to evaluate the benefits of continuing to purchase in-orbit satellite insurance in light of the increased costs and the probability of an insurable failure occurring, and may decline to purchase such insurance or purchase less insurance than we currently maintain. In the event we decline to purchase in-orbit satellite insurance, a failure of any of our in-orbit satellites would not be covered by insurance. Further, if we insure our in-orbit satellites for an amount less than the cost of replacing the satellites and launching the replacements, a failure of any of our satellites may not be covered, or may only be covered in part, by insurance.

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

FAILURE TO COMPLY WITH FCC REQUIREMENTS COULD DAMAGE OUR BUSINESS.

    As an owner of one of two FCC licenses to operate a satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as interoperability of our system with XM Radio, the other licensed satellite radio system in the United States; coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and coordination of our communications links to our satellites with other systems that operate in the same frequency band.

    Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process.

    The FCC has not yet issued final rules permitting us to operate and deploy terrestrial repeaters to fill gaps in satellite coverage. We are operating our repeaters on a non-interference basis pursuant to a grant of special temporary authority from the FCC, and this authority is currently being challenged by operators of terrestrial wireless systems who have asserted that our repeaters may cause interference. The FCC's final terrestrial repeater rules may require us to reduce the power of our terrestrial repeaters and limit our ability to deploy additional repeaters. If we are required to significantly reduce the power of our terrestrial repeaters, this would have an adverse effect on the quality of our service in certain markets and/or cause us to alter our terrestrial repeater infrastructure at a substantial cost. If the FCC limits our ability to deploy additional terrestrial repeaters, our ability to improve any deficiencies in our service quality that may be identified in the future would be adversely affected.

THE COMPANY THAT DEVELOPED AND OPERATES OUR SUBSCRIBER MANAGEMENT SYSTEM HAS FILED A PETITION TO REORGANIZE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. WE MAY BEGIN USING A NEW SUBSCRIBER MANAGEMENT SYSTEM IF THE BANKRUPTCY COURT PERMITS US TO TERMINATE OUR ARRANGEMENT WITH THAT COMPANY.

    On November 4, 2002, we notified Sentraliant, Inc., the company that developed and operates our subscriber management system, that it had breached the agreement under which it provides that system, and that, unless various defects and other problems with the system were corrected by January 3, 2003, the agreement would terminate on that date. We later extended the termination date to January 17, 2003. Sentraliant has informed us that it believes the issues we identified have been previously resolved, are enhancements to the system that had not yet been authorized by us, or are defects that are not material.

    On January 15, 2003, Sentraliant filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia. On January 22, 2003, Sentraliant filed a proceeding with the Bankruptcy Court seeking:

     a judgment requiring us to pay approximately $150,000 of fees we have not paid Sentraliant, and a declaratory judgment that our agreement with Sentraliant has not terminated and that our subscriber management system is free of material defects.

    If the Bankruptcy Court finds that the subscriber management system is free of material defects, we will continue our arrangement with Sentraliant. If the Bankruptcy Court finds that the agreement is no longer in effect or that the subscriber management system contains material defects, the agreement will be terminated. Termination of our agreement with Sentraliant will result in a non-cash charge of approximately $15 million related to the development of our subscriber management system.

    Upon termination of our agreement with Sentraliant, we are prepared to implement a new subscriber management system. Our new system effectively manages our existing customer data,

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

captures new customer data and interfaces with our conditional access system, although we have not completed development and testing of all of the system's functions. We expect that this development and testing will be completed during the first quarter of 2003.

OUR NATIONAL BROADCAST STUDIO, TERRESTRIAL REPEATER NETWORK OR OTHER GROUND FACILITIES COULD BE DAMAGED BY NATURAL CATASTROPHES OR TERRORIST ACTIVITIES.

    An earthquake, tornado, flood or other catastrophic event could damage our national broadcast studios or terrestrial repeater network, interrupt our service and harm our business in the affected area. We do not have replacement or redundant facilities that can be used to assume the functions of our terrestrial repeater network or national broadcast studio in the event of a catastrophic event. Any damage to our terrestrial repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our national broadcast studio would restrict our production of programming and require us to obtain programming from third parties to continue our service.

CONSUMERS COULD PIRATE OUR SERVICE.

    Like all radio transmissions, our signal is subject to interception. Pirates may be able to obtain or rebroadcast our own satellite radio service without paying the subscription fee. Although we use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of our signal. If signal theft becomes widespread, it could harm our business.

WE NEED TO OBTAIN RIGHTS TO PROGRAMMING, WHICH COULD BE MORE COSTLY THAN ANTICIPATED.

    We have yet to enter into music programming royalty arrangements with the performing rights society, Broadcast Music, Inc., or BMI. Radio broadcasters currently pay BMI a royalty of approximately 1.6% of their revenues, though BMI has commenced a court proceeding to obtain a higher royalty rate. We expect to negotiate or establish a license fee with BMI through a rate court proceeding in the U.S. District Court for the Southern District of New York, but such royalty arrangement may be more costly than anticipated.

    We must also enter into royalty arrangements with the owners of the copyrights in the sound recordings we play, who are primarily represented by the Recording Industry Association of America. Cable audio services recently agreed to pay these owners 7.0% of gross subscriber revenue earned in 2003 and 2004, and 7.25% of gross subscriber revenue earned from 2005 through 2007. Our negotiations to date have not resulted in an agreement, and an arbitration proceeding is likely to commence in early 2003. Although we believe we can distinguish our satellite radio system sufficiently from cable audio services in order to negotiate or obtain through arbitration a lower rate, we may not be able to do so, and we could be required to pay a higher rate. In any event, we expect to pay the same rates as XM Radio, the other satellite radio licensee.

RAPID TECHNOLOGICAL AND INDUSTRY CHANGES COULD MAKE OUR SERVICE OBSOLETE.

    The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems in operating our system that could harm our business. Because we have depended on third parties to develop technologies used in key elements of our system, more advanced technologies that we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

OUR CHARTER DOCUMENTS, DELAWARE LAW AND OUR STOCKHOLDER RIGHTS AGREEMENT MAY INHIBIT AN ACQUISITION OF OUR COMPANY, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.

    Our certificate of incorporation and bylaws, as well as Delaware corporation law, contain provisions that could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. These provisions include, for example:

     authorizing the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

     establishing advance notice requirements for nomination for election to the board of directors or for proposing matters that can be acted on by stockholders at meetings;

     providing that special meetings of stockholders may only be called by the Chief Executive Officer or at least two members of our board of directors;

     prohibiting cumulative voting in the election of directors; and

     establishing limitations on the amendment of our bylaws.

    In addition, our stockholder rights agreement includes provisions designed to have an anti-takeover effect. For example, under our stockholder rights agreement, each share of our common stock has associated with it one preferred stock purchase right. If any acquiring person merges into the company, transfers assets to the company in exchange for stock, sells assets to the company on better-than-arms-length terms or receives compensation or financial assistance from the company;

     any person acquires 15% or more of our common stock; or

     the stake held by an acquiring person increases by more than one percent by virtue of a reclassification, reorganization, merger, consolidation or other transaction involving the company,

then each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price, a number of our shares of common stock having a market value two times the purchase price.

    All of the foregoing provisions would apply even if the change or event were considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented by these provisions, the market price of our common stock could decline. Furthermore, these provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Prior to the closing of the restructuring, we will amend the rights agreement to render it inapplicable to the restructuring transactions.

RISKS RELATED TO RELATIONSHIPS WITH STOCKHOLDERS, AFFILIATES AND RELATED PARTIES

IF THE RESTRUCTURING IS COMPLETED, A SMALL NUMBER OF STOCKHOLDERS WILL CONTROL A SIGNIFICANT PORTION OF OUR COMMON STOCK.

    Upon completion of the restructuring, and assuming all of our debt securities are exchanged for common stock and assuming the exercise of the warrants issued in the restructuring, Oppenheimer, Apollo, Lehman, Blackstone, Loral and Continental Casualty Company will be our largest stockholders and will beneficially own approximately 23%, 16%, 13%, 10%, 6% and 6% of our outstanding common stock, respectively. As a result, these stockholders have significant voting power with respect to the ability to:

     authorize additional shares of capital stock;

     amend our certificate of incorporation or bylaws;

     elect our directors; or

     effect or reject a merger, sale of assets or other fundamental transaction.

    The extent of ownership by these stockholders may also discourage a potential acquirer from making an offer to acquire us. This could reduce the market price of our common stock.

    Furthermore, pursuant to the lockup agreement and in connection with the restructuring, our board of directors will be reconstituted. Upon consummation of the restructuring, we expect that Messrs. David Margolese and Joseph V. Vittoria will resign and our board of directors will appoint two directors, to be selected by the informal creditors committee, to fill those vacancies. Biographical information for these two directors will be contained in the press release we issue announcing their selection. As a result, the reconstituted board of directors will comprise our Chief Executive Officer, two directors nominated by Apollo and Blackstone and four directors nominated by (or otherwise acceptable to) the informal creditors committee. See 'Management.'

                           FORWARD-LOOKING STATEMENTS

    The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus and solicitation statement. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection,' and 'outlook.' Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and solicitation statement. Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

     our need for substantial additional financing by early 2003, whether as a result of the restructuring or otherwise;

     our dependence upon third parties to manufacture, distribute, market and sell Sirius radios and components for those radios;

     the unproven market for our service;

     our competitive position; XM Satellite Radio, the other satellite radio service provider in the United States, began offering its service before us, has substantially more subscribers than us and may have certain competitive advantages; and

     the useful life of our satellites, which have experienced circuit failures on their solar arrays. The circuit failures our satellites have experienced to date are not expected to limit the power of our broadcast signal, reduce the expected useful life of our satellites or otherwise affect our operations.

    These and other factors are discussed in 'Risk Factors' beginning on page 13 of this prospectus and solicitation statement and elsewhere in this prospectus and solicitation statement.

    Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the exchange offer. In consideration for issuing the common stock in the exchange offer, we will receive the notes and the cancellation and termination of the term loans. Apollo and Blackstone will also exchange our outstanding preferred stock for common stock. The debt securities and preferred stock surrendered in exchange for common stock will be retired and canceled and cannot be reissued. We will bear the expenses of the restructuring.

    We will receive $200 million of cash proceeds from the new equity investment, described in 'The Recapitalization Plan -- The New Equity Investment,' which will be used to pay expenses of the restructuring (estimated to be approximately $18.2 million) and for general corporate purposes, including the marketing of our satellite radio service. Under the recapitalization plan, we will receive the $200 million from the new equity investment only if all of the conditions to the exchange offer are met, including the minimum tender condition. Furthermore, Apollo, Blackstone and Oppenheimer may elect to terminate their obligations to purchase common stock in the new equity investment under various circumstances, including in the event we determine to file the prepackaged plan with the bankruptcy court. In that event, we would abandon the prepackaged plan and your vote in favor of the prepackaged plan would be disregarded.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The selected consolidated historical financial data shown below as of and for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 are derived from our respective audited consolidated financial statements. The selected consolidated historical financial data shown below as of and for the nine months ended September 30, 2001 and 2002 are derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited selected consolidated financial statements include all adjustments, consisting of normal recurring adjustments that are necessary for a fair presentation of our consolidated financial position and results of operations for these periods. The selected consolidated historical financial data includes certain reclassifications to conform to our current presentation. The selected consolidated historical data should be read together with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the consolidated financial statements and related notes from our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended September 30, 2002, both incorporated by reference in this prospectus.

                                                                                                   NINE MONTHS ENDED
                                               FOR THE YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                  ----------------------------------------------------------   -------------------------
                                    1997       1998        1999         2000         2001         2001          2002
                                    ----       ----        ----         ----         ----         ----          ----
                                                                                                      (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues(1)...........  $  --      $  --      $   --       $   --       $   --       $   --        $      120
Operating expenses(2)...........    (6,865)   (39,079)     (63,518)    (125,634)    (168,456)    (116,618)     (222,451)
Operating loss..................    (6,865)   (39,079)     (63,518)    (125,634)    (168,456)    (116,618)     (222,331)
Net loss(3).....................    (4,737)   (48,396)     (62,822)    (134,744)    (235,763)    (163,057)     (300,395)
Preferred stock dividends.......    (2,338)   (19,380)     (30,321)     (39,811)     (41,476)     (30,724)      (33,494)
Preferred stock deemed
 dividends(4)(5)................   (51,975)   (11,676)      (3,535)      (8,260)        (680)        (509)         (513)
Accretion of dividends in
 connection with the issuance of
 warrants on preferred stock....     --        (6,501)        (303)        (900)      --           --            --
Net loss applicable to common
 stockholders...................   (59,050)   (85,953)     (96,981)    (183,715)    (277,919)    (194,290)     (334,402)
Net loss per share applicable to
 common stockholders............  $  (5.08)  $  (4.79)  $    (3.96)  $    (4.72)  $    (5.30)  $    (3.77)   $    (4.41)
Weighted average common shares
 outstanding (basic and
 diluted).......................    11,626     17,932       24,470       38,889       52,427       51,575        75,820

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents.......  $    900   $150,190   $   81,809   $   14,397   $    4,726   $   27,790    $   63,966
Marketable securities(6)........   169,482    115,433      317,810      121,862      304,218      335,310       184,732
Restricted investments(7).......     --         --          67,454       48,801       21,998       28,419         7,200
Working capital.................   170,894    180,996      303,865      143,981      275,732      363,850       171,911
Total assets....................   323,808    643,880    1,206,612    1,323,582    1,527,605    1,570,674     1,433,545
Short-term notes payable........     --        70,863      114,075       --           --           --            --
Current portion of long-term
 debt...........................     --         --          --           --           15,000       --            41,500
Deferred satellite payments and
 accrued interest...............     --        31,324       55,140       60,881       67,201       65,548        72,354
Long-term debt..................   131,387    153,033      488,690      472,602      589,990      642,885       569,768
10 1/2% Series C Preferred
 Stock..........................   176,025    156,755      149,285       --           --           --            --
9.2% Series A Junior Cumulative
 Convertible Preferred Stock....     --       137,755      148,894      162,380      177,120      173,277       189,030
9.2% Series B Junior Cumulative
 Convertible Preferred Stock....     --         --          64,238       70,507       77,338       75,559        82,843
9.2% Series D Junior Cumulative
 Convertible Preferred Stock....     --         --          --          210,125      230,710      225,408       247,302
Accumulated deficit.............   (23,273)   (71,669)    (134,491)    (269,235)    (504,998)    (432,292)     (805,393)
Stockholders' equity............    15,980     77,953      134,179      290,483      322,649      344,047       170,404

---------

(1) We were a development stage company until we entered commercial operations on February 14, 2002.

(2) Operating expenses include non-cash stock compensation expense of $ -- , $104, $1,206, $7,176, $14,044, $3,374 and a non-cash stock compensation benefit of $7,995 for the years ended
                                              (footnotes continued on next page)

(footnotes continued from previous page)

    December 31, 1997, 1998, 1999, 2000 and 2001, and for the nine months ended September 30, 2001 and 2002, respectively.

(3) Included in the 1998 net loss of $48,396 is $25,682 of special charges related primarily to the termination of launch and orbit related contracts required when we decided to enhance our satellite delivery system to include a third in-orbit satellite.

(4) The deemed dividend in 1997 relates to the discount feature associated with our former 5% Delayed Convertible Preferred Stock and the deemed dividend in 1998 relates primarily to the conversion feature associated with our 9.2% Series A Junior Cumulative Convertible Preferred Stock. We computed these deemed dividends in accordance with the SEC's position on accounting for preferred stock which is convertible at a discount to the market price.

(5) Preferred stock deemed dividends for the years ended December 31, 1999 and 2000 relate primarily to the conversions of our 10 1/2% Series C Convertible Preferred Stock for shares of our common stock.

(6) Marketable securities are stated at market and consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(7) Restricted investments are stated at amortized cost and include securities held by the trustee of our senior secured notes to pay interest in full on those notes through May 15, 2002 and certificates of deposit pledged to secure or reimbursement obligations under letters of credit required by lessors and other creditors.

                                 CAPITALIZATION

    The following table sets forth our cash, restricted investments and capitalization as of September 30, 2002 (1) on an actual basis and (2) as adjusted to give effect to:

     the recapitalization plan; and

     the payment of related fees and expenses of $18.2 million, of which $3.5 million was paid before September 30, 2002.

    To better understand this table, you should review 'Selected Consolidated Historical Financial Data' and 'Unaudited Pro Forma Consolidated Financial Data' in this prospectus and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the consolidated financial statements and related notes from our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended September 30, 2002, both incorporated by reference in this prospectus. The 'as adjusted' data assumes that 100% of our outstanding debt securities and preferred stock are exchanged for common stock.

                                                              AS OF SEPTEMBER 30, 2002
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                                ------      -----------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS)
Cash, cash equivalents and marketable securities(1).........  $  248,698    $  433,998
                                                              ----------    ----------
                                                              ----------    ----------
Restricted investments(2)...................................  $    7,200    $    7,200
                                                              ----------    ----------
                                                              ----------    ----------
Debt securities:
    Senior secured discount notes...........................  $  273,073    $   --
    Senior secured notes....................................     178,618        --
    Lehman senior term loans(3).............................     143,116        --
    Loral senior term loans.................................      72,354        --
    Convertible subordinated notes..........................      16,461        --
                                                              ----------    ----------
        Total debt securities...............................     683,622        --
                                                              ----------    ----------
9.2% Series A Junior Cumulative Convertible Preferred
  Stock.....................................................     189,030        --
9.2% Series B Junior Cumulative Convertible Preferred
  Stock.....................................................      82,843        --
9.2% Series D Junior Cumulative Convertible Preferred
  Stock.....................................................     247,302        --
Stockholders' equity:
    Common stock, at par value, $0.001 per share(4).........          77           962
    Additional paid-in capital(4)...........................     975,057     2,084,709
    Accumulated other comprehensive income..................         663           663
    Accumulated deficit(5)..................................    (805,393)     (530,943)
                                                              ----------    ----------
        Total capitalization................................  $1,373,201    $1,555,391
                                                              ----------    ----------
                                                              ----------    ----------

---------

(1) Marketable securities are stated at market value and consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(2) Restricted investments include certificates of deposit pledged to secure our reimbursement obligations under letters of credit required by lessors and other creditors.

(3) The book value, as shown above, includes the current and long-term portions of the Lehman senior term loans and excludes the unamortized value of the warrants issued in connection with the Lehman senior term loans.

(4) Actual numbers exclude: (a) 12,974,163 shares of common stock issuable upon the exercise of outstanding and unexercised options as of September 30, 2002, (b) 8,000,000 shares of common stock issuable upon the exercise of warrants held by Ford Motor Company and DaimlerChrysler Corporation,
    (c) 2,100,000 shares of common stock issuable upon the exercise of warrants held by Lehman, (d) 4,233,389 shares of common stock issuable upon the exercise of other warrants, (e) 578,341 shares of common stock issuable upon the conversion of our
                                              (footnotes continued on next page)

(footnotes continued from previous page)

    convertible subordinated notes and (f) 15,304,976 shares of common stock issuable upon conversion of our preferred stock. Our convertible subordinated notes and all shares of our preferred stock are expected to be exchanged for common stock in the restructuring. As a result, as adjusted numbers include common stock issued in the exchange offer in respect of our convertible subordinated notes and preferred stock ((e) and (f) above) but exclude the options and warrants itemized in the first sentence of this footnote (all of which will remain outstanding after the restructuring), as the underlying shares will not yet have been issued. The as adjusted numbers also exclude the 87,577,114 shares issuable upon exercise of the warrants to be issued to Apollo and Blackstone in connection with the recapitalization plan. See 'Description of Capital Stock and Warrants.'

(5) The accumulated deficit has been adjusted due to an estimated gain on the exchange of debt for common stock. We have estimated the gain on the exchange of debt to be $274,450, based on the assumption that the market value of our common stock on the closing date of the restructuring will be $0.64, the closing bid price on December 31, 2002. See 'Accounting Treatment of the Restructuring -- Exchange of Debt Securities for Common Stock' for further discussion regarding the calculation of the gain on the exchange of debt for common stock.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following pro forma consolidated financial data for the year ended December 31, 2001 and as of and for the nine months ended September 30, 2002 has been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference in this prospectus. The pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the recapitalization occurred at the beginning of the periods presented, nor is it indicative of our future financial position or results of operations. The historical consolidated financial data includes certain reclassifications to conform to our current presentation.

    The pro forma consolidated balance sheet as of September 30, 2002 gives effect to the recapitalization plan and the payment of related fees and expenses as if each had occurred on the date of the consolidated balance sheet.

    The pro forma consolidated statements of operations for the year ended December 31, 2001, and the nine months ended September 30, 2002, give effect to the recapitalization plan and the payment of related fees and expenses as if each had occurred on January 1, 2001 and excludes the effects of non-recurring adjustments relating to the restructuring.

    We have prepared the pro forma consolidated financial data assuming that the restructuring will occur either by means of the recapitalization plan or the prepackaged plan.

    The pro forma consolidated financial data does not purport to represent what our interim consolidated financial position or results of operations would have actually been had the recapitalization plan in fact been completed on that date, or to project our results of operations for any future period. The pro forma consolidated financial data is unaudited and based on assumptions that we believe are reasonable and should be read in conjunction with 'Capitalization' on page 31, and our consolidated financial statements and related notes from our annual report on Form 10-K for the year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended September 30, 2002, both incorporated by reference in this prospectus. The pro forma consolidated financial data assumes that 100% of our outstanding debt securities and preferred stock are exchanged for common stock.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2002
                                 (IN THOUSANDS)

                                                                       PRO FORMA
                                                         HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                         ----------   -----------       ---------
                        ASSETS
Current assets:
    Cash and cash equivalents..........................  $   63,966   $   (8,985)(1)    $  249,266
                                                                          (1,210)(2)
                                                                         200,000 (3)
                                                                          (4,505)(3)

    Marketable securities, at market...................     184,732       --               184,732
    Prepaid expense....................................      20,813       --                20,813
    Other current assets...............................       1,985       (1,595)(3)           390
                                                         ----------   ----------        ----------
Total current assets...................................     271,496      183,705           455,201
    Property and equipment, net........................   1,056,932       --             1,056,932
    FCC license........................................      83,654       --                83,654
    Restricted investments, long-term..................       7,200       --                 7,200
    Other long-term assets.............................      14,263      (13,765)(1)           498
                                                         ----------   ----------        ----------
Total assets...........................................  $1,433,545   $  169,940        $1,603,485
                                                         ----------   ----------        ----------
                                                         ----------   ----------        ----------

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses..............  $   44,435   $   --            $   44,435
    Accrued interest...................................      12,250      (12,250)(1)        --
    Satellite construction payable.....................       1,400       --                 1,400
    Current portion of long-term debt..................      41,500      (41,500)(1)        --
                                                         ----------   ----------        ----------
Total current liabilities..............................      99,585      (53,750)           45,835
    Long-term debt.....................................     569,768     (569,768)(1)        --
    Deferred satellite payments........................      72,354      (72,354)(1)        --
    Other long-term liabilities........................       2,259       --                 2,259
                                                         ----------   ----------        ----------
Total liabilities......................................     743,966     (695,872)           48,094

Commitments and contingencies
    9.2% Series A Junior Cumulative Convertible
      Preferred Stock..................................     189,030     (189,030)(2)        --
    9.2% Series B Junior Cumulative Convertible
      Preferred Stock..................................      82,843      (82,843)(2)        --
    9.2% Series D Junior Cumulative Convertible
      Preferred Stock..................................     247,302     (247,302)(2)        --

Stockholders' equity:
    Common stock.......................................          77          596 (1)           962
                                                                              77 (2)
                                                                             212 (3)
    Additional paid-in capital.........................     975,057      398,076 (1)     2,084,709
                                                                         517,888 (2)
                                                                         193,688 (3)
    Accumulated other comprehensive income.............         663       --                   663
    Accumulated deficit................................    (805,393)     274,450 (1)      (530,943)
                                                         ----------   ----------        ----------
Total stockholders' equity.............................     170,404    1,384,987         1,555,391
                                                         ----------   ----------        ----------
Total liabilities and stockholders' equity.............  $1,433,545   $  169,940        $1,603,485
                                                         ----------   ----------        ----------
                                                         ----------   ----------        ----------

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2002
                                 (IN THOUSANDS)

(1) The pro forma adjustments related to the exchange of our outstanding debt securities for common stock assume 100% of our outstanding debt securities are exchanged and the market value of our common stock on the closing date of the restructuring is $0.64, the closing bid price on December 31, 2002. The pro forma gain on the exchange of our senior secured discount notes, senior secured notes and term loans is calculated as the difference between the carrying value of these debt securities, including accrued interest, and the fair market value of the common stock issued on the closing date, net of unamortized debt issuance costs and direct costs of $8,985 associated with the exchange of these debt securities, excluding $1,905 of expenses recorded in the third quarter. The pro forma gain on our senior secured discount notes, senior secured notes and term loans is offset by a pro forma loss on the exchange of our convertible subordinated notes. The pro forma loss of $9,001 on the exchange of our convertible subordinated notes, included in the adjustment to additional paid-in capital below, was calculated as the difference between the fair market value of the common stock issued on the closing date of $8,903 and the fair market value of the common stock which would have been issued under the original conversion ratio of $387, adjusted for unamortized debt issuance costs of $485. The reconciliation of the gain on the exchange of our outstanding debt securities is as follows:

Adjustments to assets:
    Cash paid for expenses on closing date................  $ (8,985)
    Adjustment to unamortized debt issuance costs.........   (13,765)

Adjustment to liabilities:
    Accrued interest......................................    12,250
    Current portion of long-term debt.....................    41,500
    Long-term debt........................................   569,768
    Deferred satellite payments...........................    72,354

Adjustments to stockholders' equity:
    Common stock..........................................      (596)
    Additional paid-in capital............................  (398,076)
                                                            --------
Gain on exchange of our debt securities...................  $274,450
                                                            --------
                                                            --------

   The exchange offer allows for the minimum tender condition to be reduced to 90% of the aggregate principal amount of our debt securities. If we assumed 90% of the aggregate principal amount of our debt securities is tendered in the exchange offer, current portion of long-term debt, long-term debt and deferred satellite payments of $4,150, $56,977 and $7,235, respectively, would remain outstanding after giving effect to the restructuring. In addition, the net loss per share applicable to common stockholders would increase to $0.27 for the nine months ended September 30, 2002 and the gain on extinguishment of debt securities calculated as of September 30, 2002 would decrease to $246,107, assuming the market value of our common stock on the closing date of the restructuring is $0.64, the closing bid price on December 31, 2002.

   The actual gain that will be recognized on the exchange of our outstanding debt securities will vary from the pro forma gain and will be dependent upon the market value of our common stock on the closing date of the restructuring and the actual cost of exchanging our outstanding debt securities. See 'Accounting Treatment of the Restructuring -- Exchange of Debt Securities for Common Stock' on page 39 for further discussion regarding the calculation of the gain on the exchange of our outstanding debt securities.

(2) The pro forma adjustments related to the exchange of our outstanding preferred stock for common stock assume 100% of our outstanding preferred stock is exchanged. The pro forma deemed dividends of $63,557 resulting from the exchange of our outstanding preferred stock for common stock are not included in the pro forma adjustments as deemed dividends are not included in the calculation of net loss. The pro forma deemed dividends assume that the direct cost of exchanging our outstanding preferred stock is $1,210 and that the market value of our common stock on the closing date of the restructuring is $0.64, the closing bid price on December 31, 2002. Deemed dividends resulting from the exchange of our outstanding preferred stock are calculated as the difference between the fair market value of the common stock of $49,275 and warrants of $17,049 issued on the closing date and the fair market value of the common stock which would have been issued under the original conversion ratio, of $10,583 net of unamortized issuance costs of $6,606 and direct costs of $1,210 associated with the exchange. The warrants issued in the restructuring were valued using a Black-Scholes methodology as of December 31, 2002.

    The actual deemed dividends that will be recorded on the exchange of our outstanding preferred stock will vary from the pro forma deemed dividends and will be dependent upon the market value of our common stock on the closing date of the restructuring and the actual cost of exchanging our outstanding preferred stock. See 'Accounting Treatment of the Restructuring -- Exchange of Preferred Stock for Common Stock and Warrants' on page 39 for further discussion regarding the calculation of the deemed dividend resulting from the exchange of our outstanding preferred stock.

(3) The pro forma adjustments assume that we will receive gross proceeds of $200,000 from the new equity investment, net of direct expenses estimated to be $6,100, including $1,595 of which had been paid before September 30, 2002. The reconciliation of the net proceeds is as follows:

Gross proceeds from new equity investment.................  $200,000
Cash paid for expenses on closing date....................    (4,505)
Expenses paid in advance of closing date..................    (1,595)
                                                            --------
Net proceeds resulting from the new equity investment.....  $193,900
                                                            --------
                                                            --------

   The actual net proceeds resulting from the new equity investment will be dependent upon the actual cost of the restructuring. See 'Accounting Treatment of the Restructuring -- Issuance of Common Stock for the New Equity Investment' on page 39 for further discussion regarding the calculation of net proceeds resulting from the new equity investment.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                                     PRO FORMA
                                                      HISTORICAL   ADJUSTMENTS(4)       PRO FORMA
                                                      ----------   --------------       ---------
Revenue:
    Subscription revenue, net of rebates............  $  --           $--               $  --
    Advertising revenue, net of agency fees.........     --            --                  --
    Other revenue...................................     --            --                  --
                                                      ---------       --------          ---------
Total revenue.......................................     --            --                  --
Operating expenses:
    Cost of services (excludes depreciation expense
      shown separately below):
        Satellite and transmission..................     30,583        --                  30,583
        Programming and content.....................      9,462        --                   9,462
        Customer service center and billing.........      6,539        --                   6,539
    Sales and marketing.............................     21,246        --                  21,246
    General and administrative......................     29,926        --                  29,926
    Research and development........................     47,604        --                  47,604
    Depreciation expense............................      9,052        --                   9,052
    Non-cash stock compensation expense (benefit)...     14,044        --                  14,044
                                                      ---------       --------          ---------
Total operating expenses............................    168,456        --                 168,456
                                                      ---------       --------          ---------
Loss from operations................................   (168,456)       --                (168,456)

Other income (expense):
    Interest and investment income..................     17,066        --                  17,066
    Interest expense, net...........................    (89,686)        76,118(1)         (13,568)
    Gain on extinguishment of debt..................      5,313        --                   5,313
                                                      ---------       --------          ---------
Total other income (expense)........................    (67,307)        76,118              8,811
Net loss............................................   (235,763)        76,118           (159,645)
Preferred stock dividends...........................    (41,476)        41,476(2)          --
Preferred stock deemed dividends....................       (680)           680(3)          --
                                                      ---------       --------          ---------
Net loss applicable to common stockholders..........  $(277,919)      $118,274          $(159,645)
                                                      ---------       --------          ---------
                                                      ---------       --------          ---------
Net loss per share applicable to common stockholders
  (basic and diluted)...............................  $   (5.30)                        $   (0.17)
                                                      ---------                         ---------
                                                      ---------                         ---------
Weighted average common shares outstanding
  (basic and diluted)...............................     52,427                           937,820(5)
                                                      ---------                         ---------
                                                      ---------                         ---------

---------

(1) Elimination of interest expense related to our debt securities.

(2) Elimination of preferred stock dividends related to all of our preferred stock.

(3) Elimination of preferred stock deemed dividends related to all of our preferred stock.

(4) The pro forma adjustments do not include any gain or deemed dividends resulting from the exchange of our debt securities and preferred stock for common stock, respectively, because these adjustments are non-recurring and attributable to the restructuring. We calculated the gain resulting from the exchange of our debt securities and deemed dividends resulting from the exchange of preferred stock to be $274,450 and $63,557, respectively, as of September 30, 2002.

(5) The weighted average number of shares outstanding during the period has been adjusted to give effect to the shares issued as if the restructuring had occured on January 1, 2001.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                                 (IN THOUSANDS)

                                                                     PRO FORMA
                                                      HISTORICAL   ADJUSTMENTS(4)       PRO FORMA
                                                      ----------   --------------       ---------
Revenue:
    Subscription revenue, net of rebates............  $       3       $--               $       3
    Advertising revenue, net of agency fees.........        111        --                     111
    Other revenue...................................          6        --                       6
                                                      ---------       --------          ---------
Total revenue.......................................        120        --                     120
Operating expenses:
    Cost of services (excludes depreciation expense
      shown separately below):
        Satellite and transmission..................     25,347        --                  25,347
        Programming and content.....................     12,107        --                  12,107
        Customer service center and billing.........      5,579        --                   5,579
    Sales and marketing.............................     79,874        --                  79,874
    General and administrative......................     24,249        --                  24,249
    Research and development........................     23,699        --                  23,699
    Depreciation expense............................     59,591        --                  59,591
    Non-cash stock compensation expense (benefit)...     (7,995)       --                  (7,995)
                                                      ---------       --------          ---------
Total operating expenses............................    222,451        --                 222,451
                                                      ---------       --------          ---------
Loss from operations................................   (222,331)       --                (222,331)

Other income (expense):
    Expense associated with restructuring...........     (1,905)       --                  (1,905)
    Interest and investment income..................      4,530        --                   4,530
    Interest expense, net...........................    (80,689)        70,401(1)         (10,288)
                                                      ---------       --------          ---------
Total other income (expense)........................    (78,064)        70,401             (7,663)
Net loss............................................   (300,395)        70,401           (229,994)
Preferred stock dividends...........................    (33,494)        33,494(2)          --
Preferred stock deemed dividends....................       (513)           513(3)          --
                                                      ---------       --------          ---------
Net loss applicable to common stockholders..........  $(334,402)      $104,408          $(229,994)
                                                      ---------       --------          ---------
                                                      ---------       --------          ---------
Net loss per share applicable to common stockholders
  (basic and diluted)...............................  $   (4.41)                        $   (0.24)
                                                      ---------                         ---------
                                                      ---------                         ---------
Weighted average common shares outstanding
  (basic and diluted)...............................     75,820                           961,213(5)
                                                      ---------                         ---------
                                                      ---------                         ---------

---------

(1) Elimination of interest expense related to our debt securities.

(2) Elimination of preferred stock dividends related to all of our preferred stock.

(3) Elimination of preferred stock deemed dividends related to all of our preferred stock.

(4) The pro forma adjustments do not include any gain or deemed dividends resulting from the exchange of our debt securities and preferred stock for common stock, respectively, because these adjustments are non-recurring and attributable to the restructuring. We calculated the gain resulting from the exchange of our debt securities and deemed dividends resulting from the exchange of preferred stock to be $274,450 and $63,557, respectively, as of September 30, 2002.

(5) The weighted average number of shares outstanding during the period has been adjusted to give effect to the shares issued as if the restructuring had occured on January 1, 2001.

                   ACCOUNTING TREATMENT OF THE RESTRUCTURING

EXCHANGE OF DEBT SECURITIES FOR COMMON STOCK

    The exchange of our debt for our common stock will be accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standard No. 15, 'Accounting by Debtors and Creditors for Troubled Debt Restructurings' ('SFAS No. 15'). Our outstanding debt will be exchanged for 596,669,765 shares of our common stock and will be removed from our consolidated balance sheet. The carrying value of our debt represents the face value of the debt adjusted for unamortized original issue discounts, unamortized debt issuance costs and the unamortized value of warrants issued in connection with the debt. In accordance with SFAS No. 15, we will record a gain on the exchange of our senior secured discount notes, senior secured notes and term loans as the difference between the carrying value of these debt securities, including accrued interest, and the fair market value of the common stock issued on the closing date, net of unamortized debt issuance costs and direct costs associated with the exchange of these debt securities. In addition, we will record a loss on the restructuring as the difference between the fair market value of the common stock issued in exchange for our convertible subordinated notes on the closing date of the restructuring and the fair market value of the common stock which would have been issued under the original conversion ratio, adjusted for unamortized debt issuance costs, accrued interest and direct costs associated with the exchange of our convertible subordinated notes.

EXCHANGE OF PREFERRED STOCK FOR COMMON STOCK AND WARRANTS

    Our preferred stock will be exchanged for 76,992,865 shares of our common stock and warrants to purchase 87,577,114 shares of our common stock, and will be removed from the consolidated balance sheet. We will record a deemed dividend on preferred stock as the difference between the fair market value of the common stock and warrants issued in exchange for our preferred stock on the closing date of the restructuring and the fair market value of the common stock which would have been issued under the original conversion ratio, net of direct costs associated with the exchange of our preferred stock.

ISSUANCE OF COMMON STOCK FOR THE NEW EQUITY INVESTMENT

    In addition to the common stock that will be issued in exchange for our debt and preferred stock, on the closing of the restructuring 211,730,379 shares of our common stock will be sold to Apollo, Blackstone and Oppenheimer for $200 million cash. The par value of newly issued common stock in the restructuring will be credited to the common stock account and the excess of the total fair value of the common stock on the closing date of the restructuring will be credited to paid-in capital, net of issuance costs.

                               THE RESTRUCTURING

BACKGROUND OF AND REASONS FOR THE RESTRUCTURING

    Since inception, we have funded the development of our system and the introduction of our service through the issuance of debt and equity securities. As of September 30, 2002, we had raised approximately $1.25 billion in equity capital from the sale of our common stock and convertible preferred stock. In addition, we have received approximately $638 million in net proceeds from public debt offerings and private credit arrangements.

    We have a limited history of operations. On February 14, 2002, we launched our service in select markets and on July 1, 2002, we launched our service nationwide. To date, we have only generated losses and, as a result of our limited operating history, we have generated very little revenue. Since our inception, we have concentrated on raising capital, obtaining required licenses, developing technology, strategic planning, market research, building our infrastructure and launching our service. Our financial results from our inception on May 17, 1990 through September 30, 2002 were as follows:

     revenues of $120,000;

     net losses of approximately $805 million (including net losses of approximately $236 million during the year ended December 31, 2001 and approximately $300 million for the nine months ended September 30, 2002);

     net losses from operations of approximately $645 million (including net losses from operations of approximately $168 million during the year ended December 31, 2001 and approximately $222 million for the nine months ended September 30, 2002);

     net losses applicable to common stockholders of approximately $1,057 million (including net losses applicable to common stockholders of approximately $278 million during the year ended December 31, 2001 and approximately $334 million for the nine months ended September 30, 2002); and

     negative cash flow of approximately $1,590 million (including negative cash flow of approximately $229 million during the year ended December 31, 2001 and approximately $219 million for the nine months ended September 30,
     2002).

In addition, at September 30, 2002, the book value of our debt securities totaled approximately $684 million.

    We believe that the completion of the restructuring is critical to our continuing viability. We have sufficient cash to cover our estimated funding needs only through the second quarter of 2003, without giving effect to the completion of the restructuring. If the restructuring is not completed, we anticipate that our additional funding needs will total approximately
$600 million until our revenues are sufficient to fund expected operating expenses, capital expenditures, interest and principal payments and taxes, which we currently anticipate will not occur for several years, when we have approximately three million subscribers. However, if the growth rate of the number of subscribers is slower than expected or the cost of obtaining these subscribers is higher than forecast, our revenues may never become sufficient to fund expected operating expenses, capital expenditures, interest and principal payments and taxes, or we may only achieve this point at a later date. The amount and timing of our cash requirements also depend upon other factors, including the rate of growth of our business, subscriber acquisition costs and costs of financing.

    In early April 2002, we began to investigate the feasibility of executing a transaction, or series of transactions, to raise additional capital and reduce our indebtedness. We began this investigation after we concluded that:

     the results of the launch of our service in select markets in February 2002 had not met our expectations;

     the availability of Sirius radios to support the national launch of our service in July 2002 was likely to be limited;

     the cost to acquire subscribers was, in general, greater than our initial expectations; and current capital market conditions, coupled primarily with our operating results and significant indebtedness, would make it very difficult to finance our ongoing operations.

    As part of those efforts, we commenced informal discussions with Apollo and Blackstone regarding their willingness to invest additional capital. At that time, both Apollo and Blackstone indicated to us they would be interested in making an additional investment in our company if a consensual transaction could be arranged which reduced our debt, eliminated the covenants contained in the Lehman senior term loans and attracted new investors. In April 2002, we also engaged UBS Warburg LLC, an investment bank, as our financial advisor to assist us in arranging a transaction to raise new capital and reduce our debt. Throughout this period, we consulted with Simpson Thacher & Bartlett, our outside counsel.

    At our request, during May and June 2002, UBS Warburg LLC began contacting financial and strategic investors regarding their interest in investing in us. Investors who expressed an interest in our business and a possible investment received materials describing our business and were invited to conduct due diligence and participate in management discussions.

    On May 21, 2002, our board of directors determined that it was advisable to form a special committee, consisting of Lawrence F. Gilberti, James P. Holden and Joseph V. Vittoria, to evaluate and review, and make recommendations to our board of directors with respect to, any financing transactions pursued by us to the extent such transactions involved any of our directors or any of our or their affiliates or associates. The members of the special committee were selected by our board of directors because none of them is an officer or employee of our company or affiliated with Apollo, Blackstone or Oppenheimer. The special committee was authorized by our board of directors to retain a financial advisor and legal counsel to assist it in the performance of its functions. During the first week of June 2002, the special committee engaged Miller Buckfire Lewis & Co., LLC, or MBL, as its financial advisor, and Davis Polk & Wardwell, as its legal counsel.

    On June 7, 2002, after consulting with the special committee, we and UBS Warburg LLC commenced discussions with Apollo and Blackstone regarding a potential rights offering to stockholders to be underwritten in part by Apollo and Blackstone. The discussions with Apollo and Blackstone continued through June 2002 and the first two weeks of July 2002. During this period, UBS Warburg LLC continued to contact potential financial and strategic investors regarding their interest in engaging in a financing or alternative transaction with us. Although numerous potential investors were contacted, none indicated any significant interest, citing general economic and market conditions, our high level of debt and the risks associated with an investment given our early stage of operations.

    The special committee held several meetings with MBL and Davis Polk & Wardwell during June and the first two weeks of July 2002 for purposes of reviewing and analyzing our discussions with Apollo and Blackstone and the efforts being undertaken by UBS Warburg LLC and us to solicit potential investors.

    At a meeting of the special committee held on July 16, 2002, after (i) reviewing with MBL the efforts being undertaken by UBS Warburg LLC and us to solicit potential investors, (ii) reviewing with MBL the terms of a draft non-binding letter of intent with Apollo and Blackstone with respect to a proposed recapitalization of our company, (iii) discussing the lack of financing alternatives available to us and (iv) being advised by Davis Polk & Wardwell as to its fiduciary duties, the special committee approved the execution of such non-binding letter of intent.

    At a meeting on July 16, 2002, our board of directors also approved the execution of the non-binding letter of intent with Apollo and Blackstone. Our board approved the execution of the letter of intent after reviewing with UBS Warburg LLC the terms of the proposed restructuring and UBS Warburg LLC's efforts to attract other parties to invest in our company; being advised by Simpson Thacher & Bartlett as to its fiduciary duties; and after discussing with the members of the special committee their approval of our execution of the letter of intent.

    On July 16, 2002, we executed the non-binding letter of intent with Apollo and Blackstone. Pursuant to this letter of intent, Apollo and Blackstone agreed to underwrite an aggregate of $125 million of new capital, provided that, among other things:

     $125 million from other investors was raised as part of the transaction;

     no less than $250 million of our debt securities were converted into common stock as part of the transaction;

     no material adverse change occurred in our business affairs, financial condition or prospects prior to closing;

     Apollo and Blackstone were reasonably satisfied with the covenants in our debt securities (although Blackstone and Apollo did not identify specific covenants to be deleted or amended); and

     the transaction was completed prior to February 1, 2003.

Apollo and Blackstone agreed to purchase this new equity at the market price of our common stock at the time of the debt exchange, but in no event at a price greater than $4.00 per share or on terms less favorable than those at which the additional $125 million of capital was raised.

    The letter of intent provided that upon substantial satisfaction of the conditions to funding the investment, the conversion price of our existing preferred stock held by Apollo and Blackstone would be reduced to $8.00 per share on a blended basis. Further, the letter of intent provided that if Apollo and Blackstone funded their investments they would receive, for each share of common stock purchased, seven-year warrants to purchase 1.25 shares of common stock for each share of common stock they received for their $125 million investment, at an exercise price equal to the price at which they purchased such common stock. The letter of intent also provided that it could be terminated on or after August 15, 2002, if definitive agreements relating to the transaction had not been executed by such date.

    Following the execution of this letter of intent, UBS Warburg LLC, on our behalf, contacted Oppenheimer, Lehman, Loral and certain holders of our senior secured discount notes and senior secured notes regarding their interest in exchanging all, or a portion, of their debt securities for shares of our common stock and/or investing new capital as part of the transaction outlined in the letter of intent. Following these initial conversations, Oppenheimer, Lehman, Loral and holders of our senior secured discount notes and senior secured notes formed the informal noteholders committee, which retained, at our expense, Fried, Frank, Harris, Shriver & Jacobson as its counsel.

    In August 2002, the informal noteholders committee advised us that its members would not support or participate in the transaction described in the letter of intent, and on August 14, 2002, we terminated the letter of intent. The informal noteholders committee instead requested a series of meetings with management and UBS Warburg LLC to further evaluate our business plans and financial model, including our marketing and distribution strategy, and engaged, at our expense, PricewaterhouseCoopers LLC to assist in this evaluation. During August and September 2002, the informal noteholders committee, with the assistance of PricewaterhouseCoopers and Fried, Frank, Harris, Shriver & Jacobson, conducted extensive due diligence, including meeting with our executive officers and other employees in charge of our marketing, distribution and sales efforts.

    During the course of the informal noteholders committee's due diligence, we and UBS Warburg LLC had extensive discussions with members of the committee regarding the possibility of exchanging all of our outstanding debt and preferred stock for common stock and the infusion of new equity capital into our company, including the possibility of effecting a transaction through a prepackaged plan of reorganization under the Bankruptcy Code in which our existing common stockholders would retain no equity interest. At that time, we engaged Stutman, Treister & Glatt P.C. as our special bankruptcy counsel.

    In August 2002, while conducting discussions with the informal noteholders committee, we again instructed UBS Warburg LLC to contact potential strategic and financial investors to solicit an investment in our company as part of a transaction that would eliminate all, or substantially all, of our debt. During August and September 2002, we entered into confidentiality agreements with certain investors who expressed a preliminary interest to UBS Warburg LLC, provided financial and business information to such parties, conducted meetings with management and answered questions from these investors. Subsequently, none of these investors indicated any meaningful interest in investing at that time.

    In late August 2002, we began negotiating with Apollo, Blackstone, Oppenheimer and the informal noteholders committee regarding the term sheet that is attached as Annex A to the lockup agreement. At the beginning of these negotiations, Oppenheimer indicated to us that it was prepared to invest between $100 to $150 million in our common stock if the transaction was acceptable. Apollo and Blackstone also indicated that each was prepared to invest an additional $25 million in our common stock under acceptable circumstances. During late August 2002 and September 2002, negotiations relating to the term sheet were extensive among us, the informal noteholders committee, and Apollo, Blackstone and Oppenheimer.

    Negotiation of the lockup agreement was on-going at the end of September 2002. As a result, we elected not to make an interest payment on our convertible subordinated notes that was due on September 29, 2002. In addition, we received waivers from Lehman of the $7.5 million principal payment that was due on the Lehman senior term loans on September 30, 2002 in order to complete the negotiation of the lockup agreement.

    On October 1, 2002, the special committee held a meeting with its financial advisor and legal counsel. At the meeting, MBL reviewed with the special committee the terms contained in the draft lockup agreement, and the continued efforts of UBS Warburg LLC to solicit potential investors. In addition, MBL and Davis Polk & Wardwell discussed with the special committee some additional terms that could possibly be incorporated into the transactions contemplated by the draft lockup agreement for the benefit of stockholders, other than Apollo, Blackstone and Oppenheimer. These additional terms included a common stock rights offering to such stockholders and a requirement that the recapitalization plan be approved by a majority of such stockholders. After further discussion, the special committee directed MBL to propose such additional terms to the parties to the lockup agreement.

    During the week following such meeting, at the direction of the special committee, MBL and Davis Polk & Wardwell requested that we incorporate the rights offering and special vote into the recapitalization plan. MBL and Davis Polk & Wardwell also directly made such request to Apollo, Blackstone and Oppenheimer and the informal noteholders committee (or their respective advisors). In addition, again at the special committee's request, MBL requested that the existing common stockholders retain 10% rather than 8% of the common stock after the recapitalization. Following discussions with respect to such requests, the informal noteholders committee, Apollo and Blackstone rejected the incorporation of such terms into the recapitalization plan.

    At a meeting of the special committee and its advisors on October 10, 2002, MBL and Davis Polk & Wardwell reported that the requested additional terms for the benefit of stockholders (other than Apollo, Blackstone and Oppenheimer) had been rejected by the informal noteholders committee, Apollo and Blackstone. The special committee and its advisors also discussed our need for new financing and the importance of reaching agreement with our creditors promptly. Specifically, the special committee discussed our projections and the expectation that, in the absence of any additional financing, we would exhaust our available cash by the end of the second quarter of 2003. After further discussion, the special committee determined that it would not object to our execution of the lockup agreement on the basis that (i) the rights offering and special vote terms would continue to be pursued after such execution and (ii) the lockup agreement may be terminated if our board of directors determines such termination to be in our best interests.

    During the following two weeks, the special committee's financial advisor and legal counsel continued to pursue the rights offering and special vote protections, but such protections continued to be rejected by the informal noteholders committee, Apollo and Blackstone.

    Following these extensive negotiations, on October 17, 2002, our board of directors approved our execution of the lockup agreement. The lockup agreement was executed by the parties on October 17, 2002, after such meeting.

    On November 8, 2002, the trustee for our convertible subordinated notes informed us in writing that our failure to pay interest had resulted in an event of default under the indenture for the convertible subordinated notes.

    On November 12, 2002, the special committee held a meeting with its financial advisor and legal counsel. MBL reviewed for the members of the special committee the negotiations on the lockup agreement and the terms of the recapitalization plan. The special committee and its advisors also discussed our current financial condition and future prospects, including the consequences of not consummating the recapitalization plan or an alternative financing transaction promptly. MBL then delivered its opinion to the special committee orally, which was later confirmed in writing, to the effect that, based upon and subject to the matters set forth in such opinion, the terms of the recapitalization plan were fair, from a financial point of view, to holders of our common stock, other than Apollo, Blackstone and Oppenheimer. Davis Polk & Wardwell advised the special committee on its legal duties and responsibilities, and discussed with the special committee certain other legal matters relating to the recapitalization plan.

    After further discussion, the special committee unanimously (i) determined that the recapitalization plan is fair to and in the best interests of our stockholders, other than Apollo, Blackstone and Oppenheimer, and
(ii) recommended that our board of directors approve the recapitalization plan.

    Effective November 14, 2002, The Bank of New York resigned as trustee under the indenture for the convertible subordinated notes due to its conflict of interest caused by its concurrent role as trustee for the senior secured discount notes and senior secured notes. We expect that HSBC Bank USA will be appointed as successor trustee under the indenture for the convertible subordinated notes, although we have not yet executed a supplemental indenture with HSBC confirming its appointment as trustee.

    At a meeting on November 18, 2002, our board of directors approved the restructuring. As part of that meeting, our board of directors reviewed with UBS Warburg LLC the terms of the restructuring; discussed with the members of the special committee their recommendation and the fairness of the recapitalization plan to our stockholders, other than Apollo, Blackstone and Oppenheimer; was advised by Simpson Thacher & Bartlett as to fiduciary duties; determined that the recapitalization plan and the prepackaged plan are fair to, and in the best interests of, our stockholders; and unanimously recommended that our stockholders approve the recapitalization plan and vote to accept the prepackaged plan.

    On December 17, 2002, the trustee for our senior secured notes informed us in writing that our failure to pay interest with respect to these notes on November 15, 2002 had resulted in an event of default under the indenture for the senior secured notes.

    On November 11, 2002, we filed an application with the FCC to transfer control of our space station and ground station licenses because, under the Communications Act of 1934, the consummation of the recapitalization plan would result in a deemed change of control. On January 8, 2003, the FCC granted our transfer of control application with respect to our ground stations, and on January 14, 2003, the FCC granted our transfer of control application with respect to our space stations. The FCC's order requires us to complete the transfer of control within 60 days of the release date of the order, or March 17, 2003. The staff of the FCC has authority to extend this date and has extended similar dates in connection with change of control applications for other companies subject to the Communications Act of 1934.

    We are pursuing an out-of-court restructuring because we believe that a consensual transaction with our creditors will best preserve the value of our company for our common and preferred stockholders and creditors, and will not expose our business and operations to the uncertainties and stigma often associated with a bankruptcy filing. We are pursuing an out-of-court restructuring also because it provides a greater degree of certainty that Oppenheimer, Apollo and Blackstone will fund the new equity investment, funds that are critical to our continued operation. We intend to pursue the prepackaged plan with the bankruptcy court only if we are unable to satisfy the minimum tender condition and, as a result, are unable to achieve consensually our goal of substantially reducing our indebtedness.

    Although the consummation of the exchange offer and consent solicitation may not eliminate all our outstanding indebtedness, completion of the exchange offer and consent solicitation will benefit the noteholders and us by enabling us to avoid filing for bankruptcy. A bankruptcy filing could damage our key assets -- our relationships with radio manufacturers, retailers and car manufacturers, and our brand, Sirius. The prepackaged plan would, however, permit us to eliminate all of our indebtedness, which may allow us to achieve cash flow breakeven earlier than through an out-of-court restructuring. In addition, Oppenheimer, Apollo and Blackstone may elect to terminate their obligations to make the new equity investment if we file the prepackaged plan. In that event, and if we were unable to find a replacement investor, we will not seek confirmation of the prepackaged plan.

    Consummation of the exchange offer is conditioned upon our receipt of valid tenders from not less than 97% in aggregate principal amount of our outstanding debt securities and 90% in aggregate principal amount of our convertible subordinated notes; provided that the holders of a majority of our debt securities may reduce the minimum tender condition to not less than 90% in aggregate principal amount of our debt securities and may lower or eliminate the minimum condition applicable to our convertible subordinated notes. For the prepackaged plan to be confirmed by the bankruptcy court without invoking the 'cram down' provisions, the holders of at least two-thirds in dollar amount and more than one-half in number of each class of our debt securities who actually cast ballots must vote to accept the prepackaged plan. In addition, the holders of at least two-thirds in amount of our common stock and preferred stock who actually cast ballots must vote to accept the prepackaged plan.

    Following completion of the restructuring, our primary source of revenues will continue to be the sale of subscriptions to our satellite radio service and advertising on our non-music channels. We intend to continue to pursue the sale of subscriptions through four principal channels: the retail aftermarket, car dealerships, car manufacturer installations and specialty markets, such as trucks, boats, recreational vehicles and commercial establishments.

    At December 31, 2002, we had 29,947 subscribers. Following completion of the restructuring, we estimate that we will need approximately two million subscribers before we can achieve cash flow breakeven, the point at which our revenues are sufficient to fund expected operating expenses, capital expenditures, interest and principal payments and taxes.

    The restructuring will substantially strengthen our balance sheet and improve our cash position. Assuming that we complete the restructuring on March 15, 2003, we expect that we will have approximately $295 million of cash, cash equivalents and marketable securities on that date. This amount will cover our estimated funding needs into the second quarter of 2004. We intend to use these funds, which include net proceeds of approximately $194 million from the new equity investment, to market and sell subscriptions to our satellite radio service, to fund capital expenditures for our satellite radio system, to pay general and administrative expenses and for other corporate purposes. We project that we will need further funding of approximately $75 million to reach the cash flow breakeven point. We expect to raise this $75 million through the issuance of debt, equity or a combination thereof, and may seek all or a portion of this financing as early as the fourth quarter of 2003 or first half of 2004.

--------------------------------------------------------------------------------

    OUR ESTIMATES ARE BASED UPON MANY SIGNIFICANT ASSUMPTIONS. THESE SIGNIFICANT ASSUMPTIONS ARE DESCRIBED IN FULL UNDER THE CAPTION 'UNAUDITED PROJECTED CONSOLIDATED FINANCIAL INFORMATION.'

--------------------------------------------------------------------------------

LOCKUP AGREEMENT

    As of October 17, 2002, we entered into a lockup agreement with Apollo, Blackstone and the members of the informal noteholders' committee, including Oppenheimer, Lehman and Loral, pursuant to which each agreed to use commercially reasonable best efforts to complete the restructuring as contemplated by the recapitalization plan or, if the minimum tender condition or any of the other conditions to the exchange offer are not satisfied or waived or we are otherwise not able to complete the recapitalization plan, but the required acceptances have been received to seek confirmation of the prepackaged plan, as contemplated by the prepackaged plan.

    Pursuant to the lockup agreement and in connection with and conditioned upon the successful consummation of the restructuring:

     Lehman, Loral and the holders of approximately 71% in aggregate principal amount at maturity of our senior secured discount notes, approximately 70% in aggregate principal amount of our senior secured notes and approximately 64% in aggregate principal amount of our convertible subordinated notes agreed to tender all their debt securities in the exchange offer (and thereby deliver a consent to the proposed amendments and waivers);

     each of the noteholders which is a party to the lockup agreement, Lehman, Loral, Apollo and Blackstone agreed (1) to vote to accept the prepackaged plan and to reject any plan of reorganization of Sirius that does not contain the terms of the restructuring substantially as set forth in the term sheet attached to the lockup agreement, and (2) not to transfer any of the debt securities or preferred stock unless the beneficial owner to whom such debt securities or preferred stock will be transferred agrees in writing to be bound by the terms of the lockup agreement;

     Apollo and Blackstone agreed (1) to tender for cancellation all of our outstanding preferred stock in exchange for an aggregate of 76,992,865 newly issued shares of our common stock, warrants to purchase 52,546,268 shares of our common stock at a purchase price of $1.04 per share and warrants to purchase 35,030,846 shares of our common stock at a purchase price of $0.92 per share, and (2) in connection with the proxy solicitation, to vote in favor of the approval of the recapitalization plan and each of the transactions contemplated thereby; and

     Apollo, Blackstone and Oppenheimer agreed to purchase an aggregate of 211,730,379 newly issued shares of our common stock for an aggregate purchase price of $200 million. Oppenheimer has agreed to purchase 163,609,837 shares of our common stock, representing approximately 17% of our common stock after giving effect to the restructuring, for a total purchase price of $150 million cash, or $0.92 per share. Apollo and Blackstone have each agreed to purchase 24,060,271 shares of our common stock, representing approximately 2.5% of our outstanding common stock after giving effect to the restructuring, for a total price of $25 million cash, or $1.04 per share.

    In the event that less than 100% of our outstanding debt securities are tendered in the exchange offer, each holder of debt securities which is a party to the lockup agreement (other than Apollo, Blackstone and Oppenheimer) may retain a pro rata share of its debt securities, provided that the total outstanding aggregate principal amount of debt securities following the exchange offer may not exceed the amount permitted by the minimum tender condition.

    The obligation of each of Apollo, Blackstone and Oppenheimer to purchase common stock in the new equity investment is conditioned upon each of the other purchasers (or, as described below, any replacement purchaser) fulfilling its respective obligation to purchase common stock on the closing date of the restructuring. In the event that we are unable to complete the recapitalization plan and we determine to file the prepackaged plan with the bankruptcy court, Apollo, Blackstone and Oppenheimer may elect to terminate their obligations to purchase common stock in the new equity investment. In that event, and so long as no suitable alternative new equity investment is located, we will not seek confirmation of the prepackaged plan and your vote in favor of the prepackaged plan will be disregarded. We have not yet identified any suitable alternative new equity investment.

    Under the prepackaged plan: the claims held by holders of the Lehman senior term loans, senior secured discount notes and senior secured notes (Class 2); the claims held by holders of the Loral senior term loans (Class 3); the claims held by the holders of our convertible subordinated notes (Class 5); the interests held by holders of our preferred stock (Class 8); and the interests held by holders of our common stock (Class 9), constitute separate impaired classes of claims or interests. Pursuant to the lockup agreement, approximately 78% in aggregate principal amount of Class 2, 100% in aggregate principal amount of Class 3, approximately 64% in aggregate principal amount of Class 5 and Apollo and Blackstone, the holders of our preferred stock and 100% of the interests in Class 8, have agreed to vote to accept the prepackaged plan.

    Unless the restructuring has been completed, the lockup agreement, and the obligations of the parties to the lockup agreement, will terminate upon the earliest to occur of:

     March 15, 2003, unless a prepackaged plan is filed as set forth in the lockup agreement, in which case such date will be June 15, 2003;

     receipt of written notice from holders of a majority in aggregate principal amount of the debt securities of their intent to terminate the agreement upon the occurrence of specified events which constitute a material adverse change;

     ten business days after receipt of written notice from Apollo, Blackstone or Oppenheimer of its intent to terminate the agreement upon the occurrence of specified events which constitute a material adverse change;

     receipt of written notice from Apollo, Blackstone or Oppenheimer, no later than five business days after the tender expiration date, of its intent to terminate its obligation to purchase common stock in the new equity investment because the minimum tender condition was not satisfied;

     a material alteration by us of the terms of the restructuring that was not permitted under the terms of the lockup agreement;

     receipt of written notice from any of the parties to the lockup agreement of its intent to terminate the lockup agreement upon the occurrence of a material breach by any of the other parties thereto of its respective obligations, representations or warranties that is incurable or is curable and is not cured within 30 days after such notice;

     receipt of written notice from us of our intent to terminate the agreement upon a determination by our board of directors that such termination is in our best interests;

     the thirty-first day following the filing of any bankruptcy proceeding, other than the prepackaged plan, if such proceeding has not been dismissed by such day;

     the prepackaged proceeding being dismissed or converted to a Chapter 7 case; and

     written notice from holders of a majority in aggregate principal amount of the debt securities to terminate the lockup agreement due to our failure to pay fees and expenses incurred by the parties in connection with the restructuring.

    In the event that either Apollo or Blackstone (in such capacity, a 'non-funding purchaser') gives notice of its intent to terminate the agreement upon the occurrence of specified events which constitute a material adverse change, and any other person (a 'replacement purchaser'), during the ten business day period following the receipt of such notice, agrees to purchase the shares of common stock that such non-funding purchaser was obligated to purchase in the new equity investment, then (i) the lockup agreement shall not terminate and (ii) such non-funding purchaser shall assign to the replacement purchaser all title and interest in the shares of common stock and warrants it receives in exchange for its preferred stock in the preferred stock exchange. In the event that there is no replacement purchaser and the agreement terminates, (i) we have agreed to grant co-exclusivity to Lehman, Loral and the informal noteholders committee with respect to the filing of a Chapter 11 plan and (ii) each of Apollo and Blackstone has agreed that if it is a non-funding purchaser it will not object to any Chapter 11 plan on the basis that no distributions are being provided to equity holders.

APPROVAL OF THE RECAPITALIZATION PLAN BY THE SPECIAL COMMITTEE

    The special committee was established to evaluate and review, and make recommendations to our board of directors with respect to, any financing transactions pursued by us to the extent such transactions involved any of our directors or any of our or their affiliates or associates.

    At a meeting held on November 12, 2002, the special committee of our board of directors unanimously determined that the recapitalization plan is fair to and in the best interests of our stockholders, other than Apollo, Blackstone and Oppenheimer, and recommended that our board of directors approve the recapitalization plan.

    In the course of determining that the recapitalization plan is fair to and in the best interests of our stockholders, other than Apollo, Blackstone and Oppenheimer, the special committee consulted with its financial and legal advisors, as well as our management, and considered a number of factors in making its determination. Many of these factors were also considered by our board of directors in determining to approve the terms of the restructuring and are described below. In this connection, the special committee received an opinion of MBL as to the fairness from a financial point of view of the recapitalization plan to our common stockholders, other than Apollo, Blackstone and Oppenheimer.

    The determination of the special committee is not, and should not be interpreted as, a recommendation that any holder of debt securities should or should not participate in the exchange offer.

OPINION OF THE FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

    Miller Buckfire Lewis & Co., LLC, or MBL, acted as the financial advisor to the special committee in connection with the recapitalization plan. At the November 12, 2002 meeting of the special committee, MBL delivered an oral opinion, which was later confirmed in writing, to the special committee to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by MBL in connection with rendering such opinion, the terms of the recapitalization plan were fair, from a financial point of view, to the holders of our common stock, other than Apollo, Blackstone and Oppenheimer. MBL's opinion is dated and speaks only as of November 12, 2002, and has not been updated, revised or reaffirmed by MBL since that date.

    THE FULL TEXT OF MBL'S OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY MBL IN CONNECTION WITH THE OPINION, IS ATTACHED AS EXHIBIT B TO THIS PROSPECTUS. THE SUMMARY OF MBL'S OPINION SET FORTH BELOW HIGHLIGHTS THE MATERIAL FEATURES OF MBL'S OPINION. YOU ARE URGED TO READ MBL'S OPINION IN ITS ENTIRETY. MBL'S OPINION WAS PROVIDED TO THE SPECIAL COMMITTEE TO ASSIST IT IN REVIEWING THE RECAPITALIZATION PLAN. MBL'S OPINION IS DIRECTED ONLY AS TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE TERMS OF THE RECAPITALIZATION PLAN TO THE HOLDERS OF OUR COMMON STOCK, OTHER THAN APOLLO, BLACKSTONE AND OPPENHEIMER. MBL'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW YOU OR ANY OTHER STOCKHOLDER SHOULD VOTE ON THE RECAPITALIZATION PLAN.

    In connection with rendering its opinion, MBL, among other things, reviewed the following materials and undertook the following actions:

     MBL reviewed the lockup agreement and drafts of the exchange offer documents and consent solicitation materials for the recapitalization plan; for purposes of its opinion, MBL assumed that the final forms of any such documents that it reviewed in draft form do not differ in any material respect from the drafts provided to MBL;

     MBL reviewed and analyzed certain publicly available business and financial information relating to us;

     MBL reviewed certain internal financial and operating information, including financial forecasts, analyses and projections, prepared by us and provided by us to MBL;

     MBL held discussions with our management to review and discuss the foregoing historical and prospective information; this discussion included a review of our past and current business, operations, assets, liabilities, and financial condition, our prospects, the effects of the recapitalization on our financial condition and prospects, management's view of the risks and uncertainties associated with not pursuing the recapitalization plan, and certain other matters believed necessary or appropriate to MBL's inquiry;

     MBL regularly held discussions with our management and with representatives of UBS Warburg LLC, our financial advisor, with respect to the process, status and prospects of the solicitation by us and UBS Warburg LLC of alternative sources of financing and other strategic alternatives potentially available to us, including the identities of the third parties contacted and the discussions between us and UBS Warburg LLC and such third parties;

     MBL reviewed certain financial and stock market data relating to us, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that MBL believed to be comparable in certain respects to us; and

     MBL performed such other financial studies, analyses and investigations and reviewed such other information as MBL deemed appropriate.

    In evaluating our financial condition and prospects, MBL was advised by us that:

     (i) based on our financial projections, assuming no financing or delevering transaction, we will need approximately $600 million in future funding prior to reaching breakeven on a cash flow basis;

     (ii) based on our financial projections and our current cash position, and assuming no additional financing, if we were to meet all our existing payment obligations, including debt service, we would exhaust our existing cash resources prior to the end of the second quarter of 2003 and would no longer be able to conduct our operations after such date;

    (iii) unless we effect the recapitalization plan, or an alternative cash financing transaction, within the next six months, we would be forced to commence bankruptcy proceedings;

     (iv) UBS Warburg LLC and we have aggressively solicited indications of interest for a new capital investment in us from numerous strategic and financial investors (including our current creditors) but have not received any meaningful indications of interest for any alternative transaction that would adequately address our liquidity needs; and

     (v) based on our financial projections, following the consummation of the recapitalization plan, we will have sufficient liquidity to fund expected negative cash flow from operations and any residual debt service through the end of the first quarter of 2004 and our projected funding gap prior to our projected cash flow breakeven should not exceed $75 million.

    In preparing its opinion, MBL did not participate in, and did not independently verify, the solicitation activities of UBS Warburg LLC and us referenced above. Accordingly, MBL placed significant reliance on the quality and thoroughness of the solicitation efforts undertaken by UBS Warburg LLC and us to support our conclusion that no viable alternative source of financing is available. Moreover, MBL informed the special committee that it placed substantially greater reliance on the matters described in clauses (i) through
(v) above than on the various financial analyses performed by MBL. In particular, MBL informed the special committee that:

         while MBL performed a discounted cash flow analysis, such analysis is of limited utility in valuing enterprises, such as ours, that are in severe financial distress and that have a demonstrated lack of financing alternatives; and

         while MBL reviewed and analyzed the trading prices of the securities of other companies that are in certain respects comparable to us, and reviewed the acquisition prices of certain other companies that have similarities to us, these analyses are not in

         MBL's view directly relevant due to, among other things, (i) the absence of accepted metrics by which to compare us to such other companies given the early stage of development of our business, and
         (ii) the absence of a sufficient number of directly comparable companies.

    In conducting the foregoing review and analysis and in formulating its opinion, MBL with the special committee's consent assumed and relied upon the accuracy and completeness of all financial and other information provided to it (including the matters referred to in clauses (i) through (v) of the second preceding paragraph) or otherwise publicly available. MBL did not assume any responsibility for the independent verification of such information. MBL similarly assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it by us, and assumed that such projections, forecasts and analyses were reasonably prepared in good faith and reflect the best currently available judgments and estimates of our management. MBL expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they were based.

    In addition, MBL assumed that:

     in all respects material to its analysis, the representations and warranties of us and other parties thereto contained in the restructuring documents are true and correct;

     we will perform all of the covenants and agreements to be performed by us under the restructuring documents;

     all conditions to our obligation to consummate the transactions contemplated by the restructuring documents will be satisfied without any waiver thereof;

     all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the restructuring documents will be obtained;

     in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which we are a party or subject or by which we are bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on us or materially reduce the contemplated benefits of the recapitalization plan to us; and

     the recapitalization plan may be tax-free to us.

    In addition, MBL did not review any of our books and records, or assume any responsibility for conducting a physical inspection of our properties or facilities, or for making or obtaining an independent valuation or appraisal of our assets or liabilities, and no such independent valuation or appraisal was provided to MBL. MBL's opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by MBL as of the date of such opinion. MBL did not express any opinion as to the prices at which any of our securities will trade at any time, including following the consummation of the recapitalization plan.

    MBL performed, and reviewed with the special committee at its November 12th meeting, a discounted cash flow analysis of us. MBL calculated the discounted cash flow value for us as the sum of the net present values of (i) the projected free cash flow (assuming no debt) that we will generate for the period beginning October 1, 2002 and ending December 31, 2008, plus (ii) our value at the end of such period, or the terminal value of our business. MBL calculated the discounted cash flow for us using our Unaudited Projected Consolidated Financial Information, including the material assumptions noted therein, located on pages 104 through 107, and financial projections we provided with respect to 2007 and 2008. MBL used discount rates ranging from 30% to 50%, which MBL viewed as the appropriate discount rate for a company with our characteristics. Our terminal values were calculated based on our projected EBITDA for 2008 and multiples ranging from 7.0 times to 11.0 times trailing EBITDA.

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

    MBL determined that 7.0 to 11.0 was the appropriate range of multiples for calculating the terminal values by analyzing the trading values of the following 26 companies:

     Selected Direct Broadcast Satellite Companies
      Echostar
      Pegasus
      XM Radio

     Selected Diversified Regional Wireless Companies
      ALLTEL
      Centennial Communications
      nTelos Inc.

     Selected Wireless Company Affiliates
      AirGate PCS
      Alamosa PCS
      Dobson Communications
      Nextel Partners
      Triton PCS
      UbiquiTel
      US Unwired

     Selected National Wireless Companies
      AT&T Wireless
      Nextel Communications
      Sprint PCS

     Selected Regional Wireless Companies
      Leap Wireless
      Rural Cellular
      U.S. Cellular
      Western Wireless

     Selected Cable Companies
      Cablevision Systems
      Charter Communications
      Comcast
      Cox Communications
      Insight
      Mediacom Communications

    The following table illustrates the range of enterprise valuations yielded by MBL's discounted cash flow analysis:

Discounted Cash Flow Analysis -- Enterprise Valuation

                                                      EBITDA EXIT MULTIPLES:
                                       ----------------------------------------------------
                                         7.0X       8.0X       9.0X      10.0X      11.0X
                                         ----       ----       ----      -----      -----
                                                          (IN MILLIONS)
Discount Rate:
  30%................................  $1,002.3   $1,117.0   $1,231.7   $1,346.4   $1,461.1
  35%................................  $  749.5   $  840.0   $  930.6   $1,021.2   $1,111.7
  40%................................  $  556.0   $  628.1   $  700.3   $  772.4   $  844.5
  45%................................  $  406.7   $  464.6   $  522.5   $  580.4   $  638.4
  50%................................  $  290.6   $  337.5   $  384.3   $  431.2   $  478.0

    Based on this broad valuation range, MBL estimated an enterprise valuation for us of $600 million to $800 million, corresponding approximately to a discount rate range of 35% to 45% and a EBITDA exit multiple of between 8.0x and 10.0x.

    MBL noted that the retention by the holders of our common stock, other than Apollo, Blackstone and Oppenheimer, of approximately 8.0% of the primary common stock post-transaction represented an estimated value of approximately $56 million. MBL further noted that this estimated value compared favorably to the pre-transaction value of our common stock that was indicated by its discounted cash flow analysis, as its analysis indicated a valuation of our common stock of zero in light of the fact that the total accreted principal and aggregate liquidation preference of our debt and our preferred stock ($1.2 billion) substantially exceeded the estimated valuation range produced by MBL's discounted cash flow analysis.

    The foregoing summary describes all analyses and factors that MBL deemed material in its presentation to the special committee, but is not a comprehensive description of all analyses performed and factors considered by MBL in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. MBL believes that its analyses must be considered as a whole

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

and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion.

    In conducting its analyses and arriving at its opinions, MBL utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling MBL to provide its opinion to the special committee as to the fairness to the holders of our common stock, other than Apollo, Blackstone and Oppenheimer, from a financial point of view, of the terms of the recapitalization plan, and does not purport to be an appraisal or to predict the prices at which businesses or securities actually may be sold.

    In connection with its analyses, MBL made, and was provided by our management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond our control or the control of our advisors, neither we nor MBL nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

    The terms of the recapitalization plan were determined through negotiations among us and the other parties to the restructuring documents and were approved by our board of directors. The decision to recommend the recapitalization plan to our board of directors was solely that of the special committee. As described above, the opinion and presentation of MBL to the special committee was only one of a number of factors taken into consideration by our board of directors in making its determination to approve the recapitalization plan.

    The special committee selected MBL as financial advisor in connection with the recapitalization plan based on MBL's qualifications, expertise, reputation and experience in restructuring transactions. The special committee retained MBL pursuant to an engagement letter dated June 5, 2002. As compensation for MBL's services in connection with the recapitalization plan, MBL received an opinion fee from us in the amount of $1 million, in addition to monthly cash payments of $300,000 for the first four months of MBL's engagement as the financial advisor to the special committee and monthly cash payments of $250,000 for each additional month thereafter during the term of the engagement. In addition to these fees, MBL is entitled to be reimbursed by us for reasonable out-of-pocket expenses, including fees and expenses of counsel, incurred in connection with its engagement. We have also agreed to indemnify MBL and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the recapitalization plan.

    MBL is an internationally recognized investment banking firm experienced in providing advice in connection with restructuring transactions. Pursuant to MBL's engagement letter, MBL has worked in conjunction with professionals of Dresdner Kleinwort Wasserstein, Inc. in fulfilling the terms of its engagement. In the ordinary course of business, Dresdner Kleinwort Wasserstein, Inc. may actively trade our equity or debt securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS OF THE BOARD OF DIRECTORS

    At a meeting held on November 18, 2002, our board of directors unanimously approved the terms of the restructuring and the transactions contemplated thereby and recommended that our stockholders approve the recapitalization plan and vote to accept the prepackaged plan. In evaluating the proposed restructuring, our board of directors identified and considered, among other things, the following factors:

     based on management's financial projections, assuming no financing or delevering transaction, our projected funding gap prior to our projected cash flow breakeven is approximately $600 million;

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

     based on management's financial projections, the absence of available borrowing capacity and our current cash position, if we were to meet all of our existing payment obligations, including debt service, we would likely exhaust our cash resources prior to the end of the second quarter of 2003 and we would no longer be able to conduct our operations after such time without additional financing;

     unless we consummate the recapitalization or an alternative cash financing transaction promptly, it is likely that we will be forced to commence bankruptcy proceedings;

     based on management's financial projections, following the consummation of the recapitalization, we should have sufficient liquidity to fund expected negative cash flow from operations and any residual debt service into the second quarter of 2004 and our projected funding gap prior to our projected cash flow breakeven should not exceed $75 million;

     management and UBS Warburg LLC have aggressively pursued alternative financing and other transactions with potential strategic and financial investors, but have not received any meaningful indications of interest for a transaction that would adequately address our liquidity needs;

     the fact that the initial proposal submitted by certain creditors would have resulted in existing common stockholders retaining no interest in our company;

     that the retention by the existing holders of our common stock of approximately 8% of the outstanding common stock after the recapitalization represents the maximum amount of common stock our creditors would agree to permit such holders to retain in connection with the recapitalization plan;

     the recommendation of the special committee and the determination of the special committee that the recapitalization plan is fair to and in the best interests of our stockholders, other than Apollo, Blackstone and Oppenheimer;

     the opinion of MBL as to the fairness from a financial point of view of the recapitalization plan to our common stockholders, other than Apollo, Blackstone and Oppenheimer;

     the fact that the lockup agreement may be terminated by us at any time if our board of directors determines that such termination is in our best interests;

     the significant common stock dilution that will occur as a result of the transactions contemplated by the recapitalization plan, and the fact that such transactions will result in our creditors owning a majority of our common stock; and

     the fact that in a non-prepackaged bankruptcy proceeding, it is likely that our stockholders would receive nothing.

    The board of directors did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with its evaluation of the restructuring and the transactions contemplated thereby. Furthermore, the board of directors did not undertake to make any specific determination as to whether any particular factor was essential to its decision to approve the terms of the restructuring. Instead, the board of directors conducted an overall analysis of the factors described above, which included a thorough discussion of all of the above-listed factors with its legal and financial advisors. The board of directors relied on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the restructuring. In considering the factors described above, individual directors may have given different weights to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the restructuring.

INTERESTS OF CERTAIN PERSONS IN THE RESTRUCTURING

    You should be aware that our directors and executive officers have interests in the restructuring that are different from, or in addition to, or that might conflict with, the interests of the holders of our debt securities. The special committee and our board of directors were aware of these interests and conflicts when they determined to approve the restructuring.

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

    Leon D. Black, a member of our board of directors, is also one of the founding principals of Apollo Advisors, IV, L.P., one of our large investors and one of the purchasers in the new equity investment proposed as part of the restructuring. Peter G. Peterson, a member of our board of directors, is also the chairman of The Blackstone Group L.P., one of our large investors and one of the purchasers in the new equity investment. David Margolese, the chairman of our board of directors and our former chief executive officer, owns a significant amount of our common stock. For a description of the beneficial ownership of our common stock, see 'Security Ownership of Certain Beneficial Owners and Management.' Because of our present financial condition, the interests of our stockholders and creditors may conflict in certain respects with each other.

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

                           THE RECAPITALIZATION PLAN

    The exchange offer and consent solicitation are a part of, and are being conducted pursuant to, the recapitalization plan for achieving our financial restructuring goals. Consummation of the recapitalization plan will result in the elimination of all or substantially all of our outstanding debt and all of our outstanding preferred stock and the investment of $200 million of new equity capital. The recapitalization plan consists of the several concurrent transactions described below, each of which is conditioned upon the successful consummation of the others. The percentage ownerships set forth below after giving effect to the restructuring assume that all of our debt securities are exchanged for common stock in the exchange offer and do not give effect to any shares of our common stock that may be issued pursuant to management options and warrants, including the warrants held by our automobile partners and the warrants to be issued to Apollo and Blackstone in the restructuring.

EXCHANGE OFFER AND CONSENT SOLICITATION

    We are offering to exchange an aggregate of 596,669,765 shares of our common stock, representing approximately 62% of the outstanding shares of our common stock after giving effect to the restructuring, for $150,000,000 aggregate principal amount of the Lehman senior term loans, $50,000,000 aggregate principal amount of the Loral senior term loans, $280,430,000 aggregate principal amount at maturity of our 15% senior secured discount notes due 2007, $200,000,000 aggregate principal amount of our 14 1/2% senior secured notes due 2009 and $16,461,000 aggregate principal amount of our 8 3/4% convertible subordinated notes due 2009. In connection with the exchange offer, we are soliciting the consent of each holder of the notes to (1) the adoption of certain amendments to the indentures under which the notes were issued to eliminate substantially all of the restrictive covenants and modify or eliminate certain events of default and (2) the waiver of any defaults and events of default under the indentures now in existence or caused by the recapitalization plan. The completion of the exchange offer is conditioned upon, among other conditions, the satisfaction of the minimum tender condition and the completion of each of the other transactions contemplated by the recapitalization plan, including the preferred stock exchange, the new equity investment and the approval by our existing stockholders of the restructuring transactions pursuant to the proxy solicitation.

PREFERRED STOCK EXCHANGE

    Pursuant to the lockup agreement, Apollo and Blackstone have agreed to exchange all of our 9.2% Series A Junior Cumulative Convertible Preferred Stock, 9.2% Series B Junior Cumulative Convertible Preferred Stock and 9.2% Series D Junior Cumulative Convertible Preferred Stock held by them for (1) an aggregate of 76,992,865 newly issued shares of our common stock, representing approximately 8% of our outstanding common stock after giving effect to the restructuring and (2) warrants to purchase an aggregate of 87,577,114 shares of our common stock, representing approximately 9.1% of our outstanding common stock after giving effect to the restructuring. 52,546,268 of these warrants will have an exercise price of $1.04 per share of common stock, and 35,030,846 of these warrants will have an exercise price of $0.92 per share of common stock. The warrants will expire two years after the effective date of the restructuring.

NEW EQUITY INVESTMENT

    Pursuant to the lockup agreement, Apollo, Blackstone and Oppenheimer have agreed to purchase an aggregate of 211,730,379 newly issued shares of our common stock, representing approximately 22% of our outstanding common stock after giving effect to the restructuring, for a total purchase price of $200 million in cash. Oppenheimer has agreed to purchase 163,609,837 shares of our common stock, representing approximately 17% of our common stock after giving effect to the restructuring, for a total purchase price of $150 million cash, or $0.92 per share. Apollo and Blackstone have each agreed to purchase 24,060,271 shares of our common stock, representing approximately 2.5% of our outstanding common stock after giving effect to the

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

restructuring, for a total price of $25 million cash, or $1.04 per share. The negotiated per share purchase prices reflect the relative number of shares of common stock each investor agreed to purchase and the perceived importance of Oppenheimer's investment to the success of the restructuring and our financial stability. On January 30, 2003, the closing bid price of our common stock was $1.11 per share.

    The obligation of each of Apollo, Blackstone and Oppenheimer to purchase common stock in the new equity investment is conditioned upon each of the other purchasers (or a replacement purchaser) fulfilling its obligation to purchase common stock on the closing date of the restructuring and may be terminated by Apollo, Blackstone or Oppenheimer upon the occurrence of specified events that constitute a material adverse change, in the event the minimum tender condition of the exchange offer is not satisfied, or upon the commencement of a case under the Bankruptcy Code by or against us. For a description of the terms and conditions of the new equity investment, see 'The Restructuring -- Lockup Agreement.'

PROXY SOLICITATION

    Concurrently with the exchange offer and consent solicitation, we are soliciting proxies from our existing stockholders to:

     approve the issuance of shares of our common stock in the exchange offer, the preferred stock exchange and the new equity investment, and approve an amendment and restatement of our certificate of incorporation to increase the authorized number of shares of our common stock.

The consummation of the transactions contemplated by the recapitalization plan is conditioned upon our receiving the required stockholder approval. We are also soliciting acceptances of the prepackaged plan from our common stockholders pursuant to the proxy solicitation.

    To obtain stockholder approval, we need to receive the affirmative vote from holders of a majority of the total shares entitled to vote on such matters and attributable to our outstanding common stock, 9.2% Series A Junior Cumulative Convertible Preferred Stock, 9.2% Series B Junior Cumulative Convertible Preferred Stock and 9.2% Series D Cumulative Convertible Preferred Stock, voting together as a single class. Each share of our common stock is entitled to one vote. Each share of our 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock is entitled to three and one-third votes. Each share of our 9.2% Series D Junior Cumulative Convertible Preferred Stock is entitled to 2.9412 votes. Pursuant to the lockup agreement, Apollo and Blackstone (the holders of all of our outstanding preferred stock and one million shares of our common stock) and Oppenheimer (the holder of 13,258,200 shares of our common stock) have agreed to vote in the proxy solicitation in favor of the recapitalization which together will represent approximately 33% of the total votes entitled to participate in the proxy solicitation. Holders of the notes that are parties to the lockup agreement have also agreed to vote any shares of common stock owned by them in favor of the recapitalization.

BOARD OF DIRECTORS

    Our board of directors will be reconstituted in the restructuring under either the recapitalization plan or the prepackaged plan. Upon consummation of either plan, we expect that Messrs. David Margolese and Joseph V. Vittoria will resign and our board of directors will appoint two directors, to be selected by the informal creditors committee, to fill those vacancies. As a result, the reconstituted board of directors will comprise our Chief Executive Officer, two directors nominated by Apollo and Blackstone and four directors nominated by (or otherwise acceptable to) the informal creditors committee. See 'Management.'

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

                  THE EXCHANGE OFFER AND CONSENT SOLICITATION

TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

    We are offering an aggregate of 596,669,765 shares of our common stock, representing approximately 62% of the outstanding shares of our common stock after giving effect to the restructuring, in exchange for all of our outstanding debt securities.

    The following table sets forth the number of shares of our common stock we are offering to exchange for each $1,000 of principal amount and accrued and unpaid interest through March 15, 2003:

                                                                                                                   NUMBER OF
                                     AGGREGATE                                                      % OF           SHARES OF
                                     PRINCIPAL       ACCRUED                       TOTAL           COMMON            COMMON
                                       AMOUNT       INTEREST                     SHARES OF         STOCK          STOCK TO BE
                                    OUTSTANDING      THROUGH                      COMMON        OUTSTANDING        ISSUED PER
                                    AT MARCH 15,    MARCH 15,       TOTAL       STOCK TO BE        AFTER          $1,000 TOTAL
        TITLE OF SECURITY               2003         2003(1)      OBLIGATION      ISSUED      RESTRUCTURING(2)   OBLIGATION(2)
        -----------------               ----         -------      ----------      ------      ----------------   -------------
SENIOR SECURED DISCOUNT NOTES..... $280,430,000    $12,151,967   $292,581,967   228,067,643        23.7%             779.5
SENIOR SECURED NOTES..............  200,000,000     24,166,667    224,166,667   174,737,917        18.2%             779.5
LEHMAN SENIOR TERM LOANS..........  150,000,000      5,213,333    155,213,333   120,988,793        12.6%             779.5
LORAL SENIOR TERM LOANS...........   50,000,000     25,644,620     75,644,620    58,964,982         6.1%             779.5
CONVERTIBLE SUBORDINATED NOTES....   16,461,000      1,384,324     17,845,324    13,910,430         1.4%             779.5
                                    ------------   -----------   ------------   -----------        -----
   TOTAL.......................... $696,891,000    $68,560,911   $765,451,911   596,669,765        62.0%

---------

(1) Per $1,000 principal amount of debt, accrued interest through March 15, 2003 will be: $43.33 for the senior secured discount notes; $120.83 for the senior secured notes; $34.76 for the Lehman senior term loans; $512.89 for the Loral senior term loans; and $84.10 for the convertible subordinated notes. Consideration in the exchange offer will be based on the 'total obligation' calculated above (assuming accrued interest through March 15, 2003) notwithstanding the actual closing date. The accrued and unpaid cash interest on the debt securities will not be paid and will be cancelled and, by participating in the exchange offer, each holder agrees to treat the common stock as received in exchange for principal of the debt securities. See 'Material Federal Income Tax Consequences -- Consequences of the Exchange of Common Stock for Notes.'

(2) Based on the closing bid price of our common stock on January 30, 2003,
    779.5 shares of our common stock would have a market value of $865.25.

    The percentage ownerships assume that all of our debt securities are exchanged for common stock in the exchange offer and do not give effect to any shares of our common stock that may be issued pursuant to management options and warrants, including the warrants held by our automobile partners and the warrants to be issued to Apollo and Blackstone in the restructuring.

    No fractional shares of common stock will be issued in the restructuring, but instead each fractional share will be rounded down to the next lower whole number of shares.

    The exchange offer is being conducted concurrently with the consent solicitation. Each holder of notes that validly tenders notes in the exchange offer will be deemed to have delivered a consent with respect to such tendered notes to all of the proposed amendments and waivers. A holder may not deliver a consent without tendering such holder's notes in the exchange offer and may not, prior to the consent date, revoke a consent without withdrawing from the exchange offer such holder's previously tendered notes. Holders may withdraw from the exchange offer, and thereby revoke the consents, at any time prior to the tender expiration date.

    If we receive the requisite consents to the proposed amendments and waivers prior to the expiration of the exchange offer and each of the other conditions to the exchange offer is met or waived, on the effective date of the recapitalization plan we and the trustees under the indentures will execute supplemental indentures effecting the proposed amendments. If the proposed amendments and waivers become operative, each proposed amendment and waiver will apply to all of the notes that remain outstanding, and each holder of notes not tendered hereunder will be bound by its respective supplemental indenture regardless of whether such holder consented to the proposed amendments and waivers. Pursuant to the lockup agreement, holders of approximately 71% of our senior secured discount notes, approximately 70% of our senior secured notes and

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

approximately 64% of our convertible subordinated notes have agreed to consent to the proposed amendments and waivers, thereby assuring such amendments will become effective if the recapitalization plan is consummated.

    In order for the exchange offer and consent solicitation to be successful and for us to complete the restructuring by means of the recapitalization plan, not less than (i) 97% of the aggregate principal amount of our debt securities and (ii) 90% of the aggregate principal amount of our convertible subordinated notes must be validly tendered for exchange; provided that the holders of a majority in aggregate principal amount of our debt securities may reduce the minimum tender condition to not less than 90% in aggregate principal amount of the debt securities and may lower or eliminate the minimum condition applicable to our subordinated convertible notes. We reserve the right to waive the minimum tender condition, which we will be able to do only with the prior written consent of our board of directors, the holders of a majority in aggregate principal amount and accrued interest on the debt securities, Apollo and Blackstone. Pursuant to the lockup agreement, holders of approximately 79% of our debt securities have already agreed to tender in the exchange offer.

    In the event that less than 100% of our outstanding debt securities are tendered in the exchange offer, each holder of debt securities which is a party to the lockup agreement (other than Apollo, Blackstone and Oppenheimer) may retain a pro rata share of its debt securities, provided that the total outstanding aggregate principal amount of debt securities following the exchange offer may not exceed the amount permitted by the minimum tender condition.

    If less than 100% of the outstanding notes are tendered, but the minimum tender condition is met or waived and we complete the restructuring under the recapitalization plan, then:

     Notes that are not tendered and accepted for payment pursuant to the exchange offer will remain outstanding and will be governed by the terms of the supplemental indentures. For more information regarding our obligations under such notes, see ' -- Proposed Amendments and Waivers.'

     In the future, we may acquire any notes that are not tendered in the exchange offer (through open market purchases, privately negotiated transactions, an exchange offer or otherwise), upon such terms and at such prices as we may determine, which may be more or less than the value of the common stock being exchanged for the notes under the exchange offer, and could be for cash or other consideration. We may choose to pursue any (or none) of these alternatives (or combinations thereof) in the future.

CONDITIONS TO THE EXCHANGE OFFER AND CONSENT SOLICITATION

    Our acceptance of notes for exchange in the exchange offer is conditioned upon the following:

    (1) the satisfaction of the minimum tender condition;

    (2) the completion of the exchange by our preferred stockholders, Apollo and Blackstone, of all of our outstanding preferred stock for newly issued shares of our common stock on the terms described in 'The
        Recapitalization Plan -- The Preferred Stock Exchange';

    (3) the completion of the purchase by Oppenheimer, Apollo and Blackstone (or any replacement purchaser, which as of the date hereof we have not identified) of 211,730,379 shares of our common stock for an aggregate price of $200 million cash on the terms described in 'The
        Recapitalization Plan -- The New Equity Investment';

    (4) the approval by our existing stockholders of the restructuring, including (i) the issuance of common stock in the exchange offer, the preferred stock exchange and the new equity investment and (ii) an amendment and restatement of our certificate of incorporation to increase the authorized shares of our common stock as described in 'The Recapitalization Plan -- The Proxy Solicitation';

    (5) there shall not have been threatened, instituted or pending any action, proceeding, claim or counterclaim by or before any government or governmental, regulatory or administrative agency or authority or tribunal or any court or any other person, domestic

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

        or foreign, that enjoins the consummation of the exchange offer, the consent solicitation, or the acquisition of debt securities tendered pursuant to the exchange offer or prohibits, prevents, restricts, limits or delays closing of the exchange offer or the consent solicitation or that would have a material adverse effect on the exchange offer or the consent solicitation;

    (6) there shall not have been any action threatened, pending or taken, or approval withheld, or any statue, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, issued, amended, enforced or deemed to be applicable to the exchange offer or the consent solicitation or us, by any legislative body, court, authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for purchase of, or payment for, some or all of the debt securities tendered illegal or otherwise restrict or prohibit completion of the exchange offer or the consent solicitation, (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the debt securities or delay or restrict the ability of any holder of our debt securities, or render any such holder unable, to deliver its debt securities or any consents with respect thereto, (iii) prevent or impair the effectiveness of the supplemental indentures or the proposed amendments or waivers in accordance with the provisions of this prospectus, in whole or in part, or (iv) materially affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business; and

    (7) any consents or approvals from government bodies and authorities which are required in order to complete the exchange offer shall have been obtained, including the approval of the Federal Communications Commission, if required, and any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    As noted above, we may waive the condition described in (1) above prior to the tender expiration date with the approval of our board of directors, the holders of a majority in aggregate principal amount of the debt securities, Apollo and Blackstone. We may not waive the conditions described in (2) through
(4) above. However, we may waive the remaining conditions, in whole or in part, at any time prior to the tender expiration date in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

PROCEDURES FOR TENDERING DEBT SECURITIES AND DELIVERING CONSENTS

    The following summarizes the procedures to be followed by all holders of debt securities in tendering their debt securities and delivering consents. Holders who tender notes in the exchange offer in accordance with the procedures described below will be deemed to have delivered consents to the proposed amendments and waivers to the indentures.

    Only a holder of debt securities may tender such debt securities in the exchange offer. To tender in the exchange offer, a holder must:

     complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the tender expiration date; or

     comply with DTC's Automated Tender Offer Program procedures described below.

    In addition, either:

     the exchange agent must receive debt securities along with the letter of transmittal; or

     the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such debt securities into the exchange agent's account at DTC

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

     according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

     the holder must comply with the guaranteed delivery procedures described below.

    To be tendered effectively, the exchange agent must receive physical delivery of the letter of transmittal and other required documents at the address set forth on the back cover of this prospectus prior to the tender expiration date.

    The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    The method of delivery of debt securities, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or debt securities to us. Holders may request their brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

    Any beneficial owner whose debt securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its debt securities, either:

     make appropriate arrangements to register ownership of the debt securities in such owner's name; or

     obtain a properly completed bond power from the registered holder of debt securities.

    The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

    Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another 'eligible guarantor institution' within the meaning of Rule 17Ad-15 under the Exchange Act, unless the debt securities tendered pursuant thereto are tendered:

     by a registered holder who has not competed the box entitled 'Special Issuance Instructions' or 'Special Delivery Instructions' on the letter of transmittal; or

     for the account of an eligible guarantor institution.

    If the letter of transmittal is signed by a person other than the registered holder of any debt securities listed on the debt securities, such debt securities must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the debt securities and an eligible institution must guarantee the signature on the bond power.

    If the letter of transmittal or any debt securities or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

    The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the debt securities to the exchange

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

agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term 'agent's message' means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering debt securities that are the subject of such book-entry confirmation;

     such participant has received and agrees to be bound by the terms of the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     the agreement may be enforced against such participant.

    We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered debt securities and withdrawal of tendered debt securities. Our determination will be final and binding. We reserve the absolute right to reject any debt securities not properly tendered or any notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular debt securities. Our interpretation of the terms and conditions of the exchange offer and consent solicitation, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of debt securities must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of debt securities, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of debt securities will not be deemed made until such defects or irregularities have been cured or waived. Any debt securities received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In all cases, we will issue common stock for debt securities that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     notes or a timely book-entry confirmation of such debt securities into the exchange agent's account at DTC; and

     a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the debt securities at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of debt securities by causing DTC to transfer such debt securities into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of debt securities who are unable to deliver confirmation of the book-entry tender of their debt securities into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their debt securities according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    Holders wishing to tender their debt securities but whose debt securities are not immediately available or who cannot deliver their debt securities, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the tender expiration date may tender if:

     the tender is made through an eligible institution;

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     prior to the tender expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

         -- setting forth the name and address of the holder, the registered number(s) of such debt securities and the principal amount of debt securities tendered;

         --  stating that the tender is being made thereby; and

         -- guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile of the letter of transmittal, together with the debt securities or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

     the exchange agent receives such properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered debt securities in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the tender expiration date.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their debt securities according to the guaranteed delivery procedures set forth above.

TRANSFERS OF OWNERSHIP OF TENDERED DEBT SECURITIES

    Holders may not transfer record ownership of any debt securities validly tendered into the exchange offer and not validly withdrawn. Beneficial ownership in tendered debt securities may be transferred by the holder by delivering to the exchange agent, at one of its addresses set forth on the back cover of this prospectus, an executed letter of transmittal identifying the name of the person who deposited the notes to be transferred, and completing the special payment instructions box with the name of the transferee (or, if tendered by book-entry transfer, the name of the participant in the book-entry transfer facility whose name appears on the security position listing as the transferee of such debt securities) and the principal amount of the debt securities to be transferred. If certificates have been delivered or otherwise identified (through a book-entry confirmation with respect to such debt securities) to the exchange agent, the name of the holder who deposited the debt securities, the name of the transferee and the certificate numbers relating to such debt securities should also be provided in the letter of transmittal. A person who succeeds to the beneficial ownership of tendered debt securities pursuant to the procedures set forth herein will be entitled to receive the common stock if the debt securities are accepted for exchange, or to receive the tendered debt securities if the exchange offer is terminated.

LOST OR MISSING CERTIFICATES

    If a holder desires to tender debt securities pursuant to the exchange offer, but the certificates representing such debt securities have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the applicable indenture trustee, at its address or telephone number listed below, about procedures for obtaining replacement certificates for such debt securities, arranging for indemnification or about any other matter that requires handling by the indenture trustee:

                             The Bank of New York
                             Corporate Trust Department
                             101 Barclay Street -- 7 East
                             New York, New York 10286
                             Attention: Ms. Carole Montreuil
                             Telephone: (212) 815-5920

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WITHDRAWAL OF TENDERS OF NOTES; REVOCATION OF CONSENTS

    Holders who tender debt securities (and therefore are deemed to deliver consents) pursuant to the exchange offer may withdraw such debt securities, and thereby revoke the related consents, at any time prior to the tender expiration date.

    In the event of a termination of the exchange offer, the debt securities tendered pursuant to the exchange offer will be promptly returned to the tendering holders.

    For a withdrawal to be effective:

     the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth on the back cover of this prospectus; or

     holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

    Any such notice of withdrawal must:

     specify the name of the person who tendered the debt securities to be withdrawn;

     identify the debt securities to be withdrawn, including the principal amount of such debt securities; and

     where certificates for debt securities have been transmitted, specify the name in which such debt securities were registered, if different from that of the withdrawing holder.

    If certificates for debt securities have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

     the serial numbers of the particular certificates to be withdrawn; and

     a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

    If debt securities have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn debt securities and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any debt securities so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any debt securities that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of debt securities tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such debt securities will be credited to an account maintained with DTC for debt securities, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn debt securities may be retendered by following one of the procedures described under ' -- Procedures for Tendering Debt Securities and Delivering Consents' above at any time on or prior to the tender expiration date.

    Any holder of debt securities who has delivered a consent, or who succeeds to ownership of debt securities in respect of which a consent has previously been delivered, may validly revoke such consent prior to the consent date only by withdrawing the debt securities to which such consent related pursuant to the procedures outlined above.

    A withdrawal of debt securities and a revocation of a consent can only be accomplished in accordance with the foregoing procedures. THE VALID REVOCATION OF A CONSENT WILL CONSTITUTE THE CONCURRENT VALID WITHDRAWAL OF THE TENDERED DEBT SECURITIES WITH RESPECT TO WHICH THE CONSENT WAS DELIVERED. AS A RESULT, A HOLDER OF DEBT SECURITIES WHO VALIDLY REVOKES A PREVIOUSLY DELIVERED CONSENT WILL NOT RECEIVE COMMON STOCK.

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TENDER EXPIRATION DATE; EXTENSION; AMENDMENT AND TERMINATION

    The exchange offer and consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, March 4, 2003. We reserve the right to extend the tender expiration date, but in no event may such date be extended beyond March 15, 2003 unless extended in accordance with the lockup agreement to such later date as we and the other parties to the lockup agreement may agree. During any extension of the exchange offer and consent solicitation, all debt securities previously tendered and not accepted for exchange will remain subject to the terms and conditions set forth in this prospectus and may, subject to the terms and conditions set forth herein, be accepted for exchange by us. During any extension of the exchange offer and consent solicitation, all consents delivered to the exchange agent will remain effective unless validly revoked prior to the tender expiration date.

    We have agreed not to alter the terms of the recapitalization plan and the prepackaged plan without prior written consent of the holders of a majority in aggregate principal amount of our debt securities, Apollo and Blackstone; provided, that each holder of our debt securities and each of Apollo and Blackstone must consent to any alteration that adversely affects such party in a manner inconsistent with other holders of our debt securities. Notwithstanding the foregoing, we may extend the expiration date of the exchange offer to any date not later than March 15, 2003, if, at the time of any such extension, the conditions to closing set forth in the exchange offer have not been satisfied or waived. Subject to the foregoing, we expressly reserve the absolute right, in our sole discretion, (1) to amend or modify terms of any or all of the exchange offer and consent solicitation, or (2) upon failure of any condition, to terminate the exchange offer and the consent solicitation, in each case if such amendment, modification or termination is determined by our board of directors to be in our best interests. Any extension or termination of the exchange offer and consent solicitation or any amendment or modification of the terms of the exchange offer and consent solicitation will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner by which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or such other means of announcement as we deem appropriate.

ACCEPTANCE OF DEBT SECURITIES AND DELIVERY OF COMMON STOCK

    Upon the terms and subject to the conditions to the exchange offer, we will accept for exchange, and deliver common stock as consideration for, debt securities validly tendered in the exchange offer (or defectively tendered, if we have waived such defect) and not validly withdrawn. Holders may not tender debt securities for exchange subsequent to the tender expiration date.

    We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of debt securities tendered in the exchange offer (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer), or to terminate the exchange offer and not accept for exchange any notes or term loans, if any of the conditions set forth under ' -- Conditions to the Exchange Offer and Consent Solicitation' have not been satisfied or waived by us or in order to obtain, or comply in whole or in part with, any governmental approval. In all cases, delivery of the common stock for debt securities accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates representing debt securities (or confirmation of a book-entry transfer thereof), a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof) or, in the case of a book-entry transfer, an agent's message, and any other documents required thereby.

    For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered debt securities (or defectively tendered debt securities with respect to which we have waived the defect) if, as and when we give oral (confirmed in writing) or written notice thereof to

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the exchange agent. Delivery of common stock for debt securities accepted for exchange in the exchange offer will be made by us by promptly depositing such consideration with the exchange agent, which will act as agent for the tendering holders for the purpose of receiving the common stock and transmitting the common stock to such holders.

    If, for any reason, acceptance for exchange of, or delivery of common stock for, validly tendered debt securities pursuant to the exchange offer is delayed or we are unable to accept for exchange, or to deliver common stock for, validly tendered debt securities pursuant to the exchange offer, then the exchange agent may, nevertheless, on our behalf, retain tendered debt securities, without prejudice to our rights described under ' -- Conditions to the Exchange Offer and Consent Solicitation,' ' -- Expiration Date; Extension; Amendment and Termination,' and ' -- Withdrawal of Tenders of Notes; Revocation of Consents,' subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

    If any tendered debt securities are not accepted for exchange for any reason pursuant to the terms and conditions of the exchange offer, or if certificates are submitted evidencing more debt securities than those that are tendered, certificates evidencing untendered debt securities will be returned, without expense, to the tendering holder (or, in the case of debt securities tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility (as defined below) pursuant to the procedures set forth in ' -- Procedures for Tendering Debt Securities and Delivering Consents -- Book Entry Transfer,' such debt securities will be credited to the account maintained at such book-entry transfer facility from which such debt securities were delivered), unless otherwise requested by such holder under 'Special Delivery Instructions' and 'Special Issuance Instructions' in the letter of transmittal, promptly following the expiration or termination of the exchange offer.

    Tendering holders of debt securities exchanged in the exchange offer who tender directly to DTC will not be obligated to pay brokerage commissions or fees to us, the dealer manager, the information agent or transfer taxes with respect to the exchange of their debt securities unless the box entitled 'Special Issuance Instructions' or the box entitled 'Special Delivery Instructions' in the letter of transmittal has been completed, as described in the instructions thereto. Holders who tender debt securities through their broker, commercial bank or other nominee may be required to pay commissions, fees or other charges and should consult with such institution to determine if any charges may be applicable. We will pay all other charges and expenses in connection with the exchange offer and the consent solicitation.

PROPOSED AMENDMENTS AND WAIVERS

    The proposed amendments to the senior secured discount notes indenture and senior secured notes indenture will delete in full the provisions of the indentures which restrict our ability to:

     incur additional indebtedness;

     make certain dividend, debt and other restricted payments;

     make loans and investments;

     issue capital stock of certain subsidiaries;

     engage in certain transactions with affiliates;

     create or incur liens; and

     permit certain subsidiaries to restrict their ability to make dividend payments;

and which require us to:

     pay taxes and other claims;

     maintain in-orbit satellite insurance;

     provide a statement by officers as to default; and

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     limit the business activities of our subsidiary.

    The amendments to the senior secured discount notes indenture and senior secured notes indenture will not affect any of the other provisions of the indentures, including those which restrict our ability to merge, consolidate or sell all or substantially all of our assets and require us to repurchase the notes upon a change of control or with the proceeds of certain asset sales.

    The proposed amendments to the convertible subordinated notes indenture will eliminate the following events of default:

     our breach of any covenant or warranty contained in the notes or the indenture;

     our default under any other indebtedness exceeding, individually or in the aggregate, $10 million; and

     certain events of bankruptcy, insolvency or reorganization of us.

The amendments to the convertible subordinated notes indenture will not affect any of the other provisions of the indenture, including those which require us to repurchase the notes upon a change of control.

    The restructuring will not constitute a 'change of control' under any of the indentures.

    Other provisions in each of the indentures will be amended to eliminate defined terms that are no longer used as a result of the proposed amendments.

    None of the proposed amendments will affect our obligation to pay interest, premium, if any, or principal on the notes, when due, to the holders of the notes that have not delivered consents. By delivering its consent, the holder of a note will waive any defaults or events of default under the indentures that may have occurred and be continuing and will not be entitled to receive any interest, premium, if any, or principal on the notes.

    The proposed amendments will be effected through a supplement to each of the indentures to be executed by us and the indenture trustees. The indentures require that holders of a majority in principal amount of senior secured discount notes, senior secured notes and convertible subordinated notes, other than notes owned by holders that are affiliated with us, consent to the amendments. Pursuant to the lockup agreement, holders of approximately 71% in aggregate principal amount at maturity of our senior secured discount notes, approximately 70% in aggregate principal amount of our senior secured notes and approximately 64% in aggregate principal amount of our convertible subordinated notes have agreed to tender their notes in the exchange offer and consent to the proposed amendments and waivers, thereby assuring that the proposed amendments and waivers will become effective in the event the exchange offer is completed. Notes not tendered in connection with the exchange offer will remain outstanding but will not be entitled to the benefits of the existing covenants and other provisions contained in the indentures that holders of debt securities of this type typically enjoy.

    In addition, subject to, and effective upon the completion of, the exchange offer, holders who tender their notes will waive (1) any failure by us to comply with any term, covenant, provision or condition of the indentures and (2) any defaults and events of default under the indentures now in existence (whether or not related to the restructuring) or caused by the recapitalization plan.

DEALER MANAGER

    Subject to the terms and conditions set forth in the dealer manager agreement dated as of January 30, 2003, between us and UBS Warburg LLC, we have retained UBS Warburg LLC to act as dealer manager and solicitation agent in connection with the exchange offer and consent solicitation. UBS Warburg LLC will not be soliciting acceptances to the prepackaged plan. UBS Warburg LLC has acted as exclusive financial advisor to us in connection with the restructuring. We are not paying UBS Warburg LLC any additional fees for its services in connection with the exchange offer and consent solicitation. We have agreed to reimburse the dealer manager for certain of its reasonable out-of-pocket expenses incurred in connection with the exchange offer and consent solicitations and to indemnify the dealer manager against certain

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liabilities, including liabilities under federal securities laws, and will contribute to payments the dealer manager may be required to make in respect thereof.

    The dealer manager and its affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. The dealer manager has received customary fees for such services. We will not pay any fees or commissions to any broker, dealer or other person (other than the dealer manager, the information agent and the exchange agent) in connection with the solicitation of tenders of notes and deliveries of consents.

    Neither the dealer manager nor the exchange agent assumes any responsibility for the accuracy or completeness of the information contained in this prospectus or for any failure to disclose events that may affect the significance or accuracy of such information.

    The dealer manager will assist with the mailing of this prospectus and related materials to holders of notes, respond to inquiries of and provide information to holders of debt securities in connection with the exchange offer and consent solicitation, and provide other similar advisory services as we may request from time to time.

    In addition to the dealer manager, our directors, officers and employees, who will not be specifically compensated for such services, may contact holders personally or by mail, telephone, telex or telegraph regarding the exchange offer and the consent solicitation and may request brokers, dealers and other nominees to forward this prospectus and related materials to beneficial owners of debt securities.

    We are not aware of any jurisdiction where the making of the exchange offer or the consent solicitation is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the exchange offer or the consent solicitation would not be in compliance with such laws, the exchange offer and the consent solicitation will not be made to (nor will tenders of debt securities or delivery of consents be accepted from or on behalf of) a holder residing in such jurisdiction in which the making or acceptance of the exchange offer and the consent solicitation would not be in compliance with the laws of such jurisdiction.

EXCHANGE AGENT

    The Bank of New York has been appointed as exchange agent for the exchange offer and consent solicitation. Questions and requests for assistance, and all correspondence in connection with the exchange offer and consent solicitation, or requests for additional letters of transmittal and any other required documents, may be directed to the exchange agent at its address and telephone number set forth on the back cover of this prospectus.

INFORMATION AGENT

    MacKenzie Partners, Inc. is serving as information agent in connection with the exchange offer and consent solicitation. The information agent will assist with the mailing of this prospectus and related materials to holders of notes, respond to inquiries of and provide information to holders of debt securities in connection with the exchange offer and consent solicitation, and provide other similar advisory services as we may request from time to time.

    Requests for additional copies of this prospectus, letters of transmittal and any other required documents should be directed to the dealer manager or to the information agent at one of its addresses and telephone numbers set forth on the back cover of this prospectus.

FEES AND EXPENSES

    In addition to the reimbursement of the expenses to the dealer manager pursuant to the dealer manager agreement, we will pay the exchange agent and the information agent reasonable and customary fees for their services (and will reimburse them for their reasonable out-of-pocket expenses in connection therewith), and will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in connection with forwarding

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copies of this prospectus and related documents to the beneficial owners of the debt securities and in handling or forwarding tenders for exchange. In addition, we will indemnify the exchange agent and the information agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

    We will pay all transfer taxes, if any, applicable to the exchange of debt securities pursuant to the exchange offer. If, however, any common stock or tendered debt securities not accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the debt securities or if common stock is to be registered in the name of any person other than the person signing the letter of transmittal or, in the case of book-entry transfer, transmitting instructions through DTC's Automated Tender Offer Program procedures or if a transfer tax is imposed for any reason other than the exchange of debt securities pursuant to the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

    We have agreed to pay UBS Warburg LLC a transaction fee of $10 million and an advisory fee of $200,000 per month in connection with the restructuring. We paid UBS Warburg LLC half of the transaction fee following the execution of the lockup agreement. The remaining portion of the transaction fee is due and payable to UBS Warburg LLC on the closing of the restructuring. Since May 2002 we have also paid UBS Warburg LLC its monthly advisory fee in connection with the restructuring and have agreed to pay UBS Warburg LLC this advisory fee through March 2003, whether or not we terminate the engagement prior to April 2003. These fees are all payable in cash. In addition to these fees, UBS Warburg LLC is entitled to be reimbursed by us for reasonable out-of-pocket expenses, including fees and expenses of counsel, in connection with its engagement.

    We paid MBL an opinion fee of $1 million for rendering an opinion to the special committee of our board of directors with respect to the fairness from a financial point of view of the terms of the recapitalization plan to the holders of our common stock, other than Apollo, Blackstone and Oppenheimer. We also paid MBL monthly cash payments of $300,000 for the first four months of its engagement as financial advisor to the special committee of the board of directors and monthly cash payments of $250,000 for each additional month thereafter during the term of the engagement. In addition to these fees, MBL is entitled to be reimbursed by us for reasonable out-of-pocket expenses, including fees and expenses of counsel, in connection with its engagement. We have also agreed to indemnify MBL and certain related persons to the full extent lawful against certain liabilities, including certain liabilites under the federal securities laws arising out if its engagement or the recapitalization plan. Effective November 30, 2002, the special committee of our board of directors terminated the engagement of MBL following the delivery of their fairness opinion.

    We have also agreed to pay the reasonable out-of-pocket expenses of the parties to the lockup agreement in connection with the restructuring.

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                              THE PREPACKAGED PLAN

--------------------------------------------------------------------------------

        WE HAVE NOT COMMENCED A CASE, WHICH WE REFER TO HEREIN AS A 'REORGANIZATION CASE', UNDER THE BANKRUPTCY CODE AND HAVE NOT FILED THE PREPACKAGED PLAN IN A CASE UNDER THE BANKRUPTCY CODE AT THIS TIME. THIS PROSPECTUS SOLICITS ADVANCE ACCEPTANCE OF THE PREPACKAGED PLAN IN THE EVENT THAT A REORGANIZATION CASE IS COMMENCED AND THE PREPACKAGED PLAN IS FILED, AND CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

--------------------------------------------------------------------------------

    For a summary of our financial condition, the background of and reasons for the restructuring and the reasons why we are seeking acceptance of the prepackaged plan, see 'The Restructuring -- Background of and Reasons for the Restructuring' on pages 40 through 45.

    In order to allow us to effect a bankruptcy reorganization in the quickest and most cost efficient manner, we are soliciting acceptances of the prepackaged plan from holders of impaired claims and interests under the prepackaged plan. The prepackaged plan provides for, among other things, the exchange of the debt securities and our preferred stock for common stock.

    We are soliciting acceptances of the prepackaged plan from the holders of our debt securities pursuant to this prospectus. We are soliciting acceptances of the prepackaged plan from our common and preferred stockholders pursuant to the proxy statement distributed to them in connection with the proxy solicitation.

    If the conditions to completion of the recapitalization plan, including the minimum tender condition of the exchange offer, are not met or waived, but we do receive the acceptance of the prepackaged plan by those classes of impaired claims and interests necessary to confirm the plan, we may commence a reorganization case and, provided that Apollo, Blackstone and Oppenheimer elect to proceed with the new equity investment, file and seek confirmation of the prepackaged plan. In connection with the implementation of the prepackaged plan, we do not currently anticipate that it will be necessary for our subsidiary, Satellite CD Radio, Inc., to commence a reorganization case under the Bankruptcy Code.

    UNDER THE PREPACKAGED PLAN, THE HOLDERS OF OUR DEBT SECURITIES AND OUR PREFERRED STOCK (AS WELL AS THE HOLDERS OF ALL OTHER CLAIMS AND INTERESTS) WILL RECEIVE THE SAME CONSIDERATION IN EXCHANGE FOR THEIR CLAIMS AND INTERESTS AS THEY WOULD RECEIVE IN THE EXCHANGE OFFER IN THE EVENT THE PREPACKAGED PLAN IS CONFIRMED AND BECOMES EFFECTIVE. MOREOVER, UPON CONFIRMATION, THE PREPACKAGED PLAN WILL BE BINDING ON ALL OF OUR CREDITORS REGARDLESS OF WHETHER SUCH CREDITORS VOTED TO ACCEPT THE PLAN.

    If each impaired class of claims or interests under the prepackaged plan does not accept the prepackaged plan, we may nevertheless seek to have the prepackaged plan confirmed under the 'cram down' provision of Section 1129(b) of the Bankruptcy Code described below. The 'cram down' provisions insure that holders of junior claims or interests cannot recover or retain any property or account of that claim or interest in the debtor under a plan that has been rejected by a senior class of impaired claims or interests. THEREFORE, IN THE EVENT THAT ANY IMPAIRED CLASS OF CLAIMS OR INTERESTS DOES NOT ACCEPT THE PREPACKAGED PLAN AND WE SEEK CONFIRMATION OF THE PREPACKAGED PLAN UNDER THE CRAM DOWN PROVISIONS, WE MAY BE REQUIRED TO AMEND THE PREPACKAGED PLAN AND SUCH AMENDMENTS MAY INCLUDE STOCKHOLDERS RECOVERING OR RETAINING NOTHING.

    The prepackaged plan is predicated on the completion of the new equity investment. Apollo, Blackstone and Oppenheimer have the right to terminate their obligation to purchase common stock in the new equity investment upon the occurrence of certain events, including in the event we choose to file a bankruptcy case. Without a new equity investment, we do not believe the prepackaged plan would meet the requirement for confirmation contained in
Section 1129 of the Bankruptcy Code that the plan be 'feasible.' See
' -- Confirmation of the Prepackaged Plan -- Feasibility of Prepackaged Plan.' Therefore, in the event that Apollo, Blackstone and Oppenheimer elect to terminate their obligations to purchase common stock in the new equity investment, and no suitable alternative new equity investment is located, we do not plan to seek confirmation of the prepackaged plan and your vote in favor of the prepackaged plan will be disregarded.

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

    The form of the prepackaged plan is attached to this prospectus as Exhibit C. The prepackaged plan and this prospectus should be read and studied in their entirety prior to voting on the prepackaged plan. See 'Risk
Factors -- Risks Related to the Prepackaged Plan' for a discussion of risks associated with the prepackaged plan and the transactions contemplated thereunder. You are urged to consult your counsel about the prepackaged plan and its effect on your legal rights before voting.

ANTICIPATED EVENTS IN A REORGANIZATION CASE

    Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor may remain in possession of its assets and business and attempt to reorganize its business for the benefit of the debtor, its creditors and other parties in interest.

    The commencement of a reorganization case creates an estate comprising all the legal and equitable interests of a debtor in property as of the date the petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a 'debtor in possession,' unless the bankruptcy court orders the appointment of a trustee. The filing of a reorganization case also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization.

    The Bankruptcy Code provides that upon commencement of a Chapter 11 bankruptcy case, the Office of the United States Trustee may appoint a committee of unsecured creditors and may, in its discretion, appoint additional committees of creditors or of equity security holders if necessary to assure adequate representation. The Bankruptcy Code provides that, once appointed, each official committee may appear and be heard on any issue in the Chapter 11 case and may also:

     consult with the trustee or debtor in possession concerning the administration of the case;

     investigate the acts, conduct, assets, liabilities, and financial condition of the debtor, the operation of the debtor's business and the desirability of the continuance of such business, and any other matter relevant to the case or to the formulation of a plan of reorganization;

     participate in the formulation of a plan, advise those represented by such committee of such committee's determinations as to any plan of reorganization formulated, and collect and file with the bankruptcy court acceptances or rejections of a plan of reorganization;

     request the appointment of a trustee or examiner; and

     perform such other services as are in the interest of those represented.

    Upon commencement of a Chapter 11 bankruptcy case, all creditors and equity securityholders have standing to be heard on any issue in the Chapter 11 proceedings pursuant to Section 1109(b) of the Bankruptcy Code.

    The formulation and confirmation of a plan of reorganization is the principal objective of a Chapter 11 case. The plan sets forth the means for satisfying the claims against and interests in the debtor. The prepackaged plan we propose provides for the reorganization of our capital structure, thereby enabling us to continue as a viable business enterprise.

SOLICITATIONS OF ACCEPTANCES OF THE PREPACKAGED PLAN

    Usually, a plan of reorganization is filed and votes to accept or reject the plan are solicited after the filing of a reorganization case. Nevertheless, a debtor may solicit votes prior to the commencement of a reorganization case in accordance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). In accordance with such provisions, we are soliciting acceptances from holders of impaired claims and interests in connection with our reorganization case.

    Bankruptcy Rule 3018(b) requires that:

     the plan of reorganization be transmitted to substantially all creditors and interest holders entitled to vote on the plan;

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

     the time prescribed for voting to reject or accept such plan not be unreasonably short; and

     the solicitation of votes be in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

Section 1125(a)(1) of the Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan. With regard to a solicitation of votes prior to the commencement of a reorganization case, Bankruptcy Rule 3018(b) specifically provides that acceptances or rejections of the plan by holders of claims or interests prior to the commencement of a reorganization case will not be deemed acceptances or rejections of the plan, if the bankruptcy court determines, after notice and a hearing, that the plan was not transmitted to substantially all creditors and equity security holders entitled to vote on the plan, that an unreasonably short time was prescribed for such creditors and equity security holders to vote on the plan, or that the solicitation was not otherwise in compliance with Section 1126(b) of the Bankruptcy Code. If the conditions of the Bankruptcy Code and Bankruptcy Rules are met, all acceptances and rejections received prior to the commencement of the reorganization case and within the prescribed solicitation period will be deemed to be acceptances and rejections of the plan for purposes of confirmation of the plan under the Bankruptcy Code.

    We may file a reorganization case seeking approval of the prepackaged plan if all the conditions of the recapitalization plan cannot be satisfied and/or waived on or before March 15, 2003 (or such earlier or later date as we and the other parties to the lockup agreement may agree), so long as we have received acceptances from those impaired classes of claims and interests necessary to confirm the plan.

    However, the bankruptcy court may conclude that the requirements of Section 1129 of the Bankruptcy Code for confirmation of the prepackaged plan have not been met. The bankruptcy court may find that the holders of impaired claims and interests have not accepted the prepackaged plan if the bankruptcy court finds that the prepackaged plan solicitation did not comply with all of the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules (including the requirement under Section 1126(b) of the Bankruptcy Code that the prepackaged plan solicitation comply with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or that the prepackaged plan solicitation is made after disclosure of adequate information). In such an event, we may be required to resolicit votes on the prepackaged plan before seeking confirmation of the prepackaged plan, in which case confirmation of the prepackaged plan could be delayed and possibly jeopardized.

    Bankruptcy Rule 3016(b) provides that either a disclosure statement under
Section 1125 of the Bankruptcy Code or evidence showing compliance with Section 1126(b) of the Bankruptcy Code shall be filed with the prepackaged plan or within the time fixed by the court. This prospectus is presented to holders of our impaired claims to satisfy the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rules 3016(b) and 3018(b). We believe that this prospectus and the solicitation process we undertake will meet these requirements.

    This prepackaged plan solicitation is being conducted at this time to obtain the acceptance of each impaired class of claims and interests entitled to vote. If we seek relief under Chapter 11 of the Bankruptcy Code, we will attempt to use such acceptances to obtain confirmation of the prepackaged plan as promptly as practicable. If we commence a reorganization case, we will promptly seek to obtain an order of the bankruptcy court finding that the prepackaged plan solicitation was in compliance with Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) and that the acceptance of each class of impaired claims and interests can be used for purposes of confirmation of the prepackaged plan under Chapter 11 of the Bankruptcy Code. We reserve the right to use the acceptances to seek confirmation of any permitted amendment or modification of the prepackaged plan, provided that we may not make any amendment or modification to the prepackaged plan prohibited by the prepackaged plan or the lockup agreement.

    As more fully described below, we are soliciting acceptances of the prepackaged plan from holders of each class of claims and interests in classes 2, 3, 5, 8 and 9.

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

                    SUMMARY OF CLASSIFICATION AND TREATMENT
          OF CLAIMS AND EQUITY INTERESTS UNDER THE PREPACKAGED PLAN(1)

                                                                           APPROXIMATE    APPROXIMATE
CLASS OR             TYPE OF CLAIM                                           ALLOWED      PERCENTAGE
SUBCLASS           OR EQUITY INTEREST                   TREATMENT           AMOUNT(2)     RECOVERY(3)
--------           ------------------                   ---------           ---------     -----------
 --        Administrative Claims                Unclassified; paid in      $    --           100%
                                                full in cash on the
                                                distribution date or such
                                                later date that the
                                                claims become due and
                                                owing in the ordinary
                                                course of business.
 --        Priority Tax Claims                  Unclassified; paid in      $    --           100%
                                                full in cash on the
                                                distribution date or such
                                                later date as the claims
                                                become due and owing in
                                                the ordinary course of
                                                business.
1          Other Priority Claims                Unimpaired; paid in full   $    --           100%
                                                in cash on the
                                                distribution date or such
                                                later date as the claims
                                                become due and owing in
                                                the ordinary course of
                                                business.
2          Senior Secured Claims
2A         Senior Secured Discount Note         Impaired; a pro rata       $292,581,967       72%
           Claims                               share of 228,067,643
                                                shares of our common
                                                stock, representing
                                                approximately 23.7% of
                                                our outstanding common
                                                stock as of the effective
                                                date of the prepackaged
                                                plan.
2B         Senior Secured Note Claims           Impaired; a pro rata       $224,166,667       72%
                                                share of 174,737,417
                                                shares of our common
                                                stock, representing
                                                approximately 18.2% of
                                                our outstanding common
                                                stock as of the effective
                                                date of the prepackaged
                                                plan.
2C         Lehman Senior Credit Facility        Impaired; Lehman will      $155,213,333       72%
           Claims                               receive 120,988,793
                                                shares of our common
                                                stock, representing
                                                approximately 12.6% of
                                                our outstanding common
                                                stock as of the effective
                                                date of the prepackaged
                                                plan.

                                                                           APPROXIMATE    APPROXIMATE
CLASS OR             TYPE OF CLAIM                                           ALLOWED      PERCENTAGE
SUBCLASS           OR EQUITY INTEREST                   TREATMENT           AMOUNT(2)     RECOVERY(3)
--------           ------------------                   ---------           ---------     -----------
3          Loral Claims                         Impaired; Loral will       $ 75,644,620       72%
                                                receive 58,964,982 shares
                                                of our common stock,
                                                representing
                                                approximately 6.1% of our
                                                outstanding common stock
                                                as of the effective date
                                                of the prepackaged plan.
4          Other Secured Claims                 Unimpaired; at our         $    --           100%
                                                option, collateral
                                                returned to creditor or
                                                claim cured and
                                                reinstated.
5          Convertible Subordinated Note        Impaired; pro rata share   $ 17,845,324       72%
           Claims                               of 13,910,430 shares of
                                                our common stock,
                                                representing
                                                approximately 1.4% of our
                                                outstanding common stock
                                                as of the effective date
                                                of the prepackaged plan.
6          Insured Claims                       Unimpaired; legal,         $    --           100%
                                                equitable and contractual
                                                rights of Insured Claims
                                                are unaffected by the
                                                prepackaged plan.
7          General Unsecured Claims             Unimpaired; paid in full   $ 40,000,000      100%
                                                in cash, on the
                                                distribution date or such
                                                later date as the claims
                                                become due and owing in
                                                the ordinary course of
                                                business.
8          Preferred Stock Interests
8A         Series A Preferred Stock Interests   Impaired; pro rata share   $196,037,699       16%
                                                of: (a) 27,564,584 shares
                                                of our common stock
                                                (representing
                                                approximately 2.8% of our
                                                outstanding common stock
                                                as of the effective date
                                                of the prepackaged plan);
                                                plus (b) warrants to
                                                purchase an aggregate of
                                                31,353,901 shares of our
                                                common stock
                                                (representing
                                                approximately 3.2% of our
                                                outstanding common stock
                                                as of the effective date
                                                of the prepackaged plan).

                                                                           APPROXIMATE    APPROXIMATE
CLASS OR             TYPE OF CLAIM                                           ALLOWED      PERCENTAGE
SUBCLASS           OR EQUITY INTEREST                   TREATMENT           AMOUNT(2)     RECOVERY(3)
--------           ------------------                   ---------           ---------     -----------
8B         Series B Preferred Stock Interests   Impaired; pro rata share   $ 87,926,437       16%
                                                of: (a) 12,363,212 shares
                                                of our common stock
                                                (representing
                                                approximately 1.3% of our
                                                outstanding common stock
                                                as of the effective date
                                                of the prepackaged plan);
                                                plus (b) warrants to
                                                purchase an aggregate of
                                                14,062,789 shares of our
                                                common stock
                                                (representing
                                                approximately 1.5% of our
                                                outstanding common stock
                                                as of the effective date
                                                of the prepackaged plan).
8C         Series D Preferred Stock Interests   Impaired; pro rata share   $263,604,593       16%
                                                of: (a) 37,065,069 shares
                                                of our common stock
                                                (representing
                                                approximately 3.9% of our
                                                outstanding common stock
                                                as of the effective date
                                                of the prepackaged plan);
                                                plus (b) warrants to
                                                purchase an aggregate of
                                                42,160,424 shares of our
                                                common stock
                                                (representing
                                                approximately 4.4% of our
                                                outstanding common stock
                                                as of the effective date
                                                of the prepackaged plan).
9          Common Stock Interests               Impaired; interest             N/A          N/A
                                                retained but diluted as a
                                                result of the issuance of
                                                additional shares of our
                                                common stock.
10         Other Interests                      Unimpaired; holders will       N/A           100%
                                                retain their Other
                                                Interests and the legal,
                                                equitable and contractual
                                                rights of such holders
                                                will be unaltered by the
                                                prepackaged plan.

---------

(1) This table is only a summary of the classification and treatment of claims and interests under the prepackaged plan. Reference should be made to this prospectus and the prepackaged plan attached to this prospectus as Exhibit C for a complete description of the classification and treatment of claims and interests.

(2) The amounts are solely estimates; the actual allowed amounts may vary materially, depending on the nature and extent of claims actually asserted and the final reconciliation of all administrative expenses and other claims.
                                              (footnotes continued on next page)

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

(footnotes continued from previous page)

(3) The approximate percentage recovery for any class is the aggregate value of all cash, common stock and warrants to be distributed to that class. Solely for purposes of calculating approximate percentage recovery, the value of our common stock has been derived from the price at which Oppenheimer has agreed to purchase common stock in the new equity investment. Oppenheimer has agreed to purchase common stock at a price per share of $0.92 in the new equity investment. Apollo and Blackstone have agreed to purchase common stock at a price per share of $1.04 in the new equity investment. In calculating approximate percentage recovery, we selected the price at which Oppenheimer has agreed to purchase common stock in the new equity investment because we believe it represents a reasonable price at which an institutional investor would be willing to purchase $50 million or more of our common stock in a negotiated transaction and it represents a more conservative valuation of our company than the price at which Apollo and Blackstone have agreed to purchase common stock. On January 30, 2003, the closing bid price of our common stock on the Nasdaq National Market was $1.11 per share. The warrants to be distributed to Apollo and Blackstone have an assumed value of $17 million, which was derived using a Black-Scholes methodology as of December 31, 2002.

HOLDERS OF CLAIMS ENTITLED TO VOTE; VOTING RECORD DATE

    Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the plan. The Bankruptcy Code requires that each claim or interest be placed in a class with claims or interests that are 'substantially similar'. Consents to a plan of reorganization are then solicited and tallied for each class. At a minimum, at least one class of impaired claims (without including any acceptance of the plan by any insider of the debtor) under the plan must vote to accept the plan. An impaired class of claims will be deemed to accept the prepackaged plan if the holders of claims in that class casting votes in favor of acceptance of the prepackaged plan (1) hold at least two-thirds in aggregate dollar amount of the claims of the holders in such class who cast votes with respect to the prepackaged plan, and (2) constitute more than one-half in number of holders of allowed claims in such class who cast votes with respect to the prepackaged plan. An impaired class of interests will be deemed to accept the prepackaged plan if the holders of interests in that class casting votes in favor of acceptance of the prepackaged plan hold at least two-thirds in amount of the allowed interests in such class who cast votes with respect to the prepackaged plan.

    Classes of claims or interests that are not 'impaired' under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and are not entitled to vote. By contrast, classes of claims or interests that do not receive or retain any property under a plan on account of such claims or interests are deemed to have rejected the plan and do not vote. Acceptances of the prepackaged plan are being solicited only from those persons who hold claims or interests in a class which may be impaired under the prepackaged plan and who are not deemed by the Bankruptcy Code to have rejected the prepackaged plan. A class of claims or interests is 'impaired' if the legal, equitable, or contractual rights to which the claims or interests entitle the holders of claims or interests of that class are altered.

    The following classes of claims and interests are impaired under the prepackaged plan, and all holders of claims and interests in such classes as of the voting record date are entitled to vote to accept or reject the prepackaged plan:

   CLASS 2 Senior Secured Claims
    CLASS 3 Loral Claims
    CLASS 5 Convertible Subordinated Note Claims
    CLASS 8 Preferred Stock Interests
    CLASS 9 Common Stock Interests

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

--------------------------------------------------------------------------------

        CLASSES 1, 4, 6, 7 AND 10 ARE UNIMPAIRED UNDER THE PREPACKAGED PLAN IN ACCORDANCE WITH SECTION 1124 OF THE BANKRUPTCY CODE AND, ACCORDINGLY, HOLDERS OF CLAIMS OR INTERESTS IN SUCH CLASSES ARE DEEMED TO HAVE ACCEPTED THE PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

--------------------------------------------------------------------------------

    To be entitled to vote to accept or reject the prepackaged plan, a holder of an allowed claim or interest in any such Class 2, 3, 5, 8 and 9 must have been the beneficial owner of such claim or interest at the close of business on the voting record date, regardless of whether such claim is held of record on the voting record date in such holder's name or in the name of such holder's broker, dealer, commercial bank, trust company or other nominee. If a claim is held in the name of a holder's broker, dealer, commercial bank, trust company or other nominee, the beneficial owner will vote on the prepackaged plan by completing the information requested on the ballot, voting and signing the ballot and then providing the ballot to the record holder holding the claim for the beneficial owner's benefit if the ballot has not already been signed by the beneficial owner's nominee or agent. If the ballot has already been signed by the beneficial owner's agent or nominee, the beneficial owner can vote on the prepackaged plan by completing the information requested on the ballot, indicating their vote on the ballot and returning their ballot in the enclosed, pre-addressed postage paid envelope so it is actually received by the voting agent before the solicitation expiration date. No appraisal rights are available to holders of claims or interests in connection with the prepackaged plan.

    Each holder of a claim or interest in an impaired class of claims or interests should refer to the detailed instructions contained in ' -- The Prepackaged Plan Solicitation' on page 97 which describes the voting procedures for such class and in the other materials delivered with this prospectus.

VOTE REQUIRED FOR CLASS ACCEPTANCE OF THE PREPACKAGED PLAN

    As a condition to confirmation, the Bankruptcy Code requires that, except to the extent the prepackaged plan meets the 'nonconsensual confirmation' standards discussed below under ' -- Confirmation of the Prepackaged Plan without Acceptance By All Classes of Impaired Claims and Interests,' each impaired class of claims and interests accept the prepackaged plan.

    For a class of impaired claims or interests to accept the prepackaged plan,
Section 1126 of the Bankruptcy Code requires acceptance by:

     in the case of claims, holders of claims that hold at least two-thirds in amount and over one-half in number of holders of the allowed claims of such class, and in the case of interests, holders of interests that hold at least two-thirds in amount of the allowed interests of such class,

in each case counting only those holders who actually vote to accept or reject the prepackaged plan. Holders of claims or interests which fail to vote or abstain from voting are not counted as either accepting or rejecting the prepackaged plan. Accordingly, the prepackaged plan could be approved by any impaired class of claims with the affirmative vote of significantly less than two-thirds in amount and one-half in number of the claims in such class and any impaired class of interests with the affirmative vote of significantly less than two-thirds in amount of the interests in such class.

    Pursuant to the lockup agreement, approximately 78% in aggregate principal amount of Class 2, 100% in aggregate principal amount of Class 3, approximately 64% in aggregate principal amount of Class 5 and Apollo and Blackstone, the holders of our preferred stock, and 100% of the interests in Class 8 have agreed to vote to accept the prepackaged plan, thereby assuring acceptances of the prepackaged plan by Classes 3 and 8.

    If the prepackaged plan is confirmed, each holder of a claim or interest in a class will receive the same consideration as the other members of the class, and the prepackaged plan will be binding with respect to all holders of claims and interests of each class, including members who did not vote or who voted to reject the prepackaged plan.

CLASSIFICATIONS UNDER THE PREPACKAGED PLAN

    The principal provisions of the prepackaged plan are summarized below. This summary is qualified in its entirety by reference to the prepackaged plan. WE URGE ALL CLAIM HOLDERS AND OTHER PARTIES IN INTEREST TO READ AND STUDY CAREFULLY THE PREPACKAGED PLAN.

CLASSIFICATION AND ALLOWANCE OF CLAIMS AND INTERESTS

    Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify claims against, and interests in, a debtor. Under Section 1122 of the Bankruptcy Code, a plan of reorganization may classify claims and interests only into classes containing claims and interests which are 'substantially similar' to such claims or interests. The prepackaged plan designates seven classes of claims and three classes of interests. A plan of reorganization cannot be confirmed if there has been an improper classification of claims and interests.

    We believe that we have classified all claims and interests in compliance with the provisions of Section 1122 of the Bankruptcy Code. However, once our reorganization case has been commenced, a claim holder or interest holder could challenge our classification of claims and interests, and the bankruptcy court could determine that a different classification is required for the prepackaged plan to be confirmed. In such event, it is our intention to seek to modify the prepackaged plan to provide for whatever classification might be required by the bankruptcy court and to use the sufficient acceptances received, to the extent permitted by the bankruptcy court, to demonstrate the acceptance of the class or classes which are affected. Any such reclassification could affect a class's acceptance of the prepackaged plan by changing the composition of such class and the required vote for acceptance of the prepackaged plan and could potentially require a resolicitation of votes on the prepackaged plan.

    The prepackaged plan provides for the classification and treatment of claims and our interest holders allowed under Section 502 of the Bankruptcy Code. Only the holder of an allowed claim or an allowed interest is entitled to receive a distribution under the prepackaged plan.

    An allowed claim or allowed interest is:

     any claim or interest that is scheduled as liquidated in an amount and not disputed nor contingent and no objection to the allowance of the claim or interest or request to estimate the claim or interest, has been interposed within any time period provided under the plan or under applicable law; or

     any disputed claim or disputed interest that has been adjudicated as an allowed claim or interest; or

     any claim or interest that is specified as an allowed claim or allowed interest under the prepackaged plan or the confirmation order.

    A disputed claim or disputed interest is a claim or interest that is not an allowed claim or allowed interest and:

     the claim or interest is not contained on a schedule to the prepackaged plan;

     the claim or interest is scheduled as unliquidated, disputed, contingent or unknown;

     the claim or interest is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the bankruptcy court, the prepackaged plan or applicable non-bankruptcy law, which objection or request for estimation has not been withdrawn or resolved; or

     the claim or interest is otherwise specified as 'disputed' or as a 'disputed claim' pursuant to the prepackaged plan.

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

SUMMARY OF DISTRIBUTIONS UNDER THE PREPACKAGED PLAN

    THE FOLLOWING SUMMARY OF DISTRIBUTIONS UNDER THE PREPACKAGED PLAN IS SUBJECT, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE, TO THE PREPACKAGED PLAN.

    If the prepackaged plan is confirmed by the bankruptcy court, each holder of an allowed claim or allowed interest in a particular class will receive the same treatment as the other holders in the same class of claims or interests, whether or not such holder voted to accept the prepackaged plan. Moreover, upon confirmation, the prepackaged plan will be binding on all of our creditors and stockholders regardless of whether such creditors or stockholders voted to accept the prepackaged plan (unless such holder agrees to accept less favorable treatment). Such treatment will be in full satisfaction, release and discharge of and in exchange for such holder's claims against or interests in us, except as otherwise provided in the prepackaged plan.

    Treatment of Unclassified Claims. The Bankruptcy Code does not require classification of certain priority claims against a debtor. In this case, these unclassified claims include administrative claims and priority tax claims as set forth below.

        1. Administrative Claims. An 'administrative claim' is any cost or expense of administration of our reorganization case allowed under Section 503(b), and referred to in Section 507(a)(1), of the Bankruptcy Code. These claims include, without limitation:

         any actual and necessary costs and expenses of preserving our estate and operating our business during our reorganization case, including any indebtedness or obligations incurred or assumed by us as debtor in possession in connection with our conduct of our business or for the acquisition or lease of property or for the rendition of services, and any of our costs and expenses for the management, preservation, sale or other disposition of assets during our reorganization case, the administration, prosecution or defense of claims by or against us and for distributions under the prepackaged plan; and

         any allowances of compensation or reimbursement of expenses to the extent allowed by final order of the bankruptcy court under Sections 330 and 503(b) of the Bankruptcy Code.

        Subject to the bar date provisions contained in the prepackaged plan, each holder of an allowed administrative claim will, in full satisfaction, release, and discharge of such allowed administrative claim: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan, be paid in full, in cash, in accordance with the terms of any agreement between us and such holder, or as may be due and owing under applicable nonbankruptcy law or in the ordinary course of business; or
    (c) on such other terms and conditions as are acceptable to the parties.

        If the bankruptcy court confirms the prepackaged plan within the time frame anticipated by us, we expect that the amount of administrative claims will be significantly less than if we had commenced a reorganization case without prior receipt of the approvals necessary to confirm the prepackaged plan. In the event the bankruptcy court confirms the prepackaged plan within 45 days after the commencement of our reorganization case, and assuming there is no significant litigation initiated or objections filed with respect to the prepackaged plan, we estimate that the aggregate allowed amount of administrative claims (other than those discharged or to be satisfied by us in the ordinary course of business) will be approximately
    $5 million as of the date the prepackaged plan becomes effective.

        2. Priority Tax Claims. A 'priority tax claim' is that portion of any claim against us for unpaid taxes which is entitled to priority in right of payment under Section 507(a)(7) of the Bankruptcy Code. We are now current and anticipate that we will continue to be current on our tax obligations at the time we commence our reorganization case. Assuming the bankruptcy court confirms the prepackaged plan within 45 days after the commencement of our reorganization case, we estimate that the aggregate allowed amount of priority tax claims

    (other than those discharged by us in the ordinary course of business) will be less than $500,000 on the date the prepackaged plan becomes effective.

        Pursuant to the prepackaged plan, each holder of a priority tax claim that is an allowed claim will, in full satisfaction, release, and discharge of such allowed priority tax claim: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan, be paid in full, in cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable nonbankruptcy law, or in the ordinary course of business; or (c) on such other terms and conditions as are acceptable to the parties.

    Treatment of Classified Claims. The following describes the prepackaged plan's classification of the claims and interests that are required to be classified under the Bankruptcy Code and the treatment that the holders of allowed claims or allowed interests will receive for such claims or interests:

        Class 1 -- Other Priority Claims. Class 1 consists of all priority claims. A priority claim is any claim against us for an amount entitled to priority under Section 507(a) of the Bankruptcy Code, other than an administrative claim or a priority tax claim. These claims are primarily for employee wages, vacation pay, severance pay, contributions to benefit plans and other similar amounts. We estimate that the aggregate allowed amount of priority claims will be less than $5 million on the date the prepackaged plan becomes effective.

        We intend to seek an order approving the pre-effective date payment of priority claims. To the extent such an order is not entered or such claims are not paid prior to the date the prepackaged plan becomes effective, pursuant to the prepackaged plan, the legal, equitable and contractual rights of the holders of allowed Class 1 claims are unaltered by the plan. Each holder of an allowed Class 1 claim, will, in full satisfaction of and in exchange for such allowed Class 1 claim: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan, be paid in full, in cash, on the distribution date; (b) to the extent such claim is not due and owing on the effective date of the prepackaged plan, be paid in full, in cash, in accordance with the terms of any agreement between the parties, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (c) on such other terms and conditions as are acceptable to the parties.

        CLASS 1 IS UNIMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 1 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE TO HAVE ACCEPTED THE PREPACKAGED PLAN.

        Class 2 -- Senior Secured Claims. Class 2 consists of all senior secured claims. The senior secured claims are comprised of the senior secured discount note claims, senior secured note claims and Lehman senior credit facility claims, all of which are secured by common collateral.

        As to the senior secured discount note claims, our records reflect approximately 200 beneficial holders and a total obligation at March 15, 2003, which includes principal and accrued interest, of $292,581,967. As to the senior secured note claims, our records reflect approximately 200 beneficial holders and a total obligation at March 15, 2003, which includes principal and accrued interest, of $224,166,667. As to the Lehman senior term loan claims, our records reflect one beneficial holder, Lehman, and a total obligation at March 15, 2003, which includes principal and accrued interest, of $155,213,333.

        Each holder of an allowed Class 2 claim will receive a pro rata distribution of our common stock, equal to approximately 779.5 shares for each $1,000 of principal and interest as of March 15, 2003. For purposes of calculating that distribution, the prepackaged plan divides Class 2 into subclasses and provides for a pro rata distribution of the following number of shares of our common stock to each of the subclasses:

           Class 2A (Senior Secured Discount Note Claims) -- 228,067,643 shares of our common stock.

           Class 2B (Senior Secured Note Claims) -- 174,737,417 shares of our common stock.

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

           Class 2C (Lehman Senior Credit Facility Claims) -- 120,988,793 shares of our common stock.

        CLASS 2 IS IMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 2 ARE ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

        Class 3 -- Loral Claims. Class 3 consists of the senior term loan claims of Loral. As to the Loral senior term loan claims, our records reflect one beneficial holder, Loral, and a total obligation at March 15, 2003, which includes principal and accrued interest, of $75,644,620. Loral, as the holder of record of the allowed Class 3 claim, on the distribution record date will receive 58,964,982 shares of our common stock, equal to approximately 779.5 shares for each $1,000 of principal and interest as of March 15, 2003.

        CLASS 3 IS IMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 3 ARE ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

        Class 4 -- Other Secured Claims. Class 4 consists of all secured claims other than the claims in Classes 2 and 3. For purposes of the prepackaged plan each such allowed other secured claim will be deemed a separate subclass. We estimate that the amount of such claims will not exceed $5 million in the aggregate. At our option, each holder of an allowed Class 4 claim will either (a) have the property that serves as collateral for its claim returned, or (b) have its claim 'cured and reinstated', in accordance with Section 1124(2) of the Bankruptcy Code.

        CLASS 4 IS UNIMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 4 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE TO HAVE ACCEPTED THE PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE.

        Class 5 -- Convertible Subordinated Note Claims. Class 5 consists of all convertible subordinated note claims. As to the convertible subordinated note claims, our records reflect approximately 300 beneficial holders and a total obligation at March 15, 2003, which includes principal and accrued interest, of $17,845,324. Each holder of record of an allowed Class 5 claim on the distribution record date will receive 779.5 shares of our common stock on account of each $1,000 of principal and interest as of March 15, 2003, for an aggregate distribution of 13,910,430 shares of common stock.

        CLASS 5 IS IMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 5 ARE ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

        Class 6 -- Insured Claims. Class 6 consists of all claims that are covered by insurance policies maintained by or for our benefit, but only to the extent of insurance coverage under such insurance policies. We are presently unable to determine the amount of such claims (if any) that will be asserted in this class. Under the prepackaged plan, holders of insured claims that become allowed claims will have their legal, equitable and contractual rights unaltered by the plan.

        CLASS 6 IS UNIMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 6 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE TO HAVE ACCEPTED THE PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE.

        Class 7 -- General Unsecured Claims. Class 7 consists of all unsecured claims, except for administrative claims, priority tax claims or claims in Classes 1 through 6, inclusive. General unsecured claims will include trade and vendor claims. Our records indicate approximately $40 million in accounts payable that would be included in Class 7. To the extent any allowed general unsecured claim has not been paid or satisfied by performance in full prior to the date the prepackaged plan becomes effective, the legal, equitable and contractual rights of the holders of allowed Class 7 claims are unaltered by the prepackaged plan. In full satisfaction of and in exchange for each allowed Class 7 claim, the holder will: (a) to the extent such claim is due and owing on the effective date of the prepackaged plan, be paid in full, in cash, on the distribution date;
    (b) to the extent such claim is not due and owing on the effective date of the prepackaged claim, be paid in full, in cash, in accordance with the terms of any

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

    agreement between the parties, or as may be due and owing under applicable nonbankruptcy law or in the ordinary course of business; or (c) on such other terms and conditions as are acceptable to the parties.

        CLASS 7 IS UNIMPAIRED, AND THE HOLDERS OF CLAIMS IN CLASS 7 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE TO HAVE ACCEPTED THE PREPACKAGED PLAN AND ARE NOT ENTITLED TO VOTE.

        Class 8 -- Preferred Stock. Class 8 consists of all preferred stock interests and is divided into three subclasses for the purposes of calculating distributions.

        Class 8A -- Series A Preferred Stock Interests. Class 8A consists of all interests of holders of our 9.2% Series A Junior Cumulative Convertible Preferred Stock issued and outstanding on the date the petition for relief is filed with the bankruptcy court. Apollo is the only holder of a Class 8A interest. Apollo, as the holder of record of the allowed Class 8A interest on the distribution record date, will receive an aggregate of 27,564,584 newly issued shares of our common stock and warrants to purchase 31,353,901 shares of our common stock. 18,812,340 of these warrants will have an exercise price of $1.04 per share and 12,541,561 of these warrants will have an exercise price of $0.92 per share, and all of these warrants will expire two years after the effective date of the restructuring.

        CLASS 8A IS IMPAIRED, AND THE HOLDER OF INTERESTS IN CLASS 8A IS ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

        Class 8B -- Series B Preferred Stock Interests. Class 8B consists of all interests of holders of our 9.2% Series B Junior Cumulative Convertible Preferred Stock issued and outstanding on the date the petition for relief is filed with the bankruptcy court. Apollo is the only holder of a Class 8B interest. Apollo, as the holder of record of the allowed Class 8B interest on the distribution record date, will receive an aggregate of 12,363,212 newly issued shares of our common stock and warrants to purchase 14,062,789 shares of our common stock. 8,437,673 of these warrants will have an exercise price of $1.04 per share and 5,625,116 of these warrants will have an exercise price of $0.92 per share, and all of these warrants will expire two years after the effective date of the restructuring.

        CLASS 8B IS IMPAIRED, AND THE HOLDER OF INTERESTS IN CLASS 8B IS ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

        Class 8C -- Series D Preferred Stock Interests. Class 8 consists of all interests of holders of our 9.2% Series D Junior Cumulative Convertible Preferred Stock issued and outstanding on the date the petition for relief is filed with the bankruptcy court. Blackstone is the only holder of a Class 8C interest. Blackstone, as the holder of record of the allowed
    Class 8C interest on the distribution record date will receive an aggregate of 37,065,069 newly issued shares of our common stock and warrants to purchase 42,160,424 shares of our common stock. 25,296,255 of these warrants will have an exercise price of $1.04 per share and 16,864,169 of these warrants will have an exercise price $0.92 per share, and all of these warrants will expire two years after the effective date of the restructuring.

        CLASS 8C IS IMPAIRED, AND THE HOLDER OF INTERESTS IN CLASS 8C IS ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

        Class 9 -- Common Stock Interests. Class 9 consists of all interests of holders of our common stock issued and outstanding on the date the petition for relief is filed with the bankruptcy court. We estimate that, as of the date of this prospectus, there are approximately 75,000 beneficial holders of Class 9 interests. Each holder of a Class 9 interest will retain its interest as it existed on the date the petition for relief is filed with the bankruptcy court; however, the issuance of common stock in exchange for the impaired classes of claims and interests under the prepackaged plan will substantially dilute the ownership interest of each holder of a Class 9 interest.

        CLASS 9 IS IMPAIRED AND THE HOLDERS OF INTERESTS IN CLASS 9 ARE ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

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

        Class 10 -- Other Interests. Class 10 consists of all interests of holders of our warrants and options issued and outstanding on the date the petition for relief is filed with the bankruptcy court. These other interests include warrants issued to automotive partners, content providers, and certain warrants issued in connection with the senior secured notes and Lehman senior term loans as well as options issued to employees, consultants and members of our board of directors. We estimate that, as of the date of this prospectus, there are approximately 350 beneficial holders of Class 10 interests. Under the prepackaged plan, the other interests will be retained by their holders.

        CLASS 10 IS UNIMPAIRED AND THE HOLDERS OF INTERESTS IN CLASS 10 ARE CONCLUSIVELY PRESUMED PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE TO HAVE ACCEPTED THE PREPACKAGED PLAN.

CONFIRMATION OF THE PREPACKAGED PLAN

    If we seek to implement the prepackaged plan by commencing a reorganization case, we will promptly request that the bankruptcy court hold a confirmation hearing (including a determination that the prepackaged plan solicitation was in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Bankruptcy
Code), upon such notice to parties in interest as is required by the Bankruptcy Code and the bankruptcy court. Rule 2002(b) of the Bankruptcy Rules requires no less than 25 days' notice by mail of the time for filing objections to confirmation of the prepackaged plan and of the time and place of the confirmation hearing, unless the bankruptcy court shortens or lengthens this period. Parties in interest, including all holders of impaired claims and interests, will be provided notice by mail, or by publication if required by the bankruptcy court, of the date and time fixed by the bankruptcy court for the confirmation hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the prepackaged plan. The bankruptcy court will also establish procedures for the filing and service of objections to confirmation of the prepackaged plan. Such procedures will be described to parties in interest in the notice informing them of the time for filing objections to confirmation of the prepackaged plan.

--------------------------------------------------------------------------------

        ANY OBJECTIONS TO CONFIRMATION OF THE PREPACKAGED PLAN
    MUST BE FILED WITH THE BANKRUPTCY COURT IN ACCORDANCE WITH
    APPLICABLE BANKRUPTCY RULES AND ANY PROCEDURES ESTABLISHED
    BY THE BANKRUPTCY COURT.

--------------------------------------------------------------------------------

    In order for the prepackaged plan to be confirmed, and regardless of whether all impaired classes of claims and interests vote to accept the prepackaged plan, the Bankruptcy Code requires that the bankruptcy court determine that the prepackaged plan complies with the requirements of Section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code requires for confirmation, among other things, that:

     except to the extent the prepackaged plan meets the 'nonconsensual confirmation' standards discussed below under ' -- Confirmation of the Prepackaged Plan Without Acceptance By All Classes of Impaired Claims and Interests,' the prepackaged plan be accepted by each impaired class of claims and interests by the requisite votes of holders of claims or interests in such impaired classes;

     the prepackaged plan is feasible (that is, there is a reasonable probability that we will be able to perform our obligations under the prepackaged plan and continue to operate our business without the need for further financial reorganization) (see ' -- Feasibility of the Prepackaged Plan'); and

     the prepackaged plan meets the requirements of Section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each impaired class, each holder of a claim or interest in such class either (a) accepts the prepackaged plan or (b) receives at least as much pursuant to the prepackaged plan as such holder would receive in our liquidation under Chapter 7 of the Bankruptcy Code (see ' -- The Best Interests Test').

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

In addition, we must demonstrate in accordance with Section 1129 of the Bankruptcy Code that:

     the prepackaged plan is proposed in good faith;

     the prepackaged plan complies with the Bankruptcy Code;

     payments for services or costs and expenses in or in connection with the case, or in connection with the prepackaged plan, have been approved by or are subject to the approval of the bankruptcy court;

     the individuals to serve as our officers and directors have been disclosed and their appointment or continuance in such office is consistent with the interests of creditors and interest holders;

     the identity of any insider that will be employed or retained by us is disclosed, as well as any compensation to be paid to such insider;

     all statutory fees have been or will be paid; and

     the prepackaged plan provides for the continued maintenance of retiree benefits, if any, at a certain level.

ACCEPTANCE OF THE PREPACKAGED PLAN

    As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan of reorganization, unless the 'cram down' requirements of Section 1129(b) of the Bankruptcy Code are met. Classes of claims or interests that are not 'impaired' under a plan are deemed to have accepted the plan and are not entitled to vote.

FEASIBILITY OF THE PREPACKAGED PLAN

    The Bankruptcy Code requires that, in order to confirm the prepackaged plan, the bankruptcy court must find that confirmation of the prepackaged plan will not likely be followed by the liquidation or the need for further financial reorganization. For the prepackaged plan to meet the 'feasibility test,' the bankruptcy court must find that we will possess the resources and working capital necessary to fund our operations and that we will be able to meet our obligations under the prepackaged plan.

    We have analyzed our ability to meet our obligations under the prepackaged plan. As part of our analysis, we have considered our forecasts of our financial performance after completion of our reorganization case contained herein. These projections and the significant assumptions on which they are based are included in this prospectus. See 'Unaudited Projected Consolidated Financial Information.' We believe, based on our analysis, that the prepackaged plan provides a feasible means of reorganization from which there is a reasonable expectation that, following the effectiveness of the prepackaged plan, we will possess the resources and working capital necessary to fund our operations and to meet our obligations under the prepackaged plan.

    However, the prepackaged plan is predicated on the completion of the new equity investment. Apollo, Blackstone and Oppenheimer have the right to terminate their obligation to purchase common stock in the new equity investment upon the occurrence of certain events, including in the event we choose to file a bankruptcy case. Without a new equity investment, we do not believe the prepackaged plan would meet the 'feasibility test.' Therefore, in the event that Apollo, Blackstone and Oppenheimer elect to terminate their obligations to purchase common stock in the new equity investment, and no suitable alternative new equity investment is located, we do not plan to seek confirmation of the prepackaged plan and your vote in favor of the prepackaged plan will be disregarded.

    In connection with confirmation of the prepackaged plan, the bankruptcy court will have to determine that the prepackaged plan is feasible. The bankruptcy court may not agree with our determination or accept the projections or the assumptions underlying our determination.

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

THE BEST INTERESTS TEST

    Even if the prepackaged plan is accepted by each impaired class of claims and interests, Section 1129(a)(7) of the Bankruptcy Code requires that in order to confirm the prepackaged plan, the bankruptcy court must determine that either:

     each member of an impaired class of claims or interests has accepted the prepackaged plan; or

     the prepackaged plan will provide each nonaccepting member of an impaired class of claims or interests a recovery that has a value at least equal to the value of the distribution that such member would receive if we were liquidated under Chapter 7 of the Bankruptcy Code.

If all members of an impaired class of claims or interests accept the prepackaged plan, the best interests test does not apply with respect to that class.

    The first step in meeting the best interests test is to determine the dollar amount that would be generated from the liquidation of our assets and properties in a Chapter 7 liquidation case. The total amount available would be the sum of the proceeds from the disposition of our assets and the cash held by us at the time of the commencement of the Chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of our business and the use of Chapter 7 for the purposes of liquidation. Finally, the present value of that amount (taking into account the time necessary to accomplish the liquidation) is allocated to creditors and stockholders in the strict order of priority in accordance with Section 726 of the Bankruptcy Code which requires that no junior creditor receive any distribution until all senior creditors are paid in full and can be compared to the value of the property that is proposed to be distributed under the prepackaged plan on the date the prepackaged plan becomes effective.

    After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a Chapter 11 case, including:

     the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee;

     the erosion in value of assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the 'forced sale' atmosphere that would prevail; and

     substantial increases in claims which would be satisfied on a priority basis or on a parity with creditors in a Chapter 11 case,

we have determined that confirmation of the prepackaged plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to our liquidation under Chapter 7 of the Bankruptcy Code. Moreover, we believe that the value of any distributions from the liquidation proceeds to each class of allowed claims and interests in a Chapter 7 case would be less than the value of distributions under the prepackaged plan because such distributions in Chapter 7 may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a substantial time after the completion of such liquidation to resolve all objections to claims and prepare for distributions.

LIQUIDATION ANALYSIS

    THE FOLLOWING LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF THE HYPOTHETICAL CHAPTER 7 LIQUIDATION OF OUR ASSETS. THE ANALYSIS IS BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS WHICH ARE DESCRIBED BELOW. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF OUR ASSETS AND IS NOT NECESSARILY INDICATIVE OF THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION.

                              LIQUIDATION ANALYSIS
                              AS OF MARCH 31, 2003
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                               BOOK VALUE       RECOVERY             RECOVERY
                                               ----------   -----------------     ---------------
                                                             LOW        HIGH       LOW      HIGH
PROCEEDS                                                     ---        ----       ---      ----
Cash, cash equivalents and marketable
  securities(1)..............................   $     87    $   87     $   87     100.0%    100.0%
Prepaid expenses.............................          5         0          0       0.0       0.0
Property and equipment, net(2)
    Satellites(3)............................        869        13         32       1.5       3.7
    Terrestrial repeater equipment(4)........         70         0          0       0.0       0.0
    Broadcast studio equipment(5)............         17         3          5      17.7      29.4
    Customer care, billing and conditional
      access systems(6)......................         17         0          0       0.0       0.0
    Satellite telemetry, tracking and control
      equipment(7)...........................         11         0          0       0.0       0.0
    Leasehold improvements...................         20         0          0       0.0       0.0
    Furniture, fixtures and equipment........         13         1          1       7.7       7.7
FCC license(8)...............................         84         0          0       0.0       0.0
                                                --------    ------     ------
        Total proceeds.......................   $  1,193    $  104     $  125       8.7%     10.5%
                                                --------    ------     ------
                                                --------    ------     ------
LESS
Administrative and priority claims
    Severance............................................   $    3     $    3
    Wind-down operating costs............................        1          1
    Trustee and professional fees........................        3          3
                                                            ------     ------
PROCEEDS AVAILABLE FOR DISTRIBUTION......................   $   97     $  118
                                                            ------     ------
                                                            ------     ------
Secured Claims:
    Class 2 (Senior Secured Claims)..........   $    672
    Class 3 (Loral Claims)...................         76
    Class 4 (Other Secured Claims)...........          1
                                                --------
        Total Secured Claims.................   $    749
                                                --------
                                                --------
Class 2 (Senior Secured Claims)
Proceeds from FCC license and spare satellite(9).........   $   12     $   31       1.8%      4.6%
Class 2 deficiency claim.................................      660        641
Class 3 (Loral Claims)
Proceeds from terrestrial repeater network(10)...........        0          0       0.0%      0.0%
Class 3 deficiency claim.................................       76         76
Class 4 (Other Secured Claims) (11)
Proceeds from collateral.................................        1          1     100.0%    100.0%
Class 4 deficiency claim.................................        0          0
Unsecured Claims:
    Deficiency Claims:
      Class 2 deficiency claim...........................      660        641
      Class 3 deficiency claim...........................       76         76
      Class 4 deficiency claim...........................        0          0
    Class 5 (Convertible Subordinated Note Claims).......       18         18
    Class 7 (General Unsecured Claims)(12)...............      150        150
                                                            ------     ------
        Total unsecured claims...........................   $  904     $  885
                                                            ------     ------
                                                            ------     ------
Proceeds available for distribution to Unsecured Claims
  (total proceeds minus distributions to secured
  creditors).............................................       84         86       9.3%      9.7%
Interests (Preferred and Common Stock):
Proceeds available for distribution to Interests.........        0          0       0.0%      0.0%

                                                        (footnotes on next page)

(footnotes from previous page)

 (1) Marketable securities are stated at fair market value and consist of U.S. government agencies and commercial paper issued by major U.S. corporations with high credit ratings. These amounts may vary significantly depending on the number of subscribers acquired and any unforeseen costs.

 (2) Property and equipment, net includes leasehold improvements, satellites, terrestrial repeater equipment, broadcast studio equipment, satellite telemetry tracking and control, customer care, billing and conditional access equipment and furniture, fixtures and equipment. The estimated recovery with respect to these assets is based on management estimates, net of the costs and expenses associated with the sale of these assets.

 (3) We expect to dispose of our three satellites in outer space in accordance with the rules proposed by the FCC relating to the Mitigation of Orbital Debris. In accordance with these rules, we expect to maneuver our three satellites into orbits with perigee altitudes above 36,100 kilometers, or approximately 300 kilometers above synchronous altitude. We do not expect any proceeds from the disposition of these satellites because, under the terms of our FCC license, these satellites may only be employed for satellite radio and ancillary services. We estimate that our fourth satellite, currently in storage at Loral's facility in Palo Alto, California, could be sold for approximately $12 to $31 million of its $90 million purchase price. We estimate that the $15 million of spare parts we purchased for a fifth satellite could be sold for approximately
     $1 million.

 (4) We believe the cost of recovering our terrestrial repeater equipment for salvage will exceed the proceeds from the sale of the equipment.

 (5) We believe that the market value of our existing broadcast studio equipment is approximately 18% to 29% of the net book value of this equipment.

 (6) The hardware and software employed by our customer care, billings and conditional access operations has been developed for use only with our system. As a result, we do not expect any recovery with respect to such equipment.

 (7) Our satellite telemetry, tracking and control equipment was purchased and designed for use only with our satellites which, in turn, employ spectrum licensed by the FCC. We do not expect any potential purchasers of this equipment in the event we are forced to liquidate.

 (8) We do not believe we will be able to find a buyer for our FCC license given the restrictions and conditions of such license.

 (9) The Lehman senior term loans, senior secured discount notes and senior secured notes are secured equally by a pledge of the stock of Satellite CD Radio, Inc., our subsidiary that holds our FCC license, and by a lien on our fourth, spare satellite. The spare parts we purchased for a fifth satellite are not subject to any liens.

(10) The Loral senior term loans are secured by a lien on our terrestrial repeater network.

(11) Other Secured Claims consist primarily of secured claims associated with the financing of furniture, fixtures and equipment. For purposes of this analysis, we have assumed that the proceeds of furniture, fixtures and equipment serves as collateral for all Other Secured Claims.

(12) Other unsecured claims consist of amounts related to terminated agreements and an estimate of accounts payable at March 31, 2003, projected to be approximately $150 million. We expect our lease rejection claims to aggregate approximately $7 million, which we expect will be satisfied from proceeds of our restricted investments.

                              -------------------

    THESE ESTIMATED LIQUIDATION VALUES ARE SPECULATIVE AND COULD VARY DRAMATICALLY FROM THE AMOUNTS THAT MAY ACTUALLY BE RECOVERED IN AN ACTUAL LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE. FURTHER, MANY OF OUR ASSETS, SUCH AS OUR SATELLITE CONSTELLATION, OUR SPARE SATELLITE, OUR FCC LICENSE AND SATELLITE TELEMETRY, TRACKING AND CONTROL EQUIPMENT, HAVE BEEN

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DESIGNED, BUILT AND DEPLOYED FOR USE SOLELY IN A OUR SATELLITE RADIO SYSTEM. IN
MANY CASES, OUR ASSETS MIGHT NOT COMMAND SIGNIFICANT PRICES IF PURCHASED FOR USES OTHER THAN SATELLITE RADIO.

    OUR FCC LICENSE MAY NOT BE TRANSFERRED OR SOLD WITHOUT THE APPROVAL OF THE FEDERAL COMMUNICATIONS COMMISSION.

    As described above, to estimate the liquidation proceeds we assumed that our assets are disposed of in a straight liquidation during a three-month wind-down period.

    Our belief that confirmation of the prepackaged plan will provide each holder of a claim in an impaired class with a recovery at least equal to the recovery that such holder would receive pursuant to a liquidation under Chapter 7 of the Bankruptcy Code is based on a comparison of the liquidation values set forth in the liquidation analysis above with our estimate of the value of the distributions to the holders of claims pursuant to the prepackaged plan.

    In preparing this liquidation analysis, UBS Warburg LLC assisted us in valuing certain contracts and reviewed liquidation values of our assets using data and assumptions supplied by us. UBS Warburg LLC did not prepare a valuation report or opinion regarding our company or any of our assets.

ALTERNATIVES TO CONFIRMATION OF THE PREPACKAGED PLAN

    If the prepackaged plan is not confirmed, we or, subject to further determination by the bankruptcy court as to extensions of our exclusive period within which to propose a plan of reorganization (which is the first 120 days after the commencement of reorganization case, subject to reduction or extension by the bankruptcy court), any other party in interest in our reorganization case could attempt to formulate and propose a different plan or plans of reorganization. Such plans could involve a reorganization and continuation of our businesses, a sale of our business as a going concern, an orderly liquidation of our assets, or any combination thereof. If no plan of reorganization is confirmed by the bankruptcy court, our reorganization case may be converted to a liquidation case under Chapter 7 of the Bankruptcy Code. In that event, the bankruptcy court may grant holders of secured claims relief from the automatic stay to foreclose on their collateral and, accordingly, our valuable assets may be lost.

    We have agreed that, in the event the lockup agreement is terminated by Apollo, Blackstone or Oppenheimer upon the occurrence of specified events that constitute a material adverse change, we will grant co-exclusivity to propose a plan of reorganization to Lehman, Loral and the members of the informal noteholders' committee which negotiated the terms of the restructuring with us.

    In a Chapter 7 case, a trustee would be appointed or elected with the primary duty of liquidating our assets. Typically, in a liquidation, assets are sold for less than their going concern value and, accordingly, the return to creditors would be reduced. Proceeds from liquidation would be distributed to our creditors in accordance with the priorities set forth in the Bankruptcy Code.

    Because of the difficulties in estimating what our assets would bring in a liquidation and the uncertainties concerning the aggregate claims to be paid and their priority in liquidation, it is not possible to predict with certainty what return, if any, each class of claims or interests might receive in a liquidation. Nevertheless, we believe that the most likely result would be the sale of our assets at a price which is significantly less than needed to pay our debts in full. We believe that holders of impaired claims and interests would realize a greater recovery under the prepackaged plan than would be realized under a Chapter 7 liquidation.

MEANS FOR IMPLEMENTING THE PREPACKAGED PLAN

MANAGEMENT

    On the date the prepackaged plan becomes effective, our management, control and operation will become the general responsibility of our board of directors in accordance with Delaware law. Our board of directors on the effective date is described under 'Management.' The prepackaged

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plan also authorizes us to enter into new employment agreements with our executive officers, which will become effective on the date the prepackaged plan becomes effective. For a description of the directors' and officers' backgrounds, affiliations, salary compensation and whether or not such persons are also insiders, see 'Management.'

    We will disclose, prior to the hearing on the confirmation of the prepackaged plan, such additional information as is necessary to satisfy Section 1129(a)(5) of the Bankruptcy Code including (1) the identity and affiliation of any other individual who is proposed to serve as one of our officers or directors, to the extent it is different than disclosed herein, and (2) the identity of any other insider that will be employed or retained by us and said insider's compensation.

RESTATED CORPORATE DOCUMENTS

    On the date the prepackaged plan becomes effective, our certificate of incorporation will be amended and restated to include (1) the amendments necessary to effect the restructuring, including an increase in the number of authorized shares of our common stock and (2) in accordance with
Section 1123(a)(6) of the Bankruptcy Code, a prohibition on the issuance of non-voting equity securities.

CANCELLATION OF EXISTING SECURITIES AND INDEBTEDNESS

    As a general matter, on the effective date, all notes, indentures, instruments and other documents evidencing the claims or interests classified in Classes 2, 3, 5 and 8 of the prepackaged plan will be cancelled and any collateral security with respect to such claims will be released. Without limiting the generality of the foregoing, on the effective date of the plan, each of the following will be cancelled:

     the senior secured discount notes;

     the senior secured discount notes indenture;

     the senior secured notes;

     the senior secured notes indenture;

     Lehman credit agreement;

     Loral credit agreement;

     the convertible subordinated notes;

     the convertible subordinated notes indenture;

     the collateral agreements relating to our senior secured discount notes; senior secured notes; Lehman senior term loans and Loral senior term loans;

     the series A preferred stock;

     the series B preferred stock; and

     the series D preferred stock.

NEW EQUITY INVESTMENT

    As a condition to the effective date, Apollo, Blackstone and Oppenheimer will purchase an aggregate of 211,730,379 shares of our common stock for $200 million in cash. The obligation of Apollo, Blackstone and Oppenheimer to consummate the new equity investment is detailed in the lockup agreement and is subject to certain terms and conditions, including the option of each party to terminate its obligation to consummate the new equity investment upon the commencement of our reorganization case.

STOCKHOLDER APPROVAL

    We are concurrently seeking the approval of our existing stockholders to the issuance of common stock in accordance with the terms of the prepackaged plan, an amendment and

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restatement of our certificate of incorporation and our new stock option plan.
If we do not receive the required stockholder approval, then we intend to seek confirmation of the prepackaged plan under the 'cram down' provisions of
Section 1129 of the Bankruptcy Code.

ISSUANCE OF COMMON STOCK AND WARRANTS

    On the effective date of the prepackaged plan, we will issue, in accordance with the terms of the prepackaged plan, an aggregate of up to 962,385,874 newly issued shares of our common stock. All shares to be issued pursuant to the prepackaged plan will be, upon issuance, fully paid and non-assessable. The holders of this common stock will have no preemptive or other rights to subscribe for additional shares. The confirmation order of the bankruptcy court will provide that the issuance of common stock and warrants will be exempt from the registration requirements of the Securities Act in accordance with
Section 1145 of the Bankruptcy Code.

MANAGEMENT STOCK OPTION PLAN

    We will adopt, as of the effective date of the prepackaged plan, our new stock option plan through which options for up to 15% of the common stock outstanding on a fully diluted basis may be granted to our employees and consultants by our board of directors.

CONFIRMATION OF THE PREPACKAGED PLAN WITHOUT ACCEPTANCE BY ALL CLASSES OF IMPAIRED CLAIMS AND INTERESTS

    The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan. These 'cram down' provisions are set forth in Section 1129(b) of the Bankruptcy Code. Under the 'cram down' provisions, upon the request of a plan proponent, the bankruptcy court will confirm a plan despite the lack of acceptance by an impaired class or classes if the bankruptcy court finds that:

     the plan does not discriminate unfairly with respect to each non-accepting impaired class; and

     the plan is fair and equitable with respect to each non-accepting impaired class.

    These standards ensure that holders of junior interests, such as stockholders, cannot retain any interest in the debtor under a plan that has been rejected by a senior class of impaired claims or interests unless such impaired claims or interests are paid in full.

    As used by the Bankruptcy Code, the phrases 'discriminate unfairly' and 'fair and equitable' have narrow and specific meanings unique to bankruptcy law. A plan does not 'discriminate unfairly' if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate classes for the holders of each type of claim or interest and by treating each holder of a claim or interest in each class identically, the prepackaged plan has been structured so as to meet the 'unfair discrimination' test of Section 1129(b) of the Bankruptcy Code.

    The Bankruptcy Code sets forth different standards for establishing that a plan is 'fair and equitable' with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims or interests. In general, Section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the 'absolute priority' rule, which requires that the dissenting class be paid in full before a junior class may receive any distributions under the plan. In addition, case law surrounding
Section 1129(b) requires that no class senior to a non-accepting impaired class receives more than payment in full on its claims.

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    With respect to a class of unsecured claims that does not accept the prepackaged plan, we must demonstrate to the bankruptcy court that either:

     each holder of an unsecured claim in the dissenting class receives or retains under such plan property of a value equal to the allowed amount of its unsecured claim; or

     the holders of claims or holders of interests that are junior to the claims of the holders of such unsecured claims will not receive or retain any property under the prepackaged plan.

    Additionally, we must demonstrate that the holders of claims or interests that are senior to the claims or interests of the dissenting class of unsecured claims or interests receive no more than payment in full on their claims or interests under the prepackaged plan.

    Neither us nor any of our advisors, including UBS Warburg LLC, have undertaken to value our assets or our business. We also have not engaged any person to conduct a valuation of our assets or business in connection with the prepackaged plan. Our common stock is traded on the Nasdaq National Market, and a valuation for our company can be derived from trading information relating to our common stock.

    The price at which Apollo and Blackstone have agreed to purchase our common stock in the restructuring would result in an implied enterprise value of approximately $1 billion, and the price at which Oppenheimer has agreed to purchase our common stock in the restructuring would result in an implied enterprise value of approximately $882 million.

    We believe that the prepackaged plan satisfies the 'cram down' requirements of the Bankruptcy Code. If all classes of impaired claims and interests, other than the interests held by our common stockholders (Class 9), accept the prepackaged plan, and Apollo, Blackstone and Oppenheimer (or any replacement purchaser) agree to proceed with the new equity investment, we intend to pursue confirmation of the prepackaged plan under the 'cram down' provisions of the Bankruptcy Code. However, the bankruptcy court may determine that the prepackaged plan does not meet the requirements of Section 1129(b) of the Bankruptcy Code and we may be required to amend the prepackaged plan. Such amendments may include stockholders receiving nothing.

DISTRIBUTIONS

    All distributions required under the prepackaged plan to holders of allowed claims and interests shall be made by a disbursing agent pursuant to a disbursing agreement. The disbursing agent may designate, employ or contract with other entities to assist in or perform the distributions. The disbursing agent and such other entities will serve without bond.

    The distribution date will mean the date, occurring on or as soon as practicable after the later of:

     the effective date; and

     the date when a claim becomes an allowed claim or an interest becomes an allowed interest.

    Only holders of record of note and term loan claims as of the distribution record date shall be entitled to receive the distributions provided for in the prepackaged plan. As of the close of business on the distribution record date, the respective transfer ledgers in respect of the notes and term loans will be closed, for purposes of making the distributions required in accordance with the provisions of the prepackaged plan. We and the disbursing agent will have no obligation to recognize any transfer of notes or term loans occurring after the distribution record date for purposes of such distributions. We and the disbursing agent will recognize and, for purposes of making such distributions under the prepackaged plan, deal only with those holders of record reflected on the transfer ledgers maintained by the registrars for the notes and term loans as of the close of business on the distribution record date, provided that nothing contained in the prepackaged plan will be deemed to prohibit or otherwise restrict the right of any such holder to transfer such securities at any time.

    Distributions to holders of allowed claims and allowed interests will be made at the address of each such holder as set forth on the schedules filed by us with the bankruptcy court unless

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superseded by the address as set forth on the proofs of claim or proofs of interest filed by such holder or other writings notifying us of a change of address (or at the last known address of such holder if no proof of claim or proof of interest is filed or if we have not been notified in writing of a change of address), or in the case of holders of note or term loan claims may be made at the addresses of the registered holders contained in the records of the registrar as of the distribution record date, except as provided below. If any holder's distribution is returned as undeliverable, no further distributions to such holder will be made, unless and until we or the disbursing agent are notified of such holder's then current address, at which time all missed distributions will be made to such holder together with any interest or dividends earned thereon. Amounts in respect of undeliverable distributions made through a disbursing agent will be returned to such disbursing agent making such distribution until such distributions are claimed. All claims for undeliverable distributions will be made on or before the later of the second anniversary of the date the prepackaged plan becomes effective and the date 90 days after such claim is allowed. After such date all unclaimed property held by a disbursing agent for distribution to holders will be returned to us and the claim of any holder with respect to such property will be discharged and forever barred.

CONDITIONS TO EFFECTIVE DATE OF THE PREPACKAGED PLAN

    The effective date of the prepackaged plan will not occur until the conditions set forth below have been satisfied or waived:

     the confirmation order is a final order;

     the new equity investment is funded; and

     any waiting period applicable to the consummation of the prepackaged plan and occurrence of the effective date under the Hart-Scott-Rodino Act shall have expired or be terminated.

    Only the debtor may waive the 'final order' condition in its sole and absolute discretion, by filing a written waiver. No other condition is waivable by any party in interest.

MODIFICATION OF PREPACKAGED PLAN

    The proponents of the prepackaged plan reserve the right in accordance with
Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, after hearing on notice to the committee(s) and such other entities designated by the bankruptcy court, to amend or modify the prepackaged plan prior to the entry of the confirmation order of the bankruptcy court by amending or modifying or supplementing the prepackaged plan, the indentures, instruments or agreements to be executed and delivered pursuant to the prepackaged plan or any other documents.

    If the bankruptcy court finds that the proposed modification does not 'adversely change' the treatment of a creditor or interest holder, the modification will be deemed accepted by all those who previously accepted the plan. If the proposed modification 'adversely changes' the treatment of a creditor or interest holder who has accepted the plan prior to the modification, we will solicit the acceptance of such modification from such creditors or equity holders, unless such holders have:

     consented in writing to the modification;

     been deemed to accept pursuant to Section 1126(f) of the Bankruptcy Code;
     or

     been deemed to have rejected pursuant to Section 1126(g) of the Bankruptcy Code.

WITHDRAWAL OF PREPACKAGED PLAN

    We reserve the right to revoke and withdraw the prepackaged plan at any time prior to the entry of the confirmation order of the bankruptcy court. After withdrawal, or if entry of the confirmation order of the bankruptcy court does not occur, the prepackaged plan will be deemed null and void. In that event, nothing contained in the prepackaged plan or in any letter of transmittal or ballot shall be deemed to constitute a waiver or release of any claims by or against

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or any interests in us, or to prejudice in any manner our rights or the holders of any claim or interest in any further proceedings.

EFFECTS OF PREPACKAGED PLAN CONFIRMATION

DISCHARGE

    The rights afforded in the plan and the treatment of all claims and interests therein shall be in exchange for and in complete satisfaction, discharge and release of all claims and interests of any nature, whatsoever, including any interest accrued on such claims from and after the petition date. Except as otherwise provided in the plan or the confirmation order, on or after the effective date: (i) we will be discharged and released to the fullest extent permitted by Section 1141 of the Bankruptcy Code from all claims and interests, including claims and interests that arose before the effective date and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code whether or not: (a) a proof of claim or proof of interest based on such claim or interest is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code, (b) a claim or interest based on such claim or interest is allowed pursuant to Section 502 of the Bankruptcy Code, or (c) the holder of a claim or interest based on such claim or interest has accepted the plan; and
(ii) all persons will be precluded from asserting against us, our successors or our assets or properties any other or future claims or interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the effective date.

    Except as otherwise provided in the plan or the confirmation order and in addition the injunction provided under Sections 524(a) and 1141 of the Bankruptcy Code, on and after the effective date of the prepackaged plan, all persons who have held, currently hold or may hold a debt, claim or interest discharged under the plan are permanently enjoined from taking any of the following actions on account of any such discharge, debt, claim or interest:

     commencing or continuing in any manner any action or other proceeding against our successors or our respective properties;

     enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against us, our successors, or our properties;

     creating, perfecting or enforcing any lien or encumbrance against us, our successors or our properties;

     asserting any setoff, right of subrogation or recoupment of any kind against any obligation due us, our successors or our properties; and

     commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of the plan or the confirmation order.

    Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys' fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

REVESTING OF ASSETS AND OPERATIONS OF PROPERTY

    As of the effective date, all property of the estate shall revest in us free and clear of all claims, liens, encumbrances and other interests of the holders of claims and interests. All rights, privileges, entitlements, the authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of our property or business now conducted by us (including our FCC licenses), will be vested in us on the effective date of the prepackaged plan and will thereafter be exercisable and usable by us to the same and fullest extent they would have been exercisable and usable by us before the petition date. From and after the effective date, we may operate our business and use, acquire and dispose of property and settle and compromise claims or interests without supervision by the bankruptcy court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the plan and the confirmation order.

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RETENTION OF CAUSES OF ACTION

    Except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically released in connection with the plan, or in any settlement agreement approved during our reorganization case:

     all rights, claims, causes of action, defenses, and counterclaims of or accruing to us will remain our assets, whether or not litigation relating thereto is pending on the effective date, and whether or not any such rights, claims, causes of action, defenses, and counterclaims have been listed or referred to in the plan, the schedules, or any other document filed with the bankruptcy court, and we do not waive, relinquish, or abandon (nor will we be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim: (a) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in the plan or the schedules, or any other document filed with the bankruptcy court,
     (b) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to us, and (c) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense, or counterclaim filed a proof of claim or interest in the reorganization case, filed a notice of appearance or any other pleading or notice in the reorganization case, voted for or against the prepackaged plan, or received or retained any consideration under the prepackaged plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the plan, the schedules, or any other document filed with the bankruptcy court will in no manner waive, eliminate, modify, release, or alter our right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, or counterclaims that we have or may have, as of the confirmation date. We may commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims in our sole discretion, in accordance with what is in our best interests.

OBJECTIONS TO CLAIMS AND INTERESTS/DISTRIBUTIONS

    The prepackaged plan provides that we may object to the allowance of claims or interests filed with the bankruptcy court and that after the date the prepackaged plan becomes effective only we may object to the allowance of claims and interests. Such objections may be resolved by a final order or by compromise or settlement. We, on the one hand, or the holder of any disputed claim, on the other hand, may seek resolution and/or enforcement of an unimpaired disputed claim (other than a claim arising from the rejection of an unexpired lease or executory contract), if proof of the claim is timely filed, in the bankruptcy court, or, if no proof of claim is timely filed, in any other court of competent jurisdiction, either before or after the date the prepackaged plan becomes effective. Rejection claims may be resolved only in the bankruptcy court pursuant to the provisions of the prepackaged plan.

    At such time as a disputed claim or disputed interest becomes an allowed claim or allowed interest, in whole or in part, the prepackaged plan provides that the holder of such claim or interest will receive on the distribution date the property that would have been distributed to such holder on the date the prepackaged plan becomes effective if such allowed claim or allowed interest was an allowed claim or allowed interest on the date the prepackaged plan becomes effective.

LIMITATION OF LIABILITY

    Except as otherwise provided in the plan or the confirmation order, neither us, the committee established by the bankruptcy court, the informal creditors' committee, any signatory to the lockup

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agreement nor any of their respective officers, directors, members or employees
(acting in such capacity), nor any professional persons employed by any of them shall have or incur any liability to any entity or person for any action taken or omitted to be taken in connection with or related to our reorganization case, the formulation, preparation, dissemination, solicitation, confirmation or consummation of the prepackaged plan, the lockup agreement, or any other action taken or omitted to be taken in connection with the plan or the prepetition restructuring efforts; provided that the foregoing will have no effect on the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a final order to have constituted gross negligence or willful misconduct.

RETENTION OF JURISDICTION

    The prepackaged plan provides that the bankruptcy court will retain and have jurisdiction of all matters arising in, arising under, and related to our reorganization case and the prepackaged plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

    On the effective date of the prepackaged plan, and to the extent permitted by applicable law, all of our executory contracts and unexpired leases will be assumed in accordance with the provisions of Section 365 and Section 1123 of the Bankruptcy Code, excluding:

     any and all executory contracts or unexpired leases which are the subject of separate motions filed pursuant to Section 365 of the Bankruptcy Code by us prior to the commencement of the hearing on confirmation of the prepackaged plan; and

     all executory contracts or unexpired leases rejected prior to the entry of the confirmation order of the bankruptcy court.

Contracts or leases entered into after the date of commencement of our reorganization case will be performed by us in the ordinary course of business. In order to assume an executory contract or unexpired lease, we must, if there has been a default in such executory contract or unexpired lease, other than a default caused solely by the filing of our reorganization case, at the time of assumption:

     cure, or provide adequate assurance that we will cure such default;

     compensate or provide adequate assurance that we will promptly compensate, a party to such contract or lease, for any actual pecuniary loss to such party resulting from such default; and

     provide adequate assurance of future performance under such contract or lease.

Any claims arising out of the rejection of contracts or leases must be filed with the bankruptcy court within 30 days after the later of:

     the entry of a final order authorizing such rejection; and

     the confirmation date of the prepackaged plan, or be forever barred.

Each such claim will constitute a Class 7 claim, to the extent such claim is allowed by the bankruptcy court.

    The prepackaged plan provides that we will assume, on the date the prepackaged plan becomes effective, our agreement with UBS Warburg LLC concerning the engagement of UBS Warburg LLC by us to render financial advisory services to us in connection with the recapitalization plan. We believe that we will be able to satisfy the requirements for assumption of our agreement with UBS Warburg LLC on the date the prepackaged plan becomes effective.

    If the prepackaged plan is confirmed, we will remain responsible to pay UBS Warburg LLC, subject to the approval of the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code, the transaction fee. We are also obligated to pay UBS Warburg LLC reasonable out-of-pocket expenses (including counsel fees) and will retain certain indemnity obligations

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pursuant to this agreement. We have paid the monthly fees owing under our agreement with UBS Warburg LLC and have committed to continue to pay the monthly fees. For a description of our agreement with UBS Warburg LLC, see 'The Exchange Offer and Consent Solicitation -- Fees and Expenses.'

    We currently intend to assume substantially all other executory contracts and unexpired leases in accordance with their terms.

MISCELLANEOUS PREPACKAGED PLAN PROVISIONS

UNCLAIMED DISTRIBUTIONS

    If any person entitled to receive common stock directly from the disbursing agent cannot be located on the date the prepackaged plan becomes effective, such common stock will be set aside and held by us. If such person is located within two years after the date the prepackaged plan becomes effective, such common stock will be paid or distributed to such person. If such person cannot be located within two years after the date the prepackaged plan becomes effective all unclaimed property held by the disbursing agent for holders of allowed note and term loan claims will be returned to us, and we will retain such property representing securities allocable to such holders of note and term loan claims (excluding such property as may be reserved by any indenture trustee pursuant to an indenture trustee charging lien). All such property which is so returned to us will be canceled, and all other unclaimed property will be returned to us, and the claim of any holder with respect to such property will be discharged and forever barred.

SOURCES AND USES OF FUNDS

    We estimate that approximately $45 million will be required to make the cash payments that are to be made pursuant to the provisions of the prepackaged plan, i.e., the cash required to pay administrative claims, trade claims and employee expenses during our reorganization case. We estimate that our existing cash will be sufficient to cover our cash obligations under the prepackaged plan, as well as provide us with sufficient working capital to meet our ongoing obligations and any additional cash needs.

TREATMENT OF TRADE CREDITORS AND EMPLOYEES DURING OUR REORGANIZATION CASE

    WE INTEND PROMPTLY FOLLOWING THE COMMENCEMENT OF OUR REORGANIZATION CASE TO SEEK BANKRUPTCY COURT APPROVAL OF VARIOUS MEASURES DESIGNED TO ENSURE THAT OUR TRADE CREDITORS AND EMPLOYEES ARE UNAFFECTED BY THE FILING.

    We intend to seek the approval of the bankruptcy court, promptly following the commencement of our reorganization case, to make payments in the ordinary course of business in respect of claims of trade creditors. However, the bankruptcy court may not permit an early payment of the claims of trade creditors. IN ANY EVENT, THE PREPACKAGED PLAN PROVIDES THAT VALID CLAIMS OF TRADE CREDITORS ARE TO BE PAID IN FULL AND THAT THE HOLDERS OF SUCH CLAIMS WILL NOT BE REQUIRED TO FILE A PROOF OF CLAIM OR TAKE ANY OTHER FORMAL ACTION TO OBTAIN SUCH PAYMENT.

    Salaries, wages, expense reimbursements, accrued paid vacations, health-related benefits, severance benefits and similar benefits of our employees will be unaffected by the prepackaged plan. To ensure the continuity of our work force and to further accommodate the unimpaired treatment of employee benefits, we intend to seek the approval of the bankruptcy court, promptly following the commencement of our reorganization case, to pay all accrued prepetition salaries or wages, expense reimbursements and severance benefits, to permit employees to utilize their paid vacation time which accrued prior to the commencement of our reorganization case (so long as they remain our employees) and to continue paying medical benefits under our health plans. However, the bankruptcy court may not permit early payment of employee claims and health benefits. IN ANY EVENT, THE PREPACKAGED PLAN PROVIDES FOR ALL EMPLOYEE CLAIMS AND BENEFITS TO BE PAID OR HONORED NO LATER THAN THE DATE THE PREPACKAGED PLAN BECOMES EFFECTIVE OR THE DATE WHEN

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SUCH PAYMENT OR OTHER OBLIGATION BECOMES DUE AND PERFORMABLE. EMPLOYEES SHALL
NOT BE REQUIRED TO FILE A PROOF OF CLAIM OR TAKE ANY OTHER FORMAL ACTION TO OBTAIN SUCH PAYMENT.

    We estimate that payments to trade creditors and employees will total approximately $20 million over 45 days.

    In addition to any orders relating to the payment of prepetition claims of trade creditors, customers and employees, before the date the bankruptcy petition is filed, we intend to seek certain orders very shortly after commencement of our reorganization case, including the following (if necessary):

     an order authorizing the retention of professionals (including accountants, attorneys and financial advisors) in connection with our reorganization case;

     an order authorizing the retention of ordinary course professionals without the filing of individual retention applications and affidavits;

     an order authorizing us (a) to continue our current cash management system,
     (b) to maintain prepetition bank accounts and (c) to continue use of existing business forms and existing books and records;

     an order to permit us to use our current internal financial records and to be relieved from the filing of certain forms and schedules otherwise required by the 'United States Trustee Operating Guidelines and Reporting Requirements' (the 'Guidelines') to the extent the Guidelines are inconsistent with such current internal financial records;

     an order authorizing us to continue our current investment guidelines and invest our available cash in the customary manner and consistent with past practices;

     an order fixing the dates for the hearings on approval of this prospectus and the prepackaged plan solicitation and confirmation of the prepackaged plan;

     an order enjoining the continuation of collection or other enforcement actions against us pending confirmation of the prepackaged plan; and

     such other orders as are typical in reorganization cases or that may be necessary for the preservation of our assets or for confirmation of the prepackaged plan.

    This list is subject to change depending upon our needs in connection with our operations during our reorganization case. Failure of the bankruptcy court to enter one or more of these orders, or a delay in doing so, could result in our reorganization case becoming protracted and could delay, perhaps materially, the hearing on, and the ultimate confirmation of, the prepackaged plan.

TREATMENT OF HOLDERS OF CERTAIN INDEMNITY CLAIMS

    We believe that our obligations to indemnify our present and former directors, controlling persons, officers, affiliates, employees, advisors or agents against any obligation pursuant to our certificate of incorporation, bylaws, applicable state law or any specific agreement, or any combination of the foregoing, would constitute general unsecured claims in Class 7 under the prepackaged plan, which are unimpaired and which survive the confirmation of the prepackaged plan. The prepackaged plan provides specifically with regard to such indemnity claims that they will survive confirmation of the prepackaged plan, remain unaffected thereby, and not be discharged, regardless of whether indemnification is owed in connection with an event occurring before or after the commencement of our reorganization case. We currently have obligations pursuant to our certificate of incorporation, bylaws and by specific agreement to indemnify such persons against any and all claims that may be made against them as a result of their services to us to the extent permitted by the laws of the State of Delaware. It is our intention that this obligation to indemnify extend to the fullest extent permitted by Sections 1123 and 1141 of the Bankruptcy Code. This indemnification is in addition to, and does not supersede, the 'safe harbor' from liability provided by Section 1125(e) of the Bankruptcy Code for violation of applicable laws

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governing the solicitation of votes on a plan or the offer, issuance, sale or purchase of securities in connection with a plan.

    Pursuant to Section 502(e) of the Bankruptcy Code, the bankruptcy court will disallow any claim for reimbursement or contribution of an entity that is liable with the debtor on or has secured the claim of a creditor, to the extent that such claim is contingent as of the time of allowance or disallowance. Although we are unaware of any indemnification claims discussed above which may be for reimbursement or contribution of an entity that is liable with us on or has secured the claim of a creditor and which are contingent, should any such claims arise before the commencement of our reorganization case, and should the holder of any such claim elect to file proof of their claim pursuant to the prepackaged plan, then such claim should be disallowed if contingent at the time of its consideration by the bankruptcy court. However, should the holder of any such claim elect not to file proof of their claim pursuant to the prepackaged plan, then the holder of such claim will be entitled to enforce their claim outside the bankruptcy court at such time as their claim becomes non-contingent, in which case the provisions of Section 502(e) of the Bankruptcy Code will have no application.

THE PREPACKAGED PLAN SOLICITATION

    Upon the terms and subject to the conditions set forth herein, we are soliciting acceptances of the prepackaged plan from beneficial holders on the voting record date of Classes 2, 3, 5, 8 and 9. Procedures for voting by beneficial owners of securities in these classes and, if a beneficial owner is not also the record holder, procedures for voting in conjunction with such record holder, are discussed below. The term 'beneficial owner' includes any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, the power to vote or direct the voting of a security or other claim and/or dispose or direct the disposition of a security even though such person may not be the registered holder or holder of record on our books as of the close of business on the 'voting record date.' For purposes hereof, 'record holder' means a holder in whose name a security is registered or held of record on our books as of the close of business on the voting record date. The voting record date for purposes of voting on the prepackaged plan is the close of business on January 21, 2003.

VOTING BY HOLDERS

    Record holders of the securities in Classes 2, 3 and 5 will receive with this disclosure statement a form of ballot to be used for voting to accept or reject the prepackaged plan. In addition, record holders who are likely to be brokerage firms, commercial banks, trust companies or other nominees (collectively, 'nominees') will receive a form of master ballot which is to be used by nominees to record the votes of the beneficial owners for whom they hold the notes. Beneficial owners who are not the record holders of notes on the voting record date will vote on the prepackaged plan through their respective record holders by returning to the nominee a completed ballot for inclusion by such nominee in the total amount of notes voted by such nominee on the corresponding master ballot.

    Record holders of the securities who are also beneficial owners should complete the ballot they receive and return it to the voting agent in the envelope provided so that it is received by the voting agent no later than the solicitation expiration date.

    Nominees will receive, in addition to this prospectus, a form of ballot which beneficial owners will use to instruct their nominees to cast their votes for or against the prepackaged plan. Nominees should:

     promptly provide copies of this prospectus and the ballot to their beneficial owners who are their customers or who are the beneficial owners for whose account they hold; and

     request such beneficial owners to vote on the prepackaged plan and to forward a properly completed ballot, as instructed by such nominee, to the nominee.

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    A nominee collecting the ballots of its customers should instruct its customers to return their ballots to the nominee and should compile the votes of the beneficial owners who return executed ballots. Any such nominee should complete a master ballot indicating the total amount of securities and number of beneficial owners of such securities for which it received ballots, and the total amount of securities and the number of beneficial owners of such securities voted to accept or to reject the prepackaged plan, and return such master ballot to the voting agent, prior to the solicitation expiration date. The nominee should also retain all ballots it receives from its beneficial owners for disclosure to the bankruptcy court if necessary. A nominee who is also the beneficial owner of securities, registered in its own name on the voting record date, should execute a ballot to cast its own vote and then record that vote on the master ballot to be returned.

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        THE DECISION TO VOTE ON THE PREPACKAGED PLAN IS
    COMPLETELY INDEPENDENT FROM THE DECISION OF WHETHER OR NOT TO TENDER DEBT SECURITIES IN THE EXCHANGE OFFER OR TO VOTE IN FAVOR OF OR AGAINST THE PROPOSED AMENDMENTS AND WAIVERS. NEITHER TENDER OF DEBT SECURITIES IN THE EXCHANGE OFFER NOR CONSENT TO THE PROPOSED AMENDMENTS AND WAIVERS WILL CONSTITUTE ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN. THEREFORE, ALL HOLDERS OF OUTSTANDING DEBT SECURITIES ARE ENCOURAGED TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN REGARDLESS OF WHETHER THEY CHOOSE TO PARTICIPATE IN THE EXCHANGE OFFER. IN ADDITION, HOLDERS OF OUTSTANDING DEBT SECURITIES WHO ARE NOT ACCEPTING THE EXCHANGE OFFER SHOULD NOT RETURN THEIR OUTSTANDING DEBT SECURITIES WITH THE LETTER OF TRANSMITTAL, WHETHER OR NOT THEY VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

        PLEASE NOTE THAT A VOTE BY A HOLDER OF OUTSTANDING SECURITIES TO ACCEPT THE PREPACKAGED PLAN OR A FAILURE TO OBJECT TO CONFIRMATION OF THE PREPACKAGED PLAN DOES NOT CONSTITUTE THE ACCEPTANCE OR ACKNOWLEDGEMENT BY THE HOLDER OF THE ACCURACY OF ANY OF THE STATEMENTS, REPRESENTATIONS, VALUATIONS, FORECASTS OR OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND MAY NOT BE USED BY US OR ANY OTHER PERSON AS AN ADMISSION OF ANY KIND ON THE PART OF THE HOLDER. A VOTE BY ANY SUCH HOLDER TO ACCEPT THE PREPACKAGED PLAN MAY BE USED BY US SOLELY FOR PURPOSES OF DETERMINING AND REPRESENTING TO THE BANKRUPTCY COURT THE ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN BY THE CLASS INTO WHICH SUCH HOLDER'S CLAIM HAS BEEN PLACED.

--------------------------------------------------------------------------------

    Any beneficial owner of a security who acquired such security after the voting record date and who wishes to vote on the prepackaged plan must arrange to vote with its transferor by delivery to it of the ballot duly executed in blank by (or a duly executed proxy from) the beneficial owner of such security on the voting record date.

    Please see the ballots, master ballots and accompanying instructions for more detailed instructions for completing and executing the ballots and master ballots.

SOLICITATION EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The solicitation of votes on the prepackaged plan pursuant to this prospectus will expire on the solicitation expiration date, which is 5:00 p.m., New York City time, on Tuesday, March 4, 2003 unless such date is extended as set forth below, in which case the date to which it is extended will be the solicitation expiration date. Except to the extent we so determine and as permitted by the bankruptcy court, ballots that are received after 5:00 p.m., New York City time, on the solicitation expiration date will not be accepted or used by us in connection with our request for confirmation of the prepackaged plan.

    We expressly reserve the right, at any time or from time to time, to extend the period of time for which the solicitation of acceptances of the prepackaged plan is to remain open by giving oral or written notice to the voting agent of such extension. Any extension of the expiration of the solicitation period will be followed by a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled solicitation expiration date. Without limiting the manner in which we may choose to make the public announcement, we will not have any obligation, unless otherwise required by law, to publish, advertise or otherwise

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communicate any such public announcement other than by making a timely release to the Dow Jones News Service. During any extension of the prepackaged plan solicitation, all ballots previously given will remain subject to all the terms and conditions of the prepackaged plan solicitation, including the withdrawal and revocation rights specified herein.

    We expressly reserve the right to amend, at any time and from time to time, the terms of the prepackaged plan solicitation or to terminate the prepackaged plan solicitation and not accept any ballots or master ballots. If we make a material change in the terms of the prepackaged plan solicitation, we will disseminate additional solicitation materials and will extend the solicitation period, in each case to the extent required by law.

TERMINATION

    Notwithstanding any provisions of the prepackaged plan solicitation, we will not be required to accept any ballot or master ballot and we may terminate this prepackaged plan solicitation at our option at any time on or after the date of the commencement of the prepackaged plan solicitation. Any termination of the prepackaged plan solicitation prior to the solicitation expiration date will be followed by a public announcement thereof not later than 9:00 a.m., New York City time, on the next business day after such termination.

AGREEMENTS UPON FURNISHING BALLOTS

    The delivery of a ballot by a beneficial owner or record holder in accordance with the procedures set forth herein will constitute an agreement between such person or entity and us to accept all the terms of, and conditions to, this prepackaged plan solicitation.

    In addition, by executing and delivering a ballot to a brokerage firm, commercial bank, trust company or other nominee for the purpose of reflecting a vote in such nominee's master ballot, a beneficial owner will authorize and consent to the delivery of such beneficial owner's ballot to the voting agent by such brokerage firm, commercial bank, trust company, or other nominee upon the written request therefor by us or the voting agent.

MISCELLANEOUS

    ANY BALLOT THAT IS EXECUTED AND RETURNED BUT DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN (OR THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PREPACKAGED PLAN) WILL BE DEEMED TO CONSTITUTE AN ABSTENTION WITH RESPECT TO THE PREPACKAGED PLAN. FAILURE BY A BENEFICIAL OWNER OR RECORD HOLDER TO SEND A SIGNED BALLOT WILL ALSO BE DEEMED TO CONSTITUTE AN ABSTENTION WITH RESPECT TO THE PREPACKAGED PLAN.


--------------------------------------------------------------------------------

        ANY BALLOT OR MASTER BALLOT THAT IS EXECUTED, RETURNED AND INDICATES EITHER AN ACCEPTANCE OR REJECTION OF THE PREPACKAGED PLAN BUT IN WHICH THE INFORMATION PERTAINING TO THE SECURITIES BEING VOTED HAS BEEN MISSTATED OR IS NOT STATED BY THE OWNER WILL BE DEEMED TO CONSTITUTE A VOTE OF THE TOTAL AMOUNT OF THE SECURITIES OF THAT TYPE HELD OF RECORD OR HELD THROUGH A NOMINEE BY THE OWNER AND WHICH COULD VALIDLY HAVE BEEN VOTED BY SAID BALLOT OR MASTER BALLOT, AS INDICATED.

--------------------------------------------------------------------------------

    Unless a ballot or master ballot is completed acceptably and timely submitted to the voting agent on or prior to the solicitation expiration date, together with any other documents required by such ballot, we may, unless the bankruptcy court determines otherwise, in our sole discretion, reject such ballot or master ballot as invalid and, therefore, decline to utilize it in connection with seeking confirmation of the prepackaged plan by the bankruptcy court. For more specific information regarding the address to which the ballot(s) should be returned, refer to the instructions accompanying the ballot(s) or master ballot(s) or contact the voting agent at any of its addresses or phone numbers set forth on the back cover of this prospectus.

    IN NO CASE SHOULD A BALLOT BE DELIVERED TO US OR THE INDENTURE TRUSTEES.

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    IF YOU HAVE ANY QUESTIONS AS TO VOTING ON THE PREPACKAGED PLAN, CONTACT THE
INFORMATION AGENT AT ITS ADDRESS OR PHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS.

CERTIFICATIONS

    By executing and returning a ballot, a person or entity

     will certify that such person or entity is the beneficial owner on the voting record date (or has a duly executed proxy from such beneficial owner) of the claims or interests being voted and that such person or entity has full power and authority to vote to accept or to reject the prepackaged plan;

     will certify that such person or entity has received and/or has had an opportunity to review a copy of this prospectus and the other applicable solicitation materials and will acknowledge that the prepackaged plan solicitation is being made pursuant to the terms and conditions set forth therein;

     in the case of a ballot for a class of note claims, will certify that such person or entity either (a) is not submitting any other ballots with respect to securities of the same class, held in other accounts or other record names, or (b) is providing the names of, aggregate number of accounts with, and principal amount of all notes held by each record holder on its behalf on the voting record date and the number of ballots submitted on its behalf, and, in each case, that such person or entity has cast the same vote on all ballots to be submitted on its behalf with respect to the securities that it owns within a given class, and acknowledges that its vote with respect to such securities within a given class will be counted once in determining whether the requisite number of beneficial owners of such class voted to accept the prepackaged plan; and

     will acknowledge that the submission of a ballot will constitute a request of the beneficial owner to be treated as the holder of record of the securities to which such ballot related within the meaning of Bankruptcy Rule 3018(b).

    A broker, dealer, commercial bank, trust company or other nominee which is a record holder of notes will prepare, execute and deliver master ballot(s) to the voting agent to reflect the votes of the beneficial owners for whom it holds securities. By executing and returning a master ballot(s) such nominee:

     will certify that each such master ballot is an accurate compilation of the information included in the completed and executed ballots received from its beneficial owners;

     will certify that such nominee will retain in its files for disclosure to the bankruptcy court, if ordered, all ballots submitted to it, or copies thereof, until the earlier to occur of the entry of a final order confirming the prepackaged plan or the entry of a final decree closing our reorganization case;

     will certify that such nominee has provided a copy of the prospectus and other applicable solicitation materials to each beneficial owner included in such master ballot and will acknowledge that the solicitation is subject to all the terms and conditions set forth in the prospectus;

     will certify that such nominee has received a duly completed and executed ballot, including all certifications required therein, from each beneficial owner included in such master ballot;

     will certify that such nominee is the record holder (or holds a written proxy to vote on behalf of such record holder) of the securities included in each such master ballot and/or has full power and authority to vote to accept or to reject the prepackaged plan and will acknowledge that the submission of such master ballot will constitute a request of such nominee to be treated as the holder of record of the securities to which such master ballot relates within the meaning of Bankruptcy Rule 3018(b); and

     will provide the total amount of notes in each respective master ballot voted to accept and voted to reject the prepackaged plan.

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WAIVER OF IRREGULARITIES

    Unless otherwise directed by the bankruptcy court, all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation or withdrawal of master ballots or ballots will be determined in our sole discretion, which determination will be final and binding. We also expressly reserve the right to reject any and all master ballots or ballots not in proper form the acceptance of which would, in our opinion or in the opinion of our counsel, be unlawful. We further expressly reserve the right to waive any defects or irregularities or conditions of delivery as to any particular master ballot or ballot. Our interpretation (including of the master ballot or ballot and the respective instructions thereto), unless otherwise directed by the bankruptcy court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of master ballots or ballots must be cured within such time as we (or the bankruptcy court) determine. Neither we nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of, nor notices of revocation or withdrawal of master ballots or ballots, nor will any of them incur any liabilities for failure to provide such notifications. Unless otherwise directed by the bankruptcy court, delivery of such master ballots or ballots will not be deemed to have been made until such irregularities have been cured or waived. Master ballots or ballots previously furnished (and as to which any irregularities have not been cured or waived) will be invalidated.

WITHDRAWAL; REVOCATION RIGHTS

    Acceptances or rejections may be withdrawn or revoked at any time prior to the solicitation expiration date by the beneficial owner on the voting record date who completed the original master ballot or ballot, or by the nominee who completed the master ballot in such beneficial owner's name, as the case may be. We do not intend to commence a reorganization case prior to the solicitation expiration date, although we reserve the right to do so in our sole discretion. After commencement of our reorganization case, withdrawal or revocation of votes accepting or rejecting the prepackaged plan may be effected only with the approval of the bankruptcy court.

    Acceptances or rejections in regard to the prepackaged plan may be withdrawn or revoked prior to commencement of our reorganization case by complying with the following procedures: (1) a beneficial owner of notes should deliver a written notice of withdrawal or revocation to such record holder for endorsement and delivery to the voting agent and (2) a record holder of notes who voted securities held for their own account should deliver a written notice of withdrawal or revocation to the voting agent. To be effective, a notice of revocation and withdrawal must:

     be timely received by the voting agent at its address specified on the back cover of this prospectus,

     specify the name and/or customer account number of the beneficial owner whose vote on the prepackaged plan is being withdrawn or revoked,

     contain the description of the claim as to which a vote on the prepackaged plan is withdrawn or revoked, and be signed by the beneficial owner of the claim who executed the ballot reflecting the vote being withdrawn or revoked, or by the nominee who executed the master ballot reflecting the vote being withdrawn or revoked, as applicable, in each case in the same manner as the original signature on the ballot or master ballot, as the case may be.

    After the commencement of our reorganization case, a notice of withdrawal of a previously furnished ballot or master ballot will not be effective without the approval of the bankruptcy court.

FEES AND EXPENSES

    Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to forward the material regarding the prepackaged plan solicitation to beneficial owners.

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We will reimburse such agents for reasonable out-of-pocket expenses incurred by them, but no compensation will be paid for their services.

    The voting agent will act as ballot agent with respect to votes by all classes that are voting. The voting agent will receive reasonable and customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain expenses in connection therewith. All questions regarding the prepackaged plan solicitation should be directed to the information agent. All deliveries to the voting agent relating to the prepackaged plan solicitation should be directed to the address set forth on the back cover of this prospectus and included in the solicitation materials.

    REQUESTS FOR INFORMATION OR ADDITIONAL COPIES OF THIS PROSPECTUS, VOTING INSTRUCTIONS, MASTER BALLOTS OR BALLOTS SHOULD BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS OR PHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS.

RESTRICTION ON TRANSFER OF SECURITIES

    The securities to be issued pursuant to the prepackaged plan may be freely transferred by most recipients thereof, and all resales and subsequent transactions in the new securities will be exempt from registration under federal and state securities laws, unless the holder is an 'underwriter' with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of 'underwriters':

    (1) persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

    (2) persons who offer to sell securities offered under a plan for the holders of such securities;

    (3) persons who offer to buy such securities for the holders of such securities, if the offer to buy is (a) with a view to distributing such securities or (b) made under a distribution agreement; and

    (4) a person who is an 'issuer' with respect to the securities, as the term 'issuer' is defined in Section 2(11) of the Securities Act.

Under Section 2(11) of the Securities Act, an 'issuer' includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

    To the extent that persons deemed to be 'underwriters' receive securities pursuant to the prepackaged plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be 'underwriters,' however, may be able to sell such securities without registration, subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received pursuant to the prepackaged plan by 'underwriters,' subject to the availability to the public of current information regarding the issuer, volume limitations and certain other conditions.

    Whether or not any particular person would be deemed to be an 'underwriter' with respect to any security to be issued pursuant to the prepackaged plan would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any person would be an 'underwriter' with respect to any security to be issued pursuant to the prepackaged plan.

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        GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF
    WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, WE MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE COMMON STOCK TO BE DISTRIBUTED PURSUANT TO THE PREPACKAGED PLAN. WE RECOMMEND THAT POTENTIAL RECIPIENTS OF COMMON STOCK CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY TRADE SUCH SECURITIES FREELY.

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SECURITIES LAW MATTERS

    To the extent that the issuance, transfer or exchange of the securities to be issued under the prepackaged plan are not exempt under Section 1145 of the Bankruptcy Code, the issuance, transfer and exchange of the securities to be issued under the prepackaged plan will be made by us in reliance upon the exemption from the registration requirements of the Securities Act, afforded by Rule 506 under the Securities Act.

CERTAIN TRANSACTIONS BY STOCKBROKERS

    Under Section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this prospectus (and supplements hereto, if any, if ordered by the bankruptcy court) at or before the time of delivery of securities issued under the prepackaged plan to their customers for the first 40 days after the date the prepackaged plan becomes effective. This requirement specifically applies to trading and other aftermarket transactions in such securities.

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             UNAUDITED PROJECTED CONSOLIDATED FINANCIAL INFORMATION

    Set forth below are financial projections with respect to the estimated effect of the transactions contemplated by the restructuring on our results of operations and cash flows for the years ending December 31, 2003, 2004, 2005 and 2006. We do not, as a matter of course, publicly disclose projections as to our future revenues, earnings or cash flow. In connection with our consideration of the restructuring, certain projections of our future financial performance of our operating businesses were prepared. Accordingly, we do not intend to review, update or otherwise revise the projections. Significant assumptions underlying the financial projections are set forth below and should be read in conjunction with 'Unaudited Pro Forma Consolidated Financial Data.'

    THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS WILL VARY.

    We prepared these projections to analyze our ability to meet our obligations under the restructuring and to assist each holder of a claim in determining whether to vote to accept or reject the prepackaged plan. These projections are contained in this prospectus as required in connection with the filing of the prepackaged plan, and, accordingly, should not be taken into account in making your decision to tender your debt securities in the exchange offer. The projections were not prepared to conform to the guidelines established by the American Institute of Certified Public Accountants regarding financial forecasts and were neither audited, compiled nor reviewed by our independent public auditors. While presented with numerical specificity, these projections are based upon a variety of assumptions (which we believe are reasonable), and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Consequently, the inclusion of the projections should not be regarded as a representation by us (or any other person) that the projections will be realized, and actual results will vary materially from those presented below. See 'Risk Factors' beginning on page 13. The financial projections are based on assumptions which we believe are reasonable but inherently contain significant uncertainties. Holders are cautioned not to place undue reliance on these financial projections.

                                                                FOR THE YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                               2003      2004      2005      2006
                                                               ----      ----      ----      ----
                                                                          (UNAUDITED)
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues..........................................  $   32    $  146    $  418    $ 819
Operating expenses..........................................    (425)     (559)     (631)    (793)
                                                              ------    ------    ------    -----
Income (loss) from operations...............................    (393)     (413)     (213)      26
Restructuring of debt.......................................     327      --        --       --
Interest and investment income..............................       1      --        --          2
Interest expense............................................     (21)     --        --       --
Preferred dividends.........................................     (73)     --        --       --
                                                              ------    ------    ------    -----
Net income (loss) applicable to common stockholders.........  $ (159)   $ (413)   $ (213)   $  28
Net income (loss) per share applicable to common
  stockholders..............................................  $(0.20)   $(0.43)   $(0.22)   $0.03
Weighted average common shares outstanding..................     786       964       965      966
Adjusted EBITDA.............................................  $ (295)   $ (312)   $ (112)   $ 127

STATEMENT OF CASH FLOW DATA:
Cash, cash equivalents and marketable
  securities -- beginning of period.........................  $  174    $   58    $  (75)   $  56
Cash flows from operating activities........................    (293)     (125)      145      388
Cash flows from investing activities........................     (17)       (8)      (14)     (23)
Cash flows from financing activities........................     194      --        --       --
                                                              ------    ------    ------    -----
Cash and cash equivalents -- end of period..................  $   58    $  (75)   $   56    $ 421
                                                              ------    ------    ------    -----

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SUMMARY OF SIGNIFICANT ASSUMPTIONS

    We have developed the projections to assist holders of our debt securities in their evaluation of the prepackaged plan and to analyze its feasibility. The projections are based upon a number of significant assumptions described below.

    ACTUAL OPERATING RESULTS AND CASH FLOWS WILL VARY MATERIALLY FROM THOSE PROJECTED. IN ADDITION, WE ARE ACTIVELY EXPLORING INITIATIVES TO REDUCE OPERATING EXPENSES AND INCREASE OPERATING REVENUES. THESES INITIATIVES, IF IMPLEMENTED, COULD HAVE A SIGNIFICANT EFFECT ON THE PROJECTIONS CONTAINED IN THIS PROSPECTUS AND COULD AFFECT THE VALIDITY OF THE ASSUMPTIONS DESCRIBED BELOW.

CLOSING DATE

    Our projections assume the restructuring closes on March 15, 2003. If the restructuring does not close by March 15, 2003, additional bankruptcy-related expenses will be incurred until such time as a new plan of reorganization is confirmed. These expenses could significantly impact our results of operations and cash flows.

OPERATING REVENUES

    We recognize revenue from subscription fees, activation fees, and advertising we sell on our non-music channels. Our projected operating revenues are based upon the assumptions described below as to subscription revenue, subscriber acquisition, deactivations, activation revenue and advertising revenue.

SUBSCRIPTION REVENUE

    Our subscription fee is currently $12.95 per month. If a consumer prepays for a multi-year subscription they currently receive a discount on the subscription price. We project that our average annual revenue per subscriber, excluding activation fee and advertising revenue, will increase from $143 in 2003 to $156 in 2006 as we identify new revenue streams, largely premium offerings.

SUBSCRIBERS

    Our projections assume that our gross additional subscribers will be 300,000 in 2003, 1.0 million in 2004, 1.7 million in 2005 and 2.3 million in 2006. End of period subscribers are assumed to be 321,000 in 2003, 1.3 million in 2004,
2.9 million in 2005 and 4.9 million in 2006. We have also assumed that the number of gross additional subscribers increases significantly in the second half of 2003.

DEACTIVATIONS, OR CHURN

    Our projections assume that our churn will be approximately 1.5% of our subscriber base per month for monthly, quarterly, and semi-annual subscriptions through 2005, increasing to 2.0% of our subscriber base per month thereafter. We have assumed that our churn will increase as the price of our radios to consumers decrease.

    In preparing the projections, we also have assumed that 10% of all multi-year prepaid subscribers deactivate our service at the end of their respective terms through 2005. Commencing in 2006, we have assumed that approximately 13% of all multi-year prepaid subscribers deactivate our service at the end of their respective terms. For the prepaid subscribers who continue with our service after their term is complete, we assume approximately 60% in 2003, increasing to 70% in 2004 renew subscriptions on a multi-year basis.

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

ACTIVATION FEES

    We receive a one-time activation fee of $15 for the majority of our subscribers. Our projections assume that the majority of our future subscribers will continue to pay this one-time activation fee.

ADVERTISING REVENUE

    We receive advertising revenue from the sale of spot announcements to advertisers on our non-music channels as the announcements are broadcast, less any agency fees associated with the sale of each spot. Agency fees are calculated based on a stated percentage applied to gross billing revenue for our advertising inventory. The projections are based on the assumption that the unit rate and sell out ratio for our advertising inventory significantly increase each year as our subscriber base increases.

OPERATING EXPENSES

    Operating expenses include both variable and fixed expenses. Fixed expenses include general and administrative costs, overhead, sales and marketing arrangements with radio manufacturers, retailers and OEMs, research and development expenses and license fees we pay to third parties that provide our non-music content. We project that our fixed operating expenses will increase approximately 5% per year.

    Our variable expenses are based on the number of subscribers and include various items related to our business such as the following: hardware and chipset subsidies, sales commissions and manufacturing and development funds, which we call subscriber acquisition costs, that we pay in connection with the acquisition of a subscriber; the costs we incur for customer care agents to assist our subscribers; the costs associated with the maintenance of the subscriber management system; the percentage of revenues we pay for music royalties to performing rights organizations, such as The American Society of Composers, Authors, and Publishers and The Recording Industry Association of America; transaction fees we incur to credit card companies; the payments we make to our automaker partners that are calculated on the volume of vehicles they manufacture which are equipped with our radios; the per subscriber payments we make to retailers and certain radio manufacturers; and the portion of advertising spots we share with our non-music content providers. Although we have assumed that subscriber acquisition costs decrease on a per subscriber basis over time, we have assumed that our variable costs in the aggregate increase in relation to our subscriber base.

INTEREST EXPENSE

    We assume that following the consummation of the restructuring, all of our outstanding debt will be exchanged for common stock. As a result, we have eliminated all interest expense in our projections with respect to our Lehman senior term loans, Loral senior term loans, senior secured discount notes, senior secured notes and convertible subordinated notes following the closing of the restructuring on March 15, 2003.

RESTRUCTURING OF DEBT

    The estimated gain on the extinguishment of debt assumes the closing bid price of our common stock on December 31, 2002, $0.64 per share, to be the closing bid price on the closing date of the restructuring. In addition, our projections assume that all of our outstanding debt will be exchanged for common stock following the consummation of the restructuring. All costs related to the restructuring of our debt will be expensed in the period in which they are incurred. See 'Accounting Treatment of the Restructuring -- Exchange of Debt Securities for Common Stock' for further discussion regarding the calculation of the gain on the extinguishment of debt.

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

PREFERRED STOCK DEEMED DIVIDENDS

    The estimated preferred stock deemed dividend resulting from the exchange of preferred stock for our common stock and warrants to purchase shares of our common stock assumes the closing bid price of our common stock on the closing of the restructuring will be $0.64 per share, the closing bid price on December 31, 2002, and the total value of the warrants to be $17.0 million on the closing date of the restructuring. In addition, our projections assume that all of the outstanding preferred stock will be exchanged for common stock following the consummation of the restructuring. Based on these assumptions, we estimated the preferred stock deemed dividend resulting from this transaction to be $62.8 million. See 'Accounting Treatment of the Restructuring -- Exchange of Preferred Stock for Common Stock and Warrants' for further discussion regarding the calculation of the preferred stock deemed dividend.

WEIGHTED AVERAGE COMMON SHARES

    We have assumed an increase in our weighted average common shares outstanding as a result of the conversion of our debt securities and preferred stock into common shares in the restructuring. In addition, we have assumed that our weighted average common shares outstanding increase as a result of issuing shares of our common stock to an employee benefits plan.

ADJUSTED EBITDA

    We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization and restructuring of debt. We have included Adjusted EBITDA data because it is commonly used as a measure of performance. Adjusted EBITDA is not, and should not be used as, an indicator or alternative to operating income
(loss), net income (loss) or cash flow as reflected in the company's consolidated financial statements. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA calculated by other companies.

CASH FLOW FROM OPERATING ACTIVITIES

    We have assumed an increase over time in the percentage of subscribers electing to prepay for multi-year subscriptions as well as improvement in payment terms to various third parties, such as radio manufacturers and retailers. Currently, approximately 35% of our subscribers pay monthly, approximately 2.5% pay quarterly, approximately 2.5% pay semi-annually, and approximately 60% pay once per year. Beginning in 2004, our projections assume a greater shift toward multi-year subscriptions, particularly with respect to subscriptions sold in our OEM and dealer aftermarket channels, when we expect that subscriptions will be bundled into the financing and leases of a vehicle.

CASH FLOW FROM INVESTING ACTIVITIES

    Cash flow from investing activities represents additions to property, plant and equipment. Our projections assume that we make investments to replace our terrestrial repeater equipment in the ordinary course of business and make other investments in broadcast and satellite operations equipment. The balance of our capital expenditures are projected to consist of investments in website development and enhancements, and development and license fees related to our subscriber management system.

CASH FLOW FROM FINANCING ACTIVITIES

    Upon completion of the restructuring in 2003, we expect to receive $200 million in gross proceeds, or approximately $194 million in net proceeds, from the sale of newly issued common stock in the new equity investment.

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

                   DESCRIPTION OF CAPITAL STOCK AND WARRANTS

    Our certificate of incorporation provides for authorized capital of 550,000,000 shares, consisting of 500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As part of the recapitalization, we are soliciting proxies from our stockholders to amend and restate our certificate of incorporation to increase our authorized shares to 2,500,000,000.

COMMON STOCK

    As of December 31, 2002, we had 77,454,197 shares of common stock outstanding held of record by approximately 75,000 persons, and had reserved for issuance 85,979,164 shares of common stock with respect to incentive stock plans, outstanding common stock purchase warrants and conversion of our preferred stock.

    Holders of our common stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by our board of directors out of funds legally available therefor. There are no cumulative voting rights. If there is any liquidation, dissolution or winding-up of our company, each holder of our common stock will be entitled to participate, taking into account the rights of any outstanding preferred stock, ratably in all of our assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights. All outstanding shares of our common stock, including shares of common stock issued upon the exercise of the common stock warrants, will be fully paid and non-assessable.

    Our common stock is quoted on the Nasdaq National Market under the symbol 'SIRI.'

    If the minimum bid price of our common stock closes below $1.00 per share for 30 or more consecutive trading days and we are unable to cure such defect within a 90 day cure period, Nasdaq may delist our common stock from the Nasdaq National Market. On December 23, 2002, Nasdaq notified us that the minimum bid price of our common stock had closed below $1.00 for more that 30 consecutive trading days and that we had until March 24, 2003 to cure such defect. If our common stock fails to close above $1.00 for ten consecutive days prior to March 24, 2003, we have the right to request a hearing prior to delisting by Nasdaq. Such delisting will have an adverse impact on the liquidity of our common stock and, as a result, the market price of our common stock may become more volatile.

PREFERRED STOCK

    Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of our preferred stock, in one or more series. Each such series of preferred stock will have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of our common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

    Our board of directors has authorized the issuance of up to 4,300,000 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and up to 2,100,000 shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock. As of December 31, 2001, we had 1,742,512 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock outstanding and 781,548 shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock outstanding held of record by Apollo. Our board of directors has authorized the issuance of up to 10,700,000 shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock. As of December 31, 2001, we had

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

2,343,091 shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock outstanding held of record by Blackstone.

    In connection with the restructuring, all of our outstanding preferred stock will be exchanged for common stock and will be retired and cancelled.

PREFERRED STOCK PURCHASE RIGHTS

    On October 22, 1997, our board of directors adopted a stockholders rights plan and, in connection with the adoption of this plan, declared a dividend distribution of one 'Right' for each outstanding share of common stock to stockholders of record at the close of business on November 3, 1997 (the 'Rights Record Date'). Except as described below, each Right entitles the registered holder of the Right to purchase from us one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the 'Series B Shares'), at a purchase price of $115.00 (the 'Purchase Price'), which may be adjusted. The Purchase Price shall be paid in cash. The description and terms of the Rights are set forth in a Rights Agreement, dated October 22, 1997, by and between us and The Bank of New York (the successor to Continental Stock Transfer & Trust Company), as rights agent, and in amendments to the Rights Agreement dated October 13, 1998, November 13, 1998, December 22, 1998, June 11, 1999,
September 29, 1999, December 23, 1999, January 28, 2000, August 7, 2000,
January 8, 2002 and October 22, 2002.

    On October 13, 1998, we amended the Rights Agreement to make it inapplicable to the purchase of 5,000,000 shares of common stock by Prime 66 Partners, L.P. and to allow Prime 66 to purchase and own up to an additional 1% of the outstanding shares of common stock without Prime 66 becoming an `Acquiring Person' within the meaning of the Rights Agreement. On November 13, 1998 and December 22, 1998, we amended the Rights Agreement to render it inapplicable to the purchase of the Junior Preferred Stock by the Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, the 'Apollo investors') and to permit the Apollo investors to (1) acquire additional shares of Junior Preferred Stock issued as dividends declared on the Junior Preferred Stock, (2) acquire additional shares of common stock upon the conversion of shares of Junior Preferred Stock into shares of common stock, and (3) acquire up to an additional 1% of the outstanding shares of common stock, without the Apollo investors becoming `Acquiring Persons' within the meaning of the Rights Agreement. On June 11, 1999, we amended the Rights Agreement to make it inapplicable to the issuance of warrants entitling Ford Motor Company ('Ford') to acquire from us 4,000,000 shares of our common stock. On September 29, 1999, we amended the Rights Agreement to make it inapplicable to (1) the purchase by Ford of up to $20 million of our common stock and (2) the purchase by entities associated with Everest Capital of up to $30 million of our convertible subordinated notes. On December 23, 1999, we amended the Rights Agreement to render it inapplicable to the purchase of our Junior Preferred Stock by The Blackstone Group L.P. and certain of its affiliates and to permit the Blackstone investors to (1) acquire additional shares of Junior Preferred Stock as dividends on such preferred stock, (2) acquire additional shares of common stock upon the conversion of shares of Junior Preferred Stock, and (3) acquire up to an additional 1% of the outstanding shares of common stock, without the Blackstone investors becoming 'Acquiring Persons' within the meaning of the Rights Agreement. On January 28, 2000, we amended the Rights Agreement to make it inapplicable to the issuance of warrants entitling DaimlerChrysler Corporation to acquire up to 4,000,000 shares of our common stock and the purchase by DaimlerChrysler Corporation of up to 2,290,322 shares of our common stock. On August 7, 2000, we amended the Rights Agreement to appoint The Bank of New York as the successor Rights Agent to Continental Stock Transfer & Trust Company. On January 8, 2002, we amended the Rights Agreement to permit OppenheimerFunds, Inc. and its affiliates to acquire up to 20% of the outstanding shares of without becoming 'Acquiring Persons' within the meaning of the Rights Agreement. On October 22, 2002, we amended the Rights Agreement to extend the expiration date of the Rights to May 1, 2003. Prior to the closing of the restructuring, we will further amend the Rights Agreement to render the Rights Agreement inapplicable to the restructuring transactions.

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

    Initially, no separate Right certificates were distributed and the Rights were evidenced, with respect to any shares of common stock outstanding on the Rights Record Date, by the certificates representing the shares of common stock. Until the Rights Separation Date (as defined below), the Rights will be transferred with, and only with, certificates for shares of common stock. Until the earlier of the Rights Separation Date and the redemption or expiration of the Rights, new certificates for shares of common stock issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (an 'Acquiring Person') has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (except by reason of (a) exercise by this person of stock options granted to this person by us under any of our stock option or similar plans (b) the exercise of conversion rights contained in specified classes of Preferred Stock, or (c) the exercise of warrants owned on the date of the Rights Agreement (which include warrants to acquire 1,740,000 shares of common stock issued to an affiliate of Everest Capital Fund, Ltd.) or
(2) 15 business days following the commencement of a tender offer or exchange offer by any person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius) if, upon the completion of this tender offer or exchange offer, this person or group would be the beneficial owner of 15% or more of the outstanding shares of common stock (the earlier of these dates being called the 'Rights Separation Date'), and will expire on May 1, 2003, unless earlier redeemed by us as described below. As soon as practicable following the Rights Separation Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of common stock as of the close of business on the Rights Separation Date and, thereafter, the separate Rights certificates alone will evidence the Rights. A holder of 15% or more of the common stock as of the date of the Rights Agreement will be excluded from the definition of 'Acquiring Person' unless the holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in us by an additional 1%.

    If, at any time following the Rights Separation Date, (1) we are the surviving corporation in a merger with an Acquiring Person and our shares of common stock are not changed or exchanged, (2) a person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person (in any manner, except by (a) the exercise of stock options granted under our existing and future stock option plans, (b) the exercise of conversion rights contained in specified preferred stock issues, (c) the exercise of warrants specified in the Rights Agreement or (d) a tender offer for any and all outstanding shares of common stock made as provided by applicable laws, which remains open for at least 40 Business Days (as defined in the Rights Agreement) and into which holders of 80% or more of our outstanding shares of common stock tender their shares), (3) an Acquiring Person engages in one or more 'self-dealing' transactions as described in the Rights Agreement or (4) during the time when there is an Acquiring Person, an event occurs (e.g., a reverse stock split), that results in the Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock (or, in some circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the Right.

    If, at any time following the first date of public announcement by us or an Acquiring Person indicating that this Acquiring Person has become an Acquiring Person (the 'Shares Acquisition Date'), (1) we consolidate or merge with another person and we are not the surviving corporation, (2) we consolidate or merge with another person and are the surviving corporation, but in the transaction our shares of common stock are changed or exchanged or (3) 50% or more of our assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock of the acquiring company having a value equal to two times the exercise price of the Right.

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

    Our board of directors may, at its option, at any time after the right of the board to redeem the Rights has expired or terminated (with some exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for shares of common stock at a ratio of one share of common stock per Right, as adjusted; provided, however, that the Right cannot be exercised once a person, together with the person's Affiliates and Associates, becomes the beneficial owner of 50% or more of the shares of common stock then outstanding. If our board of directors authorizes this exchange, the Rights will immediately cease to be exercisable.

    Notwithstanding any of the foregoing, following the occurrence of any of the events described in the fourth and fifth paragraphs of this section, any Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate of an Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements that could have the effect of rendering ineffective or circumventing the beneficial ownership rules described in the Rights Agreement.

    The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights may be adjusted from time to time to prevent dilution (1) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (2) upon the grant to holders of the Series B Shares of specific rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (3) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

    At any time after the date of the Rights Agreement until ten business days (a period that can be extended) following the Shares Acquisition Date, the board of directors, with the concurrence of a majority of the independent directors (those members of our board who are not officers or employees of ours or of any subsidiary of ours and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (1) were members of the board before the adoption of the Rights Plan or (2) were subsequently elected to our board and were recommended for election or approved by a majority of the independent directors then on our board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, which may be adjusted. Thereafter, our board of directors may redeem the Rights only in specified circumstances including in connection with specific events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, our right of redemption may be reinstated if (1) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving us and (2) there is at the time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

    Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder, including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for shares of our common stock (or other consideration) or for shares of common stock of the Acquiring Person.

    Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Rights Agreement, any of the provisions of the Rights Agreement may be amended by our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders before the Rights Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of our board of directors, with the concurrence of a majority of the independent directors or by special approval of our stockholders), and other provisions of the Rights Agreement may be amended by action of our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders; provided, however, that (a) this

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amendment will not adversely affect the interests of holders of Rights
(excluding the interests of any Acquiring Person) and (b) no amendment shall be made at a time when the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS IN OUR CHARTER

    Section 203 of the Delaware General Corporation Law ('Section 203') generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an 'Interested Stockholder') but less than 85% of this stock may not engage in some types of Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder. The prohibition of Section 203 does not apply under the following circumstances:

     before the time of the acquisition, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or

     the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.

    Under Section 203, these restrictions will not apply to specific Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of specific extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203. The above exception applies if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to the person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

    Section 203 defines the term 'Business Combination' to encompass a wide variety of transactions with or caused by an Interested Stockholder. These include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives other benefits.

    The provisions of Section 203, coupled with our board of directors' authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions could also discourage, impede or prevent a merger, tender offer or proxy contest, even if the event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our amended and restated certificate of incorporation, may elect not to be governed by Section 203 effective 12 months after the adoption. Neither our certificate of incorporation nor our by-laws exclude us from the restrictions imposed by
Section 203.

THE UNIT OFFERING WARRANTS

    On May 18, 1999, we issued units composed of our senior secured notes and warrants to purchase an aggregate of 2,190,000 shares of common stock at a price of $28.60 per share. These warrants were issued under a warrant agreement, dated as of May 15, 1999, between us, as issuer, and United States Trust Company of New York, as warrant agent. The number of shares of common stock to be issued under these warrants will be adjusted in some cases if we issue additional shares of common stock, options, warrants or convertible securities and in some other events. These warrants expire on May 15, 2009. In the event that we issue common stock in the restructuring at a price below the current market value per share as of the issue date, the number of shares of common stock issuable upon the exercise of these warrants and the exercise price will be adjusted. As of September 30, 2002, there were warrants outstanding to purchase 2,425,389 shares of common stock at a price of $24.92.

    A shelf registration statement covering the issuance of the shares of common stock issuable upon the exercise of the unit offering warrants has been filed and declared effective. We have agreed to cause this shelf registration statement to remain effective until the earlier of (1) the time when all unit offering warrants have been exercised and (2) May 15, 2009.

THE FORD WARRANT

    On October 7, 2002, we canceled an existing warrant previously issued to Ford and issued a new warrant to Ford which entitles Ford to purchase up to 4,000,000 shares of our common stock at a purchase price of $3.00 per share.

    Ford's right to exercise this warrant vests:

     with respect to 200,000 shares of our common stock, on the date the first Ford vehicle with a Sirius radio installed by Ford or one of its dealers (each, a 'Ford Enabled Vehicle') is activated by us for a bona fide customer;

     with respect to 200,000 shares of our common stock, on the date the first Ford Enabled Vehicle that has a factory-installed Sirius radio is activated by us for a bona fide customer;

     with respect to 200,000 shares of our common stock, on the date that Ford and us jointly launch a national advertising campaign promoting our satellite radio service in Ford vehicles;

     with respect to 100,000 shares of our common stock, on each date that a Sirius radio is first available to be ordered by a bona fide customer as an original equipment option on a Ford vehicle line; provided that in no event will more than 1,400,000 shares of our common stock vest and become exercisable pursuant to this provision;

     with respect to one share of our common stock, upon the manufacture by Ford of each of the first 375,000 Ford Enabled Vehicles;

     with respect to 625,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 375,000 Ford Enabled Vehicles;

     with respect to 500,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 750,000 Ford Enabled Vehicles; and

     with respect to 500,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 1,500,000 Ford Enabled Vehicles.

If Ford terminates the exclusivity provisions contained in our agreement, we may reduce by one-half the number of shares granted and the number of shares of our common stock that vest and become exercisable under this warrant.

    The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the earlier of October 6, 2012 and the date of termination or expiration of the agreement, dated October 7, 2002, between us and Ford.

    We are required to give Ford notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events. In the event that we issue common stock in the restructuring at a price below the current market value per share as of the issue date, the number of shares of common stock issuable upon the exercise of the Ford warrant and the exercise price will be adjusted. We may also grant additional warrants to Ford following completion of the restructuring.

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

THE DAIMLERCHRYSLER WARRANT

    On October 25, 2002, we canceled an existing warrant previously issued to DaimlerChrysler and issued a new warrant to DaimlerChrysler which entitles DaimlerChrysler to purchase up to 4,000,000 shares of our common stock at a purchase price of $3.00 per share.

    DaimlerChrysler's right to exercise this warrant vests:

     with respect to 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured 250,000 new vehicles containing Sirius radios ('DaimlerChrysler Enabled Vehicles');

     with respect to an additional 500,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 800,000 DaimlerChrysler Enabled Vehicles;

     with respect to an additional 500,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 1,600,000 DaimlerChrysler Enabled Vehicles;

     with respect to an additional 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 2,400,000 DaimlerChrysler Enabled Vehicles; and

     with respect to an additional 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 3,200,000 DaimlerChrysler Enabled Vehicles.

    The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the date of termination or expiration of the agreement, dated October 25, 2002, among us, DaimlerChrysler Corporation, Freightliner Corporation and Mercedes-Benz USA, Inc.

    We are required to give DaimlerChrysler notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events. In the event that we issue common stock in the restructuring at a price below the current market value per share as of the issue date, the number of shares of common stock issuable upon the exercise of the DaimlerChrysler warrant and the exercise price of this warrant will be adjusted. We also plan to grant additional warrants to DaimlerChrysler following completion of the restructuring.

THE LEHMAN WARRANTS

    In connection with the Lehman senior term loans, we issued to Lehman warrants to purchase up to 2,100,000 shares of our common stock at a purchase price of $15.00 per share. All of these warrants have vested.

    525,000 of these warrants expire on December 27, 2010, 1,050,000 of these warrants expire on March 7, 2011 and 525,000 warrants expire on April 4, 2011. The number of shares of common stock to be issued under these warrants and the exercise price of the warrants will be adjusted in some cases if we issue stock dividends, subdivide or combine stock, reorganize or reclassify capital stock, distribute cash dividends, issue common stock or other securities convertible into common stock (other than in a bona fide underwritten public offering) and in certain other events. We are also required to give Lehman notice of adjustments in the number of shares issuable under these warrants and of extraordinary corporate events. In the event that we issue common stock in the restructuring at a price below the current market value per share as of the issue date, the number of shares of common stock issuable upon the exercise of the Lehman warrants and the exercise price of this warrant will be adjusted.

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


                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our current executive officers and directors are described below.

                    NAME                       AGE              POSITIONS WITH THE COMPANY
                    ----                       ---              --------------------------
Joseph P. Clayton............................  53    President and Chief Executive Officer and a
                                                       Director
Guy D. Johnson...............................  42    Executive Vice President, Sales and Marketing
Mary Patricia Ryan...........................  46    Executive Vice President, Marketing
John J. Scelfo...............................  45    Executive Vice President and Chief Financial
                                                       Officer
Patrick L. Donnelly..........................  41    Executive Vice President, General Counsel and
                                                       Secretary
Michael S. Ledford...........................  53    Executive Vice President, Engineering
David Margolese..............................  45    Chairman of the Board of Directors and a
                                                     Director
Leon D. Black................................  51    Director
Lawrence F. Gilberti(1)(2)(3)................  52    Director
James P. Holden(1)(3)........................  51    Director
Peter G. Peterson(2)(3)......................  76    Director
Joseph V. Vittoria(1)(2).....................  67    Director

---------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Finance Committee.

    JOSEPH P. CLAYTON has served as President and Chief Executive Officer since November 2001. Mr. Clayton served as Vice Chairman of Global Crossing Ltd., a global internet and long distance services provider, and President, Global Crossing North America, from September 1999 until November 2001. On January 28, 2002, Global Crossing Ltd. and certain of its affiliates filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. From August 1997 to September 1999, Mr. Clayton was President and Chief Executive Officer of Frontier Corporation, a Rochester-based national provider of local telephone, long distance, data, conferencing and wireless communications services, which was acquired by Global Crossing in September 1999. Prior to joining Frontier, Mr. Clayton was Executive Vice President, Marketing and Sales -- Americas and Asia, of Thomson S.A., a leading consumer electronics company. Mr. Clayton is a member of the board of directors of Transcend Services Inc., a trustee of Bellarmine College and The Rochester Institute of Technology and a member of the advisory board of the Indiana University School of Business.

    GUY D. JOHNSON has served as Executive Vice President, Sales and Marketing, since January 2002. From 1999 until January 2002, Mr. Johnson was a senior strategic consultant to Thomson S.A., a leading consumer electronics company. Prior to 1999, he was Senior Vice President, Sales and Product
Management -- Americas, for Thomson S.A.

    MARY PATRICIA RYAN has served as Executive Vice President, Marketing, since June 2002. From September 1999 to June 2002, Ms. Ryan was Executive Vice President, Worldwide Marketing, of IMAX, Ltd., one of the world's leading film and digital imaging technologies companies. From September 1998 to July 1999, she was Executive Vice President, Marketing, of Lifetime Entertainment Services, a cable television network, and prior to that she was Executive Vice President, Marketing and Programming, of U.S. Satellite Broadcasting Company, the satellite television service that was acquired by DirecTV in 1999.

    JOHN J. SCELFO has served as Executive Vice President and Chief Financial Officer since April 2001. From November 1999 to April 2001, Mr. Scelfo was Vice President, Finance, for the Asian operations of Dell Computer Corporation, the leading direct global computer systems company. Prior to Dell, he spent
19 years with Mobil Oil Corporation, an integrated energy operator, including as its Corporate Assistant Treasurer, Vice President of Global Risk Management, and Chief Financial Officer of its operations in Japan and Singapore.

    PATRICK L. DONNELLY has served as Executive Vice President, General Counsel and Secretary since May 1998. From June 1997 to May 1998, he was Vice President and deputy general counsel of ITT Corporation, a hotel, gaming and entertainment company that was acquired by Starwood Hotels & Resorts Worldwide, Inc. in February 1998. From October 1995 to June 1997, he was assistant general counsel of ITT Corporation. Prior to October 1995, Mr. Donnelly was an associate at the law firm of Simpson Thacher & Bartlett.

    MICHAEL S. LEDFORD has served as Executive Vice President, Engineering, since December 2002, and served as Senior Vice President, Engineering, from September 2001 to December 2002. From July 2000 to September 2001, Mr. Ledford was Vice President of Automotive Strategy at Wingcast, a joint venture between Ford Motor Company and Qualcomm developing advanced wireless vehicle applications, or telematics. Prior to Wingcast, he was the Executive Director of Telematics at Ford, and prior to that was Corporate Executive Director for Process Engineering responsible for overseeing Ford's worldwide introduction of new technologies.

    DAVID MARGOLESE has served as Chairman of our board of directors since August 1993, and as a director since August 1991. From August 1993 to October 2001, Mr. Margolese served as our Chief Executive Officer. Prior to his involvement with us, Mr. Margolese proposed and co-founded Cantel Inc., Canada's national cellular telephone carrier, which was acquired by Rogers Communications Inc. in 1989, and Canadian Telecom Inc., Canada's national paging company, serving as that company's president until its sale in 1987. Mr. Margolese has been inducted into NASA's Space Technology Hall of Fame and was nominated by Harvard Business School as Entrepreneur Of The Year in 1999. We expect that
Mr. Margolese will resign from our board of directors effective upon consummation of the restructuring.

    LEON D. BLACK has been a director since June 2001. Mr. Black is one of the founding principals of Apollo Advisors, L.P and Lion Advisors, L.P, which manage investment capital on behalf of institutions. He is also the founder of Apollo Real Estate Advisors, L.P. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of the Mergers & Acquisitions Group and co-head of the Corporate Finance Department. Mr. Black is a director of Sequa Corporation, United Rentals, Inc., Allied Waste Industries, Inc., AMC Entertainment Inc. and Wyndham International, Inc.
Mr. Black is a trustee of The Museum of Modern Art, Mt. Sinai Hospital, The Metropolitan Museum of Art, Lincoln Center for The Performing Arts, Prep for Prep, The Jewish Museum, the Asia Society and the Vail Valley Foundation.

    LAWRENCE F. GILBERTI has been a director since September 1993 and served as our Secretary from November 1992 until May 1998. Since December 1992, he has been the Secretary and sole director, and from December 1992 to September 1994 was the President of Satellite CD Radio, Inc., our subsidiary which holds our FCC license. Since June 2000, Mr. Gilberti has been a partner in the law firm of Reed Smith LLP; from May 1998 through May 2000, he was of counsel to that firm. From August 1994 to May 1998, Mr. Gilberti was a partner in the law firm of Fischbein Badillo Wagner & Harding. Mr. Gilberti has provided legal services to us since 1992.

    JAMES P. HOLDEN has been a director since August 2001. From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, a subsidiary of DaimlerChrysler AG, one of the world's largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at the company.

    PETER G. PETERSON has been a director since June 2001. Mr. Peterson has been chairman of The Blackstone Group L.P, an investment bank, since 1985. Prior to his involvement with Blackstone, Mr. Peterson served as chairman and chief executive officer of Lehman Brothers, Kuhn, Loeb, Inc., the investment bank, for eleven years. He was Secretary of Commerce in 1972 and 1973 after serving as Assistant to the President for International Economic Affairs and Executive Director of the Council on Economic Policy in 1971 and 1972. Prior to his government service, Mr. Peterson was with Bell & Howell Company for thirteen years, beginning as an executive vice president and director and later as chief executive officer. Mr. Peterson is a director of Sony Corp. He is chairman of the board of The Federal Reserve Bank of New York, the Council on Foreign Relations and Institute for International Economics, founding president of The Concord Coalition and a trustee of the Committee for Economic Development, the National Bureau of Economic Research and The Museum of Modern Art. Mr. Peterson has been a director of 3M, RCA, General Foods, Federated Department Stores, Continental Group, Black & Decker and Cities Services.

    JOSEPH V. VITTORIA has been a director since April 1998. From 1997 until February 2000, Mr. Vittoria was Chairman and Chief Executive Officer of Travel Services International, Inc., a travel services distributor. Mr. Vittoria has served as a member of the Board of Overseers of Columbia Business School since 1988. From September 1987 to February 1997, Mr. Vittoria was the Chairman and Chief Executive Officer of Avis Inc., one of the world's largest rental car companies. Mr. Vittoria is a director of ResortQuest International, Inc. and is Chairman of Transmedia Asia Pacific, Inc. and Puradyn Filter Technologies, Inc. We expect that Mr. Vittoria will resign from our board of directors effective upon consummation of the restructuring.

                           -------------------

    Upon consummation of the restructuring, under either the recapitalization plan or the prepackaged plan, our board of directors will be reconstituted. We expect that Messrs. David Margolese and Joseph V. Vittoria will resign and our board of directors will appoint two directors, to be selected by the informal creditors committee, to fill those vacancies. Biographical information for these two directors will be contained in the press release we issue announcing their selection.

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

EXECUTIVE COMPENSATION

    The table below shows the compensation for the last three years for our President and Chief Executive Officer and the five next highest paid executive officers at the end of 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                                                        COMPENSATION
                                                                                               -------------------------------
                                              ANNUAL COMPENSATION                              NUMBER OF
                                     --------------------------------------     RESTRICTED     SECURITIES
                                                               OTHER ANNUAL        STOCK       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)     COMPENSATION($)    AWARDS($)      OPTIONS     COMPENSATION($)(1)
---------------------------   ----   ---------   --------     ---------------    ---------      -------     ------------------
Joseph P. Clayton (2) ......  2001     61,538      --             -                --            750,000         --
 President and Chief          2000      --         --             -                --             --             --
 Executive Officer            1999      --         --             -                --             --             --

David Margolese (3) ........  2001    435,417      --           6,066(4)            --         1,500,000          10,500
 Chairman of the Board and    2000    500,000    500,000(5)       --                --            --              10,500
 Chief Executive Officer      1999    450,000      --             --                --         2,500,000          10,000

John J. Scelfo (6) .........  2001    225,000    225,000          --                --           300,000          10,500
 Executive Vice President     2000      --         --             -                --             --             --
 and Chief Financial Officer  1999      --         --             -                --             --             --

Patrick L. Donnelly ........  2001    325,000    225,000          --                --           100,000          10,500
 Executive Vice President,    2000    310,417    323,000(5)       --                --            75,000          10,500
 General Counsel and          1999    277,500      --             --                --           215,000          10,000
 Secretary

Michael S. Ledford (7) .....  2001     99,167    100,000          -               200,000(8)     300,000         --
 Executive Vice President,    2000      --         --             -                --             --             --
 Engineering                  1999      --         --             -                --             --             --

Joseph S. Capobianco (9) ...  2001    291,667     75,000          --                --            --              10,500
 Senior Vice President,       2000    269,135    275,000(5)       --                --            50,000          10,500
 Content                      1999    241,667      --             --                --           100,000          10,000

---------

(1) Represents matching contributions by us under our 401(k) Savings Plan. These amounts were paid in the form of common stock.

(2) Mr. Clayton became our President and Chief Executive Officer on November 26, 2001.

(3) Mr. Margolese resigned as our Chief Executive Officer on October 16, 2001. Mr. Margolese remains a director and non-executive chairman of our board of directors.

(4) Represents commuting costs reimbursed by us.

(5) In addition, in February 2000, we also paid Mr. Margolese a bonus of $500,000, Mr. Capobianco a bonus of $150,000 and Mr. Donnelly a bonus of $290,000 in recognition of the executives' efforts in securing our alliances with DaimlerChrysler and BMW.

(6) Mr. Scelfo became our Executive Vice President and Chief Financial Officer in April 2001.

(7) Mr. Ledford became our Senior Vice President, Engineering, on September 17, 2001.

(8) On September 17, 2001, we granted Mr. Ledford 50,000 restricted shares of our common stock. The restrictions applicable to these shares of common stock lapse in equal increments over four years. Amount represents the value of the restricted stock (calculated by multiplying the closing price of our common stock on September 17, 2001, $4.00 per share, by the number of shares awarded, 50,000).

(9) Mr. Capobianco ceased to be an executive officer on October 1, 2002.

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

STOCK OPTION GRANTS

    The following table sets forth certain information for the fiscal year ended December 31, 2001, with respect to options granted to individuals named in the Summary Compensation Table above.

                             OPTION GRANTS IN 2001

                                                                                    POTENTIAL REALIZABLE VALUE
                                             % OF TOTAL                               AT ASSUMED ANNUAL RATES
                                 NUMBER OF    OPTIONS     EXERCISE                  OF STOCK PRICE APPRECIATION
                                  OPTIONS    GRANTED TO     PRICE     EXPIRATION    ---------------------------
             NAME                 GRANTED    EMPLOYEES    ($/SHARE)      DATE          5%($)          10%($)
             ----                 -------    ---------    ---------      ----          -----          ------
Joseph P. Clayton..............    750,000      17.7%        5.25      11/26/11       2,476,273      6,275,361
David Margolese................  1,500,000      35.4        12.67      05/11/11      11,952,142     30,289,075
John J. Scelfo.................    300,000       7.1         6.91      04/04/11       1,303,699      3,303,828
Patrick L. Donnelly............    100,000       2.4         7.61      05/01/11         478,589      1,212,838
Michael S. Ledford.............    300,000       7.1         4.00      09/17/11         754,674      1,912,491

EXERCISES OF STOCK OPTIONS

    The following table shows the aggregate exercises of options to purchase our common stock and sets forth certain information with respect to the number of shares covered by both exercisable and unexercisable stock options held by the individuals named in the Summary Compensation Table as of December 31, 2001. Also reported are the values for 'in-the-money' stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of December 31, 2001 ($11.63 per share).

                           NUMBER OF                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            SHARES                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                           ACQUIRED                   OPTIONS AT FISCAL YEAR END        FISCAL YEAR END($)
                              ON           VALUE      ---------------------------   ---------------------------
          NAME             EXERCISE     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             --------     -----------   -----------   -------------   -----------   -------------
Joseph P. Clayton (1)...     --            --            750,000        --           4,785,000        --
David Margolese.........     --            --          4,700,000        --           3,216,000        --
John J. Scelfo..........     --            --             75,000       225,000         354,000      1,062,000
Patrick L. Donnelly.....     --            --            500,000        --           2,054,000        --
Michael S. Ledford......     --            --             --           300,000          --          2,289,000
Joseph S. Capobianco....     --            --            131,500       118,500         543,095        489,405

---------

(1) Under his employment agreement, we are obligated to issue Mr. Clayton options to purchase up to 750,000 shares of our common stock at an exercise price of $5.25 per share on each of November 26, 2002, November 26, 2003 and November 26, 2004. These options will be exercisable on the date of grant.

REPRICINGS OF STOCK OPTIONS

    The following table sets forth certain information with respect to stock options held by our executive officers that were repriced during the year ended December 31, 2001.

                           10-YEAR OPTION REPRICINGS

                                             NUMBER OF                                                      LENGTH OF
                                            SECURITIES                                                   ORIGINAL OPTION
                                            UNDERLYING      MARKET PRICE     EXERCISE PRICE               TERM REMAINING
                                              OPTIONS     OF STOCK AT TIME     AT TIME OF      NEW          AT DATE OF
                                            REPRICED OR   OF REPRICING OR     REPRICING OR   EXERCISE      REPRICING OR
          NAME                  DATE          AMENDED     AMENDMENT($)(1)     AMENDMENT($)   PRICE($)       AMENDMENT
          ----                  ----          -------     ---------------     ------------   --------       ---------
Patrick L. Donnelly .....   April 9, 2001     110,000          $7.60           $33.50         $7.50      7 years, 1 month
  Executive Vice                               90,000           7.60            23.75          7.50     7 years, 11 months
  President, General                          125,000           7.60            30.50          7.50     8 years, 8 months
  Counsel and Secretary                        25,000           7.60            40.875         7.50     8 years, 9 months
                                               50,000           7.60            21.50          7.50     9 years, 8 months
Joseph S. Capobianco ....   April 9, 2001      50,000           7.60            13.00          7.50          6 years
  Senior Vice President,                       25,000           7.60            15.375         7.50          7 years
  Content                                      25,000           7.60            14.50          7.50          7 years
                                               40,000           7.60            23.75          7.50     8 years, 2 months
                                               60,000           7.60            30.50          7.50     8 years, 8 months
                                               50,000           7.60            21.50          7.50     9 years, 8 months

---------

(1) The revised exercise price was determined by the Compensation Committee of our board of directors based on the five day average of our common stock immediately prior to the repricing.

EMPLOYMENT AGREEMENTS

    We are a party to an employment agreement with Joseph P. Clayton, Guy D. Johnson, Mary Patricia Ryan, John J. Scelfo, Patrick L. Donnelly and Michael S. Ledford. The recapitalization plan will not constitute a change of control for purposes of these employment agreements.

EMPLOYMENT AGREEMENT WITH JOSEPH P. CLAYTON

    On November 26, 2001, we entered into an employment agreement with Joseph P. Clayton to serve as our President and Chief Executive Officer for three years. This agreement provides for an annual base salary of $600,000, subject to increase from time to time by our board of directors. We have also agreed to reimburse Mr. Clayton for the reasonable costs of an apartment in New York City and for the reasonable costs of commercial travel to and from his home in Rochester, New York, to our headquarters in New York City. Mr. Clayton is guaranteed a bonus with respect to 2002 in an amount at least equal to 50% of his base salary, and may earn a bonus in an amount greater than this, based upon performance criteria established by our board of directors. In connection with this agreement, we agreed to grant Mr. Clayton options to purchase 3,000,000 shares of our common stock at an exercise price of $5.25 per share. 1,500,000 of these options are issued and exercisable. The remaining options will be issued and become exercisable in increments of 750,000 on November 26, 2003 and November 26, 2004.

    Under the terms of this agreement, if Mr. Clayton's employment is terminated without cause or he terminates his employment for good reason (as defined in the employment agreement), then he is entitled to receive a lump sum amount equal to
(1) his base salary in effect from the termination date through December 31, 2004 and (2) any annual bonuses, at a level equal to 75% of his base salary, that would have been customarily paid during the period from the termination date through December 31, 2004; provided that in no event shall this amount be less than 1.75 times his base salary. In the event Mr. Clayton's employment is terminated without cause or he terminates his employment for good reason, we are also obligated to continue his medical and life insurance benefits until December 31, 2004.

    If, following the occurrence of a 'change of control', Mr. Clayton is terminated without cause or he terminates his employment for good reason, we are obligated to pay to Mr. Clayton an amount equal to 5.25 times his base salary and continue his medical and life insurance benefits until the third anniversary of his termination date. If, in the opinion of a nationally recognized

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

accounting firm, a 'change of control' would require Mr. Clayton to pay an excise tax under the United States Internal Revenue Code on any amounts received by him, we have agreed to pay Mr. Clayton the amount of such taxes and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed. Under the terms of the employment agreement, Mr. Clayton may not disclose any of our proprietary information or, during his employment with us and for three years thereafter, engage in any business involving the transmission of radio entertainment programming in North America.

EMPLOYMENT AGREEMENT WITH GUY D. JOHNSON

    On January 7, 2002, we entered into an employment agreement with Guy D. Johnson to serve as our Executive Vice President, Sales and Marketing, for three years. This agreement provides for an annual base salary of $400,000, subject to increase from time to time by our board of directors. We have also agreed to reimburse Mr. Johnson for his living expenses in New York City, up to $6,000 per month, and for the reasonable costs of commercial travel to and from his home in British Columbia to our headquarters in New York City. Mr. Johnson is guaranteed a bonus with respect to 2002 in an amount at least equal to 50% of his base salary, and may earn a bonus in an amount greater than this, based upon performance criteria established by our board of directors. In connection with this agreement, we agreed to grant Mr. Johnson options to purchase 500,000 shares of our common stock at an exercise price of $9.46 per share. Options with respect to 250,000 of these shares are currently exercisable. The remaining options become exercisable in increments of 125,000 on January 7, 2004 and January 7, 2005. We also granted Mr. Johnson 100,000 restricted shares of common stock. Mr. Johnson forfeited 34,000 of these shares on January 7, 2003 because the average price of our common stock during the twenty trading days preceding January 7, 2003 failed to equal or exceed $15.00, the performance target established by our board of directors for vesting of these shares. The restrictions applicable to 33,000 of these shares will lapse on January 7, 2004 if the average price of our common stock on the twenty trading days preceding January 7, 2004 equals or exceeds $20.00; and the restrictions applicable to the remaining 33,000 shares will lapse on January 7, 2005 if the average price of our common stock on the twenty trading days preceding January 7, 2005 equals or exceeds $25.00. Any shares of restricted stock which do not vest on January 7, 2004 or January 7, 2005 will be forfeited.

    Under the terms of this agreement, if Mr. Johnson's employment is terminated without cause or he terminates his employment for good reason (as defined in the employment agreement), then he is entitled to receive a lump sum amount equal to
(1) his base salary in effect from the termination date through January 6, 2005 and (2) any annual bonuses, at a level equal to 75% of his base salary, that would have been customarily paid during the period from the termination date through January 6, 2005; provided that in no event shall this amount be less than 1.00 times his base salary. In the event Mr. Johnson's employment is terminated without cause or he terminates his employment for good reason, we are also obligated to continue his medical and life insurance benefits until January 6, 2005.

    If, following the occurrence of a 'change of control', Mr. Johnson is terminated without cause or he terminates his employment for good reason, we are obligated to pay to Mr. Johnson an amount equal to 1.75 times his base salary and continue his medical and life insurance benefits until the third anniversary of his termination date. If, in the opinion of a nationally recognized accounting firm, a 'change of control' would require Mr. Johnson to pay an excise tax under the United States Internal Revenue Code on any amounts received by him, we have agreed to pay Mr. Johnson the amount of such taxes and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

    Under the terms of the agreement, Mr. Johnson may not disclose any of our proprietary information or, during his employment with us and for two years thereafter, engage in any business involving the transmission of radio entertainment programming in North America.

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

EMPLOYMENT AGREEMENT WITH MARY PATRICIA RYAN

    On May 3, 2002, we entered into an employment agreement with Mary Patricia Ryan to serve as our Executive Vice President, Marketing, for three years. This agreement provides for an annual base salary of $320,000, subject to increase from time to time by our board of directors. Under this agreement, we paid Ms. Ryan a $25,000 starting bonus and have guaranteed her a bonus of $160,000 with respect to 2002, although she may earn a larger bonus based upon performance criteria established by our board of directors. In connection with this agreement, we also granted Ms. Ryan options to purchase 240,000 shares of our common stock at an exercise price of $3.67 per share. Options with respect to 60,000 of these shares became exercisable upon execution of the agreement and the remaining options become exercisable in increments of 60,000 on June 10, 2003, June 10, 2004 and June 10, 2005.

    Under the terms of this agreement, if Ms. Ryan's employment is terminated without cause or she terminates her employment for good reason (as defined in the employment agreement), we are obligated to pay Ms. Ryan an amount equal to the sum of her annual salary and the annual bonus last paid to her.

    If, in the opinion of a nationally recognized accounting firm, a 'change of control' would require Ms. Ryan to pay an excise tax under the United States Internal Revenue Code on any amounts received by her, we have agreed to pay
Ms. Ryan the amount of such taxes and such additional amount as may be necessary to place her in the exact same financial position that she would have been in if the excise tax was not imposed.

    Under the terms of the agreement, Ms. Ryan may not disclose any of our proprietary information or, during her employment with us and for two years thereafter (or one year thereafter if Ms. Ryan's employment is terminated without cause or she terminates her employment for good reason), enter into the employment of, render services to, or otherwise assist our competitors.

EMPLOYMENT AGREEMENT WITH JOHN J. SCELFO

    On March 7, 2001, we entered into an employment agreement with John J. Scelfo to serve as our Executive Vice President and Chief Financial Officer for three years. This agreement provides for an annual base salary of $300,000, subject to increase from time to time by our board of directors. On January 1, 2002, our board of directors increased Mr. Scelfo's salary to $345,000 per year. In connection with this agreement, we granted Mr. Scelfo options to purchase 300,000 shares of our common stock at an exercise price of $6.91 per share. Options with respect to 75,000 shares became exercisable on each of October 4, 2001, April 4, 2002 and October 4, 2002, and the remaining options become exercisable on April 4, 2003.

    Under the terms of this agreement, if Mr. Scelfo's employment is terminated without cause or he terminates his employment for good reason (as defined in the employment agreement), we are obligated to pay Mr. Scelfo an amount equal to the sum of his annual salary and the annual bonus last paid to him.

    If, in the opinion of a nationally recognized accounting firm, a 'change of control' would require Mr. Scelfo to pay an excise tax under the United States Internal Revenue Code on any amounts received by him, we have agreed to pay Mr. Scelfo the amount of such taxes and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

    Under the terms of the agreement, Mr. Scelfo may not disclose any of our proprietary information or, during his employment with us and for two years thereafter (or one year thereafter if Mr. Scelfo's employment is terminated without cause or he terminates his employment for good reason), enter into the employment of, render services to, or otherwise assist our competitors.

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

EMPLOYMENT AGREEMENT WITH PATRICK L. DONNELLY

    On March 28, 2000, we entered into an employment agreement with Patrick L. Donnelly to serve as our Executive Vice President, General Counsel and Secretary for three years. Pursuant to this agreement, in 2001 we paid Mr. Donnelly an annualized base salary of $325,000. This base salary is subject to increase from time to time by our board of directors. On January 1, 2002, our board of directors increased Mr. Donnelly's salary to $345,000 per year.

    Under the terms of this agreement, if Mr. Donnelly's employment is terminated without cause or he terminates his employment for good reason (as defined in the employment agreement), we are obligated to pay Mr. Donnelly an amount equal to the sum of his annual salary and the annual bonus last paid to him.

    If, in the opinion of a nationally recognized accounting firm, a 'change of control' would require Mr. Donnelly to pay an excise tax under the United States Internal Revenue Code on any amounts received by him, we have agreed to pay Mr. Donnelly the amount of such taxes and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

    Under the terms of the agreement, Mr. Donnelly may not disclose any of our proprietary information or, during his employment with us and for two years thereafter (or one year thereafter if Mr. Donnelly's employment is terminated without cause or he terminates his employment for good reason), enter into the employment of, render services to, or otherwise assist our competitors.

EMPLOYMENT AGREEMENT WITH MICHAEL S. LEDFORD

    On August 29, 2001, we entered into an employment agreement with Michael S. Ledford to serve as our Senior Vice President, Engineering, for three years. This agreement provides for an annual base salary of $340,000, subject to increase from time to time by our board of directors. In connection with this agreement, we granted Mr. Ledford options to purchase 300,000 shares of our common stock at an exercise price of $4.00 per share. These options become exercisable in increments of 100,000 shares on September 17, 2002, September 17, 2003 and September 17, 2004. We also granted Mr. Ledford 50,000 restricted shares of common stock. The restrictions applicable to these shares of common stock lapse on September 17, 2002, September 17, 2003, September 17, 2004 and September 17, 2005 in equal increments of 12,500 shares.

    Under the terms of this agreement, if Mr. Ledford's employment is terminated without cause or he terminates his employment for good reason (as defined in the employment agreement), we are obligated to pay Mr. Ledford an amount equal to his annual salary.

    If, in the opinion of a nationally recognized accounting firm, a 'change of control' would require Mr. Ledford to pay an excise tax under the United States Internal Revenue Code on any amounts received by him, we have agreed to pay Mr. Ledford the amount of such taxes and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

    Under the terms of the agreement, Mr. Ledford may not disclose any of our proprietary information or, during his employment with us and for two years thereafter (or one year thereafter if Mr. Ledford's employment is terminated without cause or he terminates his employment for good reason), enter into the employment of, render services to, or otherwise assist our competitors.

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

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2002 and after giving effect to the restructuring, assuming that all of our debt securities are exchanged for common stock, by (1) each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (2) each of our directors, (3) each of our executive officers and (4) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by these owners, have sole investment and voting power with respect to these shares, except as otherwise provided by community property laws where applicable.

                                                    SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                        OWNED AS OF               OWNED AFTER
                                                     DECEMBER 31, 2002         THE RESTRUCTURING
         NAME AND ADDRESS OF BENEFICIAL           -----------------------   ------------------------
            OWNER OF COMMON STOCK(1)                NUMBER     PERCENT(2)     NUMBER      PERCENT(2)
            ------------------------                ------     ----------     ------      ----------
OppenheimerFunds, Inc.(3) ......................  13,258,200      17.1%     225,443,878      23.4%
Atlas Global Growth Fund
Clarington Global Equity Fund
Security Benefit Life Global Series Fund
Security Benefit Life Worldwide Equity Series
  D/VA
CUNA Global Series Fund/VA
JNL/Oppenheimer Global Growth Series VA
Oppenheimer Global Fund
Oppenheimer Global Securities Fund/VA
Oppenheimer Global Growth & Income Fund
  498 Seventh Avenue
  New York, New York 10018
Apollo Investment Fund IV, L.P.(4)..............  10,187,577      11.8%     162,986,042      16.2%
Apollo Overseas Partners IV, L.P.
  Two Manhattanville Road
  Purchase, New York 10577
Lehman Commercial Paper Inc.(5) ................   2,100,000       2.6%     126,800,370      13.1%
  745 Seventh Avenue
  New York, New York 10019
Blackstone Management Associates III               7,525,456       8.9%     103,285,764      10.3%
  L.L.C.(6) ....................................
  345 Park Avenue
  New York, New York 10154
Space Systems/Loral, Inc.(7) ...................      --         --          58,964,982       6.1%
  3825 Fabian Way
  Palo Alto, California 94303
Continental Casualty Company(8) ................      --         --          54,632,378       5.7%
  333 South Wabash Avenue
  Chicago, Illinois 60685
David Margolese(9)..............................   6,300,000       7.7%       6,300,000        *
Joseph P. Clayton(10)...........................   1,610,000       2.0%       1,610,000        *
Guy D. Johnson(11)..............................     386,096        *           386,096        *
Leon D. Black(12)...............................      --            *           --             *
Lawrence F. Gilberti(13)........................      65,000        *            65,000        *
James P. Holden(14).............................      40,000        *            40,000        *
Peter G. Peterson(15)...........................      --            *           --             *
Joseph V. Vittoria(16)..........................      65,000        *            65,000        *
Patrick L. Donnelly(17).........................     504,534        *           504,534        *
Michael S. Ledford(18)..........................     137,941        *           137,941        *
John J. Scelfo(19)..............................     330,816        *           330,816        *
Mary Patricia Ryan(20)..........................      60,000        *            60,000        *
All Executive Officers and Directors as a Group
  (12 persons)(21)..............................   9,499,387      11.2%       9,499,387       1.0%

---------

  * Less than one percent.
                                              (footnotes continued on next page)

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

(footnotes continued from previous page)

 (1) This table is based upon information supplied by directors, officers and principal stockholders and information derived from the lockup agreement. Unless otherwise indicated, the address of the beneficial owner is Sirius Satellite Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020.

 (2) Determined as provided by Rule 13d-3 under the Exchange Act. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by this person within 60 days from the date of determination upon the exercise of options, and each beneficial owner's percentage ownership is determined by assuming that options that are held by this person (but not those held by any other person) and that are exercisable within 60 days from the date of determination have been exercised.

 (3) This information is based upon a letter dated October 16, 2002 from Oppenheimer to us, indicating that Atlas Global Growth Fund owns 55,100 shares of our common stock, Clarington Global Equity Fund owns 44,100 shares of our common stock, Security Benefit Life Global Series Fund owns 39,500 shares of our common stock, Security Benefit Life Worldwide Equity Series D/VA owns 213,700 shares of our common stock, CUNA Global Series Fund/VA owns 4,700 shares of our common stock, JNL/Oppenheimer Global Growth Series VA owns 19,100 shares of our common stock, Oppenheimer Global Fund owns 3,502,500 shares of our common stock, Oppenheimer Global Securities Fund/VA owns 879,500 shares of our common stock and Oppenheimer Global Growth & Income Fund owns 8,500,000 shares of our common stock. Oppenheimer is an investment adviser registered under the Investment Advisers Act of 1940 and disclaims beneficial ownership of shares of common stock owned by such funds. Upon consummation of the restructuring, Oppenheimer and its affiliates will acquire an additional 163,609,837 shares of common stock for $150 million cash and an additional 48,575,841 shares of common stock in exchange for $27.5 million in principal amount at maturity of senior secured discount notes and $30 million in principal amount of senior secured notes.

 (4) Represents 1,902,823 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and 853,450 shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock, which are immediately convertible into 9,187,577 shares of our common stock, and 1,000,000 shares of common stock. Also represents 39,927,796 shares of common stock issuable to Apollo upon consummation of the restructuring in exchange for the 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock held by them, as well as warrants to purchase 45,416,690 shares of common stock. In addition, represents 24,060,271 shares of common stock to be acquired by Apollo for $25 million in cash upon consummation of the restructuring. Also represents 52,581,285 shares of common stock issuable to Apollo upon consummation of the restructuring in exchange for $46.5 million in principal amount at maturity of senior secured discount notes and $16.9 million in principal amount of senior secured notes.

 (5) Represents warrants to purchase 2,100,000 shares of common stock at a purchase price of $15.00 per share, all of which are immediately exercisable. Upon consummation of the restructuring, Lehman will acquire an additional 124,700,370 shares of common stock in exchange for the Lehman senior term loans and $4.2 million in principal amount of senior secured notes.

 (6) Represents 2,558,655 shares of 9.2% Series D Junior Cumulative Convertible Preferred Stock, which are immediately convertible into 7,525,456 shares of our common stock. Also represents 37,065,069 shares of common stock issuable to Blackstone upon consummation of the restructuring in exchange for the 9.2% Series D Junior Cumulative Convertible Preferred Stock held by them, as well as warrants to purchase 42,160,424 shares of common stock. In addition, represents 24,060,271 shares of common stock to be acquired by Blackstone for $25 million in cash upon consummation of the restructuring.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (7) Upon consummation of the restructuring, Loral will acquire 58,964,982 shares of common stock in exchange for the Loral senior term loans.

 (8) Upon consummation of the restructuring, Continental will acquire 54,632,378 shares of common stock in exchange for $30 million in principal amount at maturity of senior secured discount notes and $34.6 million in principal amount of senior secured notes.

 (9) Includes 4,700,000 shares of common stock issuable under stock options that are exercisable within 60 days and 1,600,000 shares owned by Mr. Margolese.

(10) Represents 1,500,000 shares of common stock issuable under stock options exercisable within 60 days and 110,000 shares beneficially owned by Mr. Clayton.

(11) Includes 35,000 shares owned by Mr. Johnson, 100,000 restricted shares of common stock, 1,096 shares of common stock acquired under our 401(k) Plan and 250,000 shares of common stock issuable under stock options exercisable within 60 days. Does not include 250,000 shares issuable under stock options that are not exercisable within 60 days.

(12) Mr. Black is the founding partner of Apollo Management, L.P., an affiliate of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. Mr. Black disclaims beneficial ownership of all shares of our common stock in excess of his pecuniary interest, if any.

(13) Represents 65,000 shares of common stock issuable under stock options exercisable within 60 days.

(14) Represents 40,000 shares of common stock issuable under stock options exercisable within 60 days.

(15) Mr. Peterson is the founder and chairman of The Blackstone Group L.P. Mr. Peterson disclaims beneficial ownership of all shares of our common stock owned by Blackstone and its affiliated funds.

(16) Represents 65,000 shares of common stock issuable under stock options exercisable within 60 days.

(17) Includes 4,534 shares of common stock acquired under our 401(k) Plan and 500,000 shares of common stock issuable under stock options exercisable within 60 days.

(18) Includes 37,500 restricted shares of common stock, 441 shares of common stock acquired under our 401(k) Plan and 100,000 shares of common stock issuable under stock options exercisable within 60 days. Does not include 200,000 shares issuable under stock options that are not exercisable within 60 days.

(19) Includes 5,000 shares of common stock owned by Mr. Scelfo, 816 shares of common stock acquired under our 401(k) Plan and 325,000 shares of common stock issuable under stock options exercisable within 60 days. Does not include 75,000 shares issuable under stock options that are not exercisable within 60 days.

(20) Includes 60,000 shares of common stock issuable under stock options exercisable within 60 days. Does not include 180,000 shares issuable under stock options that are not exercisable within 60 days.

(21) Includes 7,605,000 shares of common stock issuable under stock options exercisable within 60 days. Does not include 705,000 shares issuable under stock options that are not exercisable within 60 days.

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

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following describes the material United States federal income tax consequences to noteholders of the exchange of common stock for our notes and, where indicated, represents the opinion of Simpson Thacher & Bartlett, our counsel. If you hold Lehman senior term loans or Loral senior term loans, you should consult your own tax advisor concerning the United States federal income tax consequences of the exchange of common stock for the term loans. Except where noted, this summary deals only with notes held as capital assets and does NOT deal with special situations, such as those of:

     dealers in securities or currencies;

     financial institutions;

     tax exempt entities;

     insurance companies;

     regulated investment companies;

     real estate investment trusts;

     persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

     traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     corporations that accumulate earnings to avoid federal income tax;

     persons subject to the alternative minimum tax; and

     investors in pass-through entities.

    Furthermore, this discussion is based on the Internal Revenue Code of 1986, as amended (the 'Code'), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. PERSONS CONSIDERING EXCHANGING THEIR NOTES FOR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

    Except where noted, the following discussion addresses only U.S. Holders of the notes. As used herein, a 'U.S. Holder' of notes means a holder that is for United States federal income tax purposes:

     a citizen or resident of the United States,

     a corporation created or organized in or under the laws of the United States or any political subdivision thereof,

     an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if:

         -- it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust; or

         -- it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A 'Non-U.S. Holder' is a holder other than a 'U.S. Holder.'

    If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

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

CONSEQUENCES OF THE EXCHANGE OF COMMON STOCK FOR NOTES

    Counsel is of the opinion that the exchange of common stock for notes will constitute a 'recapitalization' for United States federal income tax purposes and that no gain or loss will be recognized (except as discussed below) by U.S. Holders of notes upon receipt of the common stock. Counsel's opinion is based on the notes being treated as 'securities' for United States federal income tax purposes. In general, a debt instrument will be treated as a security if it represents a participating, continuing interest in the issuer, rather than a mere right to a cash payment. As a result, the term of the debt instrument is usually regarded as a significant factor in determining whether it is a 'security.' The Internal Revenue Service ('IRS') has ruled that a debt instrument with a maturity of ten years or more is a 'security.' In addition, courts have held that debt instruments with maturities between five and ten years are 'securities.' Because the length of time from issuance to maturity of the notes is ten years, and given the other terms of the notes, the notes are 'securities' for United States federal income tax consequences.

    Notwithstanding the above, to the extent that consideration received in the exchange is attributable to accrued and unpaid interest not previously included in income, such amounts will be treated as ordinary interest income. In addition, a loss may be recognized to the extent that the consideration received in the recapitalization that is attributable to accrued and unpaid interest is less than the amount of accrued and unpaid interest that has been previously included in income. We and the holders of notes will agree to treat the common stock as received in exchange for principal on the notes. Therefore, no portion of the common stock will be attributable to accrued and unpaid interest on the notes. The IRS may take a contrary position, however, in which case a U.S. Holder of notes would have income, or a reduced amount of loss, to the extent the common stock was attributable to accrued interest.

    Provided that the exchange qualifies as a recapitalization, a U.S. Holder's tax basis in the common stock will equal such U.S. Holder's adjusted tax basis in the notes immediately prior to the exchange plus the amount of interest income, if any, recognized in the exchange. A U.S. Holder's holding period for the common stock will include the period during which the notes were held.

    U.S. Holders of the notes should note that no ruling has been requested from the IRS regarding the tax consequences of the exchange of notes for the common stock. The positions we intend to take may not be accepted by the IRS or a court. Any person who is considering exchanging notes for common stock should consult his or her tax advisor regarding federal, state, local and foreign income and other tax consequences.

CONSEQUENCES TO HOLDERS OF COMMON STOCK

U.S. HOLDERS

Dividends

    Distributions to U.S. Holders of common stock will be treated as dividend income to such holders, to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles. If the U.S. Holder is a corporation, a dividends received deduction may be available to such U.S. Holder with respect to any such dividends paid on the common stock, subject to applicable limitations under the Code. We do not intend to pay dividends on the common stock.

    To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital. Such treatment will cause a reduction in the adjusted basis of the common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the common stock). The balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

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

Sale, Exchange and Retirement of Common Stock

    For United States federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of a share of common stock in an amount equal to the difference between the amount realized for the share and the U.S. Holder's basis in the share. Such gain or loss will be a capital gain or loss except that any gain will be ordinary income to the extent:

     that a U.S. Holder claimed a bad debt deduction with respect to the notes;
     or

     of any accrued market discount on the notes, as of the time of the exchange, not previously included in income that is allocable to the common stock received in the exchange.

Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

    The following is a summary of certain United States federal tax consequences that will apply to you if you are a Non-U.S. Holder of common stock. Special rules may apply to some Non-U.S. holders, such as:

     'controlled foreign corporations;'

     'passive foreign investment companies;'

     'foreign personal holding companies;'

     corporations that accumulate earnings to avoid United States federal income tax; and

     individuals who are United States expatriates.

These Non-U.S. Holders are subject to special treatment under the Code and should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Dividends

    Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (or, where a tax treaty applies, attributable to a United States permanent establishment of the Non-U.S. Holder), are not subject to the withholding tax. Instead, such effectively connected dividends are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional 'branch profits tax' at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends paid will be required:

     to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person; or

     if the common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

    A Non-U.S. Holder of common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

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Sale, Exchange and Retirement of Common Stock

    A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless:

     the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder;

     in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met; or

     the Company is or has been a 'United States real property holding corporation' for United States federal income tax purposes.

    A Non-U.S. Holder described in the first bullet point above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates and, if it is a corporation, may be subject to an additional branch profits tax at a 30% rate or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

    We believe that we are not and do not anticipate becoming a 'United States real property holding corporation' for United States federal income tax purposes.

United States Federal Estate Tax

    Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. HOLDERS

    In general, information reporting requirements will apply to payments of dividends on the common stock, and to the proceeds of a sale of the common stock made to U.S. Holders other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

NON-U.S. HOLDERS

    We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

    Backup withholding may apply to dividends paid to a Non-U.S. Holder unless the beneficial owner provides his name, and address. The beneficial owner must also certify, under penalty of perjury, that he is not a United States person (which certification may be made on Form W-8BEN). If a financial institution holds the common stock on behalf of the beneficial owner, such institution must certify, under penalty of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

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    Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of common stock within the United States or conducted through United States-related financial intermediaries unless:

     the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person); or

     the holder otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

CONSEQUENCES OF NOT PARTICIPATING IN THE EXCHANGE OFFER

    If the restructuring is implemented pursuant to the recapitalization plan, then a holder of the notes that does not participate in the exchange offer could potentially have a taxable event if the proposed amendments are adopted. Under general principles of tax law, the modification of a debt instrument creates a deemed exchange (upon which gain or loss may be realized) if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under applicable Treasury Regulations (the 'Regulations'), the modification of a debt instrument is a 'significant' modification which will create a deemed exchange if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is 'economically significant.'

    The Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. Because there is no authority interpreting the Regulations, their application to the proposed amendments is unclear. Due to the absence of authority, our counsel cannot opine on the tax consequences of the transaction for holders of the notes that do not participate in the exchange offer. Nevertheless, we intend to take the position that the adoption of the proposed amendments will not cause a significant modification of the notes under the Regulations and therefore will not result in a deemed exchange of the notes for United States federal income tax purposes. This conclusion is based, in part, on the determination that the proposed amendments are similar to modifications that add, delete or alter customary accounting or financial covenants. In this case, no gain or loss will be recognized by U.S. Holders of the notes. If, however, the adoption of the proposed amendments is found to result in a deemed exchange of the notes for new notes, and both the notes and the new notes constitute 'securities,' as discussed above under 'Consequences of the Exchange of Common Stock for Notes,' the deemed exchange of the notes would constitute a tax-free recapitalization for United States federal income tax purposes and no gain or loss would be recognized by U.S. Holders of the notes.

    If the adoption of the proposed amendments is found to result in a deemed exchange but the deemed exchange does not qualify as a tax-free recapitalization for United States federal income tax purposes, a U.S. Holder of the notes would recognize gain or loss in an amount equal to the difference between the sum of the issue price of the new notes (the fair market value of the notes, if the notes or the new notes are publicly traded for purposes of the original issue discount provisions of the Code, or the stated principal amount of the new notes, if neither the notes nor the new notes are so publicly traded) and the U.S. Holder's adjusted tax basis in the notes. Gain recognized would generally be long-term capital gain if the U.S. Holders have held the notes for more than one year. However, any gain attributable to accrued but unrecognized market discount and any portion of the new notes attributable to accrued but unpaid interest would be subject to tax as ordinary income.

    If, as a result of the deemed exchange, the new notes are treated as issued at an original issue discount (i.e., if the stated redemption price at maturity of the new notes is greater than the fair market value of the notes exchanged by more than 0.25% of the new notes' stated redemption price at maturity times the number of complete years to maturity of the new notes), U.S. Holders

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will be required to include such discount in income as it accrues, before they have received the cash attributable to such income.

    A U.S. Holder's initial tax basis in the new notes would be the issue price of the new notes on the date of the deemed exchange, and the holding period of the new notes would begin on the day after the deemed exchange.

TAX CONSEQUENCES TO US

    We will realize income from cancellation of indebtedness ('COD') as a result of the exchange to the extent the value of the stock issued in exchange for the debt securities is less than the 'adjusted issue price' of the debt securities. Thus, the precise amount of COD income which we will realize cannot be determined until the date of the exchange. We will not recognize such COD income to the extent we are considered insolvent from a tax perspective immediately prior to the debt exchange. However, we will be required to reduce certain of our tax attributes, including our net operating losses and loss carryforwards, to the extent such income is excluded from taxable income. To the extent that we are considered solvent and realize COD income, our available losses may offset all or a portion of the COD income. COD income realized in excess of available losses will result in a tax liability. In addition, the issuance of common stock in the exchange will result in an 'ownership change' of our company. This ownership change will significantly limit or eliminate the use of our remaining tax attributes, including net operating losses, available after the exchange.

    To the extent the discharge of our debt securities occurs in a Chapter 11 bankruptcy case pursuant to the prepackaged plan, COD income will be excluded with a corresponding tax attribute reduction. However, the limitation on use of our remaining tax attributes may not apply or may apply with different effect.

TAX RETURN DISCLOSURE AND INVESTOR LIST REQUIREMENTS

    Recently promulgated Treasury regulations require taxpayers that participate in 'reportable transactions' to disclose such transactions on their tax returns by attaching IRS Form 8886 and to retain information related to such transactions. In addition, organizers and sellers of a 'reportable transaction' are required to maintain records including lists identifying investors in the transaction and to furnish those records to the IRS upon demand. A transaction may be a 'reportable transaction' based upon any of several indicia, one or more of which may be present with respect to this transaction. As a result, we may have to disclose this transaction on our tax return. You should consult your own tax advisers concerning any possible disclosure obligation with respect to your investment and should be aware that we and other participants in the transaction may be required to report this transaction and/or maintain an investor list.

                                 LEGAL MATTERS

    The validity under Delaware law of our common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett, New York, New York. From time to time, Simpson Thacher & Bartlett represents Blackstone and Lehman on various matters in the regular course of its business. The firm represented Lehman in connection with the Lehman senior term loans and Blackstone in connection with its purchase of our preferred stock. Certain partners of Simpson Thacher & Bartlett, members of their families, and related persons, have an indirect interest, through limited partnerships, in less than 1% of our preferred stock through a fund affiliated with Blackstone.

                                    EXPERTS

    Our audited consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said reports.

    Section 11(a) of the Securities Act provides that if a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required

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to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proven that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

    On April 11, 2002, we dismissed Arthur Andersen LLP as our independent auditors and appointed Ernst & Young LLP. Prior to the date of this prospectus, the Arthur Andersen partner responsible for the audit of our most recent audited financial statements as of and for the year ended December 31, 2001 resigned from Arthur Andersen LLP. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this prospectus of its audit reports with respect to our consolidated financial statements as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999. Under these circumstances,
Rule 437a under the Securities Act permits us to file this prospectus without a written consent from Arthur Andersen LLP. However, as a result, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you will be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into this prospectus.

          WHERE YOU MAY FIND ADDITIONAL AVAILABLE INFORMATION ABOUT US

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's internet site at http://www.sec.gov.

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                                                                       EXHIBIT A

                                LOCKUP AGREEMENT

    LOCKUP AGREEMENT, dated as of October 17, 2002, by and among Sirius Satellite Radio Inc., a Delaware corporation (the 'Company'), Apollo Investment Fund IV, L.P., a Delaware limited partnership ('AIF'), Apollo Overseas Partners IV, L.P., a Cayman Islands limited partnership ('AOP', and together with AIF, 'Apollo'), Blackstone CCC Capital Partners L.P., a Delaware limited partnership ('BCC'), Blackstone CCC Offshore Capital Partners L.P., a Cayman Islands limited partnership ('BCO'), Blackstone Family Investment Partnership III L.P., a Delaware limited partnership ('BF'), LJH Partners, LP, a Delaware limited partnership ('LJH'), Robert C. Fanch Revocable Trust ('Fanch'), BCI Investments II, LLC, a Delaware limited liability company ('BCI', and together with BCC, BCO, BF, LJH and Fanch, 'Blackstone'), Space Systems/Loral, Inc., a Delaware corporation ('SS/L'), Lehman Commercial Paper Inc., a Delaware corporation ('LCPI') and the undersigned beneficial owners (or investment managers or advisors for the beneficial owners) of the Notes (as defined below) identified on Schedule A to this Agreement on the date of this Agreement and each other beneficial owner (or investment managers or advisors for the beneficial owners) of Notes that executes a counterpart signature page to this Agreement after the date of this Agreement as provided in Section 27 (collectively, the 'Noteholders,' and each, individually, a 'Noteholder').

    For purposes hereof, all references in this Agreement to Noteholders or parties that are 'signatories to this Agreement' shall mean, as of any date of determination, those Noteholders or parties, as the case may be, who executed and delivered this Agreement as an original signatory on or before the date of this Agreement, together with those additional Noteholders or parties, as the case may be, who after the date of this Agreement but, on or before such date of determination, become party to this Agreement by executing and delivering counterpart signature pages as provided in Section 27. After the date of this Agreement, when Noteholders become signatories to this Agreement, Schedule A shall be updated to include the Notes held by such Noteholder. To the extent Apollo, Blackstone, SS/L and Oppenheimer and/or their affiliates and LCPI are also the beneficial holders of Notes, references to 'Noteholders' shall also include such parties in their capacity as such.

    WHEREAS, the Company, Apollo, Blackstone, LCPI, SS/L and the Noteholders have engaged in good faith negotiations with the objective of restructuring the debt and equity capital structures of the Company (the 'Restructuring'), substantially as reflected in the Restructuring Term Sheet (as defined below) which sets forth the terms and conditions of (i) the Exchange Offer, (ii) the Consent Solicitation, (iii) the Preferred Stock Exchange, (iv) the Common Stock Purchase, (v) the Proxy Solicitation and (vi) the Prepackaged Plan (each as defined in the Restructuring Term Sheet); and

    WHEREAS, the Company, Apollo, Blackstone, LCPI, SS/L and the Noteholders desire that the Company conduct the Exchange Offer, the Consent Solicitation and the Proxy Solicitation as soon as practicable on the terms described in the Restructuring Term Sheet to accomplish the Restructuring, or, if necessary under the terms of the Restructuring Term Sheet, that the Company commence a case under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York to accomplish the Restructuring through the confirmation of the Prepackaged Plan (the 'Prepackaged Proceeding').

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties signatory to this Agreement hereby agrees as follows:

    1. Definitions. Capitalized terms used and not defined in this Agreement have the meaning ascribed to them in the Restructuring Term Sheet, and the following terms shall have the following meanings:

        'A/B Purchasers' means Apollo and Blackstone.

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        'Agreement' means this Lockup Agreement, including the Schedules,
    Annexes and Exhibits hereto (including any agreements incorporated herein or therein), all of which are incorporated by reference herein.

        'Common Stock' means the common stock, par value $0.001 per share, of the Company.

        'Convertible Subordinated Notes' means the 8 3/4% Convertible Subordinated Notes due 2009, in a currently outstanding aggregate principal amount of $16,461,000, issued by the Company pursuant to the Convertible Subordinated Notes Indenture.

        'Convertible Subordinated Notes Indenture' means the Indenture and the First Supplemental Indenture (as amended, modified or supplemented from time to time), each dated as of September 29, 1999, between the Company and U.S. Trust Company of Texas, as trustee.

        'Creditors' means each of the Noteholders, LCPI and SS/L.

        'HSR Act' means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder.

        'Indenture Amendments' means an amendment to each of the Indentures, which, among other things, deletes substantially all of the restrictive covenants contained in each of the Indentures.

        'Indentures' means the Senior Secured Discount Notes Indenture, the Senior Secured Notes Indenture and the Convertible Subordinated Notes Indenture.

        'Informal Creditors' Committee' means the informal committee of creditors that has negotiated the terms of the Restructuring with the Company, consisting of LCPI, SS/L and the following Noteholders: Continental Casualty Company, Stonehill Capital Management LLC, Redwood Asset Management, Farallon Capital Management, LLC, Dreyfus, The Huff Alternative Fund, L.P.

        'Lehman Credit Facility' means that certain existing $150,000,000 senior secured credit facility evidenced by the Term Loan Agreement (as amended, modified or supplemented from time to time), dated as of June 1, 2000, among the Company, as borrower, the several lenders from time to time parties thereto, Lehman Brothers Inc., as arranger, and LCPI, as syndication agent and administrative agent.

        'Material Adverse Change' means (i) any change, event or effect that is materially adverse to the operations or financial condition of the Company and its subsidiaries (taken as a whole); (ii) any material degradation in the performance of the Company's satellite radio system following the date hereof; or (iii) the Company receives a written notice from any of DaimlerChrysler AG, Ford Motor Company, BMW of North America LLC or Kenwood Corporation or any of their respective affiliates indicating that the Company has failed to satisfy the requirements, if any, contained in agreements with such car or radio manufacturer and, as a result of such failure, such car or radio manufacturer will not introduce, or will materially delay the introduction of, the Company's product or will materially reduce the planned availability of the Company's product; provided that the filing of the Prepackaged Proceeding shall not constitute a Material Adverse Change; and provided further that a change shall not be considered to be a Material Adverse Change if (x) its effect is not likely to last beyond the term of this Agreement; or (y) it arises from actions required to be taken by the Company pursuant to this Agreement; and provided further that if the Common Stock Purchase is consummated, no Material Adverse Change shall be deemed to have occurred.

        'Minimum Tender Condition' means the condition to the consummation of the Exchange Offer that there be validly tendered and not withdrawn not less than (i) 97% in aggregate principal amount of the Outstanding Indebtedness and (ii) 90% in aggregate principal amount of the Convertible Subordinated Notes; provided however, that, upon the written instruction of the Required Creditors, the Minimum Tender Condition shall be reduced to not less than 90%

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    in aggregate principal amount of the Outstanding Indebtedness (which instruction may lower or eliminate any minimum requirement with respect to the Convertible Subordinated Notes).

        'Notes' means the Senior Secured Discount Notes, the Senior Secured Notes and the Convertible Subordinated Notes.

        'Outstanding Indebtedness' means all indebtedness outstanding under the Notes, the SS/L Credit Agreement and the Lehman Credit Facility.

        'Person' means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

        'Preferred Holders' means, collectively, Apollo and Blackstone.

        'Preferred Stock' means the Company's 9.2% Series A Junior Cumulative Convertible Preferred Stock, 9.2% Series B Junior Cumulative Convertible Preferred Stock and 9.2% Series D Junior Cumulative Convertible Preferred Stock.

        'Required Creditors' means holders of a majority in aggregate principal amount of, and accrued interest on, the Outstanding Indebtedness.

        'Restructuring Term Sheet' means that certain Restructuring Term Sheet attached hereto as Annex A which sets forth the material terms and conditions of the Restructuring.

        'Securities Act' means the Securities Act of 1933, as amended.

        'Senior Secured Discount Notes' means the 15% Senior Secured Discount Notes due 2007 in the aggregate principal amount at maturity of $280,430,000 issued by the Company pursuant to the Senior Secured Discount Notes Indenture.

        'Senior Secured Discount Notes Indenture' means the Indenture (as amended, modified or supplemented from time to time), dated as of November 26, 1997, between the Company (formerly known as CD Radio Inc.), as issuer, and The Bank of New York (as successor to IBJ Schroder Bank & Trust Company), as trustee.

        'Senior Secured Notes' means the 14 1/2% Senior Secured Notes due 2009 in the aggregate principal amount of $200,000,000 issued by the Company pursuant to the Senior Secured Notes Indenture.

        'Senior Secured Notes Indenture' means the Indenture (as amended, modified or supplemented from time to time), dated as of May 15, 1999, between the Company, as issuer, and United States Trust Company of New York, as trustee.

        'SS/L Credit Agreement' means the Deferral Credit Agreement (as amended, modified or supplemented from time to time), dated as of April 15, 1999, by and between the Company (formerly known as CD Radio Inc.) and SS/L, as lender.

        'Special Committee of the Board of Directors' means the special committee of the Board of Directors of the Company formed to evaluate certain aspects of the Restructuring and consisting of Lawrence F. Gilberti, James P. Holden and Joseph V. Vittoria.

        'Transfer' means to directly or indirectly (i) sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, or the act thereof.

    2. Agreement to Complete the Restructuring. Subject to the terms and conditions of this Agreement, the parties to this Agreement agree to use commercially reasonable best efforts to complete the Restructuring through the Exchange Offer, the Consent Solicitation, the Preferred Stock Exchange, the Common Stock Purchase and the Proxy Solicitation, as each is described in the Restructuring Term Sheet; or, alternatively, if the Minimum Tender Condition is not satisfied or waived or the Company is otherwise not able to consummate the Exchange Offer but the required consents of holders of the Outstanding Indebtedness and the Preferred Holders are received to confirm the Prepackaged Plan, then through the Prepackaged Plan in accordance with the terms of the Restructuring Term Sheet. The obligations of the parties hereunder are several and not joint nor joint and several and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

    3. The Company's Obligations to Support the Restructuring. (a) The Company agrees to use its commercially reasonable best efforts to commence the Exchange Offer, the Consent Solicitation and the Proxy Solicitation as promptly as practicable, to do all things reasonably necessary and appropriate in furtherance thereof, including filing any related documents with the Securities and Exchange Commission, and to use its commercially reasonable best efforts to complete the same within 45 business days of the date of commencement of the Exchange Offer.

        (a) The Company agrees that it will not waive the Minimum Tender Condition without the prior written consent of the Board of Directors, the Required Creditors and the A/B Purchasers.

        (b) If all of the conditions to the Exchange Offer are not satisfied or waived by March 15, 2003, but the required consents of holders of the Outstanding Indebtedness and the Preferred Holders are received to confirm the Prepackaged Plan, then on such date (or such earlier or later date as the Required Creditors may agree), the Company shall file the Prepackaged Proceeding and seek confirmation of the Prepackaged Plan.

        (c) The Company shall not, without the prior written consent of the Required Creditors and the A/B Purchasers: (i) initiate any exchange offer for the Notes and/or the term loans under the Lehman Credit Facility and the SS/L Credit Agreement, except the Exchange Offer described in the Restructuring Term Sheet; (ii) otherwise seek to restructure or recapitalize the Company except through the Restructuring in accordance with the Restructuring Term Sheet; or (iii) dispose of assets outside the ordinary course of business or engage in any business combination or similar extraordinary transaction; provided that, without the prior written consent of each Noteholder and each of LCPI, SS/L and each of the Preferred Holders, there shall be no alteration that adversely affects such party in a manner inconsistent with the other Creditors.

        (d) Subject to the terms and conditions of this Agreement, the Company shall consummate the Common Stock Purchase concurrently and in connection with and conditioned upon the consummation of the Restructuring on the terms set forth in the Restructuring Term Sheet and will agree to register for resale the shares of Common Stock purchased in the Common Stock Purchase with a view toward liquidity of such Common Stock on the closing date thereof.

        (e) Subject to the terms and conditions of this Agreement and in consideration of the Preferred Holders' participation in the Preferred Stock Exchange and the Common Stock Purchase, the Company shall issue to the Preferred Holders warrants (the 'Apollo/Blackstone Warrants') to purchase additional shares of Common Stock concurrently and in connection with and conditioned upon the consummation of the Restructuring on the terms set forth in the Restructuring Term Sheet.

        (f) Subject to the terms and conditions of this Agreement, the Company shall use its best efforts to take all necessary action to effect a restructuring of its board of directors concurrently and in connection with and conditioned upon the consummation of the Restructuring on the terms set forth in the Restructuring Term Sheet.

        (g) The Company further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Restructuring.

        (h) Nothing in this Agreement shall be deemed to prevent the Company from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which the Company owes to any other Person; it being understood and agreed that if any such action (or failure to act) results in (i) an alteration of the terms of the Restructuring not permitted by Section 10 or (ii) the Company giving written notice of its intent to terminate this Agreement pursuant to Section 11(vii), this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement, other than the obligations of the Company contained in Sections 13 and 30, shall terminate and expire.

    4. LCPI's and SS/L's Obligations to Support the Restructuring. Subject to the terms and conditions of this Agreement:

        (a) LCPI agrees with each of the other parties to this Agreement, in connection with and conditioned upon the consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, to: (i) tender for cancellation and termination all of the outstanding term loans under the Lehman Credit Facility pursuant to and in accordance with the Exchange Offer within ten business days following the commencement of the Exchange Offer;
    (ii) vote to accept the Prepackaged Plan within ten business days following the commencement of the Exchange Offer; (iii) vote to reject any plan of reorganization for the Company that does not contain the terms of the Restructuring substantially as set forth in the Restructuring Term Sheet; and (iv) subject to the terms of the Restructuring Term Sheet, not to withdraw or revoke any of the foregoing unless and until this Agreement is terminated in accordance with its terms.

        (b) SS/L agrees with each of the other parties to this Agreement, in connection with and conditioned upon the consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, to: (i) tender for cancellation and termination all of the outstanding term loans under the SS/L Credit Agreement pursuant to and in accordance with the Exchange Offer within ten business days following the commencement of the Exchange Offer;
    (ii) vote to accept the Prepackaged Plan within ten business days following the commencement of the Exchange Offer; (iii) vote to reject any plan of reorganization for the Company that does not contain the terms of the Restructuring substantially as set forth in the Restructuring Term Sheet; and (iv) subject to the terms of the Restructuring Term Sheet, not to withdraw or revoke any of the foregoing unless and until this Agreement is terminated in accordance with its terms.

        (c) Each of LCPI and SS/L agrees, so long as this Agreement remains in effect, not to Transfer any of the term loans under the Lehman Credit Facility or the SS/L Credit Agreement, in whole or in part, or any participation or other interest therein, unless the beneficial owner(s) to whom the term loans are being Transferred (the 'Transferee') agrees in writing to be bound by the terms of this Agreement. In the event that LCPI or SS/L Transfer any of such term loans, as a condition precedent to such Transfer, each of LCPI and SS/L agrees to cause the Transferee to execute and deliver a joinder agreement in customary form confirming the agreement of such Transferee to be bound by the terms of this Agreement for so long as this Agreement shall remain in effect. In the event that the Company's consent is required for any Transfer of the term loans under the Lehman Credit Facility or the SS/L Credit Agreement, the Company hereby agrees to grant such consent promptly in accordance with the requirements of this Agreement. Any Transfer of the term loans in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer or to accept or reject the Prepackaged Plan, which right shall remain with and be exercised only by the purported transferor.

        (d) Each of LCPI and SS/L agrees that it will (i) not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate any other tender offer, settlement offer, or exchange offer for the outstanding term loans under the Lehman Credit Facility or the SS/L Credit Agreement other than the Exchange Offer; and
    (ii) permit public disclosure, including in a press release, of the contents of this Agreement, including, but not limited to, the commitments given in this Section 4 and the Restructuring Term Sheet.

        (e) Each of LCPI and SS/L further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is materially inconsistent with, or that would unreasonably delay the consummation of, the Restructuring in accordance with the terms of the Restructuring Term Sheet. Accordingly, so long as this Agreement is in effect, LCPI and SS/L agree that each shall not
    (i) object to confirmation of the Prepackaged Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Prepackaged Plan or any other documents or agreements consistent with the Prepackaged Plan; (ii) object to the approval of any disclosure statement that describes the Prepackaged Plan; (iii) vote for, consent to, support, intentionally induce or participate directly or indirectly in the formation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any Chapter 11 case for the Company; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Company may propose and/or seek confirmation of a plan of reorganization for the Company; (v) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Company; or (vi) commence or support any action filed by the Company or any other party in interest to appoint a trustee, conservator, receiver or examiner for the Company, or to dismiss any Chapter 11 case, or to convert such Chapter 11 case to one under Chapter 7.

        (f) Nothing in this Agreement shall be deemed to prevent LCPI or SS/L from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which LCPI or SS/L owes to any other Person, including any duties that may arise as a result of LCPI's or SS/L's appointment to any committee in the Prepackaged Proceeding or any other bankruptcy or insolvency proceeding.

        (g) Each of LCPI and SS/L further agrees that any Notes acquired by either of them following the date of this Agreement shall be subject to the terms and conditions of this Agreement relating to the Notes held by the Noteholders and shall be subject to the same treatment in the Restructuring as the Notes held by the Noteholders as of the date hereof.

    5. Noteholders' Obligations to Support the Restructuring. Subject to the terms and conditions of this Agreement:

        (a) Each Noteholder agrees with each of the other parties to this Agreement, in connection with and conditioned upon consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, to:
    (i) tender its Notes pursuant to and in accordance with the Exchange Offer and the other terms and conditions of the Restructuring Term Sheet within ten business days following the commencement of the Exchange Offer;
    (ii) grant its consent pursuant to the Consent Solicitation and agree to the Indenture Amendments; (iii) vote to accept the Prepackaged Plan within ten business days following the commencement of the Exchange Offer; (iv) vote to reject any plan of reorganization for the Company that does not contain the terms of the Restructuring substantially as set forth in the Restructuring Term Sheet; and (v) subject to the terms of the Restructuring Term Sheet, not to withdraw or revoke any of the foregoing unless and until this Agreement is terminated in accordance with its terms. Each Noteholder acknowledges that by tendering its Notes in the Exchange Offer, it will be deemed to have delivered the consents required in the Consent Solicitation for the Indenture Amendments.

        (b) Each Noteholder agrees, so long as this Agreement remains in effect, not to Transfer any of the Notes held by it, in whole or in part, unless the Transferee agrees in writing to be bound by the terms of this Agreement. In the event that any Noteholder Transfers any of the Notes, as a condition precedent to such Transfer, each Noteholder agrees to cause the Transferee to execute and deliver a joinder agreement in customary form confirming the agreement of such Transferee to be bound by the terms of this Agreement for so long as this Agreement shall remain in effect. In the event that the Company's consent is required for any Transfer of the Notes, the Company hereby agrees to grant such consent promptly in accordance with the requirements of this Agreement. Any Transfer of the Notes in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer, to consent to or reject the Indenture Amendments, or to accept or reject the Prepackaged Plan, which right shall remain with and be exercised only by the purported transferor.

        (c) Each Noteholder agrees that it will (i) not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate any other tender offer, settlement offer, or exchange offer for the Notes other than the Exchange Offer; and (ii) permit public disclosure, including in a press release, of the contents of this Agreement, including, but not limited to, the commitments contained in this
    Section 5 and the Restructuring Term Sheet, but not including information with respect to such Noteholder's specific ownership of Notes.

        (d) Each Noteholder further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is materially inconsistent with, or that would unreasonably delay the consummation of, the Restructuring in accordance with the terms of the Restructuring Term Sheet. Accordingly, so long as this Agreement is in effect, each Noteholder agrees that it shall not (i) object to confirmation of the Prepackaged Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Prepackaged Plan or any other documents or agreements consistent with the Prepackaged Plan; (ii) object to the approval of any disclosure statement that describes the Prepackaged Plan; (iii) vote for, consent to, support, intentionally induce or participate directly or indirectly in the formation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any Chapter 11 case for the Company; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Company may propose and/or seek confirmation of a plan of reorganization for the Company; (v) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Company; or (vi) commence or support any action filed by the Company or any other party in interest to appoint a trustee, conservator, receiver or examiner for the Company, or to dismiss any Chapter 11 case, or to convert such Chapter 11 case to one under Chapter 7.

        (e) Nothing in this Agreement shall be deemed to prevent any Noteholder from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which the Noteholder owes to any other Person, including any duties that may arise as a result of any Noteholder's appointment to any committee in the Prepackaged Proceeding or any other bankruptcy or insolvency proceeding.

        (f) Each Noteholder further agrees that any Notes acquired by such Noteholder following the date of this Agreement shall be subject to the terms and conditions of this Agreement and shall be subject to the same treatment in the Restructuring as the Notes held by such Noteholder as of the date hereof.

    6. Preferred Holders' Obligations to Support the Restructuring. Subject to the terms and conditions of this Agreement:

        (a) Each Preferred Holder agrees with each of the other parties to this Agreement, in connection with and conditioned upon the consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, to tender for cancellation and termination all of the Preferred Stock held by such Preferred Holder in exchange for shares of Common Stock pursuant to and in accordance with the terms and conditions of the Restructuring Term Sheet.

        (b) Each Preferred Holder agrees with each of the other parties to this Agreement, in connection with and conditioned upon consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company to attend such meeting in person or by his proxy and to vote in favor of the approval of the Restructuring (on the terms and conditions contemplated hereby).

        (c) Each Preferred Holder agrees, so long as this Agreement remains in effect, not to Transfer any of the shares of Preferred Stock held by it, in whole or in part, unless the Transferee agrees in writing to be bound by the terms of this Agreement. In the event that either of the Preferred Holders Transfer any of the Preferred Stock, as a condition precedent to such Transfer, each Preferred Holder agrees to cause the Transferee to execute and deliver a joinder agreement in customary form confirming the agreement of such Transferee to be bound by the terms of this Agreement for so long as this Agreement shall remain in effect. In the event that the Company's consent is required for any Transfer of the Preferred Stock, the Company hereby agrees to grant such consent promptly in accordance with the requirements of this Agreement. Any Transfer of the Preferred Stock in violation of the foregoing shall be deemed ineffective to transfer any right to vote on the approval of the Restructuring or to accept or reject the Prepackaged Plan, which rights shall remain with and be exercised only by the purported transferors.

        (d) Each Preferred Holder agrees that it will permit public disclosure, including in a press release, of the contents of this Agreement, including, but not limited to, the commitments contained in this Section 6 and the Restructuring Term Sheet.

        (e) Each Preferred Holder further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is materially inconsistent with, or that would unreasonably delay the consummation of, the Restructuring in accordance with the terms of the Restructuring Term Sheet. Accordingly, so long as this Agreement is in effect, each Preferred Holder agrees that it shall not
    (i) object to confirmation of the Prepackaged Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Prepackaged Plan or any other documents or agreements consistent with the Prepackaged Plan; (ii) object to the approval of any disclosure statement that describes the Prepackaged Plan; (iii) vote for, consent to, support, intentionally induce or participate directly or indirectly in the formation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any Chapter 11 case for the Company; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Company may propose and/or seek confirmation of a plan of reorganization for the Company; (v) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Company; or (vi) commence or support any action filed by the Company or any other party in interest to appoint a trustee, conservator, receiver or examiner for the Company, or to dismiss any Chapter 11 case, or to convert such Chapter 11 case to one under Chapter 7.

        (f) Nothing in this Agreement shall be deemed to prevent any Preferred Holder from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which the Preferred Holder owes to any other Person, including any duties that may arise as a result of any Preferred Holder's appointment to any committee in the Prepackaged Proceeding or any other bankruptcy or insolvency proceeding.

    7. Additional Obligations to Support the Restructuring. Subject to the terms and conditions of this Agreement:

        (a) Subject to Section 2 of this Agreement, each party to this Agreement agrees that so long as it is the legal owner or beneficial owner of all or any portion of either a referenced 'claim' or referenced 'interest' within the meaning of 11 U.S.C. 'SS'SS' 101, et seq. (each a 'Claim'), it will:
    (i) take all reasonable steps to support the Prepackaged Plan, use its commercially reasonable best efforts to defend the adequacy of pre-petition disclosure and solicitation procedures in connection with the Prepackaged Plan and the Exchange Offer and, to the extent necessary, support the adequacy of any post-petition disclosure statement that may be required by the bankruptcy court and circulated in connection herewith or therewith;
    (ii) from and after the date hereof, not agree to, consent to, provide any support to, participate in the formulation of, or vote for any plan of reorganization or liquidation of the Company, other than the Prepackaged Plan; and (iii) agree to permit disclosure in the Prepackaged Plan or any document ancillary thereto (hereinafter a 'Reorganization Document') or any necessary filings by the Company with the Securities and Exchange

    Commission (the 'Commission') of the contents of this Agreement (excluding information with respect to any Noteholder's specific ownership of Notes).

        (b) Each party to this Agreement agrees that so long as it is a holder of all or any portion of a Claim, it shall not object to, or otherwise commence any proceeding to oppose or alter, the Prepackaged Plan or any other Reorganization Document and shall not take any action which is inconsistent with, or that would unreasonably delay or impede approval or confirmation of the Prepackaged Plan or any of the Reorganization Documents. Without limiting the generality of the foregoing, no party may directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, consolidation, liquidation or restructuring of the Company that could reasonably be expected to prevent, delay or impede the confirmation of the Prepackaged Plan or approval of any Reorganization Document.

        (c) Each of the Noteholders, LCPI and SS/L agrees to waive its respective rights and remedies under the Senior Secured Notes Indenture, the Senior Secured Indenture, the Convertible Subordinated Notes Indenture, the Lehman Credit Facility and the SS/L Credit Agreement and related documents or applicable law in respect of or arising out of any 'Default' (as defined in such documents) or 'Event of Default' (as defined in such documents) arising under: (i) the Senior Secured Discount Notes Indenture, (ii) the Senior Secured Notes Indenture, (iii) the Convertible Subordinated Notes Indenture, (iv) the term loan agreement evidencing the Lehman Credit Facility and (v) the SS/L Credit Agreement, in each case until this Agreement is terminated as provided in Section 11. If this Agreement is terminated as provided in Section 11, the agreement of the Noteholders, LCPI and SS/L to waive shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination shall be to permit each of them to exercise any rights and remedies immediately; provided that nothing herein shall be construed as a waiver by the Company of any right it may have as a 'debtor' under the Prepackaged Proceeding or other bankruptcy proceeding or by any Creditor to seek adequate protection retroactive to the date of filing of the Prepackaged Proceeding or other bankruptcy proceeding.

    8. Obligations of Preferred Holders and Oppenheimer to Participate in the Common Stock Purchase. Subject to the terms and conditions of this Agreement and the Restructuring Term Sheet:

        (a) Apollo agrees to subscribe for and purchase a number of shares equal to 2.5% of the Common Stock that would be outstanding after giving effect to the Restructuring if 100% of the Outstanding Indebtedness were exchanged for Common Stock in the Exchange Offer (expected to be 24,000,000 shares) from the Company for an aggregate purchase price of $25,000,000 in the Common Stock Purchase upon the earlier of the consummation of the Exchange Offer and the effectiveness of the Prepackaged Plan;

        (b) Blackstone agrees to subscribe for and purchase a number of shares equal to 2.5% of the Common Stock that would be outstanding after giving effect to the Restructuring if 100% of the Outstanding Indebtedness were exchanged for Common Stock in the Exchange Offer (expected to be 24,000,000 shares) from the Company for an aggregate purchase price of $25,000,000 in the Common Stock Purchase upon the earlier of the consummation of the Exchange Offer and the effectiveness of the Prepackaged Plan; and

        (c) Atlas Global Growth Fund, Clarington Global Equity Fund, Security Benefit Life Global Series Fund, Security Benefit Life Worldwide Equity Series D/VA, CUNA Global Series Fund/VA, JNL/Oppenheimer Global Growth Series VA, Oppenheimer Global Fund, TD Global Select Fund, Oppenheimer Global Securities Fund/VA, and Oppenheimer Global Growth & Income Fund/VA or their respective designees (collectively, 'Oppenheimer', and together with Apollo and Blackstone, the 'Purchasers'), agree to subscribe for and purchase an aggregate number of shares equal to 17% of the Common Stock that would be outstanding after giving effect to the Restructuring if 100% of the Outstanding Indebtedness were exchanged for Common Stock in the Exchange Offer (expected to be 163,200,000 shares) of

    Common Stock from the Company for an aggregate purchase price of $150,000,000 in the Common Stock Purchase upon the earlier of the consummation of the Exchange Offer and the effectiveness of the Prepackaged Plan; provided that, in no event may Oppenheimer's total equity ownership in the Company exceed 24.95% and, to the extent Oppenheimer's total equity ownership in the Company after giving effect to the Restructuring would exceed 24.95%, the number of shares it is obligated to subscribe for and purchase in the Common Stock Purchase shall be reduced accordingly; and provided further that, from the date hereof until the closing date of the Restructuring, Oppenheimer shall not acquire any additional securities of the Company;

provided that, (i) in the event that a case under any chapter of the Bankruptcy Code is commenced by or against the Company as debtor, the obligation of the Purchasers to subscribe for and purchase Common Stock in the Common Stock Purchase shall terminate immediately, in the case of a voluntary filing or, in the case of an involuntary filing, shall be suspended and shall terminate on the thirty-first day following the filing if such proceeding has not been dismissed by such day; and (ii) the obligation of each of the Purchasers to purchase the Common Stock in the Common Stock Purchase is conditioned upon each of the other Purchasers (or Replacement Purchaser under Section 11(b)) fulfilling their respective obligations to purchase Common Stock on the closing date of the Restructuring.

    9. Effectiveness of this Agreement. The effectiveness of this Agreement, and the respective obligations of the parties under this Agreement, are conditioned upon the receipt of the consent and signature hereto of the Company, Apollo, Blackstone, LCPI, SS/L and Noteholders holding a majority of the aggregate principal amount at maturity of the Senior Secured Discount Notes and a majority of aggregate principal amount of the Senior Secured Notes.

    10. Amendments to the Restructuring. The Company shall not alter the terms of the Restructuring without the prior written consent of the Required Creditors and the A/B Purchasers; provided however, that the consent of the A/B Purchasers shall not be required for any alteration that affects only the allocation among the Noteholders, LCPI and SS/L of the equity to be received by the Noteholders, LCPI and SS/L pursuant to the Restructuring Term Sheet; and provided further that, without the prior written consent of each Noteholder and each of LCPI, SS/L and each of the Preferred Holders, there shall be no alteration that adversely affects such party in a manner inconsistent with the other Creditors. Notwithstanding the foregoing, the Company may extend the expiration date of the Exchange Offer to any date not later than March 15, 2003, if at the time of any such extension the conditions to closing set forth in the Exchange Offer shall not have been satisfied or waived as provided in this Agreement.

    11. Termination of Agreement. Notwithstanding anything to the contrary set forth in this Agreement:

        (a) Unless the Restructuring has been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire upon the earliest to occur of:

           (i) March 15, 2003 (provided that if a Prepackaged Proceeding is filed as set forth in Section 3(c), such date shall be June 15, 2003), unless extended pursuant to Section 10;

           (ii) receipt of written notice from the Required Creditors of their intent to terminate this Agreement upon the occurrence of a Material Adverse Change;

           (iii) subject to Section 11(b), 10 business days after receipt of written notice from any of Apollo, Blackstone or Oppenheimer of its intent to terminate this Agreement upon the occurrence of a Material Adverse Change;

           (iv) in the event the Minimum Tender Condition is not satisfied upon the expiration of the Exchange Offer, receipt of written notice from Apollo, Blackstone or Oppenheimer of its intention to terminate its obligations under Section 8 of this Agreement, which notice must be provided no later than 5 business days after the expiration of the Exchange Offer;

           (v) a material alteration by the Company of the terms of the Restructuring not permitted under Section 10;

           (vi) receipt of written notice from any of the parties hereto of its intent to terminate this Agreement upon the occurrence of a material breach by any of the other parties hereto of its respective obligations, representations or warranties under this Agreement that is incurable or that is curable and is not cured within 30 days after notice of such breach;

           (vii) receipt of written notice from the Company of its intent to terminate this Agreement upon a determination by the Board of Directors that such termination is in the best interests of the Company;

           (viii) the thirty-first day following the filing of any involuntary bankruptcy or other insolvency proceeding involving the Company, other than the Prepackaged Proceeding contemplated by this Agreement, if such proceeding has not been dismissed by such day;

           (ix) the Prepackaged Proceeding being dismissed or converted to chapter 7; and

           (x) receipt of written notice from the Required Creditors to terminate this Agreement due to the Company's failure to pay the fees and expenses incurred by the parties hereto in connection with the Restructuring;

provided however that the obligations of the Company contained in Sections 13 and 30 shall survive any termination pursuant to this Section 11.

        (b) In the event the Company receives notice from either Apollo or Blackstone (in such capacity, a 'Non-Funding Purchaser') of its intention to terminate this Agreement solely pursuant to Section 11(a)(iii), and in the event any other Person (a 'Replacement Purchaser'), during the ten business day period following the receipt of such notice, agrees to subscribe for and purchase (on the same terms and conditions) the shares of Common Stock that such Non-Funding Purchaser was obligated to purchase in the Common Stock Purchase, then (i) this Agreement shall not terminate, (ii) such Non-Funding Purchaser shall assign to such Replacement Purchaser all title and interest in the shares of Common Stock and Apollo/Blackstone Warrants it receives in exchange for its Preferred Stock in the Preferred Stock Exchange, and
    (iii) such Non-Funding Purchaser shall be released from its obligations as a Preferred Holder hereunder and shall have no further obligations under this Agreement other than those described in (ii).

        (c) In the event this Agreement is terminated solely pursuant to
    Section 11(a)(iii) and there is no Replacement Purchaser, (i) the Company agrees to grant co-exclusivity to the Informal Creditors' Committee with respect to the filing of a Chapter 11 plan and (ii) each of Apollo and Blackstone agrees that if it is a Non-Funding Purchaser it will not object to any Chapter 11 plan filed on the basis that no distributions are being provided to equity holders.

    12. Representations and Warranties. (a) Each of the signatories to this Agreement represents and warrants to the other signatories to this Agreement that:

        (i) if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

        (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;

        (iii) the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments;

        (iv) the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for
    (A) the registration under the Securities Act of the shares of the Common Stock to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those shares, (B) the filing with the Commission of a proxy statement in connection with the Proxy Solicitation, (C) such other filings as may be necessary or required by the Commission, (D) the approval of the Federal Communications Commission, if required, and (E) any filings required under the HSR Act;

        (v) assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms; and

        (vi) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

    (b) Each of the Noteholders further represents and warrants to the other signatories to this Agreement that:

        (i) as of the date of this Agreement, such Noteholder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the principal amount at maturity of the Notes, set forth opposite such Noteholder's name on Schedule B hereto, with the power and authority to vote and dispose of such Notes;

        (ii) such Noteholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for such Noteholder to decide to tender its Notes pursuant to the Exchange Offer and to accept the proposed terms of the Prepackaged Plan as set forth in the Restructuring Term Sheet; and

        (iii) as of the date of this Agreement, such Noteholder is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

    (c) Each of the Preferred Holders further represents and warrants to the other signatories to this Agreement that:

        (i) as of the date of this Agreement, such Preferred Holder is the beneficial owner of all of the shares of the Preferred Stock identified on its signature page to this Agreement;

        (ii) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for it to decide to tender for cancellation and termination all of the Preferred Stock it holds pursuant to the Restructuring and to accept the proposed terms of the Prepackaged Plan as set forth in the Restructuring Term Sheet; and

        (iii) as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement;

    (d) Each of LCPI and SS/L further represents and warrants to the other signatories to this Agreement that:

        (i) as of the date of this Agreement, it is the owner of all the outstanding indebtedness owing under the Lehman Credit Facility and SS/L Credit Agreement, respectively;

        (ii) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for it to decide to tender for cancellation and termination all the outstanding term loans, and accrued interest thereon, under the Lehman Credit Facility and SS/L Credit Facility, respectively, pursuant to the Restructuring and to accept the proposed terms of the Prepackaged Plan as set forth in the Restructuring Term Sheet; and

        (iii) as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

    13. Payment of Expenses. The Company hereby agrees to reimburse each of the parties to this Agreement for all reasonable out-of-pocket fees and expenses incurred in connection with the Restructuring, including but not limited to fees and disbursements of counsel.

    14. Preparation of Restructuring Documents. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the signatories to this Agreement shall be subject to the preparation of definitive documents (in form and substance reasonably satisfactory to each of the parties hereto and their respective counsel) relating to the transactions contemplated by this Agreement, including, without limitation, the documents relating to the Exchange Offer, the Prepackaged Plan, the Consent Solicitation, the Preferred Stock Exchange, the Common Stock Purchase, the Proxy Solicitation and each Reorganization Document, which documents shall be in all respects materially consistent with this Agreement (including the Restructuring Term Sheet) and shall include appropriate releases.

    15. Good Faith. Each of the signatories to this Agreement agrees to cooperate in good faith with each other to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement. Each of the signatories to this Agreement further agrees to review and comment upon the definitive documents in good faith and, in any event, in all respects consistent with the Restructuring Term Sheet.

    16. Amendments and Modifications. Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, modified or supplemented, except in writing signed by the Company, the Required Creditors and the Preferred Holders; provided that, without the prior written consent of each Noteholder and each of LCPI, SS/L and each of the Preferred Holders, there shall be no alteration that adversely affects such party in a manner inconsistent with the other Creditors.

    17. No Waiver. Each of the signatories to this Agreement expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in the Company.

    18. Further Assurances. Each of the signatories to this Agreement hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.

    19. Complete Agreement. This Agreement, including the Schedules and Annexes hereto, constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

    20. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, or
(b) mailed by first class, registered or certified mail, postage prepaid, or
(c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Company, at the address set forth below:

                   Sirius Satellite Radio Inc.
                   1221 Avenue of the Americas, 36th Floor
                   New York, New York 10020
                   Telephone: (212) 584-5100
                   Fax: (212) 584-5353
                   Attention: Patrick L. Donnelly

               with a copy to:

                   Simpson Thacher & Bartlett
                   425 Lexington Avenue
                   New York, New York 10017
                   Telephone: (212) 455-2000
                   Fax: (212) 455-2500
                   Attention: Gary L. Sellers

               and

                   Stutman Treister & Glatt
                   3699 Wilshire Boulevard, Suite 900
                   Los Angeles, California 90010
                   Telephone: (213) 251-5160
                   Fax: (213) 251-5288
                   Attention: Frank A. Merola

if to Apollo, Blackstone, LCPI or SS/L, to the address set forth on the applicable signature pages to this Agreement; and

if to a Noteholder, to the address set forth on the signature pages to this Agreement, with a copy to the Noteholders' counsel:

                   Fried, Frank, Harris, Shriver & Jacobson
                   One New York Plaza
                   New York, New York 10004
                   Telephone: (212) 859-8000
                   Fax: (212) 859-4000
                   Attention: Brad Eric Scheler

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

    21. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, except to the extent such law is preempted by the Federal Bankruptcy Code.

    22. Jurisdiction. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought (a) in the United States Bankruptcy Court for the Southern District of New York if the Company has commenced a case under Chapter 11 of the Bankruptcy Code or (b) in a federal or state court of competent jurisdiction in the State of New York located in the Borough of Manhattan if the Company has not commenced a case under Chapter 11 of the Bankruptcy Code. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of the United States Bankruptcy Court for the Southern District of New York or a court of competent jurisdiction in the State of New York, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

    23. Consent to Service of Process. Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement. Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

    24. Specific Performance. It is understood and agreed by each of the signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

    25. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

    26. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the undersigned parties under this Agreement are, in all respects, several and not joint.

    27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart. Any Noteholder may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

    28. No Third-Party Beneficiaries. Unless expressly stated in this Agreement, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

    29. No Solicitations. This Agreement is not intended to be, and each signatory to this Agreement acknowledges that it is not, a solicitation of the acceptance or rejection of any Prepackaged Plan of reorganization for the Company pursuant to Section 1125 of the Bankruptcy Code.

    30. Indemnification Obligations. The Company agrees that it shall fully indemnify (i) each Noteholder, (ii) LCPI, (iii) SS/L, (iv) Apollo,
(v) Blackstone and (vi) Oppenheimer and each and every other person by reason of the fact that such person is or was a director, officer, employee, agent, shareholder, counsel, financial advisor or other authorized representative of any of the foregoing (all of the foregoing persons and the entities in (i) through (vi) above, the 'Indemnitees') against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorney's fees), brought or asserted by anyone (other than the Company, the Indemnitees or any entity to whom any of the Indemnitees owe a fiduciary obligation with respect to asserted violations of this Agreement or any other agreement with the Company entered into by such Indemnitee in connection with the Restructuring) arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Restructuring, provided, that this indemnity shall not extend to any claims asserted by (i) each Noteholder, (ii) LCPI, (iii) SS/L, (iv) Apollo,
(v) Blackstone and (vi) Oppenheimer against any other Indemnitee, and provided, further, that the foregoing indemnification shall not apply to any tax liabilities that result solely from the conversion of such Noteholders' Notes into the equity of the Company as set forth in the Restructuring Term Sheet and any liabilities to the extent arising solely from the gross negligence or willful misconduct of any Indemnitee as determined by a final judgment of a court of competent jurisdiction. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from the Company, the Indemnitee shall promptly notify the Company in writing, and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless and until (a) the Company has agreed to pay the fees and expenses of such counsel, or (b) the Company shall have failed promptly to assume the defense of such claim, action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such claim, action or proceeding or (c) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and the Company, and the Indemnitee reasonably believes that the joint representation of the Company and the Indemnitee may result in a conflict of interest (in which case, if the Indemnitee notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, the Company shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from the Company, unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee satisfactory in form and substance to the Indemnitee.

    31. Consideration. It is hereby acknowledged by each of the signatories to this Agreement that no consideration (other than the obligations of the other parties under this Agreement) shall be due or paid to the parties for their agreement to support the Prepackaged Plan in accordance with the terms and conditions of this Agreement, other than the Company's agreement to use commercially reasonable best efforts to obtain approval of confirmation of the Prepackaged Plan in accordance with the terms and conditions of this Agreement.

                        [SIGNATURES BEGIN ON NEXT PAGE]

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

                                          SIRIUS SATELLITE RADIO INC.

                                          By:        /s/ JOSEPH P. CLAYTON
                                              ---------------------------------
                                                      JOSEPH P. CLAYTON
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

       [SIGNATURE PAGE TO LOCKUP AGREEMENT DATED AS OF OCTOBER 17, 2002]

                                    APOLLO INVESTMENT FUND IV, L.P.

                                    By: Apollo Advisors, IV, L.P., its general
                                        partner

                                       By: Apollo Capital Management IV, Inc.,
                                           its general partner

                                          By: /s/ SCOTT KLEINMAN
                                              ----------------------------------
                                              Name: Scott Kleinman
                                              Title: Principal

                                              c/o Apollo Management, L.P.
                                              1301 Avenue of the Americas
                                              38th Floor
                                              New York, New York 10019
                                              Number of shares held:
                                                  Series A Preferred Stock:
                                                  1,653,798
                                                  Series B Preferred Stock:
                                                  740,326

                                    APOLLO OVERSEAS PARTNERS IV, L.P.

                                    By: Apollo Advisors, IV, L.P., its general
                                        partner

                                       By: Apollo Capital Management IV, Inc.,
                                           its general partner

                                          By: /s/ SCOTT KLEINMAN
                                              ----------------------------------
                                              Name: Scott Kleinman
                                              Title: Principal

                                              c/o Apollo Management, L.P.
                                              1301 Avenue of the Americas
                                              38th Floor
                                              New York, New York 10019
                                              Number of shares held:
                                                  Series A Preferred Stock:
                                                  88,714
                                                  Series B Preferred Stock:
                                                  41,222

       [SIGNATURE PAGE TO LOCKUP AGREEMENT DATED AS OF OCTOBER 17, 2002]

                                    BLACKSTONE CCC CAPITAL PARTNERS L.P.

                                    By: Blackstone Management Associates III
                                        L.L.C., its general partner

                                       By: /s/ CHINH E. CHU
                                          --------------------------------------
                                          Name: Chinh E. Chu
                                          Title: Senior Managing Director

                                           c/o The Blackstone Group L.P.
                                          345 Park Avenue
                                          31st Floor
                                          New York, New York 10154
                                          Number of shares held
                                              Series D Preferred Stock:
                                              1,860,405

                                    BLACKSTONE CCC OFFSHORE CAPITAL
                                    PARTNERS L.P.

                                    By: Blackstone Management Associates III
                                        L.L.C., its general partner

                                       By: /s/ CHINH E. CHU
                                          --------------------------------------
                                          Name: Chinh E. Chu
                                          Title: Senior Managing Director

                                           c/o The Blackstone Group L.P.
                                          345 Park Avenue
                                          31st Floor
                                          New York, New York 10154
                                          Number of shares held
                                              Series D Preferred Stock: 336,594

       [SIGNATURE PAGE TO LOCKUP AGREEMENT DATED AS OF OCTOBER 17, 2002]

                                    BLACKSTONE FAMILY INVESTMENT
                                    PARTNERSHIP III L.P.

                                    By: Blackstone Management Associates III
                                        L.L.C., its general partner

                                       By: /s/ CHINH E. CHU
                                          --------------------------------------
                                          Name: Chinh E. Chu
                                          Title: Senior Managing Director

                                           c/o The Blackstone Group L.P.
                                          345 Park Avenue
                                          31st Floor
                                          New York, New York 10154
                                          Number of shares held
                                              Series D Preferred Stock: 140,234

                                    LJH PARTNERS, L.P.

                                    By: Lamont Partners LLC, its general partner

                                       By: /s/ DOUGLAS S. LURE
                                          --------------------------------------
                                          Name: Douglas S. Lure
                                          Title: Managing Member

                                           c/o The Blackstone Group L.P.
                                          345 Park Avenue
                                          31st Floor
                                          New York, New York 10154
                                          Number of shares held
                                              Series D Preferred Stock: 2,343

       [SIGNATURE PAGE TO LOCKUP AGREEMENT DATED AS OF OCTOBER 17, 2002]

                                    ROBERT C. FANCH REVOCABLE TRUST

                                    By: /s/ ROBERT C. FANCH
                                       --------------------------------------
                                       Name: Robert C. Fanch
                                       Title: Trustee

                                        c/o The Blackstone Group L.P.
                                       345 Park Avenue
                                       31st Floor
                                       New York, New York 10154
                                       Number of shares held
                                           Series D Preferred Stock: 2,343

                                    BCI INVESTMENTS II, LLC

                                    By: /s/ WILLIAM BRESNAN
                                       --------------------------------------
                                       Name: William Bresnan
                                       Title: Manager

                                        c/o The Blackstone Group L.P.
                                       345 Park Avenue
                                       31st Floor
                                       New York, New York 10154
                                       Number of shares held
                                           Series D Preferred Stock: 1,172

       [SIGNATURE PAGE TO LOCKUP AGREEMENT DATED AS OF OCTOBER 17, 2002]

                                    LEHMAN COMMERCIAL PAPER INC.

                                    By: /s/ STEVE HANNAN
                                       --------------------------------------
                                       Name: Steve Hannan
                                       Title: Senior Vice President

                                        745 Seventh Avenue
                                       New York, New York 10019
                                       Aggregate principal amount, excluding
                                        accrued interest, of term loans held:
                                        $150,000,000

                                    SPACE SYSTEMS/LORAL, INC.

                                    By: /s/ RICHARD P. MASTOLONI
                                       --------------------------------------
                                       Name: Richard P. Mastoloni
                                       Title: Vice President and Treasurer

                                    3825 Fabian Way
                                       Palo Alto, California 94303
                                       Aggregate principal amount, excluding
                                       accrued interest, of term loans held:
                                       $50,000,000

       [SIGNATURE PAGE TO LOCKUP AGREEMENT DATED AS OF OCTOBER 17, 2002]

                                    CONTINENTAL CASUALTY COMPANY

                                    By: /s/ DENNIS R. HEMME
                                       --------------------------------------
                                       Name: Dennis R. Hemme
                                       Title: Vice President

                                       CNA Plaza, 333 S. Wabash Avenue, 23 South
                                       Chicago, Illinois 60685

                                    STONEHILL INSTITUTIONAL PARTNERS, L.P.

                                    By: /s/ JOHN MOTULSKY
                                       --------------------------------------
                                       Name: John Motulsky
                                       Title: General Partner

                                        885 Third Avenue
                                       30th Floor
                                       New York, New York 10022

                                    STONEHILL OFFSHORE PARTNERS LIMITED

                                       By: Stonehill Advisors LLC

                                          By: /s/ JOHN MOTULSKY
                                              ----------------------------------
                                              Name: John Motulsky
                                              Title: Managing Member

                                              c/o Stonehill Capital Management
                                              LLC
                                              885 Third Avenue
                                              30th Floor
                                              New York, NY 10022

       [SIGNATURE PAGE TO LOCKUP AGREEMENT DATED AS OF OCTOBER 17, 2002]

                                    REDWOOD CAPITAL MANAGEMENT, LLC

                                    By: /s/ JONATHAN KOLATCH
                                       --------------------------------------
                                       Name: Jonathan Kolatch
                                       Title: Principal

                                        910 Sylvan Avenue
                                       Suite 130
                                       Englewood Cliffs, New Jersey 07632

                                    FARALLON CAPITAL MANAGEMENT, LLC

                                    By: /s/ WILLIAM F. MELLIN
                                       --------------------------------------
                                       Name: William F. Mellin
                                       Title: Managing Member

                                        One Maritime Plaza
                                       Suite 1325
                                       San Francisco, California 94111

                                    THE HUFF ALTERNATIVE FUND, L.P., on behalf of itself and affiliates,

                                    By: Ed Banks, a general partner

                                       By: /s/ ED BANKS
                                       --------------------------------------
                                          Name: Ed Banks
                                          Title: Partner

                                           67 Park Place
                                          Morristown, New Jersey 07960

       [SIGNATURE PAGE TO LOCKUP AGREEMENT DATED AS OF OCTOBER 17, 2002]

                                    DREYFUS HIGH YIELD STRATEGIES FUND*

                                    By: /s/ GERALD THUNELIUS
                                       --------------------------------------
                                       Name: Gerald Thunelius
                                       Title: Director, Taxable Fixed Income

                                       200 Park Avenue
                                       55th Floor
                                       Attention: Keith Chan
                                       New York, New York 10166

                                    DREYFUS PREMIER FIXED INCOME FUNDS:
                                    DREYFUS PREMIER HIGH YIELD SECURITIES FUND**

                                    By: /s/ GERALD THUNELIUS
                                       --------------------------------------
                                       Name: Gerald Thunelius
                                       Title: Director, Taxable Fixed Income

                                       200 Park Avenue
                                       55th Floor
                                       Attention: Keith Chan
                                       New York, New York 10166

---------

* The past, present and future trustees, shareholders, officers, employees or agents of Dreyfus High Yield Strategies Fund, a Massachusetts business trust, shall not be individually bound or liable for the matters set forth herein.

** The past, present and future trustees, shareholders, officers, employees or agents of Dreyfus Premier Fixed Income Funds: Dreyfus Premier High Yield Securities Fund, a Massachusetts business trust, shall not be individually bound or liable for the matters set forth herein.

       [SIGNATURE PAGE TO LOCKUP AGREEMENT DATED AS OF OCTOBER 17, 2002]

                                  OppenheimerFunds, Inc. as investment advisor and not for its own account:

                                    ATLAS GLOBAL GROWTH FUND
                                    CLARINGTON GLOBAL EQUITY FUND
                                    SECURITY BENEFIT LIFE GLOBAL SERIES FUND
                                    SECURITY BENEFIT LIFE WORLDWIDE EQUITY
                                      SERIES D/VA
                                    CUNA GLOBAL SERIES FUND/VA
                                    JNL/OPPENHEIMER GLOBAL GROWTH SERIES VA
                                    OPPENHEIMER GLOBAL FUND
                                    TD GLOBAL SELECT FUND
                                    OPPENHEIMER GLOBAL SECURITIES FUND/VA

                                  By: /s/ WILLIAM L. WILBY
                                      --------------------------------------
                                      William L. Wilby, Senior Vice President

                                      c/o OppenheimerFunds, Inc.
                                      498 Seventh Avenue
                                      New York, New York 10018

                                  OppenheimerFunds, Inc. as investment adviser and not for its own account:

                                  OPPENHEIMER GLOBAL GROWTH & INCOME FUND

                                  By: /s/ FRANK V. JENNINGS
                                      --------------------------------------
                                      Frank V. Jennings, Vice President

                                      c/o OppenheimerFunds, Inc.
                                     498 Seventh Avenue
                                     New York, NY 10018

                                                                      SCHEDULE A

            NOTEHOLDERS AND AGGREGATE PRINCIPAL AMOUNT OF NOTES HELD

Continental Casualty Company

Dreyfus High Yield Strategies Fund

Dreyfus Premier Fixed Income Funds: Dreyfus Premier High Yield Securities Fund

Farallon Capital Management, LLC

Lehman Commercial Paper Inc.

OppenheimerFunds, Inc. (as investment adviser and not for its own account)

Redwood Capital Management, LLC

Stonehill Institutional Partners, L.P.

Stonehill Offshore Partners Limited

The Huff Alternative Fund, L.P.

CRT Capital LLC

Aggregate Principal Amount of Senior Secured Discount Notes held by
Noteholders: $149,292,000.00

Aggregate Principal Amount of Senior Secured Notes held by Noteholders:
$119,549,000.00

Aggregate Principal Amount of Convertible Subordinated Notes held by
Noteholders: $8,800,000.00

                                                                         ANNEX A

                            RESTRUCTURING TERM SHEET
                  SUMMARY OF TERMS AND CONDITIONS OF FINANCIAL
                  RESTRUCTURING OF SIRIUS SATELLITE RADIO INC.

    This Summary of Terms and Conditions sets forth the principal terms and conditions of a financial restructuring (the 'Restructuring Transaction') of the outstanding indebtedness and equity of Sirius Satellite Radio Inc. ('Sirius' or the 'Company'), including, without limitation, (i) the 15% Senior Secured Discount Notes due 2007, the 14 1/2% Senior Secured Notes due 2009 and the
8 3/4% Convertible Subordinated Notes due 2009 (collectively, the 'Notes', and the holders thereof, collectively, the 'Noteholders'), (ii) that certain Deferral Loan Agreement between Sirius and Space Systems/Loral, Inc. ('SS/L') and that certain Term Loan Agreement between Sirius and Lehman Commercial Paper Inc. ('LCPI', and together with SS/L, the 'Lenders'), as amended (collectively, the 'Loan Agreements') (the Noteholders and Lenders, each a 'Creditor'), and
(iii) the 9.2% Series A Junior Cumulative Convertible Preferred Stock, the 9.2% Series B Junior Cumulative Convertible Preferred Stock, and the 9.2% Series D Junior Cumulative Convertible Preferred Stock (collectively, the 'Preferred Stock').

    The Restructuring Transaction will be effectuated through either an exchange offer (the 'Exchange Offer') for the Notes and the loans issued pursuant to the Loan Agreements or a prepackaged Chapter 11 plan of reorganization (the 'Prepackaged Plan') described below. The percentage ownerships of Sirius referenced below do not give effect to any shares of Common Stock (as defined below) issued pursuant to management stock options, OEM warrants and upon exercise of the Apollo/Blackstone warrants described below, and assume that 100% of the Company's indebtedness is converted into Common Stock as part of the Exchange Offer. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Lockup Agreement.

CREDITORS:                       The Noteholders and the Lenders will, in exchange for 100%
                                 of their outstanding debt plus accrued interest through the closing of the Restructuring Transaction, receive their pro rata share of 62% of the common stock of Sirius, par value
                                 $0.001 per share (the 'Common Stock').

                                 Shares of Common Stock will be exchanged pro rata based on the sum of (a) the face amount of the Outstanding Debt and
                                 (b) the amount of regular cash interest payments that are
                                 accrued but unpaid as of the closing of the Restructuring
                                 Transaction.

PREFERRED STOCKHOLDERS:          Holders of the Preferred Stock will, in exchange for 100% of their outstanding interests plus accrued dividends, receive their pro rata share of (a) a number of shares equal to 8%
                                 of the number of shares of Common Stock that would be
                                 outstanding if 100% of the Company's indebtedness were
                                 converted into Common Stock in the Restructuring and (b)
                                 warrants to purchase 9.1% of the primary Common Stock,
                                 subject to dilution, of which 5.46% of the warrants shall
                                 have an exercise price per share of Common Stock equal to
                                 the per share price paid by Apollo/Blackstone in the
                                 Apollo/Blackstone Purchase and 3.64% of the warrants shall have an exercise price per share of Common Stock equal to
                                 the per share price paid by Oppenheimer in the Oppenheimer
                                 Purchase, exercisable within two (2) years of the close of the Restructuring Transaction (the 'Preferred Stock
                                 Exchange').

COMMON STOCKHOLDERS:             Existing holders of Sirius' Common Stock will retain their pro rata share of 8% of the Common Stock.

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
NEW EQUITY INVESTMENT:           Upon the closing of the Exchange Offer:
                                 (i) Oppenheimer Global Growth & Income Fund and/or its
                                 subsidiaries and affiliates (collectively, 'Oppenheimer')
                                 will invest $150 million of new money in Sirius in exchange for a number of shares equal to 17% of the number of shares of Common Stock that would be outstanding if 100% of the
                                 Outstanding Indebtedness were converted into Common Stock in the Restructuring (the 'Oppenheimer Purchase'), which number of shares shall not be adjusted if less than 100% of the
                                 Outstanding Indebtedness converts; and

                                 (ii) Apollo Management, L.P. and/or its affiliates
                                 (collectively, 'Apollo') and The Blackstone Group L.P.
                                 and/or its affiliates (collectively, 'Blackstone', and
                                 together with Apollo, 'Apollo/Blackstone') will each invest
                                 $25 million of new money in Sirius in exchange for a number of shares equal to 5% of the number of shares of Common
                                 Stock that would be outstanding if 100% of the Company's
                                 indebtedness were converted into Common Stock in the
                                 Restructuring (the 'Apollo/Blackstone Purchase', and
                                 together with the Oppenheimer Purchase, the 'Common Stock
                                 Purchase'), which number of shares shall not be adjusted if less than 100% of the Outstanding Indebtedness converts,

                                 provided that, (i) in the event a case under any chapter of the Bankruptcy Code is commenced by or against the Company as debtor, the obligations of Apollo/Blackstone and
                                 Oppenheimer to subscribe for and purchase Common Stock in
                                 the Common Stock Purchase shall terminate immediately, in
                                 the case of a voluntary filing, or in the case of an
                                 involuntary filing, shall be suspended and shall terminate on the thirty-first day following the filing if such
                                 proceeding has not been dismissed by such day; and (ii) the obligation of each of the Apollo, Blackstone and Oppenheimer to purchase the Common Stock in the Common Stock Purchase is conditioned upon each of the other purchasers in the Common
                                 Stock Purchase (or Replacement Purchaser (as defined below))
                                 fulfilling their respective obligations to purchase Common
                                 Stock on the closing date of the Restructuring.

                                 In the event the Company receives notice from either Apollo or Blackstone (in such capacity, a 'Non-Funding Purchaser')
                                 of its intention to terminate the Lockup Agreement solely
                                 pursuant to a Material Adverse Change and in the event any other Person (a 'Replacement Purchaser'), during the ten
                                 business day period following the receipt of such notice,
                                 agrees to subscribe for and purchase (on the same terms and conditions) the shares of Common Stock that such Non-Funding
                                 Purchaser was obligated to purchase in the Common Stock
                                 Purchase, then (i) the Lockup Agreement shall not terminate,
                                 (ii) such Non-Funding Purchaser shall assign to such
                                 Replacement Purchaser all title and interest in the shares of Common Stock and Apollo/Blackstone Warrants it receives in exchange for its Preferred Stock in the Preferred Stock
                                 Exchange and (iii) such Non-Funding Purchaser shall be
                                 released from its obligations as a Preferred Holder under
                                 the Lockup Agreement and shall have no further obligations under the Lockup Agreement other than those described in
                                 (ii).

                                      A-29



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
                                 In the event the Lockup Agreement is terminated by Apollo,
                                 Blackstone or Oppenheimer on the basis of a Material Adverse
                                 Change, and there is no Replacement Purchaser, (i) the
                                 Company agrees to grant co-exclusivity to the Informal
                                 Creditors' Committee (or any successor committee) so as to permit the Informal Committee to file a Chapter 11 plan and
                                 (ii) each of Apollo and Blackstone agrees that if it is a
                                 Non-Funding Purchaser it will not object to any Chapter 11 plan filed on the basis that no distributions are being
                                 provided to equity holders.

CORPORATE GOVERNANCE:            On the closing of the Restructuring Transaction a new board of directors, consisting of seven (7) members (the 'New
                                 Board of Directors'), will be elected. Initially, the New
                                 Board of Directors shall be as follows: four (4) members
                                 shall be nominated by the Informal Creditors' Committee; one
                                 (1) member shall be nominated by Apollo; one (1) member
                                 shall be nominated by Blackstone; and one (1) member shall be nominated by the management of Sirius. One of the
                                 Informal Creditors' Committee's nominees will be nominated by W.R. Huff Asset Management, L.P. and such nominee shall serve on the Finance Committee of the New Board of
                                 Directors. The Apollo/Blackstone nominees will serve on each committee of the New Board of Directors (if legally
                                 permitted), provided that such nominees shall not constitute a majority of any such committee.

IMPLEMENTATION OF THE
RESTRUCTURING TRANSACTION:       The Restructuring Transaction will be implemented pursuant to the Exchange Offer for the Notes and the loans under the
                                 Loan Agreements. The effectiveness of the Exchange Offer
                                 will be conditioned upon the tender of not less than 97% in aggregate principal amount of the Outstanding Indebtedness and not less than 90% in aggregate principal amount of the
                                 Convertible Subordinated Notes (the 'Minimum Tender
                                 Condition'). Upon the written instruction of the Required
                                 Creditors, the Minimum Tender Condition shall be reduced to not less than 90% in aggregate principal amount of the
                                 Outstanding Indebtedness (which instruction may lower or
                                 eliminate any minimum requirement with respect to the
                                 Convertible Subordinated Notes). The Company may not waive the Minimum Tender Condition without the prior consent of
                                 the Board of Directors, the Required Creditors, and the
                                 Purchasers. For each percentage of total debt that does not tender in the Exchange Offer, each member of the Creditors'
                                 Committee may retain an equal percentage of its debt,
                                 provided that the total outstanding debt following the
                                 Exchange Offer may not exceed the amount permitted by the
                                 Minimum Tender Condition. No shares shall be issued to any party in respect of Outstanding Indebtedness that is not
                                 tendered for exchange in the Exchange Offer, with the result that the total number of shares outstanding at the
                                 completion of the Restructuring Transaction may be less than the number of shares that would have been outstanding if
                                 100% of the Outstanding Indebtedness were converted into
                                 Common Stock in the Restructuring.

                                 The Exchange Offer will include a simultaneous (1)
                                 solicitation of consents (each, a 'Consent') to the
                                 amendment of the applicable indentures under which the Notes were issued and the Loan Agreements to eliminate all
                                 restrictive covenants contained therein (the 'Consent
                                 Solicitation') and (2) solicitation of acceptances of

                                      A-30



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
                                 the Prepackaged Plan to be filed in the United States
                                 Bankruptcy Court for the Southern District of New York in
                                 the event that the Minimum Tender Condition is not
                                 satisfied. All tendering holders of Notes and loans under
                                 the Loan Agreements will be deemed to have delivered a
                                 Consent with respect to any Notes or loans tendered. All
                                 tendering Creditors will also irrevocably agree to vote to accept the Prepackaged Plan.

PROXY SOLICITATION:              Concurrently with the Exchange Offer, Sirius will solicit
                                 the consent of its existing stockholders to the issuance of
                                 Common Stock in the Restructuring Transaction, a related
                                 amendment and restatement of its certificate of
                                 incorporation and approval of a new stock option plan (the
                                 'Proxy Solicitation').

MANAGEMENT STOCK OPTIONS:        To be determined by the New Board of Directors.

CONDITIONS TO CLOSING:           i) No Material Adverse Change shall have occurred;

                                 ii) In connection with the Exchange Offer, the Company shall have received the approval of its existing stockholders to the consummation of the Restructuring Transaction;

                                 iii) All applicable waiting periods under the
                                 Hart-Scott-Rodino Antitrust Improvement Act of 1976, as
                                 amended, shall have expired or been terminated; and

                                 iv) Approval of the Federal Communications Commission, if
                                 required.

GOVERNING LAW:                   New York law

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                                                                       EXHIBIT B

                                                               November 12, 2002

Independent Committee of the Board of Directors of Sirius Satellite Radio Inc.
c/o Sirius Satellite Radio Inc.
1221 Avenue of the Americas
New York, NY 10020

Members of the Independent Committee:

    We understand that Sirius Satellite Radio Inc. (the 'Company') proposes to undertake the series of transactions described below for the purpose of restructuring its existing debt and equity securities and obtaining new equity financing (collectively, the 'Proposed Recapitalization'). The elements of the Proposed Recapitalization are as follows:

     The Company will make an offer to the holders of its 14 1/2% Senior Secured Notes due 2009, 15% Senior Secured Discount Notes due 2007 and 8 3/4% Convertible Subordinated Notes due 2009 (collectively, the 'Notes') and term loans issued under the Term Loan Agreement, dated as of June 1, 2000 (as amended, the 'Term Loan Agreement'), between the Company and Lehman Commercial Paper Inc. ('Lehman') and the term loans issued under the Deferral Credit Agreement, dated as of April 15, 1999 (as amended, the 'Deferral Credit Agreement'), between the Company and Space Systems/Loral, Inc. ('Loral') (collectively, the 'Term Loans'), which Notes and Term Loans had an accreted principal amount of approximately $710 million as of September 30, 2002, to exchange the Notes and the Term Loans for an aggregate of up to approximately 597 million shares of the Company's common stock, par value $0.01 per share (the 'Common Stock'), such consideration to be ratably adjusted in the event the offer is not fully subscribed (collectively, the 'Exchange Offer');

     Pursuant to the lockup agreement, dated as of October 17, 2002 (the 'Lockup Agreement'), among the Company, affiliates of Apollo Management, L.P. ('Apollo'), affiliates of The Blackstone Group L.P. ('Blackstone', and together with Apollo, the 'Sponsors'), OppenheimerFunds, Inc., as investment adviser for its affiliates ('Oppenheimer'), Lehman, Loral and certain holders of the Notes, the Company will issue to the Sponsors
     (i) an aggregate of approximately 77 million shares of Common Stock and
     (ii) warrants for approximately an additional 88 million shares of Common Stock (the 'Warrants'), in consideration of the cancellation of the Company's 9.2% Series A Junior Cumulative Convertible Preferred Stock, 9.2% Series B Junior Cumulative Convertible Preferred Stock and 9.2% Series D Junior Cumulative Convertible Preferred Stock having an aggregate liquidation preference of approximately $519 million as of September 30, 2002, beneficially owned by the Sponsors (the 'Preferred Conversion');

     Pursuant to the Lockup Agreement, the Company will issue and sell to the Sponsors an aggregate of approximately 48 million shares of Common Stock for aggregate consideration of $50,000,000 in cash (the 'Sponsors' New Money Investment'); and

     Pursuant to the Lockup Agreement, the Company will issue and sell to Oppenheimer an aggregate of approximately 164 million shares of Common Stock for aggregate consideration of $150,000,000 in cash (the 'Oppenheimer New Money Investment', together with the Sponsors' New Money Investment, the 'New Money Component').

    As a result of the foregoing transactions, the outstanding Common Stock owned by the Company's existing holders of Common Stock will be reduced to approximately 8.0% (or approximately 7.3% on a fully diluted basis, giving effect to the shares of Common Stock issuable under the Warrants to be issued to the Sponsors in connection with the Preferred Conversion).

    You have requested our opinion as to the fairness, from a financial point of view, of the Proposed Recapitalization to the existing holders of Common Stock other than the Sponsors and Oppenheimer (collectively, the 'Non-Participating Stockholders').

    In connection with rendering our opinion, we have reviewed the Lockup Agreement and drafts of the exchange offer documents and consent solicitation materials for the Proposed Recapitalization; for the purposes this opinion we have assumed that the final forms of any such documents that we have reviewed in draft form will not differ in any material respect from the drafts provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for the purposes of our analysis. We have also met with the management of the Company to review and discuss such information and, among other matters, the Company's past and current business, operations, assets, liabilities, financial condition and prospects, including management's view of the risks and uncertainties associated with not pursuing the Proposed Recapitalization. In addition, we have had numerous discussions with the Company and its financial advisor, UBS Warburg LLC ('UBS'), concerning the process, status and prospects of the Company's solicitation of alternative sources of financing and other potential strategic alternatives, including the identity of the third parties contacted and the discussions between the Company and UBS and such third parties.

    We have also reviewed and considered certain financial and stock market data relating to the Company, compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe are comparable in certain respects to the Company, and performed such other financial studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

    In evaluating the Company's financial condition and prospects, we have been advised by the Company that:

        (i) based on the Company's financial projections, assuming no financing or delevering transaction, the Company's projected funding gap prior to its projected cash flow breakeven will be approximately $600 million;

        (ii) based on the Company's financial projections, the absence of available borrowing capacity and its current cash position, if the Company were to meet all its existing payment obligations, including debt service, the Company would exhaust its cash resources prior to the end of the second quarter of the Company's 2003 fiscal year and would no longer be able to conduct its operations after such date without additional financing;

        (iii) unless the Company enters into the Proposed Recapitalization or an alternative cash financing transaction within the next six months, it will be forced to commence bankruptcy proceedings;

        (iv) the Company and UBS have aggressively solicited indications of interest for a new capital investment in the Company from numerous strategic and financial investors (including from holders of the Notes and Term Loans) but have not received any indications of interest for a transaction that would adequately address the Company's liquidity needs; and

        (v) based on the Company's financial projections, following the consummation of the Proposed Recapitalization the Company will have sufficient liquidity to fund expected negative cash flow from operations and any residual debt service through the end of the first quarter of the Company's 2004 fiscal year and the Company's projected funding gap prior to its projected cash flow break-even should not exceed $75 million.

    As you know, we did not participate in, or otherwise independently verify, the solicitation activities referenced above. Accordingly, with your consent, we have placed significant reliance on the quality and thoroughness of the solicitation efforts undertaken by the Company and UBS to support the Company's conclusion that no viable alternative source of financing is available. Moreover, we have placed substantially greater reliance on the matters described in clauses (i) through (v) above than on the financial analysis that we have performed as a result of our belief that (a) our discounted cash flow analysis is of limited utility in valuing enterprises in severe financial distress that have a demonstrated lack of financing alternatives and (b) our analysis of trading prices of the securities of other companies and our analysis of acquisitions of other companies cannot yield directly relevant findings due to, among other things, (1) the absence of accepted metrics by which to compare the Company to such other companies given the early stage of development of the Company's business and (2) the absence of a sufficient number of directly comparable companies.

    In our review and analysis and in formulating our opinion, we have with your consent assumed and relied upon the accuracy and completeness of all financial and other information provided to us (including the matters referred to in clauses (i) through (v) of the second preceding paragraph) or otherwise publicly available, and we have not assumed any responsibility for the independent verification of such information. We have similarly assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and reflect the best currently available judgements and estimates of the Company's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. Moreover, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of the Company will actually trade at any time.

    We are acting as financial advisor to the Independent Committee of the Board of Directors of the Company in connection with the Proposed Recapitalization and will receive a fee for our services, as well as a fee for rendering this opinion. Pursuant to our engagement agreement dated June 5, 2002 with the Independent Committee and the Company, we have, from time to time, worked in conjunction with professionals of Dresdner Kleinwort Wasserstein, Inc. ('DrKW') in fulfilling the terms of our engagement. In the ordinary course of business, DrKW may actively trade the equity or debt securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion only addresses the fairness, from a financial point of view, to the Non-Participating Stockholders of the Proposed Recapitalization. This opinion does not address the Company's underlying business decision to effect the Proposed Recapitalization, the price of the New Money Component, the prices implied by the conversion of obligations and interests under the Proposed Recapitalization, whether any other transaction might have been available as an alternative to the Proposed Recapitalization, or the terms upon which any such alternative transaction could be or would have been achieved. In addition, this opinion does not address the solvency of the Company following consummation of the Proposed Recapitalization or at any other time.

    It is understood that this opinion is for the benefit and use of the Independent Committee of the Board of Directors of the Company in its consideration of the Proposed Recapitalization. This opinion may be reproduced in full in any proxy statement mailed to stockholders of the Company in connection with the Proposed Recapitalization but may not otherwise be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any stockholder or any other person as to how such holder or person should vote with respect to the Proposed Recapitalization, and should not be relied upon by any stockholder or other person as such.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the terms of the Proposed Recapitalization are fair to the Non-Participating Stockholders from a financial point of view.

                                          Very truly yours,

                                          /s/ MILLER BUCKFIRE LEWIS & CO., LLC

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                                                                       EXHIBIT C

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

---------------------------------------------
  In re:                                     )
                                             )
                                             )
  Sirius Satellite Radio Inc.,               )                Chapter 11
                                             )                Case No.
                                Debtor.      )
                                             )
                                             )
                                             )
---------------------------------------------


                  DEBTOR'S PREPACKAGED PLAN OF REORGANIZATION
                         (                      , 2003)

                                       STUTMAN, TREISTER & GLATT P.C.
                                       Frank A. Merola, Eric D. Goldberg
                                       3699 Wilshire Blvd., Suite 900
                                       Los Angeles, California 90010
                                       (213) 251-5100

                                       -and-

                                       SIMPSON THACHER & BARTLETT
                                       Gary L. Sellers
                                       425 Lexington Avenue
                                       New York, NY 10017-3954
                                       (212) 455-2000

                                       Attorneys for Sirius Satellite Radio Inc.
                                       Debtor and Debtor in Possession

New York, New York

____________________, 2003

NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME. THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING 'ADEQUATE INFORMATION' WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1125(a). FOLLOWING THE COMMENCEMENT OF ITS CHAPTER 11 CASE, THE DEBTOR EXPECTS TO PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT
(1) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH BANKRUPTCY CODE SECTION 1126(b); AND (2) CONFIRMING THE PLAN OF REORGANIZATION PURSUANT TO BANKRUPTCY CODE SECTION 1129.

    Sirius Satellite Radio Inc., a Delaware corporation (the 'Debtor'), hereby submits the following 'Debtor's Prepackaged Plan of Reorganization
(          , 2003)' (the 'Plan') and requests confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code. All Holders of Claims and Interests are encouraged to read the Plan and the accompanying solicitation materials in their entirety before voting to accept or reject the Plan. No materials other than the accompanying solicitation materials and any exhibits and schedules attached thereto or referenced therein have been authorized by the Debtor for use in soliciting acceptances or rejections of the Plan.

                                   ARTICLE I

                     DEFINITIONS, RULES OF INTERPRETATION,
                            AND COMPUTATION OF TIME

A. DEFINITIONS

    As used in the Plan, the following terms shall have the following meanings:

    1.1 'ADMINISTRATIVE CLAIM' means an Unsecured Claim: (a) for costs and expenses of administration of the Reorganization Case incurred prior to the Effective Date and allowable under Bankruptcy Code section 503(b) or 507(b); and (b) Professional Fee Claims.

    1.2 'AGGREGATE LIQUIDATION PREFERENCE' means the aggregate liquidation preferences for any class of Preferred Stock as listed in the Schedules.

    1.3 'ALLOWED CLAIM' means:

       (a) any Claim that is Scheduled by the Debtor as liquidated in amount and not disputed nor contingent and no objection to the allowance of the Claim, or request to estimate the Claim, has been interposed within any time period provided under the Plan or under applicable law; or

       (b) any Disputed Claim, the amount of which Claim has been determined by a Final Order; or

       (c) any Claim that is specified as an Allowed Claim under the Plan or the Confirmation Order.

    1.4 'ALLOWED INTEREST' means:

       (a) any Interest that is Scheduled by the Debtor as liquidated in amount and not disputed nor contingent and no objection to the allowance of the Interest, or request to estimate the Interest, has been interposed within any time period provided under the Plan or under applicable law; or

       (b) any Disputed Interest, the amount of which Disputed Interest has been determined by a Final Order; or

       (c) any Interest that is specified as an Allowed Interest under the Plan or the Confirmation Order.

    1.5 'ALLOWED     CLAIM' or 'ALLOWED     INTEREST' means an Allowed Claim or
        Allowed Interest: (a) in the specified Class (as described in the Plan); or (b) of the type of unclassified Claim that is specified.

    1.6 'ANNEX' means an Annex to the Plan.

    1.7 'ANNEX FILING DATE' means a Business Day selected by the Debtor for Filing all Annexes to the Plan, which day shall not be less than seven
        (7) days prior to the Confirmation Hearing.

    1.8 'BALLOT RECORD DATE' means January 21, 2003.

    1.9 'BANKRUPTCY CODE' means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. 'SS'SS' 101 et seq., as now in effect or hereafter amended (to the extent any such amendments apply to this Reorganization Case).

    1.10 'BANKRUPTCY COURT' means the United States Bankruptcy Court for the Southern District of New York, or any other court with jurisdiction over this Reorganization Case.

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    1.11 'BANKRUPTCY RULES' means, collectively, the (a) Federal Rules of
         Bankruptcy Procedure and (b) Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended (to the extent any such amendments apply to this Reorganization Case).

    1.12 'BNY' means The Bank of New York, a bank duly organized and existing under the laws of the State of New York and any successor thereto.

    1.13 'BUSINESS DAY' means any day, excluding Saturdays, Sundays or 'legal holidays' as defined in Bankruptcy Rule 9006(a).

    1.14 'CASH' means legal tender of the United States of America.

    1.15 'CLAIM' means a 'claim', as defined in Bankruptcy Code section 101(5), against the Debtor.

    1.16 'CLASS' means one of the classes of Claims or Interests listed in
         Article II.

    1.17 'COMMITTEE' means the official committee or committees, if any, appointed in the Reorganization Case pursuant to Bankruptcy Code section 1102 as such committee or committees may be reconstituted from time to time.

    1.18 'COMMON STOCK' means the common stock, par value $0.001 per share, of the Debtor.

    1.19 'CONFIRMATION' means the Bankruptcy Court's confirmation of the Plan pursuant to Bankruptcy Code section 1129.

    1.20 'CONFIRMATION DATE' means the day on which the Confirmation Order is entered by the Bankruptcy Court on its docket.

    1.21 'CONFIRMATION HEARING' means the hearing held pursuant to Bankruptcy Rule 3020(b)(2), including any adjournments thereof, at which the Bankruptcy Court will consider Confirmation of the Plan.

    1.22 'CONFIRMATION ORDER' means the Order of the Bankruptcy Court approving Confirmation of the Plan.

    1.23 'CONVERTIBLE SUBORDINATED NOTE CLAIM' means all Claims arising under or related to the Convertible Subordinated Notes or the Convertible Subordinated Notes Indenture.

    1.24 'CONVERTIBLE SUBORDINATED NOTES' means the 8 3/4% Convertible Subordinated Notes due 2009, in a currently outstanding aggregate principal amount of $16,461,000, issued by the Debtor pursuant to the Convertible Subordinated Notes Indenture.

    1.25 'CONVERTIBLE SUBORDINATED NOTES INDENTURE' means the Indenture and the First Supplemental Indenture (as amended, modified or supplemented from time to time), each dated as of September 29, 1999, between the Debtor and BNY (as successor to U.S. Trust Company of Texas, N.A.), as trustee.

    1.26 'CONVERTIBLE SUBORDINATED NOTES INDENTURE TRUSTEE' means BNY or any successor trustee under the Convertible Subordinated Notes Indenture.

    1.27 'CORPORATE DOCUMENTS' means, as applicable, the certificate of incorporation and by-laws (or any other applicable organizational documents) of the Debtor in effect as of the Petition Date.

    1.28 'DEBTOR' means Sirius Satellite Radio Inc., formerly known as CD Radio Inc.

    1.29 'DEBTOR IN POSSESSION' means the Debtor when acting in the capacity of representative of its Estate in the Reorganization Case.

    1.30 'DISALLOWED CLAIM' or 'DISALLOWED INTEREST' means any Claim against, or Interest in, the Debtor that has been disallowed, in whole or in part, by a Final Order, or which has been withdrawn, in whole or in part, by the Holder thereof.

    1.31 'DISBURSING AGENT' means the Reorganized Debtor and/or one or more parties designated by the Debtor or Reorganized Debtor, in its sole discretion, to serve as a disbursing agent under the Plan.

    1.32 'DISPUTED CLAIM' means a Claim as to which any one of the following applies:

         (a) the Claim is not Scheduled;

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         (b) the Claim is Scheduled as unliquidated, disputed, contingent or unknown;

         (c) the Claim is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the Bankruptcy Court, the Plan or applicable non-bankruptcy law, which objection or request for estimation has not been withdrawn or determined by a Final Order; or

         (d) the Claim is otherwise treated as a 'Disputed Claim' pursuant to the Plan.

    1.33 'DISPUTED INTEREST' means an Interest as to which any one of the following applies:

         (a) the Interest is not Scheduled;

         (b) the Interest is Scheduled as unliquidated, disputed, contingent or unknown;

         (c) the Interest is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the Bankruptcy Court, the Plan or applicable non-bankruptcy law, which objection or request for estimation has not been withdrawn or determined by a Final Order; or

         (d) the Interest is otherwise treated as a 'Disputed Interest' pursuant to the Plan.

    1.34 'DISPUTED RESERVE' means the reserve established pursuant to section VI.N.2 hereof to hold the Cash, New Common Stock or New Warrants that would be distributed to the Holder of a Disputed Claim or Disputed Interest upon becoming an Allowed Claim or Allowed Interest.

    1.35 'DISTRIBUTION DATE' means, with respect to distributions under the Plan to Holders of Allowed Claims or Allowed Interests, the date, occurring on or as soon as practicable after the later of:

         (a) the Effective Date;

         (b) the date when a Claim becomes an Allowed Claim or an Interest becomes an Allowed Interest, as applicable; and

         (c) the date when the Disbursing Agent can make a distribution to a Holder of Allowed Claims and Allowed Interests as provided in
             Article VI hereof.

    1.36 'DISTRIBUTION RECORD DATE' means the record date for purposes of making distributions under the Plan on account of Allowed Claims or Allowed Interests, which date shall be the Effective Date.

    1.37 'EFFECTIVE DATE' has the meaning ascribed to it in Article VIII hereof.

    1.38 'ESTATE' means the estate of the Debtor in the Reorganization Case as created under Bankruptcy Code section 541.

    1.39 'FCC' means the Federal Communications Commission.

    1.40 'FCC LICENSES' means all licenses, permits and authorizations issued by the FCC or any department, division or bureau of the FCC that are held by the Debtor or its subsidiary as of the Petition Date.

    1.41 'FILE' or 'FILED' means file or filed with the Clerk of the Bankruptcy Court, as applicable.

    1.42 'FINAL ORDER' means an Order of the Bankruptcy Court or other applicable court of competent jurisdiction, as entered on its docket, which has not been reversed, stayed, modified, or amended, that is in full force and effect, and as to which:

         (a) the time to seek a rehearing, to appeal or seek certiorari has expired and no request for rehearing, appeal or petition for certiorari has been timely filed; or

         (b) any rehearing or appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court (or any other tribunal having appellate jurisdiction over the order or judgment) to which the order or judgment was reheard, appealed or from which certiorari was sought.

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    1.43 'GENERAL UNSECURED CLAIM' means any Unsecured Claim against the Debtor that is not (a) included in Classes 1 through 6, inclusive; (b) an Administrative Claim; or (c) a Priority Tax Claim.

    1.44 'HOLDER' means any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, estate, trust, trustee, unincorporated organization, government, governmental entity, agency or political subdivision thereof.

    1.45 'IMPAIRED' means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Bankruptcy Code section 1124.

    1.46 'INDENTURES' means, collectively, the Senior Secured Discount Notes Indenture, the Senior Secured Notes Indenture and the Convertible Subordinated Notes Indenture.

    1.47 'INDENTURE TRUSTEE' means, collectively, the Senior Secured Notes Indenture Trustee; the Senior Discount Notes Indenture Trustee and the Convertible Subordinated Notes Indenture Trustee.

    1.48 'INFORMAL CREDITORS' COMMITTEE' means the informal committee of creditors that negotiated Lockup Agreement with the Debtor, consisting of LCPI, SS/L and the following Noteholders: Continental Casualty Company, Stonehill Capital Management LLC, Redwood Asset Management, Farallon Capital Management, LLC, Dreyfus and The Huff Alternative Fund, L.P.

    1.49 'INSTRUMENT' means any share of stock, security, promissory note, bond, or any other 'Instrument,' as that term is defined in section 9-102(47) of the Uniform Commercial Code in effect in the State of New York on the Petition Date.

    1.50 'INSURED CLAIMS' means any Claims that are covered by insurance policies maintained by or for the benefit of the Debtor, but only to the extent of insurance coverage under such insurance policies.

    1.51 'INTEREST' means an 'equity security', as defined in Bankruptcy Code section 101(16), of the Debtor.

    1.52 'LCPI' means Lehman Commercial Paper Inc.

    1.53 'LEHMAN' means, collectively, Lehman Brothers Inc. and LCPI.

    1.54 'LEHMAN CREDIT FACILITY' means that certain existing $150,000,000 senior secured credit facility evidenced by the Term Loan Agreement (as amended, modified or supplemented from time to time), dated as of June 1, 2000, among the Debtor, as borrower, the several lenders from time to time parties thereto, Lehman Brothers Inc., as arranger, and LCPI, as syndication agent and administrative agent.

    1.55 'LEHMAN SENIOR CREDIT FACILITY CLAIMS' means all Claims (both Secured Claims and Unsecured Claims) arising out of or related to the Lehman Credit Facility.

    1.56 'LOCKUP AGREEMENT' means the Lockup Agreement, dated as of October 17, 2002, as amended from time to time, including the schedules, annexes and exhibits thereto, among the Debtor, Apollo Investment Fund IV, L.P., a Delaware limited partnership ('AIF'), Apollo Overseas Partners IV, L.P., a Cayman Islands limited partnership ('AOP', and together with AIF, 'Apollo'), Blackstone CCC Capital Partners L.P., a Delaware limited partnership ('BCC'), Blackstone CCC Offshore Capital Partners L.P., a Cayman Islands limited partnership ('BCO'), Blackstone Family Investment Partnership III L.P., a Delaware limited partnership ('BF'), LJH Partners, L.P., a Delaware limited partnership ('LJH'), Robert C. Fanch Revocable Trust ('Fanch'), BCI Investments II, LLC, a Delaware limited liability company ('BCI', and together with BCC, BCO, BF, LJH and Fanch, 'Blackstone'), SS/L, LCPI, and the beneficial owners (or investment managers or advisors for the beneficial owners) of the Notes identified on Schedule A to such agreement on the date thereof and each other beneficial owner (or investment managers or advisors for the beneficial owners) of Notes that executes a counterpart signature page to such agreement, or enters into a joinder agreement, after the date of such agreement.

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    1.57 'LOCKUP SIGNATORY' means all entities that have or will execute the
         Lockup Agreement, or a joinder agreement relating to the Lockup Agreement, prior to the Confirmation Date, other than the Debtor.

    1.58 'NEW A WARRANTS' means warrants to purchase 52,546,269 shares of New Common Stock at an exercise price of $1.04 per share.

    1.59 'NEW B WARRANTS' means warrants to purchase 35,030,846 shares of New Common Stock at an exercise price of $.92 per share.

    1.60 'NEW COMMON STOCK' means the Common Stock of the Reorganized Debtor to be issued on the Effective Date pursuant to Article VI.H. hereof.

    1.61 'NEW EQUITY INVESTMENT' means the purchase of New Common Stock for $200 million in Cash as provided for in Article V.F. hereof.

    1.62 'NEW WARRANTS' means, collectively, the New A Warrants and New B Warrants to be issued on the Effective Date to purchase an aggregate of 87,577,114 shares of New Common Stock. The New Warrants shall expire on the second anniversary of the Effective Date.

    1.63 'NOTES' means, collectively, the Senior Secured Discount Notes, the Senior Secured Notes and the Convertible Subordinated Notes.

    1.64 'OLD COMMON STOCK' means the Common Stock of the Debtor issued and outstanding as of the Petition Date.

    1.65 'OPPENHEIMER' means OppenheimerFunds, Inc., and its subsidiaries and affiliated funds.

    1.66 'ORDER' means an order or judgment of the Bankruptcy Court as entered on the docket.

    1.67 'OTHER INTERESTS' means all Interests in the Debtor as of the Petition Date that are not included in Classes 8 and 9, inclusive. Other Interests shall include the Interests of Holders of warrants to purchase Old Common Stock issued and outstanding on the Petition Date and options to purchase Old Common Stock issued and outstanding on the Petition Date.

    1.68 'OTHER PRIORITY CLAIM' means a Claim entitled to priority under Bankruptcy Code sections 507(a)(2),(3),(4),(5),(6),(7) and/or (9).

    1.69 'OTHER SECURED CLAIM' means any Secured Claim against the Debtor, other than Claims in Classes 2 and 3. Each Other Secured Claim shall be classified in its own Subclass and be subject to treatment as set forth in Article III.C.3.

    1.70 'PETITION DATE' means the date on which the Debtor files its voluntary petition commencing the Reorganization Case.

    1.71 'PLAN' means this plan of reorganization, as it may be amended, modified, or supplemented from time to time.

    1.72 'PLAN DOCUMENTS' means the documents contemplated by or executed in connection with the Plan.

    1.73 'PREFERRED STOCK' means, collectively, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.

    1.74 'PREPETITION COLLATERAL AGREEMENTS' means, collectively, the Second Amended and Restated Pledge Agreement, dated as of March 7, 2001, among the Debtor, as pledgor, BNY, as trustee and collateral agent, United States Trust Company of New York, as trustee, and LCPI, as administrative agent, and the Collateral Agreement, dated as of March 7, 2001, between the Debtor, as borrower, and BNY, as collateral agent.

    1.75 'PREPETITION RESTRUCTURING EFFORTS' means the exchange offer, proxy solicitation, or any other act the Debtor undertook, to restructure its outstanding indebtedness after the date of the Lockup Agreement but prior to the Petition Date.

    1.76 'PRIORITY TAX CLAIM' means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

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    1.77 'PROFESSIONAL FEE CLAIMS' means the Claims of Professional Persons for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and to and including the Effective Date.

    1.78 'PROFESSIONAL PERSON' means a professional person, as that term is used in sections 327, 328, 330, 331, 503(b)(2) and/or 1103 of the Bankruptcy Code, who is employed by the Debtor or the Committee directly in connection with the Reorganization Case.

    1.79 'PRO RATA' means proportionately so that the ratio of

         (a) the amount of consideration (such as New Common Stock) distributed on account of a particular Allowed Claim or Allowed Interest to

         (b) the amount of such Allowed Claim or Allowed Interest, is the same as the ratio of:

           (x) the amount of consideration distributed on account of all Allowed Claims or Allowed Interests of that Class to

           (y) the amount of all Allowed Claims or Allowed Interests of that Class.

    1.80 'REORGANIZATION CASE' means the bankruptcy case of the Debtor commenced under chapter 11 of the Bankruptcy Code, captioned In re Sirius
         Satellite Radio Inc. (Case No.    ).

    1.81 'REORGANIZED DEBTOR' means the Debtor as revested with the property of the Estate on and after the Effective Date.

    1.82 'RESTATED CORPORATE DOCUMENTS' means as applicable, the amended and restated certificate of incorporation and by-laws (or any other applicable organizational documents) of the Reorganized Debtor in effect on the Effective Date, a copy of which will be filed as an Annex to the Plan on or before the Annex Filing Date.

    1.83 'SCHEDULED' means set forth on the Schedules.

    1.84 'SCHEDULES' means the Schedules of Assets and Liabilities that have been filed by the Debtor with the Bankruptcy Court pursuant to Bankruptcy Rule 1007(b), as the same may be amended from time to time.

    1.85 'SECURED CLAIM' means any Claim that is a secured claim within the meaning of, and to the extent allowable as a secured claim under, section 506 of the Bankruptcy Code.

    1.86 'SENIOR SECURED CLAIMS' means, collectively, the:

         (a) Senior Secured Discount Notes Claims;

         (b) Senior Secured Notes Claims; and

         (c) Lehman Senior Credit Facility Claims.

        All of the Senior Secured Claims are secured by the Prepetition Collateral Agreements.

    1.87 'SENIOR SECURED DISCOUNT NOTES CLAIMS' means all Claims (both Secured Claims and Unsecured Claims) arising out of or related to the Senior Secured Discount Notes or the Senior Secured Discount Notes Indenture.

    1.88 'SENIOR SECURED DISCOUNT NOTES' means the 15% Senior Secured Discount Notes due 2007, in the aggregate principal amount at maturity of $280,430,000, issued by the Debtor pursuant to the Senior Secured Discount Notes Indenture.

    1.89 'SENIOR SECURED DISCOUNT NOTES INDENTURE' means the Indenture (as amended, modified or supplemented from time to time), dated as of November 26, 1997, between the Debtor, as issuer, and BNY (as successor to IBJ Schroder Bank & Trust Company), as trustee.

    1.90 'SENIOR SECURED DISCOUNT NOTES INDENTURE TRUSTEE' means BNY or any successor trustee under the Senior Secured Discount Notes Indenture.

    1.91 'SENIOR SECURED NOTES' means the 14 1/2% Senior Secured Notes due 2009, in the aggregate principal amount of $200,000,000, issued by the Debtor pursuant to the Senior Secured Notes Indenture.

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    1.92 'SENIOR SECURED NOTES CLAIMS' means all Claims (both Secured Claims and
         Unsecured Claims) arising out of or related to the Senior Secured Notes or the Senior Secured Notes Indenture.

    1.93 'SENIOR SECURED NOTES INDENTURE' means the Indenture (as amended, modified or supplemented from time to time), dated as of May 15, 1999, between the Debtor, as issuer, and BNY (as successor to United States Trust Company of New York), as trustee.

    1.94 'SENIOR SECURED NOTES INDENTURE TRUSTEE' means BNY or any successor trustee under the Senior Secured Notes Indenture.

    1.95 'SERIES A PREFERRED STOCK' means the Debtor's 9.2% Series A Junior Cumulative Convertible Preferred Stock issued and outstanding as of the Petition Date.

    1.96 'SERIES B PREFERRED STOCK' means the Debtor's 9.2% Series B Junior Cumulative Convertible Preferred Stock issued and outstanding as of the Petition Date.

    1.97 'SERIES D PREFERRED STOCK' means the Debtor's 9.2% Series D Junior Cumulative Convertible Preferred Stock issued and outstanding as of the Petition Date.

    1.98 'SS/L' means Space Systems/Loral, Inc., a Delaware corporation.

    1.99 'SS/L CLAIMS' means Claims (both Secured Claims and Unsecured Claims) arising out of or related to the SS/L Credit Agreement.

    1.100 'SS/L CREDIT AGREEMENT' means the Deferral Credit Agreement (as amended, modified or supplemented from time to time), dated as of April 15, 1999, by and between the Debtor and SS/L, as lender.

    1.101 'STIPULATED DISTRIBUTION BASIS' means, in relation to any Class or Subclass of Claims, the sum of: (a) the aggregate face amount of all outstanding debt classified therein; and (b) the aggregate amount of regular Cash interest payments that are accrued but unpaid as of March 15, 2003, which amounts were agreed to by the Debtor and the Informal Creditors' Committee.

    1.102 'SUBCLASS' means a subdivision of any Class described herein.

    1.103 'UNSECURED CLAIM' means any Claim against the Debtor that is not an Other Priority Claim, Priority Tax Claim or Secured Claim.

    1.104 'U.S. TRUSTEE' means the Office of the United States Trustee.

B. INTERPRETATION, RULES OF CONSTRUCTION, COMPUTATION OF TIME, AND GOVERNING
LAW.

    1. DEFINED TERMS.

        Any term used in the Plan that is not defined in the Plan, either in section I.A or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

    2. RULES OF INTERPRETATION.

        For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, Instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, but if there exists any inconsistency between a summary of, or reference to, any document in the Plan or Confirmation Order and the document itself, the terms of the document as of the Effective Date shall control; (c) any reference in the Plan to an existing document or Annex Filed or to be Filed means such document or Annex, as it may have been or may subsequently be amended, modified or supplemented; (d) unless otherwise specified in a particular reference, all references in the Plan to 'section,' 'article' and 'Annex' are references to a section, article and Annex of or to the Plan; (e) the words 'herein,' 'hereof,' 'hereto,' 'hereunder,' and other words of similar import refer to the Plan in its entirety rather

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    than to only a particular portion of the Plan; (f) captions and headings to articles and sections are inserted for convenience or reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (g) the rules of construction set forth in Bankruptcy Code section 102 shall apply.

    3. TIME PERIODS.

        In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

    4. GOVERNING LAW.

        Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, Instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

                                   ARTICLE II

                      DESIGNATION OF CLAIMS AND INTERESTS

    The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is within the description of that Class and is classified in another Class to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise satisfied before the Effective Date.

A. CLASS 1 (OTHER PRIORITY CLAIMS).

        Class 1 consists of all Other Priority Claims.

B. SECURED CLAIMS.

    1. CLASS 2 (SENIOR SECURED CLAIMS).

        Class 2 consists of all Senior Secured Claims.

    2. CLASS 3 (SS/L CLAIMS).

        Class 3 consists of all SS/L Claims.

    3. CLASS 4 (OTHER SECURED CLAIMS).

        Class 4 consists of all Other Secured Claims. Each Other Secured Claim shall be classified in its own Subclass.

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C. UNSECURED CLAIMS.

    1. CLASS 5 (CONVERTIBLE SUBORDINATED NOTE CLAIMS).

        Class 5 consists of all Convertible Subordinated Note Claims.

    2. CLASS 6 (INSURED CLAIMS).

        Class 6 consists of all Insured Claims.

    3. CLASS 7 (GENERAL UNSECURED CLAIMS).

        Class 7 consists of all General Unsecured Claims.

D. INTERESTS.

    1. CLASS 8 (PREFERRED STOCK).

        Class 8 consists of all Interests that are Preferred Stock.

    2. CLASS 9 (COMMON STOCK).

        Class 9 consists of all Interests that are Common Stock.

    3. CLASS 10 (OTHER INTERESTS).

        Class 10 consists of all Other Interests.

                                  ARTICLE III

                       TREATMENT OF CLAIMS AND INTERESTS

A. UNCLASSIFIED CLAIMS.

    In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

    1. ADMINISTRATIVE CLAIMS.

       a. GENERALLY.

        Subject to the bar date provisions contained herein, each Holder of an Allowed Administrative Claim shall, in full satisfaction, release, and discharge of such Allowed Administrative Claim: (i) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (iii) on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

       b. BAR DATE FOR ADMINISTRATIVE CLAIMS.
        (1) GENERAL PROVISIONS.

        Except for (a) non-tax liabilities incurred in the ordinary course of business by the Debtor in Possession, (b) claims by governmental units for payment of taxes (and interest and/or penalties related to such taxes) and
    (c) claims for U.S. Trustee fees under 28 U.S.C. 'SS' 1930, all requests for payment of Administrative Claims must be Filed and served on counsel for the Reorganized Debtor and any other party specifically requesting a copy in writing, no later than thirty (30) days after the Effective Date. Holders of Administrative Claims that are required to File a request for payment of such claims and that do not File and serve such requests by the applicable bar date set forth herein or in the following subsections shall be forever barred from asserting such claims against the Debtor, the Reorganized Debtor or its property.

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         (2) PROFESSIONAL FEE CLAIMS AND REQUESTS FOR 'SUBSTANTIAL
CONTRIBUTION'.

        All Professional Persons asserting Professional Fee Claims and any entity requesting a claim for making a 'substantial contribution' in the Reorganization Case shall File and serve on counsel for the Reorganized Debtor, the U.S. Trustee and any other party specifically requesting a copy in writing an application for a Professional Fee Claim no later than thirty
    (30) days after the Effective Date. Any interested party desiring to object to the Professional Fee Claim must File and serve its objection on the Reorganized Debtor, the U.S. Trustee, and the Professional Person to whose application the objections are addressed no later than forty-five (45) days after the Effective Date.

         (3) ADMINISTRATIVE ORDINARY COURSE LIABILITIES.

        Holders of Administrative Claims that are based on liabilities incurred in the ordinary course of the Debtor in Possession's business (other than claims of governmental units for taxes (and for interest and/or penalties related to such taxes)) shall not be required to File any request for payment of such claims. Such Administrative Claims, unless objected to by the Debtor, shall be assumed and paid by the Debtor in Possession, in Cash, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim.

         (4) ADMINISTRATIVE TAX CLAIMS.

        All requests for payment of Administrative Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date ('Postpetition Tax Claims'), and for which no bar date has otherwise been previously established, must be Filed and served on the Reorganized Debtor and any other party specifically requesting a copy in writing on or before the later of (a) thirty (30) days following the Effective Date; and (b) one hundred and twenty (120) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any Postpetition Tax Claim that is required to File a request for payment of such taxes and does not File and properly serve such a claim by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against the Debtor, the Reorganized Debtor or its property, regardless of whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to the Effective Date. Any interested party desiring to object to an Administrative Claim for taxes must File and serve its objection on counsel to the Debtor and the relevant taxing authority no later than ninety (90) days after the taxing authority Files and serves its application.

    2. PRIORITY TAX CLAIMS.

        Each Holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (c) on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

B. OTHER PRIORITY CLAIMS (CLASS 1).

    1. NON-IMPAIRMENT.

        Class 1 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 1 Claims are not entitled to vote on the Plan.

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    2. TREATMENT.

        The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims are unaltered by the Plan. Without limiting the generality of the foregoing, each Holder of an Allowed Class 1 Claim, shall, in full satisfaction of and in exchange for such Allowed Class 1 Claim: (a) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date, (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business, or (c) on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

C. SECURED CLAIMS.

    1. CLASS 2 (SENIOR SECURED CLAIMS).
     a. IMPAIRMENT.

        Class 2 is Impaired under the Plan and, consequently, the Holders of Allowed Class 2 Claims are entitled to vote on the Plan.

     b. ALLOWANCE AND TREATMENT.

        Solely for purposes of calculating distributions under the Plan, Class 2 is divided into three (3) Subclasses.

       (1) CLASS 2A (SENIOR SECURED DISCOUNT NOTE CLAIMS).

           (a) ALLOWANCE.

        Upon the Effective Date, there shall be deemed to be an Allowed Class 2A Claim in the aggregate amount of $292,581,967, which amount is the Stipulated Distribution Basis for Class 2A.

           (b) TREATMENT.

        On the Distribution Date, each Holder of an Allowed Class 2A Claim shall receive a Pro Rata distribution of 228,067,643 shares of New Common Stock.

       (2) CLASS 2B (SENIOR SECURED NOTE CLAIMS).

           (a) ALLOWANCE.

        Upon the Effective Date, there shall be deemed to be an Allowed Class 2B Claim in the aggregate amount of $224,166,667, which amount is the Stipulated Distribution Basis for Class 2B.

           (b) TREATMENT.

        On the Distribution Date, each Holder of an Allowed Class 2B Claim shall receive a Pro Rata distribution of 174,737,417 shares of New Common Stock.

       (3) CLASS 2C (LEHMAN SENIOR CREDIT FACILITY CLAIMS).

           (a) ALLOWANCE.

        Upon the Effective Date, there shall be deemed to be an Allowed
    Class 2C Claim in the aggregate amount of $155,213,333, which amount is the Stipulated Distribution Basis for Class 2C.

           (b) TREATMENT.

        On the Distribution Date, Lehman, the Holder of the Allowed Class 2C Claim, shall receive 120,988,793 shares of New Common Stock.

2. CLASS 3 (SS/L CLAIMS).

    a. IMPAIRMENT.

        Class 3 is Impaired under the Plan and, consequently, the Holders of Allowed Class 3 Claims are entitled to vote on the Plan.

    b. ALLOWANCE.

        Upon the Effective Date, there shall be deemed to be an Allowed Class 3 Claim in the aggregate amount of $75,644,620, which amount is the Stipulated Distribution Basis for Class 3.

    c. TREATMENT.

        On the Distribution Date, SS/L, the Holder of the Allowed Class 3 Claim, shall receive 58,964,982 shares of New Common Stock.

3. CLASS 4 (OTHER SECURED CLAIMS).

    a. NON-IMPAIRMENT.

        Class 4 is not Impaired under the Plan and, consequently, the Holders of Allowed Class 4 Claims are not entitled to vote on the Plan.

    b. TREATMENT.

        Each Allowed Class 4 Claim shall be treated under Option A or Option B described below, at the election of the Reorganized Debtor:

           OPTION A: The Reorganized Debtor may transfer the property, securing the Allowed Class 4 Claim, to the Holder of such Claim, in sole satisfaction of such Holder's Other Secured Claim.

           OPTION B: Each Allowed Class 4 Claim shall be satisfied as follows:
       (a) any default other than a default of the kind specified in section 365(b)(2) of the Bankruptcy Code shall be cured; (b) the maturity of the Claim shall be reinstated as the maturity existed before any default; (c) the Holder of the Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the Holder on any provision that entitled the Holder to accelerate maturity of the Claim; and (d) the other legal, equitable and contractual rights to which the Claim entitles the Holder shall not otherwise be altered.

   The Debtor shall be deemed to have elected Option B, except with respect to any Secured Claim as to which the Debtor elects Option A, in writing, prior to the Effective Date.

D. TREATMENT OF UNSECURED CLAIMS.

    1. CLASS 5 (CONVERTIBLE SUBORDINATED NOTE CLAIMS).
     a. IMPAIRMENT.

        Class 5 is Impaired under the Plan and, consequently, the Holders of Allowed Class 5 Claims are entitled to vote on the Plan.

 b. ALLOWANCE.

        Upon the Effective Date, there shall be deemed to be an Allowed Class 5 Claim in the aggregate amount of $17,845,324, which amount is the Stipulated Distributed Basis for Class 5.

 c. TREATMENT.

    On the Distribution Date, each Holder of an Allowed Class 5 Claim shall receive a Pro Rata distribution of 13,910,430 shares of New Common Stock.

    2. CLASS 6 (INSURED CLAIMS).
    a. NON-IMPAIRMENT.

        Class 6 is not Impaired under the Plan, consequently, Holders of Allowed Class 6 Claims are not entitled to vote on the Plan.

     b. TREATMENT.

        The legal, equitable and contractual rights of the Holders of Allowed Class 6 Claims are unaltered by the Plan.

    3. CLASS 7 (GENERAL UNSECURED CLAIMS).
     a. NON-IMPAIRMENT.

        Class 7 is not Impaired under the Plan, consequently, Holders of Allowed Class 7 Claims are not entitled to vote on the Plan.

     b. TREATMENT.

        The legal, equitable and contractual rights of the Holders of Allowed Class 7 Claims are unaltered by the Plan. Without limiting the generality of the foregoing, each Holder of an Allowed Class 7 Claim shall, in full satisfaction of and in exchange for such Allowed Class 7 Claim: (a) to the extent such Claim is due and owing on the Effective Date be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such Holder, or as may be due and owing under applicable non-bankruptcy law or in the ordinary course of business; or (c) on such other terms and conditions as are acceptable to the Debtor and the Holder of such Claim.

E. TREATMENT OF INTERESTS.

    1. CLASS 8 (PREFERRED STOCK).
     a. IMPAIRMENT.

        Class 8 is Impaired under the Plan, and consequently, Holders of Allowed Class 8 Interests are entitled to vote on the Plan.

     b. ALLOWANCE AND TREATMENT.

        Solely for the purpose of calculating distributions under this Plan, Class 8 is divided into three (3) Subclasses.

        (1) SUBCLASS 8A (SERIES A PREFERRED STOCK).
           (a) ALLOWANCE.

        Upon the Effective Date, there shall be deemed to be an Allowed Class 8A Interest in the aggregate amount of $196,037,699, the Aggregate Liquidation Preference for the Series A Preferred Stock.

           (b) TREATMENT.

        On the Distribution Date, each Holder of an Allowed Class 8A Interest shall receive a Pro Rata share (based on such Holder's Aggregate Liquidation Preference of Series A Preferred Stock) of: (1) 27,564,584 shares of New Common Stock, (2) 18,812,340 New A Warrants, and (3) 12,541,561 New B Warrants.

       (2) CLASS 8B (SERIES B PREFERRED STOCK).
       (a) ALLOWANCE.

        Upon the Effective Date, there shall be deemed to be an Allowed Class 8B Interest in the aggregate amount of $87,926,437, the Aggregate Liquidation Preference for the Series B Preferred Stock.

         (b) TREATMENT.

        On the Distribution Date, each Holder of an Allowed Class 8B Interest shall receive a Pro Rata share (based on such Holder's Aggregate Liquidation Preference of the Series B Preferred Stock) of: (1) 12,363,212 shares of New Common Stock, (2) 8,437,673 New A Warrants, and (3) 5,625,116 New B Warrants.

       (3) CLASS 8C (SERIES D PREFERRED STOCK).
          (a) ALLOWANCE.

        Upon the Effective Date, there shall be deemed to be an Allowed Class 8C Interest in the aggregate amount of $263,604,593, the Aggregate Liquidation Preference for the Series D Preferred Stock.

         (b) TREATMENT.

        Each Holder of an Allowed Class 8C Interest shall receive a Pro Rata share (based on such Holder's Aggregate Liquidation Preference of Series D Preferred Stock) of: (1) 37,065,069 shares of New Common Stock,
    (2) 25,296,255 New A Warrants, and (3) 16,864,169 New B Warrants.

2. CLASS 9 (COMMON STOCK).

 a. IMPAIRMENT.

        Class 9 is Impaired under the Plan, and consequently, Holders of Allowed Class 9 Interests are entitled to vote on the Plan.

 b. ALLOWANCE.

        Upon the Effective Date, there shall be deemed to be an Allowed Class 9
    Interest in the aggregate amount of         .

 c. TREATMENT.

        Each Holder of an Allowed Class 9 Interest shall retain the Old Common Stock, but the Corporate Documents will be superceded by the Restated Corporate Documents and the Old Common Stock will be diluted by the issuance of the New Common Stock and New Warrants.

3. CLASS 10 (OTHER INTERESTS).

 a. NON-IMPAIRMENT.

        Class 10 is not Impaired under the Plan, and consequently, Holders of Allowed Class 10 Interest are entitled to vote on the Plan.

 b. ALLOWANCE.

        Upon the Effective Date, there shall be deemed to be an Allowed Class 10
    Interest in the aggregate amount of         .

 c. TREATMENT.

        The legal, equitable and contractual rights of Allowed Class 10 Interests are unaltered by the Plan. Without limiting the generality of the foregoing, each Holder of an Allowed Class 10 Interest shall retain the Other Interests.

                                   ARTICLE IV

             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. ASSUMPTION.

    Each executory contract or unexpired lease of the Debtor that has not expired by its own terms before the Effective Date or previously been rejected by the Debtor in Possession, that is either: (1) listed on the 'Schedule of Executory Contracts and Unexpired Leases to be Assumed' (to be Filed on or before the day of the Confirmation Hearing), or (2) is not rejected, is assumed as of the Effective Date, pursuant to Bankruptcy Code section 365. Nothing in the Plan, any Annex to the Plan, or any document executed or delivered in connection with the Plan or any such Annex creates any obligation or liability on the part of the Debtor, the Reorganized Debtor or any other person or entity that is not currently liable for such obligation, with respect to any executory contract or unexpired lease except as otherwise provided in the Plan.

B. CURE PAYMENTS.

    Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied by the Reorganized Debtor, under section 365(b)(1) of the Bankruptcy Code, either by payment of the cure amount (if any), in Cash, on the Effective Date, such other terms as agreed to by the Reorganized Debtor and the non-debtor party to the executory contract or unexpired lease, or as ordered by the Court. Unless the non-debtor party to any executory contract or unexpired lease to be assumed Filed and served on the Debtor and its counsel an objection to the 'cure amount' specified on the Schedule of Executory Contracts and Unexpired Leases to be Assumed on or before the last date established by the Bankruptcy Court to File and serve objections to Confirmation of the Plan, such 'cure amount' shall be forever binding on such non-debtor party to said executory contract or unexpired lease. In the event of a timely Filed and served objection regarding (1) the amount of any cure payments, (2) the ability of the Reorganized Debtor to provide adequate assurance of future performance under the executory contract or unexpired lease to be assumed, or (3) any other matter pertaining to assumption, any cure payment required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

C. REJECTION.

    Effective immediately prior to the Effective Date, each executory contract or unexpired lease of the Debtor listed on the 'Schedule of Executory Contracts and Unexpired Leases to be Rejected' (to be Filed on or before the Annex Filing
Date), is rejected, to the extent, if any, each constitutes an executory contract or unexpired lease, and without conceding that each constitutes an executory contract or unexpired lease or that the Debtor has any liability under each. Listing a contract or lease on the Schedule of Executory Contracts and Unexpired Leases to be Rejected is not deemed an admission by the Debtor or the Reorganized Debtor that such contract is an executory contract or unexpired lease or that the Debtor or the Reorganized Debtor has any liability thereunder. The Debtor reserves the right at any time before Confirmation to amend the Schedule of Executory Contracts and Unexpired Leases to be Rejected, including to (a) delete any executory contract or unexpired lease listed on such Schedule and provide for its assumption or (b) add any executory contract or unexpired lease to such Schedule, thus providing for its rejection. The Debtor shall provide notice of any amendment of such Schedule to the party to the affected executory contract or unexpired lease, counsel for the Committee and the U.S. Trustee.

    The Confirmation Order shall constitute an order of the Bankruptcy Court approving all such rejections as of the Effective Date. Any proofs of claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be Filed within thirty (30) days after the mailing of notice of Confirmation or be forever barred and unenforceable against the Debtor, the Reorganized Debtor and its properties and barred from receiving any distribution under the Plan. Any such Claims that become Allowed Claims shall be classified in Class 7 of the Plan.

                                   ARTICLE V

               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A. REVESTING OF ASSETS AND OPERATIONS OF PROPERTY.

    Except as otherwise set forth herein or in the Confirmation Order, as of the Effective Date, all property of the Estate shall revest in the Reorganized Debtor free and clear of all claims, liens, encumbrances and other interests of the Holders of Claims or Interests. Without limiting the generality of the foregoing, all rights, privileges, entitlements, the authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of the property of the Estate or the business of providing satellite radio service to subscribers now conducted by the Debtor (including the FCC Licenses), shall be vested in the Reorganized Debtor on the Effective Date, and shall thereafter be exercisable and usable by the Reorganized Debtor to the same and fullest extent they would have been exercisable and usable by the Debtor before the Petition Date or the Estate or Debtor in Possession during the Reorganization Case in the absence of the Plan. From and after the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise claims or interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

B. RETENTION OF CAUSES OF ACTION.

    Except to the extent such rights, claims, causes of action, defenses, and counterclaims are expressly and specifically released in connection with the Plan, or in any settlement agreement approved during the Reorganization Case:
(1) any and all rights, claims, causes of action, defenses, and counterclaims of or accruing to the Debtor or its Estate shall remain assets of and vest in the Reorganized Debtor, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, causes of action, defenses, and counterclaims have been listed or referred to in the Plan, the Schedules, or any other document Filed with the Bankruptcy Court, and
(2) neither the Debtor nor the Reorganized Debtor waives, relinquishes, or abandons (nor shall they be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim that constitutes property of the Estate: (a) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in the Plan or the Schedules, or any other document Filed with the Bankruptcy Court, (b) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to the Debtor, and (c) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense, or counterclaim Filed a proof of claim in the Reorganization Case, Filed a notice of appearance or any other pleading or notice in the Reorganization Case, voted for or against the Plan, or received or retained any consideration under the Plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the Plan, the Schedules, or any other document Filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Reorganized Debtor's right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, or counterclaims that the Debtor or the Reorganized Debtor has, or may have, as of the Confirmation Date. The Reorganized Debtor may commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims in its sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtor.

C. CORPORATE MATTERS REGARDING THE REORGANIZED DEBTOR.

    The Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate entity in accordance with applicable nonbankruptcy law. On the Effective Date or as soon as practicable thereafter, the Reorganized Debtor shall (to the extent necessary) file with the Secretary of State of the State of Delaware in accordance with sections 103 and 303 of the Delaware General Corporation Law, the Restated Corporate Documents. The form of the Restated Corporate Documents shall be Filed as an Annex to the Plan on or before the Annex Filing Date. The Restated Corporate Documents are authorized and directed without the need for any further corporate action, under applicable law, regulation, order, rule or otherwise. On and after the Effective Date, the Restated Corporate Documents shall govern the Reorganized Debtor's operation, unless amended or modified.

D. MANAGEMENT OF THE REORGANIZED DEBTOR.
    1. BOARD OF DIRECTORS.

    On the Effective Date, the management, control and operation of the Reorganized Debtor shall become the general responsibility of the Board of Directors of the Reorganized Debtor in accordance with Delaware law. The initial Board of Directors of the Reorganized Debtor shall consist of 7 members. On or before the Annex Filing Date, the Debtor shall File with the Bankruptcy Court a schedule setting forth the names of the persons to be appointed to the Board of Directors of the Reorganized Debtor pursuant to this section. The initial Board of Directors of the Reorganized Debtor shall serve until the first annual meeting of the Holders of the New Common Stock. Thereafter, the Board of Directors of the Reorganized Debtor will be elected in accordance with the Restated Corporate Documents and applicable non-bankruptcy law.

    2. MANAGEMENT.

    On or before the Annex Filing Date, the Debtor will File an Annex disclosing such additional information as is necessary to satisfy section 1129(a)(5) of the Bankruptcy Code including (1) the identity and affiliation of any other individual who is proposed to serve as an officer or director of the Reorganized Debtor; (2) the identity of any other insider who will be employed or retained by the Reorganized Debtor; and (3) the compensation for each such individual. As of the Effective Date, the Reorganized Debtor will adopt a new stock option plan through which options for up to 15% of the New Common Stock outstanding on a fully diluted basis may be granted to employees of, and consultants to, the Debtor by the Board of Directors.

E. AUTHORIZATION AND ISSUANCE OF NEW STOCK AND NEW WARRANTS.

    On the Effective Date, the Reorganized Debtor will issue an aggregate of 962,385,874 shares of New Common Stock and New Warrants. All shares of New Common Stock issued pursuant to the Plan will be, upon issuance, fully paid and non-assessable, and the Holders thereof will have no preemptive or other rights to subscribe for additional shares. The Confirmation Order shall provide that the issuance of New Common Stock shall be exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with section 1145 of the Bankruptcy Code. As of the Effective Date, the Old Common Stock shall remain outstanding and shall continue to be fully paid and non-assessable.

    On the Effective Date, the Reorganized Debtor will issue an aggregate of 87,577,114 New Warrants.

    The issuance and distribution of the New Common Stock and the New Warrants by the Reorganized Debtor in accordance with the Plan is hereby authorized and directed without the need for any further corporate action or authorization under applicable law, regulation, rule, order or otherwise.

F. NEW EQUITY INVESTMENT.

    As a condition to the Effective Date, Apollo, Blackstone and Oppenheimer will purchase an aggregate of 211,730,379 shares of New Common Stock for $200 million in Cash. The obligation of Apollo, Blackstone and Oppenheimer to consummate the New Equity Investment is detailed in the Lockup Agreement and is subject to certain terms and conditions, including the option of each party to terminate its obligation to consummate the New Equity Investment upon the commencement of Reorganization Case. Assuming that terms and conditions of the Lockup Agreement are satisfied and the New Equity Investment is funded, the Debtor is authorized and directed without the need for any further corporate action or authorization, to execute and deliver all documents necessary to document and effectuate the New Equity Investment.

G. CANCELLATION OF EXISTING SECURITIES AND INDEBTEDNESS.

    Except for the purposes of evidencing a right to distribution under the Plan and except as expressly provided in the Plan or the Confirmation Order, on the Effective Date, all Notes, Indentures, Instruments and other documents evidencing the Claims or Interests classified in Classes 2, 3, 5 and 8 hereof, inclusive, shall be deemed cancelled and of no further force and effect and any collateral security with respect to such Claims shall be deemed released. Without limiting the generality of the foregoing, on the Effective Date, each of the following shall be deemed cancelled and of no further force and effect:

     1.  Senior Secured Discount Notes;

     2.  Senior Secured Discount Notes Indenture;

     3.  Senior Secured Notes;

     4.  Senior Secured Notes Indenture;

     5.  Lehman Credit Facility;

     6.  SS/L Credit Agreement;

     7.  Convertible Subordinated Notes;

     8.  Convertible Subordinated Notes Indenture;

     9.  Prepetition Collateral Agreements;

    10.  Series A Preferred Stock;

    11.  Series B Preferred Stock; and

    12.  Series D Preferred Stock.

provided, however, that each Indenture, Instrument or other agreement that governs the rights of a Holder of a Claim and that is administered by an Indenture Trustee shall continue in effect for the purposes of allowing the Indenture Trustee to make any distributions on account of such Claims pursuant to the Plan and to perform any other necessary administrative functions with respect thereto. Notwithstanding any provision to the contrary contained in the Plan, distributions on account of the Notes shall not be reduced by the amount of the reasonable fees and out-of-pocket expenses incurred by the Indenture Trustees or any undisputed claim for payment by the Indenture Trustees (which includes the reasonable fees and out-of-pocket expenses of any professionals retained by the Indenture Trustees). In addition, upon the occurrence of the Effective Date, the asserted charging liens of the Indenture Trustees shall be released and their sole claims shall be for their reasonable fees and out-of-pocket expenses.

H. HSR FILINGS.

    To the extent required, on or before the Confirmation Date, the Debtor shall file a notification and report form (the 'HSR Filing') under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the 'HSR Act'). Pursuant to Bankruptcy Code section 363(b)(2)(B), the required waiting period shall end on the 15th day after receipt of the HSR Filing by the specified parties.

I. DISCHARGE OF DEBTOR AND INJUNCTION.

    The rights afforded in the Plan and the treatment of all Claims and Interests therein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature, whatsoever, including any interest accrued on such Claims from and after the Petition Date against the Debtor, the Debtor in Possession, or any of its assets or properties. Except as otherwise provided in the Plan or the Confirmation Order, on or after the Effective Date: (i) the Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code whether or not: (a) a proof of claim or proof of interest based on such debt or interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim or Interest based on such debt or interest is allowed pursuant to section 502 of the Bankruptcy Code, or (c) the Holder of a Claim or Interest based on such debt or interest has accepted the Plan; and (ii) all persons shall be precluded from asserting against the Reorganized Debtor, its successors or their assets or properties any other or future Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

    Except as otherwise provided in the Plan or the Confirmation Order, and in addition to the injunction provided under sections 524(a) and 1141 of the Bankruptcy Code, on and after the Effective Date, all persons who have held, currently hold or may hold a debt, Claim or Interest discharged under the Plan are permanently enjoined from taking any of the following actions on account of any such discharge, debt, Claim or Interest: (1) commencing or continuing in any manner any action or other proceeding against the Debtor, the Reorganized Debtor, its successors or their respective properties; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, the Reorganized Debtor, its successors, or their respective properties; (3) creating, perfecting or enforcing any lien or encumbrance against the Debtor, the Reorganized Debtor, its successors or their respective properties; (4) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due the Debtor, the Reorganized Debtor, its successors or their respective properties; and (5) commencing or continuing any action in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys' fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

J. LIMITATION OF LIABILITY.

    Except as otherwise provided in the Plan or the Confirmation Order, neither the Debtor, the Committee, the Informal Creditors' Committee, any Lockup Signatory nor any of their respective officers, directors, members or employees (acting in such capacity), nor any attorney, accountant, financial advisor or other professional person employed by any of them shall have or incur any liability to any entity or person for any action taken or omitted to be taken in connection with or related to the Reorganization Case, the formulation, preparation, dissemination, solicitation, Confirmation or consummation of the Plan, the Lockup Agreement, or any other action taken or omitted to be taken in connection with the Plan or the Prepetition Restructuring Efforts; provided that the foregoing provisions of this section J shall have no effect on the liability of any entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

K. SURVIVAL OF INDEMNIFICATION AND CORPORATION CONTRIBUTION.

    Notwithstanding anything to the contrary contained in the Plan, the obligations of the Debtor to indemnify and/or provide contribution to its directors, officers, agents, employees and representatives who are serving in such capacity on the Petition Date, pursuant to the Corporate Documents, applicable statutes or contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, agents, employees and representatives, based on any act or omission related to the service with, for or on behalf of the Debtor shall not be discharged or impaired by Confirmation or consummation of the Plan, but shall survive unaffected by the reorganization contemplated by the Plan.

L. EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS.

    The Debtor or the Reorganized Debtor (as the case may be) shall be authorized to execute, deliver, file, or record such contracts, Instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or any assistant secretary of the Debtor or the Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

M. EXEMPTION FROM CERTAIN TRANSFER TAXES.

    Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtor to the Reorganized Debtor or any other person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing Instruments or other documents without the payment of any such tax or governmental assessment.

N. OBJECTIONS TO CLAIMS.

    Except as otherwise provided for Professional Fee Claims and Administrative Claims under Article III.A.1.b. hereof, and as otherwise ordered by the Bankruptcy Court, objections to claims shall be Filed by the Reorganized Debtor and served upon the Holder of such claim as applicable, not later than the later of (1) ninety (90) days after the Effective Date, and (2) sixty (60) days after a proof of claim is Filed. Nothing in this section shall be construed to extend the applicable bar date or dates for the Filing of proofs of claims or requests for payment in these cases, or to make timely any proof of claim or request for payment Filed after the applicable bar date.

O. PAYMENT OF STATUTORY FEES.

    On or before the Effective Date, all fees payable pursuant to 28 U.S.C. 'SS' 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid to the U.S. Trustee, in Cash.

P. LOCKUP AGREEMENT FEES.

    Pursuant to the Lockup Agreement, on the Effective Date, the Reorganized Debtor shall reimburse each Lockup Signatory for reasonable out-of-pocket fees and expenses incurred prior to the Effective Date, including fees and disbursements of counsel.

                                   ARTICLE VI

                                 DISTRIBUTIONS

A. DISTRIBUTION RECORD DATE.

    As of the close of business on the Distribution Record Date, the various transfer and claims registers for each of the Classes of Claims or Interests as maintained by the Debtor, its respective agents, or the Indenture Trustees shall be deemed closed, and there shall be no further changes in the record Holders of any of the Claims or Interests. The Debtor shall have no obligation to recognize any transfer of the Claims or Interests occurring after the close of business on the Distribution Record Date. The Debtor and the Indenture Trustees shall be entitled to recognize and deal for all purposes hereunder only with those record Holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

B. SATISFACTION OF CLAIMS OR INTERESTS.

    Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims or Allowed Interests shall be in complete settlement, satisfaction and discharge of such Allowed Claims or Allowed Interests.

C. WAIVER OF SUBORDINATION.

    The distributions under the Plan take into account the relative priority of the Claims and Interests in each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions to the Holders of Claims and Interests shall not be subject to levy, garnishment, attachment, or other legal or equity process by any Holder of indebtedness purportedly senior to the indebtedness of the Holder of other Claims and Interests, by reason of contractual subordination rights. On the Effective Date, all Holders of Claims shall be deemed to have waived any and all contractual subordination rights they may have with respect to such distribution, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Holders of Claims and Interests from enforcing or attempting to enforce any such rights with respect to distributions under the Plan.

D. DISBURSING AGENT.

    The Reorganized Debtor, or such other entity as the Reorganized Debtor may employ, shall act as the Disbursing Agent under the Plan and make all distributions required under the Plan. Unless otherwise required, the Disbursing Agent shall serve without bond. In the event the Reorganized Debtor serves as the Disbursing Agent, it shall do so without charging fees, but shall be entitled to be reimbursed for reasonable expenses. Any other entity serving as the Disbursing Agent shall be entitled to customary and reasonable fees and expenses for performing such services.

E. RIGHTS AND POWERS OF DISBURSING AGENT.
    1. POWERS OF THE DISBURSING AGENT.

    The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, Instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby,
(iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

    2. EXPENSES INCURRED ON OR AFTER THE EFFECTIVE DATE.

    Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor.

F. SURRENDER OF INSTRUMENTS.

    Unless otherwise provided herein, as a condition to receiving any distribution under the Plan, each Holder of a Claim or Interest represented by an Instrument, including Notes and stock certificates, may be required to surrender such Instrument held by it to the Disbursing Agent or its designee accompanied by a letter of transmittal. Any Holder that fails to (i) surrender such Instrument or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan in respect of such Claim or Interest. Any distribution so forfeited shall become the sole and exclusive property of the Reorganized Debtor.

G. DELIVERY OF DISTRIBUTIONS.

    Unless otherwise provided herein, all distributions to any Holder of an Allowed Claim or Allowed Interest, shall be made at the address of such Holder as set forth on the Schedules Filed with the Bankruptcy Court or on the books and records of the Debtor or its agents, unless the Debtor has been notified, in advance, in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such Holder that contains an address for such Holder different from the address reflected on such Schedules for such Holder. In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has been notified of the then current address of such Holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of two years from the later of (i) the Effective Date and
(ii) the date such Holder's Claim or Interest becomes an Allowed Claim or Allowed Interest. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtor, and the Claim or Interest of any other Holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtor and the Disbursing Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim or Allowed Interest other than by reviewing their books and records (including any proofs of claim Filed against the Debtor).

H. DISTRIBUTION OF NEW COMMON STOCK.

    All distributions of New Common Stock made under the Plan in respect to the Notes will be made to the respective Indenture Trustee, which, in turn, will distribute such property pursuant to the respective Indenture. As a condition of receiving any distribution as provided herein, each Holder of the Notes must surrender any Instruments or certificates representing or evidencing such Notes held by each such Holder to the respective Indenture Trustee accompanied by a letter of transmittal in a form to be designated by the Debtor. The Indenture Trustee will cancel and destroy each such Instrument or certificate, and then promptly certify to the Reorganized Debtor the destruction of each such Instrument or certificate in accordance with the terms of the respective Indentures. Any Holder that fails to (a) surrender such Instrument or certificate, or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the respective Indenture Trustee before the first anniversary of the Effective Date will be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan in respect of such Claims. Any distribution so forfeited will become the sole and exclusive property of the Reorganized Debtor.

    Following distribution by the Indenture Trustees of the New Common Stock received in accordance with the Plan pursuant to the Indentures, and following the cancellation and certification of the destruction of the Instruments or certificates as provided above, the Indenture Trustees and their agents will be relieved of, and released from, all obligations associated with the Notes arising under the Indentures or under other applicable agreements or law and the Indentures will be deemed to be discharged.

    On the Effective Date, or as soon thereafter as is practicable, the Debtor will pay, in Cash, the amounts incurred, pursuant to the Indentures, to the Indenture Trustees, together with their agents and attorneys, including reasonable fees and expenses and costs and expenses of collection, including, but not limited to, reasonable attorneys' fees.

I. MANNER OF PAYMENT UNDER PLAN OF REORGANIZATION.

    Except as specifically provided herein, at the option of the Debtor, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

J. FRACTIONAL SHARES.

    No fractional shares of New Common Stock will be issued. For purposes of Plan distributions, fractional shares of New Common Stock shall be rounded down to the next whole number or zero, as applicable. Neither the Debtor, the Reorganized Debtor nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock.

K. COMPROMISE OF CONTROVERSIES.

    Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including, without limitation, all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtor. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan of Reorganization, and the Bankruptcy Court's findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, the Estate, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.

L. EXEMPTION FROM SECURITIES LAWS.

    The issuance of the New Common Stock and New Warrants pursuant to the Plan shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

M. GENERAL UNSECURED CLAIMS.

    Notwithstanding the contents of the Schedules, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtor prior to the Distribution Record Date, including pursuant to orders of the Bankruptcy Court. To the extent such payments are not reflected in the Schedules, such Schedules are hereby amended and reduced to reflect that such payments were made. Nothing in the Plan shall preclude the Reorganized Debtor from paying Claims that the Debtor was authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.

N. DISPUTED CLAIMS AND DISPUTED INTERESTS.
    1. NO DISTRIBUTIONS.

    No payment or distribution will be made with respect to all or a portion of any Disputed Claim or Disputed Interest until such Claim or Interest is an Allowed Claim or Allowed Interest.

    2. DISPUTED RESERVE.

    Notwithstanding any other provision of this Plan, the Disbursing Agent shall withhold from the property to be distributed under this Plan on account of any Disputed Claim or Disputed Interest and shall place in the Disputed Reserve the amount of Cash, New Common Stock or New Warrants that would be distributed on account of the 'face amount' of such Disputed Claims or Disputed Interests as of the Distribution Date. For purposes of this provision, the 'face amount' of a Claim or Interest is the liquidated amount set forth on the proof of the claim or interest , or if no proof of the claim or interest has been Filed, the amount of the Claim or Interest Scheduled as not being disputed, contingent, or unliquidated. In the case of any Disputed Claim or Disputed Interest that is filed in an unliquidated or undetermined amount, the Bankruptcy Court shall, upon motion by the Reorganized Debtor, or such other party or parties as might have standing therefor, determine an amount sufficient to withhold and reserve with respect to such Claim or Interest and may estimate the likely maximum amount of the claim in order to make such determination. Any Holder whose Claim or Interest is so estimated shall not have recourse to the Reorganized Debtor, any assets theretofore distributed on account of any Allowed Claim or Allowed Interest, any other Disputed Reserve, or any other entity or property if the finally allowed Claim or Interest of such Holder exceeds that maximum. Instead, such Holder shall have recourse only to undistributed assets in the Disputed Reserve that were allocated in such Disputed Reserve for the Claim of that Holder.

    To the extent practicable, the Disbursing Agent shall invest any cash in the Disputed Reserve in any manner permitted by section 345 of the Bankruptcy Code or any order of the Bankruptcy Court that has established investment guidelines for funds of the Estate, or any further order of the Bankruptcy Court.

    3. DISTRIBUTION ON DISPUTED CLAIMS OR DISPUTED INTERESTS.

    The property in the Disputed Reserve shall be distributed on account of the Disputed Claims or Disputed Interests as those claims become Allowed Claims or Allowed Interests by a Final Order. Beginning on the date that is sixty (60) days after the Effective Date, and every sixty (60) days thereafter until all Disputed Claims and Disputed Interests are resolved, the Disbursing Agent shall make a distribution to each Holder of a Disputed Claim or Disputed Interest whose claim became an Allowed Claim or Allowed Interest in the preceding sixty
(60) days; provided that the Holder of a Disputed Claim or Disputed Interest whose Claim or Interest has been individually estimated and reserved as provided for in section N.2, above, shall have its distribution limited to the amount reserved in its specific Disputed Reserve for that Disputed Claim or Disputed Interest. As part of the distribution described in the preceding sentence, the Disbursing Agent shall deliver to the Reorganized Debtor all property that was held in the Disputed Reserve on account of the Disputed Claims or Disputed Interests that were resolved in the preceding sixty days to the extent that the amounts reserved on account of such Claims or Interests exceed the eventually allowed amounts of such Claims or Interests.

    Any property in the Disputed Reserve remaining after the resolution of all disputes over the allowance of Claims or Interests in such Class, including the remaining net return yielded from the investment of any cash in the Disputed Reserve, shall be returned to the Reorganized Debtor.

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

A. RETENTION OF JURISDICTION.

    Following Confirmation of the Plan, the Bankruptcy Court shall retain such jurisdiction as is legally permissible after Confirmation, including, without limitation, for the following purposes:

        1. To determine the allowability, amount, classification, or priority of Claims upon objection by the Debtor;

        2. To construe and to take any action to execute and enforce the Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance, and consummation of the Plan and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Reorganization Case on or before the Effective Date;

        3. To rule on any and all Professional Fee Claims for periods before the Effective Date;

        4. To rule on any other request for payment of any Administrative Claim;

        5. To resolve any dispute regarding the implementation, execution, performance, consummation, or interpretation of the Plan;

        6. To resolve all applications, adversary proceedings, contested matters, and other litigated matters instituted on or before the Effective Date;

        7. To determine such other matters and to perform other functions as may be provided in the Confirmation Order;

        8. To modify the Plan under section 1127 of the Bankruptcy Code, to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes;

        9. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any entity; and

        10. To issue such orders in aid of execution of the Plan and the Confirmation Order, notwithstanding any otherwise applicable nonbankruptcy law, with respect to any entity, to the full extent authorized by the Bankruptcy Code.

B. SUCCESSORS AND ASSIGNS.

    The rights, benefits and obligations of any entity named or referred to in the Plan are binding on, and will inure to the benefit of, any permitted heirs, executors, administrators, successors or assigns of such entity.

C. AMENDMENT, MODIFICATION AND SEVERABILITY.

    1. The Plan may be amended or modified before the Effective Date by the Debtor to the extent provided by section 1127 of the Bankruptcy Code, and in accordance with the Lockup Agreement.

    2. The Debtor reserves the right to modify or amend the Plan upon a determination by the Bankruptcy Court that the Plan, as it is currently drafted, is not confirmable pursuant to section 1129 of the Bankruptcy Code. To the extent such a modification or amendment is permissible under section 1127 of the Bankruptcy Code without the need to resolicit acceptances, the Debtor reserves the right to sever any provisions of the Plan that the Bankruptcy Court finds objectionable.

D. REVOCATION OF THE PLAN.

    The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan, or if Confirmation does not occur, then the Plan shall be null and void, and nothing contained in the Plan shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor; or (2) prejudice in any manner the rights of the Debtor in any further proceedings.

E. DISSOLUTION OF COMMITTEE.

    On the Effective Date, the Committee shall dissolve and the members of the Committee shall be released and discharged from all authority, duties, responsibilities and obligations related to and arising from and in connection with the Reorganization Case, except with respect to any appeal of any Order.

F. NO ADMISSIONS.

    Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtor with respect to any matter set forth herein including, without limitation, liability on any claim.

                                  ARTICLE VIII

                        CONDITIONS TO THE EFFECTIVE DATE

A. CONDITIONS.

    The Effective Date of the Plan shall not occur unless and until each of the conditions set forth below has been satisfied or duly waived.

    1. The Confirmation Order is a Final Order.

    2. The New Equity Investment shall be funded.

    3. Any waiting period applicable to the consummation of the Plan and occurrence of the Effective Date under the HSR Act shall have expired or be terminated.

B. WAIVER OF CONDITIONS.

    Only the Debtor may waive condition VIII.A.1. in its sole and absolute discretion, by filing a written waiver. No other condition is waivable by any party in interest.

C. FAILURE TO SATISFY CONDITIONS.

    The Effective Date must occur on or before the later of: (1)             ,
2003; or (2) such other date as is agreed to by the Debtor and the Committee, and if it does not occur, the Confirmation Order shall automatically be vacated. If the Confirmation Order is automatically vacated, the Plan and the Confirmation Order shall be deemed null and void, of no force or effect and shall not be used by any party for any purpose and nothing in the Plan or the Confirmation Order shall prejudice or constitute a waiver or release of any right, claim or remedy by or against the Debtor or any other party.

                                   ARTICLE IX

                              CONFIRMATION REQUEST

    The Debtor requests Confirmation of the Plan under Bankruptcy Code section 1129. If any Impaired Class does not accept the Plan pursuant to Bankruptcy Code section 1126, the Debtor requests Confirmation pursuant to Bankruptcy Code section 1129(b). In that event, the Debtor reserves the right to modify the Plan to the extent (if any) that Confirmation of the Plan under Bankruptcy Code section 1129(b) requires modification.

                                          Plan Proposed By:

                                          SIRIUS SATELLITE RADIO INC.

                                          By:
                                              ..................................
                                             Patrick L. Donnelly
                                             Executive Vice President, General
                                             Counsel and Secretary

                                          Plan Presented By:

                                          STUTMAN, TREISTER & GLATT P.C.

                                          By:
                                              ..................................
                                             Frank A. Merola
                                             Eric D. Goldberg
                                             Members of the Firm
                                             Reorganization Counsel
                                             for Sirius Satellite Radio Inc.

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

                 DELIVERY OF LETTERS OF TRANSMITTAL AND CONSENT

    Manually signed facsimile copies of the letters of transmittal and consent will be accepted. The letters of transmittal and consent and notes and any other required documents should be sent or delivered by each tendering holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to The Bank of New York, the exchange agent, at its address set forth below.

                              THE BANK OF NEW YORK

      By Registered or Certified Mail,                      By Facsimile Transmission:
       By Hand or Overnight Delivery:                             (212) 298-1915
            The Bank of New York
         Corporate Trust Operations                          To Confirm By Telephone
        101 Barclay Street -- 7 East                         or For Information Call:
          New York, New York 10286                                (212) 815-5920
      Attention: Ms. Carole Montreuil

                              -------------------

                              DELIVERY OF BALLOTS

    Manually signed facsimile copies of ballots relating to the prepackaged plan should be sent or delivered by holders of debt securities or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to MacKenzie Partners, Inc., the voting agent, at its address set forth below.

    Questions and requests for assistance or for additional copies of this offer, the letter of transmittal and consent, the notice of guaranteed delivery or ballots on the prepackaged plan may also be directed to the information agent and voting agent.

   The information agent and voting agent for this offer and solicitation is:

                            [MacKenzie Partners Logo]

                               105 Madison Avenue
                            New York, New York 10016
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885

                           Facsimile: (212) 929-0308

                       Email: proxy@mackenziepartners.com

                              -------------------

             The dealer manager for this offer and solicitation is:
                                UBS WARBURG LLC
                                299 Park Avenue
                            New York, New York 10171
                           Telephone: (212) 821-3510
                          Attention: Andrew Rothstein




                          STATEMENT OF DIFFERENCES
                          ------------------------

 The section symbol shall be expressed as............................... 'SS'